As filed with the Securities and Exchange Commission on March 27, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

____________________________

Baijiayun Group Ltd
(Exact name of Registrant as specified in its charter)

__________________________________________

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24F, A1 South Building, No. 32 Fengzhan Road
Yuhuatai District, Nanjing 210000
The People’s Republic of China
+86-25 8222-1596
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

__________________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Dan Ouyang, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing 100022
People’s Republic of China
+86-10 6529-8300

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 (212) 659-7300

__________________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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†           The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, dated March 27, 2023

            Units (each consisting of one Class A ordinary share and one Warrant to purchase one Class A ordinary share)

and

            Pre-funded Units (each consisting of one Pre-funded Warrant to purchase one Class A ordinary share and one Warrant to purchase one Class A ordinary share)

and

Placement Agent Warrants to purchase up to            Class A ordinary shares

and

            Class A ordinary shares underlying the Warrants

and

            Class A ordinary shares underlying the Pre-funded Warrants

and

            Class A ordinary shares underlying the Placement Agent Warrants

Baijiayun Group Ltd

This prospectus relates to the offer and sale by us of          Units, each consisting of (i) one Class A ordinary share, par value US$0.519008 per share (the “Class A ordinary share”) and (ii) one warrant to purchase one Class A ordinary share (the “Warrant”) to certain institutional investors pursuant to a securities purchase agreement. The Warrants will have an exercise price of US$          per Class A ordinary share, will be exercisable immediately and will expire          years from the date of issuance. The Units will not be certificated. The Class A ordinary share and the Warrant forming a Unit are immediately separable and will be issued separately, but must be purchased together as a Unit in this offering.

We are also offering            Pre-funded Units with each Pre-funded Unit consisting of (i) one pre-funded warrant to purchase one Class A ordinary share (the “Pre-funded Warrant”), and (ii) one Warrant to purchase one Class A ordinary share to certain purchasers in lieu of Units, whose purchase of Units in this offering would result in such purchase, together with its affiliates and related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding ordinary shares, par value US$0.519008 per share (the “ordinary shares,” which consist of Class A ordinary shares and Class B ordinary shares), immediately following the consummation of this offering. The purchase price of each Pre-funded Unit will equal the price per Unit being sold in this offering, minus US$0.001, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be US$0.001 per Class A ordinary share. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. The Pre-funded Units will not be certificated. The Pre-funded Warrants and the Warrants forming a Pre-funded Unit are immediately separable and will be issued separately, but must be purchased together in this offering. There can be no assurance that we will sell any of the Pre-funded Units being offered.

The Class A ordinary shares issuable upon exercise of the Warrants and the Pre-funded Warrants are also being offered by this prospectus. We refer to the Units, the Pre-funded Units, the Warrants, the Pre-funded Warrants, and the Class A ordinary shares issuable upon exercise of the Warrants and the Pre-funded Warrants being offered by this prospectus, collectively, as the Offered Securities. See “Description of the Offered Securities.”

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Placement Agent the placement agent fees set forth in the table below. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 170 of this prospectus for more information regarding these arrangements.

Our Class A ordinary shares are currently traded on the Nasdaq Capital Market under the symbol “RTC.” On March 24, 2023, the closing trading price of our Class A ordinary shares, as reported on the Nasdaq Capital Market, was US$8.03 per share. There is no established public trading market for the Warrants or the Pre-funded Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants or the Pre-funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the Pre-funded Warrants will be limited.

Our Share Capital Structure

As of the date of this prospectus, our issued and outstanding ordinary shares consist of 29,201,849 Class A ordinary shares and 54,583,957 Class B ordinary shares, par value US$0.519008 per share (the “Class B ordinary shares”). Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, beneficially owns all of such issued Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Holders of Class A ordinary shares are entitled to one vote per Class A ordinary share, and holders of Class B ordinary shares are entitled to 15 votes per Class B ordinary share. At the option of the holder of Class B ordinary shares, each Class B ordinary share is convertible into one Class A ordinary share at any time. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. For further information, see “Description of Share Capital.”

“Controlled Company” Status

We are a “controlled company” as defined under corporate governance rules of the Nasdaq Stock Market, because Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, will beneficially own            % of our then issued and outstanding ordinary shares and will be able to exercise            % of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming no exercise of the warrants to be issued in this offering and any other outstanding warrants, options or similar rights. As a result, Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, will have the ability to control or significantly influence the outcome of matters requiring approval by shareholders. For further information, see “Principal Shareholders” and “Risk Factor — Risks Related to Ownership of Our Class A Ordinary Shares — We are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

“Foreign Private Issuer” Status

We are a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our Corporate Structure

Baijiayun Group Ltd is a Cayman Islands holding company with no substantive operations. Prior to the merger between BaiJiaYun Limited (“BJY”) and Fuwei Films (Holdings) Co., Ltd. (“Fuwei”), our predecessor Fuwei and its then subsidiaries developed, manufactured, and distributed high-quality plastic film using the biaxially-oriented stretch technique, otherwise known as BOPET film (the “BOPET film business”). We sold all of the equity interests of Fuwei Films (BVI) Co., Ltd. to Aoji Holdings Co., Ltd, an independent third party, for a purchase price of US$30.0 million in cash pursuant to a securities purchase agreement dated March 9, 2023 (the “Fuwei Disposition”). The Fuwei Disposition is expected to close by the end of March 2023. As used in this prospectus, “we,” “us,” “our company,” and “our,” refer to Baijiayun Group Ltd, together as a group with its subsidiaries, and, in the context of describing the substantive operations and financial information relating to such operations of Baijiayun Group Ltd, its subsidiaries, and the VIE and its subsidiaries as a whole, refers to Baijiayun Group Ltd, its subsidiaries and the VIE and its subsidiaries. We have carried out our video-centric technology solution business through Zhejiang Baijiashilian Technology Co., Ltd. (“Zhejiang WFOE”) since January 2, 2023 (and through Beijing Baishilian Technology Co., Ltd (“Beijing WFOE”) from September 7, 2021 to January 1, 2023) and its contractual arrangements, commonly known as the VIE structure, with the VIE based in China and its shareholders. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the PRC law restricts direct foreign investment in certain operating companies, such as certain value-added telecommunications services and other internet related business. Neither Baijiayun Group Ltd nor our wholly foreign-owned enterprises, including Beijing WFOE, Zhejiang WFOE, Shenzhen Baishilian Technology Co., Ltd., Nanning Baishilian Information Technology Co., Ltd., and Nanjing Baishilian Technology Co., Ltd. (collectively, the “WFOEs”), owns any equity interests in the VIE and its subsidiaries. Our contractual arrangements with the VIE and its shareholders are not equivalent of an investment in the equity interest of the VIE, and investors may never hold equity interests in the VIE and its subsidiaries. Instead, we are regarded as the primary beneficiary of the VIE and we consolidate the financial results of the affiliated entities under U.S. GAAP in light of the VIE structure. Investors in the Offered Securities are purchasing the equity securities of Baijiayun Group Ltd, the Cayman Islands holding company, rather than the equity securities of the VIE and its subsidiaries. The VIE structure involves unique risks to investors in the Offered Securities. It may not provide effective operational control over the VIE and its subsidiaries and also faces risks and uncertainties associated with, among others, the interpretation and the application of the current and future PRC laws, regulations and rules to such contractual arrangements. As of the date of this prospectus, the agreements under the contractual arrangements among Zhejiang WFOE, the VIE and its shareholders have not been tested in a court of law. If the PRC regulatory authorities find these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations and rules or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our beneficiary interests in the VIE or forfeit our rights under the contractual arrangements. The PRC regulatory authorities could disallow the VIE structure at any time in the future, which would cause a material adverse change in our operations and cause the value of our securities you invested in this offering to significantly decline or become worthless. For further information, see “Risk Factors — Risks Related to Our Corporate Structure.”

PRC Regulatory Risks and Requirements

We face various legal and operational risks and uncertainties related to doing business in China as we, through our WFOEs and the VIE and its subsidiaries, conduct our operations in China. We are subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For instance, we face risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchange. These risks could result in a material adverse change in our operations and the value of our Class A ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Doing Business in China.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and the related guidelines, which will become effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and will regulate both direct and indirect overseas offering and listing of securities by PRC domestic companies by adopting a filing-based regulatory regime. The CSRC provided further notice related to the Overseas Listing Trial Measures that companies that have already been listed on overseas stock exchanges prior to March 31, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures, i.e., to file with the CSRC within three business days after the closing of such subsequent offerings. As we have been listed on Nasdaq prior to March 31, 2023, we are not required to make immediate filing with the CSRC in connection with our listing. However, we believe we will be required to file with the CSRC within three business days after the closing of this offering. As the Overseas Listing Trial Measures was newly published, and there is uncertainty with respect to the filing requirements and implementation, we cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded.

HFCAA-related Risks

We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act (the “HFCAA”). Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors outside of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2023 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, the Class A ordinary shares will be delisted from Nasdaq, and the Class A ordinary shares will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. For details, see “Risk Factors — Risks Related to Doing Business in China — The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Intragroup Cash and Asset Flows

Cash may be transferred among Baijiayun Group Ltd, our WFOEs and the VIE, in the following manners: (1) funds may be transferred to our WFOEs from Baijiayun Group Ltd as needed through our subsidiary in Hong Kong in the form of capital contribution or shareholder loan; (2) funds may be paid by the VIE to our WFOEs, as service fees according to the contractual arrangements; (3) dividends or other distributions may be paid by our WFOEs to Baijiayun Group Ltd through our subsidiary in Hong Kong; and (4) our WFOEs and the VIE may lend to and borrow from each other from time to time for business operation purposes. In the 2020, 2021 and 2022 fiscal years, the VIE did not pay any service fees to Beijing WFOE under the contractual arrangements. As of June 30, 2020, 2021 and 2022, (1) the aggregate amount of capital contribution by BJY to our subsidiaries in Hong Kong was nil, nil and US$22.9 million, respectively; and (2) the aggregate amount of capital contribution by BJY to the WFOEs through our subsidiaries in Hong Kong was nil, nil and US$36.9 million, respectively. For the 2020, 2021 and 2022 fiscal years, there were no loans between the VIE and the WFOEs, net cash transferred by the VIE to the WFOEs, or transfer of assets within our organization.

As of the date of this prospectus, none of Baijiayun Group Ltd, our WFOEs and the VIE has paid any dividends or made any distributions to their respective shareholder(s), including any U.S. investors. For details, see “Prospectus Summary — Implications of Being a Company with the Holding Company Structure and the VIE Structure — Cash and asset flows through our organization.” We expect to continue to distribute earnings and settle the service fees owed under the VIE agreements at the request of our WFOEs and based on our business needs, and we do not expect to declare dividends in the foreseeable future. We currently have not maintained any cash management policies that specifically dictate how funds shall be transferred among Baijiayun Group Ltd, the subsidiaries of Baijiayun Group Ltd (including our WFOE), the VIE and its subsidiaries and investors. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations. See “Prospectus Summary — Dividend Distribution and Taxation.”

To the extent our cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of Baijiayun Group Ltd, our subsidiaries or the VIE and its subsidiaries to transfer cash or assets. The PRC government imposes controls on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between Baijiayun Group Ltd, our subsidiaries, the VIE and its subsidiaries or the investors. Under PRC laws and regulations, our WFOEs and the VIE and its subsidiaries are subject to certain foreign exchange restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by our WFOEs out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our WFOEs and the net assets of the VIE in which we have no legal ownership. While between Baijiayun Group Ltd and our Hong Kong subsidiary, there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future are to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baijiayun Group Ltd, its subsidiaries and the VIE and its subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could adversely affect our ability to conduct our business,” and “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to the WFOEs and the VIE, or to make additional capital contributions to the WFOEs.”

Investing in the Offered Securities involves a high degree of risk. Before buying any Offered Securities, you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 26 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-funded Unit	Total
Offering price	US$	US$	US$
Placement agent’s fee(1)	US$	US$	US$
Proceeds, before expenses to us(2)	US$	US$	US$

____________

(1)      In addition, we have agreed to reimburse the Placement Agent for its legal fees and expenses in the amount of up to US$150,000 and for its clearing expenses in the amount of US$15,950 and to issue the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase a number of Class A ordinary shares equal to 7.0% of the Class A ordinary shares sold in this offering (including the Class A ordinary shares issuable upon the exercise of the Pre-funded Warrants), at an exercise price of US$            per Class A ordinary share, which represents 125% of the offering price per Unit. See “Plan of Distribution” for a description of the compensation to be received by the Placement Agent.

(2)      The amount of the offering proceeds to us presented in this table excludes proceeds, if any, from the exercise of the Warrants included in the Units. For more information, see “Plan of Distribution.”

The delivery the Class A ordinary shares, the Warrants and the Pre-funded Warrants against payment is expected to take place in New York, on or about            , 2023, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

Prospectus dated            , 2023

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Offered Securities offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the Offered Securities.

Neither we nor the Placement Agent has taken any action to permit a public offering of the Offered Securities outside the United States or to permit the possession or distribution of this prospectus or any free writing prospectus outside the United States. We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Offered Securities and the distribution of this prospectus or any free writing prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Offered Securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Company Overview

Our Video-centric Technology Solution Business

We operate our video-centric technology solution business through BaiJiaYun Limited (“BJY”), which is a leading video-centric technology solutions provider in China with core expertise in Software-as-a-Service (“SaaS”) and Platform-as-a-Service (“PaaS”) solutions. BJY is committed to delivering reliable, high-quality video experiences across devices and localities. Leveraging industry-leading video-centric technologies, BJY offers a wealth of video-centric technology solutions, including SaaS/PaaS solutions, cloud and software related solutions, and enterprise AI and system solutions, catered to the evolving communication and collaboration needs of enterprises of all sizes and across industries.

BJY helps customers quickly deploy dedicated live streaming systems and video-on-demand (“VoD”) systems to meet the customers’ communication and collaboration needs across departments and functions and throughout the business process and accelerate the digital transformation of the customers’ business.

Based on its live streaming service infrastructure, BJY can provide customers with different functional modules, which can integrate with the customers’ internal systems to achieve data linkage, in various live streaming scenarios such as enterprise training, dual-teacher classroom, small class courses, and medical live streaming. Moreover, BJY can also achieve customization for customers according to their needs and provide them with high-quality live streaming full-process operation and on-site execution services.

Since its establishment in 2017, BJY has been expanding its service scope from audio and video SaaS services focused on the education sector, to a wide range of industries. Adhering to its mission of “becoming the customers’ first choice for one-stop video technology services provider,” BJY also extended its capability to the underlying technologies and in 2020, BJY launched its real-time audio and video communication PaaS services which provide one-stop video technology services, such as private cloud deployment and in-depth customized development for government customers and large enterprises. BJY has completed the transformation from a product provider to a technology provider, achieving the ability to deliver both standardized and customized services based on an integrated infrastructure.

BJY’s “PaaS standardization + SaaS scenario-oriented” business layout has driven its robust business growth. As of June 30, 2022, BJY had a total of approximately 1,600 customers, representing an increase of approximately 89.0% over 12 months compared with the number of customers as of June 30, 2021. Such customer growth enabled BJY to achieve a total revenue of US$31.3 million in the 2022 fiscal year.

During the 2021 fiscal year, the total number of user visits of BJY’s live streaming large-class courses, a typical use case for SaaS/PaaS solutions where BJY enables interactive online courses with thousands of participants, was over 57.7 million, the total duration of such live streaming courses exceeded 3.8 million hours, and the cumulative viewing time of such live streaming courses was over 56.8 million hours. In the subsequent fiscal year, BJY’s live streaming business continued to grow rapidly. During the 2022 fiscal year, the total number of user visits of BJY’s live streaming large-class courses reached over 70.1 million, the total duration of such live streaming courses exceeded 4.3 million hours, and the cumulative viewing time of such live streaming courses was over 70.6 million hours. Since its establishment, BJY’s cumulative VoD duration has reached over 342.4 million hours. During the 2021 fiscal year, the number of total VoD user visits was approximately 548.5 million, and the total VoD duration was approximately 76.2 million hours. During the 2022 fiscal year, the total number of VoD user visits increased to over 633.5 million, and the total VoD duration increased to over 109.6 million hours, representing a year-on-year increase of approximately 43.9% or an increase of approximately 233.8% over two years compared to the 2020 fiscal year. BJY’s services cover a wide range of industries, such as the internet, education, automotive, finance, health care and e-commerce. As of June 30, 2022, BJY established branches, research and development centers and offices in more than a dozen cities in China, with 383 employees, including complete product design, testing, and R&D teams that support the rapid update iterations of BJY’s products.

BJY’s business scale continued to grow in recent years. BJY had revenues of US$23.4 million, US$41.4 million and US$68.6 million for the 2020, 2021 and 2022 fiscal years, respectively. BJY had net income of US$3.7 million and US$3.6 million for the 2020 and 2021 fiscal years, respectively, and net loss of US$12.6 million for the 2022 fiscal year.

Our Predecessor’s BOPET Film Business

Fuwei was incorporated as a Cayman Islands exempted company with limited liability in August 2004 under the name “Neo-Luck Plastic Holdings Co., Ltd.” and changed its name to “Fuwei Films (Holdings) Co., Ltd.” in April 2005. On July 18, 2022, Fuwei Films (Holdings) Co., Ltd (“Fuwei”) and BJY entered into a merger agreement (the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Fuwei was merged with and into BJY, with BJY being the surviving entity and a wholly-owned subsidiary of Fuwei (the “Merger”). The Merger was consummated on December 23, 2022. Prior to the Merger, our predecessor, Fuwei, principally engaged in the manufacture and distribution of BOPET film (the “BOPET film business”). BOPET is a high-quality plastic film manufactured using the biaxially-oriented stretch (transverse and machine direction) technique and marketed its products under the brand name “Fuwei Films.” Fuwei’s operations are based primarily in Shandong Province, PRC, where it manufactures products for sale to customers engaged in flexible packaging businesses and the PRC’s electronics industry, particularly in the coastal region. Fuwei also exports products to end-users and distributors mainly in Europe, Asia, and North America. For details of the BOPET film business, see “Item 4. Information on the Company” in the annual report on Form 20-F for the year ended December 31, 2021 of Fuwei, which was filed with the SEC on April 28, 2022.

Recent Developments

Convertible Note Issuance

We issued a two-year convertible note with a principal amount of US$10 million and an annual interest rate of 4% to BetterJoy Limited Partnership on February 20, 2023, which may be convertible into our Class A ordinary shares. The convertible note has a fixed conversion price of US$10.00 per Class A ordinary share and a floor price of US$7.00 per Class A ordinary share at events of default. In addition, on February 1, 2024 and February 1, 2025, respectively, we shall redeem an applicable redemption amount in accordance with the redemption schedule provided in the convertible note in cash, Class A ordinary shares through conversion of the note, or a combination of both, at our option. See “Description of Share Capital — History of Securities Issuance — Convertible Note.”

Beijing Deran Acquisition

We currently hold 51% equity interest in Beijing Deran Technology Co., Ltd. (“Beijing Deran”). We plan to acquire the remaining 49% equity interest in Beijing Deran and become its sole shareholder. In connection with the proposed acquisition, we entered into a share purchase agreement with certain shareholders of Beijing Deran on March 4, 2023 (the “Beijing Deran Acquisition”), pursuant to which we will issue a certain number of Class A ordinary shares with a monetary value equal to RMB6.3 million to such shareholders as part of the consideration, in addition to a cash consideration of RMB3.5 million. As of the date of this prospectus, the closing of the proposed acquisition has not taken place.

Fuwei Disposition

We sold all of the equity interests of Fuwei Films (BVI) Co., Ltd. to Aoji Holdings Co., Ltd, an independent third party, at a purchase price of US$30.0 million in cash, to be paid within six months of closing, pursuant to a securities purchase agreement dated March 9, 2023 by and between Baijiayun Group Ltd and Aoji Holdings Co., Ltd (the “Fuwei Disposition”). Fuwei Films (BVI) Co., Ltd., through its subsidiary, Fuwei Films (Shandong) Co., Ltd., operates the BOPET film business of our predecessor. The Fuwei Disposition is expected to close by the end of March 2023.

Corporate History and Structure

Beijing Baijia Shilian Technology Co., Ltd., our variable interest entity (the “VIE”) and a PRC limited liability company, was incorporated in May 2017. Its name was changed into BaiJiaYun Group Co., Ltd. in September 2021. BJY was incorporated in April 2021 as an exempted company with limited liability in the Cayman Islands. BaiJia Cloud Limited (“BJY HK”), a Hong Kong corporation with limited liability, was incorporated in May 2021. BJY HK is a wholly owned subsidiary of BJY. Beijing Baishilian Technology Co., Ltd. (“Beijing WFOE”), a PRC limited liability company, was incorporated in September 2021. Zhejiang Baijiashilian Technology Co., Ltd. (“Zhejiang WFOE”), a PRC limited liability company, was incorporated in December 2022. Beijing WFOE and Zhejiang WFOE are wholly owned subsidiaries of BJY HK.

Structure and Effects of the Merger between BaiJiaYun Limited and Fuwei Films (Holdings) Co., Ltd.

On July 18, 2022, Fuwei and BJY entered into the Merger Agreement, pursuant to which a wholly-owned subsidiary of Fuwei (the “Merger Sub”) was merged with and into BJY, with BJY being the surviving entity and a wholly-owned subsidiary of Fuwei, and shareholders of BJY exchanged all of the issued and outstanding shares of BJY immediately prior to the Merger for newly issued shares of Fuwei in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

The Merger and certain additional related proposals were approved by Fuwei’s shareholders at an extraordinary general meeting held on September 24, 2022. Among such proposals, our company’s name was changed from “Fuwei Films (Holdings) Co., Ltd.” to “Baijiayun Group Ltd 百家云集团有限公司.” The Merger and the related transactions were consummated on December 23, 2022. We continue to be listed on Nasdaq and our ticker was changed from “FFHL” to “RTC.” Upon the completion of the Merger, a total of 80,519,969 ordinary shares, consisting of 25,936,012 Class A ordinary shares and 54,583,957 Class B ordinary shares, were issued to BJY’s shareholders based on the conversation ratio that each share of BJY received 0.7807324 ordinary shares of Fuwei. In addition, warrants to subscribe for 17,964,879 Class A ordinary shares were issued to certain shareholders of BJY in lieu of shares issuable upon the completion of the Merger. The warrants accord the holders with all rights and obligations attached to our Class A ordinary shares, as if such warrant holders had exercised the warrants and been duly registered as our shareholders.

The following diagram illustrates our simplified corporate structure as of the date of this prospectus assuming the Fuwei Disposition has closed.

Baijiayun Group Ltd (Cayman)
BaiJiaYun Limited (Cayman)
BaiJia Cloud Limited (Hong Kong)
Offshore
Onshore
Beijing Baishilian Technology Co., Ltd.
Shenzhen Baishilian Technology Co., Ltd.
Zhejiang Baijiashilian Technology Co., Ltd. ("Zhejiang WFOE")
Nanning Baishilian Information Technology Co., Ltd.
Nanjing Baishilian Technology Co., Ltd.
BaiJiaYun Group Co., Ltd. (the "VIE")
Baijia Cloud Technology Co., Ltd.
Beijing Baijiayun Digital Technology Co., Ltd.
Nanjing Baijia Cloud Technology Co., Ltd.
Shanghai BaiJiaYun Technology Co., Ltd.
Baijiayun Information Technology Co., Ltd
Wuhan BaiJiaShiLian Technology Co., Ltd.
Guizhou Baijia Cloud Technology Co., Ltd.
Guangxi Weifang Technology Co., Ltd.
Ownership
Contractual Arrangements

Implications of Being a Company with the Holding Company Structure and the VIE Structure

The VIE Structure and Its Associated Risks

Baijiayun Group Ltd is a Cayman Islands holding company with no substantive operations. We have carried out our video-centric technology solution business through Zhejiang WFOE since January 2, 2023 (and through Beijing WFOE from September 7, 2021 to January 1, 2023) and its contractual arrangements, commonly known as the VIE structure, with the VIE based in China and its shareholders, due to the PRC regulatory restrictions on direct foreign investment in internet-related services. Our shareholders hold the equity securities of Baijiayun Group Ltd, the Cayman Islands holding company, rather than the equity securities of the VIE, through which our operations are conducted.

The VIE structure was established through a series of agreements entered into among Zhejiang WFOE, the VIE and its shareholders, comprising an exclusive technical and consulting services agreement, the powers of attorney, the exclusive option agreements, and the equity interest pledge agreements. The contractual arrangements allow us to (1) be considered as the primary beneficiary of the VIE for accounting purposes and consolidate the financial results of the VIE, (2) receive substantially all of the economic benefits of the VIE, (3) have the pledge right over the equity interests in the VIE as the pledgee, and (4) have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. For details, see “Corporate History and Structure — Contractual Arrangements and Corporate Structure.”

The VIE structure is not equivalent of an investment in the equity interest of such entities. Neither Baijiayun Group Ltd nor our WFOEs owns any equity interests in the VIE and its subsidiaries. Our contractual arrangements with the VIE and its shareholders are not equivalent of an investment in the equity interest of the VIE, and investors may never hold equity interests in the VIE and its subsidiaries. Instead, we are regarded as the primary beneficiary of the VIE and we consolidate the financial results of the VIE and its subsidiaries under U.S. GAAP in light of the VIE structure. Investors in the Offered Securities are purchasing the equity securities of Baijiayun Group Ltd, the Cayman Islands holding company, rather than the equity securities of the VIE and its subsidiaries. See “— Implications of Being a Company with the Holding Company Structure and the VIE Structure” for details.

The VIE structure involves unique risks to holders of the Offered Securities. It may be less effective than direct ownership in providing us with operational control over the VIE or its subsidiaries, and we may incur substantial costs to enforce the terms of the arrangements. For instance, the VIE and its shareholder could breach their contractual arrangements with us by, among other things, failing to conduct the operations of the VIE in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIE in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIE and its shareholders of their obligations under the contracts to direct the VIE’s activities. The shareholders of the VIE may not act in the best interests of our company or may not perform its obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system.

We may face challenges in enforcing the contractual arrangements due to jurisdictional and legal limitations. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the VIE and its shareholders through Zhejiang WFOE. As of the date of this prospectus, the agreements under the contractual arrangements among Zhejiang WFOE, the VIE and its shareholders have not been tested in a court of law. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or, if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required licenses, permits, registrations or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. The PRC regulatory authorities could disallow the VIE structure at any time in the future. If the PRC government deems that our contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties and may incur substantial costs to enforce the terms of the arrangements, or be forced to relinquish our beneficiary interests in those operations. Our Cayman Islands holding company, our subsidiaries, the VIE and its subsidiaries, and our shareholders face uncertainty with respect to potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIE and, consequently, significantly affect the financial performance of our company and the VIE and its subsidiaries as a whole. For details, see “Risk Factors — Risks Related to Our Corporate Structure.”

Revenues contributed by the VIE accounted for substantially all of the total revenues of BJY in the 2020, 2021 and 2022 fiscal years. For a condensed consolidation schedule depicting the results of operations, financial position and cash flows for us, Beijing WFOE and the VIE during the 2020, 2021 and 2022 fiscal years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For details of the permissions and licenses required for operating our business in China and the related limitations, see “— Permissions Required from the PRC Authorities for Our Operations and this Offering.”

Cash and Asset Flows through Our Organization

In light of our holding company structure and the VIE structure, our ability to pay dividends to the shareholders, and to service any debt we may incur may highly depend upon dividends paid by Zhejiang WFOE to us and service fees paid by the VIE to Zhejiang WFOE, despite that we may obtain financing at the holding company level through other methods. For instance, if any of Zhejiang WFOE or the VIE incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us and our shareholders, as well as the ability to settle amounts owed under the contractual arrangements. As of the date of this prospectus, none of Baijiayun Group Ltd, the WFOEs and the VIE has paid any dividends or made any distributions to their respective shareholder(s), including any U.S. investors. In the 2020, 2021 and 2022 fiscal years, the VIE did not pay any service fees to Beijing WFOE under the contractual arrangements. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Information Related to the VIE.” We expect to continue to distribute earnings and settle the service fees owed under the VIE agreements at the request of Zhejiang WFOE and based on our business needs, and do not expect to declare dividend in the foreseeable future. We currently have not maintained any cash management policies that specifically dictate how funds shall be transferred among Baijiayun Group Ltd, its subsidiaries (including Zhejiang WFOE), and the VIE. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations.

Under PRC laws and regulations, the WFOEs are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, the WFOEs and the VIE are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Remittance of dividends by the WFOEs out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange (“SAFE”). These restrictions are benchmarked against the paid-in capital and the statutory reserve funds of the WFOEs and the net assets of the VIE in which we have no legal ownership. In addition, while between Baijiayun Group Ltd and BJY HK, our Hong Kong subsidiary, there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future are to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baijiayun Group Ltd, its subsidiaries, the VIE and its subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could adversely affect our ability to conduct our business,” and “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to the WFOEs and the VIE, or to make additional capital contributions to the WFOEs.”

Under PRC laws and regulations, we, the Cayman Islands holding company, may fund the WFOEs only through capital contributions or loans, and fund the VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. As of June 30, 2020, 2021 and 2022, (1) the aggregate amount of capital contribution by BJY to our subsidiaries in Hong Kong was nil, nil and US$22.9 million, respectively; and (2) the aggregate amount of capital contribution by BJY to the WFOEs through our subsidiaries in Hong Kong was nil, nil and US$36.9 million, respectively. For the 2020, 2021 and 2022 fiscal years, there were no loans between the VIE and the WFOEs, net cash transferred by the VIE to the WFOEs, or transfer of assets within our organization. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Information Related to the VIE.”

Permissions Required from the PRC Authorities for Our Operations and this Offering

Permission Required for Our Operations

We currently conduct our video-centric technology solution business in China through Zhejiang WFOE and the VIE. Our operations in China are governed by PRC laws and regulations. We and the VIE are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business. As of the date of this prospectus, as advised by our PRC counsel, Zhong Lun Law Firm (“Zhong Lun”), Zhejiang WFOE and the VIE have obtained the licenses, permits and registrations from the PRC government authorities necessary for our business operations in China, including, among others, value-added telecommunications business operation licenses with service scope for provision of domestic multi-party communication services and for provision of information services. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that we or the VIE will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we or the VIE may also inadvertently conclude that such permissions or approvals are not required. Any lack of or failure to maintain requisite approvals, licenses or permits applicable to us or the VIE may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Our Business and Industry — We may be required to obtain and maintain permits, filings and licenses to operate our business in China.”

CAC Approval

On December 28, 2021, the Cyberspace Administration of China (the “CAC”) and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review (the “Review Measures”), which became effective on February 15, 2022. See “Regulation — Regulations Related to Internet Information Services — Regulation on Information Security and Censorship.” Pursuant to the Review Measures, in addition to “critical information infrastructure operators” who procure internet products and services that affect or may affect national security shall be subject to a cybersecurity review, any “network platform operators” carrying out data processing activities that affect or may affect national security should also be subject to the cybersecurity review requirements. The Review Measures also provide that if a “network platform operator” holding personal information of more than one million users intends to go public in a foreign country, it must apply for a cybersecurity review. In addition, the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security. We currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. Based on such information, our PRC counsel advises that, we are not subject to the cybersecurity review by the CAC for this offering. In addition, as of the date of this prospectus, we have not been informed by any PRC government authorities that we will be deemed as a critical information infrastructure operator, nor have we been involved in any formal investigations on cybersecurity review made by the CAC. However, if we are not able to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, we may be subject to government enforcement actions and investigations, fines, penalties, suspension of our non-compliant operations, or removal of our applications from the relevant application stores, among other sanctions, which could materially and adversely affect our business and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to a variety of PRC and international laws and regulations, including those regarding privacy, cybersecurity and data protection, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our platform to comply with or enable our customers to comply with applicable laws and regulations could harm our business, results of operations and financial condition.”

CSRC Filing

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and the related guidelines, which will become effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and will regulate both direct and indirect overseas offering and listing of securities by PRC domestic companies by adopting a filing-based regulatory regime. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The CSRC provided further notice related to the Overseas Listing Trial Measures that companies that have already been listed on overseas stock exchanges prior to March 31, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures, i.e., to file with the CSRC within three business days after the closing of such subsequent offerings. As we have been listed on Nasdaq prior to March 31, 2023, we are not required to make immediate filing with the CSRC in connection with our listing. However, we believe we will be required to file with the CSRC within three business days after the closing of this offering. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. As the Overseas Listing Trial Measures was newly published, and there is uncertainty with respect to the filing requirements and implementation, we cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of the Class A ordinary shares. Accordingly, the value of your investment may be materially and adversely affected or become worthless. For details, see “Risk Factors — Risks Related to Doing business in China — Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with this offering and our future capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.”

The Archives Rules

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which will become effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and the transmission of all such working papers to recipients outside the PRC must comply with relevant regulatory procedures.

Any failure or perceived failure by us to comply with the above confidentiality and archives administration requirements and other PRC laws and regulations may result in us being held legally liable by competent authorities.

Dividend Distribution and Taxation

As of the date of this prospectus, none of Baijiayun Group Ltd, the WFOEs and the VIE has paid any dividends or made any distributions to their respective shareholders, including any U.S. investors, nor do we have any present plan to pay any cash dividends on our Class A ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Dividend Policy” for details.

Subject to the “passive foreign investment company” rules, the gross amount of any distribution that we make to a U.S. Holder (as defined in “Taxation — U.S. Federal Income Taxation”) with respect to the Class A ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Taxation” for details.

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors outside of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2023 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, our Class A ordinary shares will be delisted from Nasdaq, and will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. The related risks and uncertainties could cause the value of our Class A ordinary shares to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Doing Business in China — The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Implications of Being a Controlled Company

As of the date of this prospectus, Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, have 96.56% of the voting power represented by all the issued and outstanding ordinary shares. As a result, we are a “controlled company” as defined under the Nasdaq Listing Rules as set forth in Rule 5615, because Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, own more than 50% of our total voting power. Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, will beneficially own            % of our then issued and outstanding ordinary shares and will be able to exercise            % of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming we sell all Units offered by us as set forth on the front cover of this prospectus, and no sale of Pre-funded Units in this offering and no exercise of the warrants to be issued in this offering. For so long as we remain a controlled company, we may, and do rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For details, see “Risk Factor — Risks Related to Ownership of Our Class A Ordinary Shares  — We are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of Nasdaq. We currently intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance standards of Nasdaq that listed companies must: (1) have a majority of independent directors, (2) have a nominating/corporate governance committee composed entirely of independent directors, (3) have an audit committee composed of at least three members, (4) obtain shareholders’ approval for issuance of securities in certain situations, and (5) hold annual shareholders’ meetings. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance standards of Nasdaq.

Corporate Information

Our principal executive offices are located at 24F, A1 South Building, No. 32 Fengzhan Road, Yuhuatai District, Nanjing, China. Our telephone number at this address is +86-025-8222-1596. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, Cayman, KY1-1111, Cayman Islands.

Our website can be found at ir.baijiayun.com. The information contained on our website is not a part of this prospectus. Our agent for service in the United States is Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168.

The SEC maintains a website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making a decision to invest in the Offered Securities. These risks are more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

Risks Related to Our Business and Industry

•        We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If the market does not grow as expected, or if we cannot expand our services to meet the demands of this market, our revenues may decline, or fail to grow.

•        Our results of operations and growth prospects depend on acquiring and retaining customers and increasing usage of customers’ applications that integrate our products.

•        The market in which we participate is competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

•        If our platform does not achieve sufficient market acceptance, our financial results and competitive position will suffer.

•        We may not successfully manage our growth as expected. Our gross profit and net profit may not grow at same rate as our revenues, continued investment and expansion into low-margin business, significant investments in sales and marketing efforts and research and development may negatively impact our gross profit margin, net profit margin and growth rate in the future.

•        Our limited operating history makes it difficult to evaluate our current business and prospects and our results of operations may fluctuate from time to time.

•        We generated a substantial portion of our revenues from a limited number of customers, and the loss of, or a significant reduction in usage by, one or more of such major customers would result in lower revenues and could harm our business.

•        Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.

•        We have granted and may continue to grant share-based awards, which could lead to substantial share-based compensation expenses and significant dilutive effect to existing shareholders.

•        The COVID 19 pandemic brings uncertainties to our business, financial condition and prospects.

•        We may be required to obtain and maintain permits, filings and licenses to operate our business in China.

•        We may acquire or invest in or dispose of or divest from business, technologies, services, products and other assets, which may divert our management’s attention and result in the incurrence of debt or dilution to our shareholders. Such transactions may subsequently turn out to be less favorable to us than expected. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or dispositions.

Risks Related to Our Corporate Structure

•        If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our beneficiary interests in those operations.

•        We rely on contractual arrangements with the VIE and the shareholders of the VIE to operate our business, which may not be as effective as equity ownership in providing operational control and could adversely affect our business, results of operations and financial condition.

•        Our ability to enforce the equity interest pledge agreements among Zhejiang WFOE, the VIE and each shareholder of the VIE may be subject to limitations based on PRC laws and regulations.

•        The shareholders of the VIE may have potential conflicts of interest with us, which could adversely affect our business, results of operations and financial condition.

•        Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could adversely affect our business, results of operations and financial condition.

Risks Related to Doing Business in China

•        Changes in the political and economic policies of the PRC government could adversely affect our business, results of operations and financial condition, and may result in our inability to sustain our growth and expansion strategies.

•        We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulations, particularly of internet businesses. There is a risk that the PRC government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to continue our operations, and cause the value of our securities to significantly decline or become worthless.

•        Our contractual arrangements with the VIE are governed by the laws of the PRC and it may have difficulty in enforcing any rights it may have under these contractual arrangements.

•        Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with this offering and our future capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.

•        The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Risks Related to Ownership of Our Class A Ordinary Shares

•        The trading price of the Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

•        The dual-class share structure with different voting rights will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Class A ordinary shares may view as beneficial.

•        The outstanding warrants to subscribe for our Class A ordinary shares held by certain investors of BJY may not ultimately be exercised. In the event of non-exercise of such warrants, our shareholding structure may be affected and there may be a negative impact on our financial condition.

Risks Related to the Offered Securities and this Offering

•        There is no public market for the Warrants or the Pre-funded Warrants.

•        The Warrants included in the Units and the Pre-funded Units offered in this offering are speculative in nature, and holders of the Warrants will not have rights of holders of our Class A ordinary shares until the Warrants are exercised.

•        Except as otherwise set forth in the Warrants and Pre-funded Warrants, holders of the Warrants and the Pre-funded Warrants offered hereby will have no rights as shareholders with respect to our Class A ordinary shares underlying the Warrants and the Pre-funded Warrants until such holders exercise their Warrants and Pre-funded Warrants and acquire our Class A ordinary shares.

•        We may not receive any additional funds upon the exercise of the Pre-funded Warrants or the Warrants.

•        The sale of securities in this offering, and substantial future sales or perceived sales of the Class A ordinary shares in the public market could cause the price of the Class A ordinary shares to decline and depress our ability to raise funds in new offerings.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, and for purposes of this prospectus only:

•        “Beijing WFOE” means Beijing Baishilian Technology Co., Ltd., a PRC limited liability company.

•        “BOPET film business” means the manufacture and distribution of BOPET (biaxially-oriented polyethylene terephthalate) film principally engaged by our predecessor Fuwei, the disposition of which is expected to close by the end of March 2023.

•        “BJY” means BaiJiaYun Limited, a Cayman Islands exempted company with limited liability and the wholly-owned subsidiary of Baijiayun Group Ltd.

•        “CAC” means the Cyberspace Administration of China.

•        “China” or “PRC” means the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

•        “Class A ordinary share” means a Class A ordinary share in the capital of our company, with a par value of US$0.519008 per share.

•        “Class B ordinary share” means a Class B ordinary share in the capital of our company, with a par value of US$0.519008 per share.

•        “Closing” means the closing of the Merger.

•        “Closing Date” means the date of the Closing.

•        “Code” means the U.S. Internal Revenue Code of 1986, as amended.

•        “Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

•        “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

•        “CSRC” means the Chinese Securities Regulatory Commission.

•        “Effective Time” means the time when the plan of merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and BJY may agree and specify in the plan of merger pursuant to the Companies Act subject to section 234 of the Companies Act.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

•        “fiscal year” means the period from July 1 of the previous calendar year to June 30 of the concerned calendar year.

•        “Fuwei” means Fuwei Films (Holdings) Co., Ltd., the predecessor of our company prior the consummation of the Merger.

•        “U.S. GAAP” means United States generally accepted accounting principles.

•        “HFCAA” means the Holding Foreign Companies Accountable Act.

•        “IRS” means the U.S. Internal Revenue Service.

•        “JOBS Act” means the United States Jumpstart Our Business Startups Act of 2012.

•        “Merger” means the transaction pursuant to the Merger Agreement where the Merger Sub merged with and into BJY, with BJY being the surviving entity and a wholly-owned subsidiary of Fuwei. Shareholders of BJY exchanged all of the issued and outstanding shares of BJY immediately prior to the Merger for newly issued shares of Fuwei in a transaction exempt from the registration requirements under the Securities Act.

•        “MIIT” means the Ministry of Industry and Information Technology of China.

•        “MOFCOM” means the Ministry of Commerce of the People’s Republic of China.

•        “Nasdaq” means The Nasdaq Stock Market LLC.

•        “ordinary shares” means, collectively, our Class A ordinary shares and Class B ordinary shares.

•        “PCAOB” means the Public Company Accounting Oversight Board.

•        “RMB” or “Renminbi” means the legal currency of China.

•        “video-centric technology solution business” means SaaS and PaaS solutions and cloud and software related solutions and enterprise AI and system solutions offered by BJY, which is expected to be our principal business after the Merger.

•        “SAFE” means the State Administration of Foreign Exchange.

•        “SAIC” means the State Administration for Industry and Commerce.

•        “SAT” means the State Administration of Taxation.

•        “SCNPC” means the Standing Committee of the National People’s Congress.

•        “SEC” means the United States Securities and Exchange Commission.

•        “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

•        “US$” or “U.S. dollars” means the legal currency of the United States of America.

•        “variable interest entity” or “VIE” means BaiJiaYun Group Co., Ltd, an entity that Baijiayun Group Ltd consolidates through contractual arrangements.

•        “we,” “us,” “our company” and “our” mean Baijiayun Group Ltd, a Cayman Islands exempted company with limited liability (or its predecessor, Fuwei Films (Holdings) Co., Ltd., as the context requires), and its subsidiaries, the VIE and their respective subsidiaries.

•        “WFOEs” means Beijing WFOE, Zhejiang WFOE, Shenzhen Baishilian Technology Co., Ltd., Nanning Baishilian Information Technology Co., Ltd., and Nanjing Baishilian Technology Co., Ltd.

•        “Zhejiang WFOE” means Zhejiang Baijiashilian Technology Co., Ltd., a PRC limited liability company.

We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

THE OFFERING

Offering price per Unit	US$ per Unit.
Units offered by us

            Units, with each Unit consisting of one Class A ordinary share and one warrant (the “Warrant”) to purchase one Class A ordinary share at an exercise price of US$            per share, which will be immediately exercisable and will expire on the             anniversary of the original issuance date. The Units will not be certificated and the Class A ordinary shares and the Warrants included as part of the Units will be immediately separable and will be issued separately in this offering. This prospectus also relates to the offering of Class A ordinary shares issuable upon exercise of the Warrants included in the Units.

Pre-funded Units offered by us

            Pre-funded Units, in lieu of the Units, to certain purchasers whose purchase would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding ordinary shares. Each Pre-funded Unit will consist of (1) one pre-funded warrant (the “Pre-funded Warrant”) to purchase one Class A ordinary share, and (2) and one Warrant to purchase one Class A ordinary share. The purchase price of each Pre-funded Unit will equal the price per Unit being sold in this offering, minus US$0.001, and the exercise price of each Pre-funded Warrant included in the Pre-funded Unit will be US$0.001 per share. The Pre-funded Units will not be issued or certificated, and the Pre-funded Warrants and the Warrants included in the Pre-funded Units will be immediately separable and will be issued separately in this offering. This prospectus also relates to the offering of Class A ordinary shares issuable upon exercise of the Pre-funded Warrants and the Warrants included in the Pre-funded Units.

Warrants

Warrants included in the Units and Pre-funded Units to purchase up to an aggregate of            Class A ordinary shares. The Warrants will have an exercise price of US$            per Class A ordinary share, will be immediately exercisable and will expire            years from the date of issuance. To better understand the terms of the Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded Warrants

Pre-funded Warrants included in the Pre-funded Units to purchase up to an aggregate of             Class A ordinary shares. The Pre-funded Warrants included in the Pre-funded Units have an exercise price of US$0.001 per Class A ordinary share, will be immediately exercisable and may be exercised at any time exercisable until exercised in full. To better understand the terms of the Pre-funded Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Pre-funded Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares issued and outstanding immediately prior to this offering	83,785,806 ordinary shares, consisting of (1) 29,201,849 Class A ordinary shares and (2) 54,583,957 Class B ordinary shares.

Ordinary shares issued and outstanding immediately after this offering	ordinary shares, consisting of (1) Class A ordinary shares, assuming none of the warrants to be issued in this offering are exercised, and (2) 54,583,957 Class B ordinary shares.
Ordinary shares

Our authorized and issued ordinary shares are divided into the Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of our shareholders, holders of the Class A ordinary shares and Class B ordinary shares vote together as one class, and holders of the Class A ordinary shares are entitled to one vote per share while holders of the Class B ordinary shares are entitled to 15 votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while the Class A ordinary shares are not convertible into the Class B ordinary shares under any circumstances. The third amended and restated memorandum of association and second amended and restated articles of association (the “memorandum and articles of association”) requires any Class B ordinary shares to be automatically converted into Class A ordinary shares upon, among others, a direct or indirect sale, transfer, assignment or disposition of such Class A ordinary shares or a direct or indirect transfer or assignment of the voting power attached to such Class B ordinary shares through voting proxy or otherwise, to any person or entity an affiliate of the holder of such Class B ordinary shares. For further information, see “Description of Share Capital.”

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$            million from this offering, excluding proceeds, if any, from the exercise of the Warrants included in the Units, and after deducting placement agent’s fees and estimated offering expenses payable by us.

We, together with the VIE, plan to use the net proceeds of this offering as follows:

•        approximately 40%, or US$      million, to pursue selective strategic investments and acquisitions in companies providing video related services or marketing tools;

•        approximately 30%, or US$      million, to further invest in our research and development expenditure; and

•        approximately 30%, or US$      million, to fund our working capital and for general corporate purposes.

See “Use of Proceeds” for more information.

Listing

Our Class A ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RTC.” We do not intend to apply for listing of the Warrants or the Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants or the Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and the Pre-funded Warrants will be limited.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the Offered Securities.

The number of ordinary shares to be issued and outstanding immediately prior to and after this offering is based on 83,785,806 ordinary shares, including 29,201,849 Class A ordinary shares and 54,583,957 Class B ordinary shares, issued and outstanding as of the date of this prospectus, and excludes:

•        54,583,957 Class A ordinary shares issuable upon the conversion of Class B ordinary shares;

•        17,964,879 Class A ordinary shares issuable upon the exercise of outstanding warrants at an exercise price of US$0.519008 per share;

•        1,080,000 Class A ordinary shares issuable upon conversion of outstanding convertible note;

•        6,000,000 Class A ordinary shares that are available for future option grants under our 2023 Share Incentive Plan;

•                    Class A ordinary shares issuable in connection with the Beijing Deran Acquisition;

•                    Class A ordinary shares issuable upon exercise of the Warrants and the Pre-funded Warrants offered hereby; and

•                    Class A ordinary shares issuable upon exercise of the warrants (the “Placement Agent Warrants”) to be issued to H.C. Wainwright & Co., LLC (the “Placement Agent”) or its designees in connection with this offering.

Except as otherwise indicated, information in this prospectus reflects or assumes (1) no exercise of warrants issued and outstanding as of the date of this prospectus; (2) no conversion of the convertible note issued and outstanding as of the date of this prospectus; (3) no exercise of the Warrants and the Pre-Funded Warrants issuable pursuant to this offering; and (4) no exercise of the Placement Agent Warrants to be issued to the Placement Agent or its designees in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

Consolidated Financial Statements of BJY

The following summary consolidated balance sheets data of BJY as of June 30, 2021 and 2022, summary consolidated statements of operations and comprehensive income (loss) data of BJY for the fiscal years ended June 30, 2020, 2021 and 2022, and summary consolidated statements of cash flows data of BJY for the fiscal years ended June 30, 2020, 2021 and 2022 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements of BJY are prepared and presented in accordance with U.S. GAAP. The historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Consolidated Financial Data” section together with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

The following table presents the summary consolidated balance sheet data of BJY for the periods indicated.

	As of June 30,
	2021	2022
	(in U.S. dollars, except for share and per share data)
ASSETS
Current assets
Cash and cash equivalents	48,295,085	16,603,102
Restricted cash	8,865,156	8,376,345
Short-term investments	7,787,897	7,854,809
Notes receivable	—	107,662
Accounts receivable, net	9,056,775	22,522,334
Accounts receivable – related party	—	95,549
Prepayments	967,366	4,008,193
Prepayments – related party	328,755	313,678
Inventories	568,641	1,831,918
Deferred contract costs	2,611,048	10,023,720
Due from related parties	563,797	89,578
Prepaid expenses and other current assets, net	2,094,712	3,105,435
Total current assets	81,139,232	74,932,323

Property and equipment, net	366,775	585,193
Intangible assets, net	553,924	3,345,419
Operating lease right of use assets	1,257,911	1,327,575
Deferred tax assets	176,437	2,193,792
Long-term deposits	243,400	—
Long-term investments	794,752	25,012,046
Goodwill	—	1,144,824
Other non-current assets	348,481	366,441
Total non-current assets	3,741,680	33,975,290
TOTAL ASSETS	84,880,912	108,907,613

	As of June 30,
	2021	2022
	(in U.S. dollars, except for share and per share data)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Deposit payable	11,616,021	—
Short-term borrowing	—	149,296
Accounts and notes payable	8,356,031	23,280,345
Advance from customers	5,379,558	5,905,599
Advance from customers – related parties	1,706,224	268,905
Income tax payable	21,478	416,768
Deferred revenue	250,881	1,001,372
Deferred revenue – related party	180,779	63,911
Due to related parties	488,279	12,992,961
Operating lease liabilities, current	574,825	625,048
Accrued expenses and other liabilities	4,852,226	4,599,018
Total current liabilities	33,426,302	49,303,223

Deferred tax liabilities	—	209,612
Operating lease liabilities, noncurrent	628,046	551,221
Total Liabilities	34,054,348	50,064,056

Commitments and contingencies

Mezzanine equity
Series Seed convertible redeemable preferred shares	1,118,712	1,078,376
Series A convertible redeemable preferred shares	3,077,673	3,135,822
Series A-1 convertible redeemable preferred shares	6,500,169	6,591,553
Series A-2 convertible redeemable preferred shares	4,513,809	4,629,590
Series A-3 convertible redeemable preferred shares	4,714,561	4,843,169
Series B convertible redeemable preferred shares	23,075,583	23,676,836
Series B+ convertible redeemable preferred shares	12,315,561	12,707,581
Series C convertible redeemable preferred shares	—	12,205,835
Total Mezzanine Equity	55,316,068	68,868,762

Shareholders’ deficit
Ordinary shares (par value US$0.0001 per share, 458,694,920 shares authorized, 44,069,300 shares issued and outstanding as of June 30, 2021 and 2022)	4,407	4,407
Additional paid-in capital	—	5,656,757
Statutory reserve	17,758	919,407
Accumulated deficit	(4,694,698)	(18,411,335)
Accumulated other comprehensive loss	(66,799)	(275,752)
Total shareholders’ deficit attributable to BaiJiaYun Limited	(4,739,332)	(12,106,516)

Non-controlling interests	249,828	2,081,311
Total shareholders’ deficit	(4,489,504)	(10,025,205)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	84,880,912	108,907,613

The following table presents the summary consolidated statements of operations and comprehensive income (loss) data of BJY for the periods indicated.

	Fiscal Years ended June 30,
	2020	2021	2022
	US$	US$	US$
	(in U.S. dollars, except for share and per share data)
Revenues	23,369,292	41,449,420	68,600,378
Cost of revenues	(10,054,871)	(22,921,696)	(50,168,530)
Gross profit	13,314,421	18,527,724	18,431,848
Operating expenses
Selling and marketing expenses	(3,305,713)	(6,538,770)	(7,378,885)
General and administrative expenses	(3,723,095)	(3,745,914)	(14,781,053)
Research and development expenses	(3,660,973)	(5,806,402)	(13,048,191)
Total operating expenses	(10,689,781)	(16,091,086)	(35,208,129)
Income/(loss) from operations	2,624,640	2,436,638	(16,776,281)
Interest income, net	7,267	315,764	51,291
Investment income	529,735	777,758	768,454
(Loss)/gain from equity method investments	—	(4,320)	580,816
Other income, net	625,539	465,649	1,118,105
Income/(loss) before income taxes	3,787,181	3,991,489	(14,257,615)
Income tax (expenses)/benefit	(91,991)	(342,156)	1,637,485
Net income/(loss)	3,695,190	3,649,333	(12,620,130)
Less: Net (loss)/income attributable to non-controlling interests	(178,313)	192,125	194,858
Net income/(loss) attributable to BaiJiaYun Limited	3,873,503	3,457,208	(12,814,988)
Accretion of convertible redeemable preferred shares	(1,796,987)	(3,029,529)	(3,865,430)
Deemed dividends to convertible redeemable preferred shareholders	—	(2,084,786)	—
Net income attributable to BaiJiaYun Limited’s preferred shareholders	(838,145)	—	—
Net income/(loss) attributable to BaiJiaYun Limited’s ordinary shareholders	1,238,371	(1,657,107)	(16,680,418)

Net income/(loss)	3,695,190	3,649,333	(12,620,130)
Other comprehensive income/(loss)
Foreign currency translation adjustments	146,001	(334,189)	(294,062)
Comprehensive income/(loss)	3,841,191	3,315,144	(12,914,192)
Less: Comprehensive (loss)/income attributable to non-controlling interests	(178,313)	192,125	194,858
Comprehensive income/(loss) available to BaiJiaYun Limited	4,019,504	3,123,019	(13,109,050)
Accretion of convertible redeemable preferred shares	(1,796,987)	(3,029,529)	(3,865,430)
Deemed dividends to convertible redeemable preferred shareholders	—	(2,084,786)	—
Net income attributable to BaiJiaYun Limited’s preferred shareholders	(838,145)	—	—
Comprehensive income/(loss) attributable to BaiJiaYun Limited’s ordinary shareholders	1,384,372	(1,991,296)	(16,974,480)

Weighted average number of ordinary shares outstanding used in computing earnings/(loss) per share
Basic and Diluted	38,417,461	41,204,669	44,069,300
Earnings/(loss) per share
Basic and Diluted	0.03	(0.04)	(0.38)

The following table presents the summary consolidated statements of cash flows data of BJY for the periods indicated.

	Fiscal Years Ended June 30,
	2020	2021	2022
	(in U.S. dollars)
Net cash provided by/(used in) operating activities	4,326,097	4,830,040	(17,822,222)
Net cash (used in)/provided by investing activities	(7,752,684)	9,826,755	(27,517,136)
Net cash provided by financing activities	470,325	39,335,668	13,119,787
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(105,673)	2,152,149	38,777
Net (decrease)/increase in cash, cash equivalents and restricted cash	(3,061,935)	56,144,612	(32,180,794)
Cash, cash equivalents and restricted cash at beginning of the year	4,077,564	1,015,629	57,160,241
Cash, cash equivalents and restricted cash at end of the year	1,015,629	57,160,241	24,979,447

Financial Information Related to the VIE

The following tables present the financial information relating to the VIE and its subsidiaries, after the elimination of intercompany balances and transactions, as of and for the fiscal years ended June 30, 2020, 2021 and 2022.

Selected Consolidated Balance Sheets Data

	As of June 30,
	2021	2022
	(in U.S. dollars)
ASSETS
Current Assets
Cash and cash equivalents	48,295,085	9,765,574
Restricted cash	8,865,156	8,376,345
Short-term investments	7,787,897	7,775,682
Notes receivable	—	107,662
Accounts receivable, net	9,056,775	22,522,334
Accounts receivable – related parties	—	95,549
Prepayments	967,366	1,604,496
Prepayments – related party	328,755	313,678
Inventories	568,641	1,831,796
Deferred contract costs	2,611,048	9,555,837
Due from related parties	563,797	89,578
Prepaid expenses and other current assets	2,094,712	2,467,269
Total Current Assets	81,139,232	64,505,800

Property and equipment, net	366,775	529,988
Intangible assets, net	553,924	3,345,419
Operating lease right of use assets	1,257,911	753,686
Deferred tax assets	176,437	2,193,792
Long-term deposits	243,400	—
Long-term investments	794,752	25,012,046
Goodwill	—	1,144,824
Other non-current assets	348,481	366,441
Total Non-Current Assets	3,741,680	33,346,196
Total Assets	84,880,912	97,851,996

	As of June 30,
	2021	2022
	(in U.S. dollars)
LIABILITIES
Current Liabilities
Deposit payable	11,616,021	—
Short-term borrowing	—	149,296
Accounts and notes payable	8,356,031	21,898,915
Advance from customers	5,379,558	5,905,599
Advance from customers – related parties	1,706,224	268,905
Income tax payable	21,478	3,716
Deferred revenue	250,881	1,001,372
Deferred revenue – related party	180,779	63,911
Due to related parties	488,279	1,492,961
Operating lease liabilities, current	574,825	328,066
Accrued expenses and other liabilities	4,852,226	4,473,825
Total Current Liabilities	33,426,302	35,586,566

Deferred tax liabilities	—	209,612
Operating lease liabilities, noncurrent	628,046	354,051
Total Liabilities	34,054,348	36,150,229

Selected Consolidated Statements of Operations and Comprehensive Income (Loss) Data

	Fiscal Years ended June 30,
	2020	2021	2022
	(in U.S. dollars)
Revenues	23,369,292	41,449,420	68,600,378
Cost of revenues	(10,054,871)	(22,921,696)	(50,047,764)
Total operating expenses	(10,689,781)	(16,091,086)	(35,067,782)
Net income/(loss)	3,695,190	3,649,333	(12,271,120)

Selected Consolidated Statements of Cash Flows Data

	Fiscal Years ended June 30,
	2020	2021	2022
	(in U.S. dollars)
Net cash provided by/(used in) operating activities	4,326,097	4,830,040	(15,304,581)
Net cash (used in)/provided by investing activities	(7,752,684)	9,826,755	(27,372,316)
Net cash provided by/(used in) financing activities	470,325	39,335,668	(10,014,503)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following summary unaudited pro forma condensed combined balance sheet as of June 30, 2022 is presented as if the Merger and the Fuwei Disposition had occurred as of June 30, 2022. The unaudited pro forma condensed combined statements of operations and comprehensive income (loss) for the year ended June 30, 2022 are presented as if the Merger and the Fuwei Disposition had occurred on July 1, 2021.

The summary unaudited pro forma financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in prospectus and the accompanying notes thereto.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger and Fuwei Disposition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive income (loss), expected to have a continuing impact on the combined results following the Merger and the Fuwei Disposition.

The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Merger and the Fuwei Disposition been consummated on the date or during the periods presented or of the future financial position or future results of operations of BJY and Fuwei. The unaudited pro forma condensed combined financial statements also should not be considered representative of our future results of operations.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$16,603	$36,686	$(36,686)	$16,603
Restricted cash	8,376	2,911	(2,911)	8,376
Short-term investments	7,855	—	—	7,855
Notes receivable	108	—	—	108
Accounts receivable, net	22,522	3,783	(3,783)	22,522
Accounts receivable – related party	96	—	—	96
Advance to supplies	—	2,634	(2,634)	—
Prepayments	4,008	—	—	4,008
Prepayments – related party	314	—	—	314
Inventories	1,832	7,021	(7,021)	1,832
Deferred contract costs	10,024	—	—	10,024
Due from related parties	90	—	—	90
Prepaid expenses and other current assets, net	3,105	338	29,662	33,105
Total current assets	74,933	53,373	(23,373)	104,933

Property and equipment, net	585	16,119	(16,119)	585
Intangible assets, net	3,345	—	—	3,345
Land use rights	—	2,153	(2,153)	—
Operating lease right of use assets	1,328	—	—	1,328
Deferred tax assets	2,194	195	(195)	2,194
Long-term investments	25,012	—	—	25,012
Goodwill	1,145	—	—	1,145
Other non-current assets	366	—	—	366
Total assets	$108,908	$71,840	$(41,840)	$138,908

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowing	$149	$9,704	$(9,704)	$149
Accounts and notes payable	23,281	8,933	(8,933)	23,281
Advance from customers	5,906	201	(201)	5,906
Advance from customers – related parties	269	—	—	269
Income tax payables	417	—	—	417
Deferred revenue	1,001	—	—	1,001
Deferred revenue – related party	64	—	—	64
Due to related parties	12,993	—	—	12,993
Operating lease liabilities, current	625	—	—	625
Accrued expenses and other liabilities	4,599	811	(811)	4,599
Total current liabilities	49,304	19,649	(19,649)	49,304

Deferred tax liabilities	210	262	(262)	210
Operating lease liabilities, noncurrent	551	—	—	551
Total liabilities	50,065	19,911	(19,911)	50,065

Summary Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022 — (Continued)
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Pro Forma Combined
Commitments and contingencies	—	—	—	—

MEZZANINE EQUITY
Total Mezzanine Equity	68,869	—	(68,869)	—
Ordinary shares (par value $0.0001 per share, 458,694,920 shares authorized, 44,069,300 shares issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	4	—	3	—
			(7)
Registered capital (par value US$0.519008 per share; 5,000,000 shares authorized; 3,265,837 shares issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	—	1,989	(1,989)	—
Class A ordinary shares (par value US$0.519008 per share; 0 shares authorized, issued and outstanding on an actual basis; 2,000,000,000 shares authorized, 29,201,849 shares issued and outstanding and warrants issued and outstanding to subscribe for an aggregate of 17,964,879 class A ordinary share, as adjusted)	—	—	22,785	24,480
			1,695
Class B ordinary shares (par value US$0.519008 per share; 0 shares authorized, issued and outstanding on an actual basis; 2,300,000,000 shares authorized, 54,583,957 shares issued and outstanding as adjusted)	—	—	28,330	28,330
Additional paid-in capital	5,657	46,566	(3)	48,826
			17,761
			(21,449)
			294
Statutory reserve	919	5,590	(5,590)	919
Accumulated deficit	(18,411)	(2,341)	2,341	(15,517)
			2,894
Accumulated other comprehensive (loss)/income	(276)	125	(125)	(276)
Total shareholders’ (deficit)/equity attributable to controlling interests	(12,107)	51,929	46,940	86,762

Non-controlling interests	2,081	—	—	2,081
Total shareholders’ (deficit)/equity	(10,026)	51,929	46,940	88,843
Total liabilities, mezzanine equity and shareholders’ equity/(deficit)	$108,908	$71,840	$(41,840)	$138,908

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income (Loss)
For the Year Ended June 30, 2022
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Pro Forma Combined
Revenues	$68,600	$59,593	$(59,593)	$68,600
Cost of revenues	(50,168)	(40,754)	40,754	(50,168)
Gross profit	18,432	18,839	(18,839)	18,432

Operating expenses
Selling and marketing expenses	7,379	3,395	(3,395)	7,379
General and administrative expenses	14,781	5,467	(743)	14,038
			(5,467)
Research and development expenses	13,048	—	—	13,048
Bargain purchase gain recognized for the Merger	—	—	(2,894)	(2,894)
Total operating expenses	35,208	8,862	(12,499)	31,571

(Loss)/income from operations	(16,776)	9,977	(6,340)	(13,139)

Interest income, net	51	384	(384)	51
Investment income	768	—	—	768
Gain from equity method investments	581	—	—	581
Other income, net	1,118	370	(370)	1,118
Net (loss)/income before income tax	(14,258)	10,731	(7,094)	(10,621)
Income tax (benefits)/expenses	(1,638)	—	186	(1,452)

Net (loss)/income	(12,620)	10,731	(7,280)	(9,169)
Less: Net income attributable to non-controlling interests	195	—	—	195
Net (loss)/income available to controlling interests	(12,815)	10,731	(7,280)	(9,364)
Accretion of convertible redeemable preferred shares	(3,865)	—	3,865	—
Net (loss)/income attributable to ordinary shareholders	$(16,680)	$10,731	$(3,415)	$(9,364)

Net (loss)/income	$(12,620)	$10,731	$(7,280)	$(9,169)
Other comprehensive (loss)/income
Foreign currency translation adjustment	(294)	—	—	(294)
Comprehensive (loss)/income	(12,914)	10,731	(7,280)	(9,463)
Less: Comprehensive income attributable to non-controlling interests	195	—	—	195
Comprehensive (loss)/income available to controlling interests	(13,109)	10,731	(7,280)	(9,658)
Accretion of convertible redeemable preferred shares	(3,865)	—	3,865	—
Comprehensive (loss)/income attributable to ordinary shareholders	$(16,974)	$10,731	$(3,415)	$(9,658)

Weighted average number of ordinary shares outstanding used in computing (loss)/earnings per share
Basic and Diluted	44,069,300	3,265,837		101,750,685
(Loss)/earnings per share
Basic and Diluted	$(0.38)	$3.29		$(0.09)

RISK FACTORS

An investment in the Offered Securities involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the Offered Securities. Any of the following risks could have a material adverse effect on our business, results of operations and financial condition. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, results of operations and financial condition, and our ability to pay dividends. In any such case, the market price of the Class A ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If the market does not grow as expected, or if we cannot expand our services to meet the demands of this market, our revenues may decline, or fail to grow.

The video cloud market in China is at an early stage of development. There is considerable uncertainty over the size and rate at which this market will grow, as well as whether our platform will be widely adopted. Prospective customers may be reluctant or unwilling to use our platform for a number of reasons, including concerns about costs, uncertainty regarding the reliability and security of cloud-based offerings, lack of awareness of the benefits of our platform, or that they have invested substantial personnel and financial resources to develop internal solutions. Our ability to expand sales depends on several factors that are out of our control, including but not limited to market awareness and acceptance, competition, end-user demand for applications with SaaS/PaaS features launched by our customers, technological challenges and developments. If the video cloud market or demand for our products does not grow or even decreases, our business, results of operations and financial condition would be adversely affected.

Our results of operations and growth prospects depend on acquiring and retaining customers and increasing usage of customers’ applications that integrate our products.

To successfully grow our business, we must continue to attract new customers in a cost-effective manner. We use a variety of marketing channels to promote our products and platform, such as developer conferences and events and public relations initiatives. If the costs of the marketing channels we use increase dramatically, we may choose to use alternative and less expensive channels, which may not be as effective as current ones. Alternatively, we may adopt or expand usage of more expensive channels, which could adversely affect our margins, profitability and financial condition. We invest in marketing before being able to assess whether they improve our brand awareness, customer acquisition or increase revenues in a cost-effective manner or at all. If our marketing programs are ineffective or inefficient, our business, results of operations and growth prospects would be adversely affected.

Our success also depends on retaining customers and increasing their usage of our products and platform over time. We generate revenues from customers’ usage of our products, some of which are integrated into their applications. Increasing usage of our products and platform over time will require customers to develop new use cases and those use cases to mature. The majority of our customers do not have long-term contractual commitments to us, and may reduce or terminate their use of our products at any time without penalty or termination charges. End users’ demand for our customers’ applications that integrate our products are driven by many factors out of our or our customers’ control, making customers’ usage of our products and platform difficult to predict. Furthermore, if a significant number of customers reduce or cease their usage of our products, we may incur greater sales and marketing expenses than expected to maintain or increase revenues from other customers, which may impact our profitability. If usage levels fail to meet our expectations, our business, results of operations and growth prospects would be adversely affected.

The market in which we participate is competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

The global market for video cloud is relatively new and rapidly evolving. The industry in which we operate include a number of enterprises that may or may not directly compete with us. We consider that our competitors fall into three different business lines: companies that provide real time engagement services via companies’ cloud computing platform, companies that offer customized software that are installed on customer’s own cloud computing platform, and companies that provide systematic solutions to customers by integrating customized software into hardware. In many cases, our prospective customers may choose to use custom software developed in-house or by consultants, or legacy solutions repurposed by in-house developers to meet specific use cases. As we plan to sell products to prospective customers with existing internal solutions, we need to demonstrate to them that our video cloud products are superior to their current legacy solutions, and failure to do so may adversely affect our business, results of operations and financial condition.

We expect competition to intensify in the future. Although a number of large software vendors or cloud providers currently do not have SaaS/PaaS offerings, some of them who operate in adjacent markets may bring such offerings to market through product development, acquisitions, or other means in the future. In addition, several of our competitors have greater brand recognition, longer operating histories, more and better-established customer relationships, larger sales forces, larger marketing and development budgets and significantly greater resources than we do. As a result, certain of our competitors may be able to respond more quickly and effectively to new or changing opportunities, technologies, standards or customer requirements than us. Furthermore, these large vendors may be willing to provide competing software for free as part of enterprise-wide agreements that include other products or services. In these cases, it may be more difficult for us to compete effectively with our competitors, especially if our competitors attempt to continuously strengthen or maintain their market positions.

Our competitors may offer products, services and functions that are same or similar to our products with more compelling pricing terms, more competitive advantages, or greater geographic coverage in the markets where we do not operate or are less established. Furthermore, our customers may choose to use our products and our competitors’ products at the same time, resulting in increased pricing pressures and competition. This, in turn, may cause the decrease in our revenues, profitability and market acceptance and harm our business, results of operations and financial condition.

If our platform does not achieve sufficient market acceptance, our financial results and competitive position will suffer.

To meet our customers’ rapidly evolving demands, we invest substantial resources in research and development to incorporate additional functionalities, improve our technology capabilities and expand the use cases that our platform empowers. For the 2020, 2021 and 2022 fiscal years, the research and development expenses of BJY were US$3.7 million, US$5.8 million and US$13.0 million, respectively. If we are unable to develop products internally due to inadequate research and development resources, we may not be able to address our customers’ needs in a timely manner, or at all. In addition, if we seek to enhance our research and development capabilities or the breadth of our products through acquisitions, such acquisitions could be expensive and we may not successfully integrate acquired technologies or businesses into our existing business. When we develop or acquire new or enhanced products, we typically incur expenses and expend resources upfront to develop, market, promote and sell the new offerings. Therefore, new or enhanced products we develop, acquire or introduce need to achieve high market acceptance to justify the upfront investment.

Our new products or enhancements and changes to our existing products could fail to attain sufficient market acceptance for many reasons, including:

•        failure to accurately predict and meet market demand by launching products or functionalities desired by customers;

•        defects, errors, or failures in our products and solutions;

•        negative publicity about our platform’s performance or effectiveness;

•        developments in the legal or regulatory landscape that could adversely affect our platform, such as increased legal or regulatory scrutiny;

•        emergence of competitors whose products and technologies achieve earlier or wider market acceptance than us;

•        delays in releasing enhancements to our platform to the market, or failure to achieve adequate market acceptance for our platform and our enhancements; and

•        introduction or anticipated introduction of competing products by our competitors.

It is important that we maintain and increase the acceptance of our platform among the developers that work for our customers. We rely on developers to choose our platform over other options they may have, and to continue to use and promote our platform as they move between companies. These developers often make design decisions and influence the product and vendor processes within our customers. If we fail to gain or maintain their acceptance of our platform, our business would be harmed.

We may not successfully manage our growth as expected. Our gross profit and net profit may not grow at same rate as our revenues, continued investment and expansion into low-margin business, significant investments in sales and marketing efforts and research and development may negatively impact our gross profit margin, net profit margin and growth rate in the future.

We have experienced rapid growth. BJY had revenues of US$23.4 million, US$41.4 million and US$68.6 million for the 2020, 2021 and 2022 fiscal years, respectively. However, there can be no assurance that our business will continue to grow at any particular rate as we did in the past, or avoid any decline in the future.

Our ability to forecast our future results of operations is limited and subject to a number of uncertainties. In particular, we cannot accurately predict customers’ usage of our products given the diversity of our customer base and the end users across industries, geographies, use cases and other factors. We consider that there are three primary risks in relation to our financial performance in the future. First, the COVID-19 pandemic has affected various aspects of our business, the extent to which the COVID-19 pandemic will affect our operations and financial performance will depend on future developments, which are highly uncertain and unpredictable. Second, our gross profit and net profit may not grow at same rate as our revenues, continued investment and expansion into low-margin business may negatively impact our gross profit margin, net profit margin and growth rate. For example, the gross profit margin of BJY decreased from 57.0% in the 2020 fiscal year to 44.7% in the 2021 fiscal year, and further decreased to 26.9% in the 2022 fiscal year. BJY had net profit margin of 15.8% and 8.8%, respectively, in the 2020 and 2021 fiscal years, and had net margin of negative 18.4% in the 2022 fiscal year. We are expanding and currently expect to continually expand into new business lines. Certain initiatives on our new business lines may be new and evolving, and may prove unsuccessful. We may not be able to successfully implement new business plans and realize all of the benefits that we expect to achieve, or it may be more costly to do so than we anticipate. Lastly, our profitability may be lower than expected if our strategy were to maximize short-term profitability. We intend to continuously increase research and development investment to improve the performance of our existing software and platform which may have new business breakthroughs, such as real-time communications (“RTC”). In addition, we intend to continue to invest significantly in sales and marketing efforts to explore new business lines and improve our brand image and influence. The above potential investments and expansions may not ultimately grow our business or result in long-term profitability as expected. Moreover, such increases in the cost may adversely impact our gross profit margin, net profit margin and growth rate.

Our limited operating history makes it difficult to evaluate our current business and prospects and our results of operations may fluctuate from time to time.

We conduct a significant portion of our businesses in China through the VIE. The VIE was founded in May 2017 and our limited operating history makes it difficult to evaluate our current business and future prospects, including our ability to predict and manage future growth. We have encountered and will continue to encounter risks and difficulties as a rapidly growing company in a constantly evolving industry. If we do not address these risks successfully, our business may be harmed.

Our results of operations have fluctuated and will continue to vary in the future as a result of a variety of factors, many of which are out of our control. For example, our revenue model of our video-centric technology solution business is based in large part on end user adoption and usage of our customers’ applications, which can constrain our ability to forecast revenues. Some factors that may cause our results of operations to fluctuate from period to period include:

•        our ability to attract, retain and increase revenues from customers;

•        fluctuations in the amount of revenues from our customers;

•        market acceptance of our products and our ability to introduce new products and enhance existing products;

•        competition and the actions of our competitors, including pricing changes and the introduction of new products, services and geographies;

•        our ability to control costs and operating expenses, including the fees that we pay network and cloud service providers for data delivery and data centers for additional bandwidth;

•        our investments in research and development activities;

•        changes in our pricing as a result of our optimization efforts or otherwise;

•        reductions in pricing as a result of negotiations with our larger customers;

•        the rate of expansion and productivity of our sales force;

•        change in the mix of products that our customers use;

•        changes in end user and customer demand as end users increase or decrease their time online due to the imposition or easing of stay-at-home, travel and other government mandates or changes in end user or customer demand for our products in response to the COVID-19 pandemic;

•        the expansion of our business, particularly in international markets;

•        changes in foreign currency exchange rates;

•        changes in laws, regulations or regulatory enforcement in China, the United States or other countries that impact our ability to market, sell or deliver our products;

•        the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business, including investments in international expansion;

•        significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our products on our platform;

•        general economic and political conditions that may adversely affect a prospective customer’s ability or willingness to adopt our products, delay a prospective customer’s adoption decision, reduce the revenues that we generate from the use of our products or impact customer retention;

•        extraordinary expenses such as litigation or other dispute-related settlement payments;

•        sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

•        the impact of new accounting pronouncements;

•        expenses incurred in connection with mergers, acquisitions, dispositions or other strategic transactions and integrating acquired (or carving out disposed) business, technologies, services, products and other assets; and

•        fluctuations in share-based compensation expense.

The occurrence of one or more of the foregoing factors may cause our results of operations to vary significantly. For example, a significant percentage of our operating expenses such as staff costs is fixed to some extent and we may not be able to adjust all costs and fees in accordance with the changes in revenue. Accordingly, in the event of a revenue shortfall, we may not be able to mitigate the negative impact on profitability in the short term.

We generated a substantial portion of our revenues from a limited number of customers, and the loss of, or a significant reduction in usage by, one or more of such major customers would result in lower revenues and could harm our business.

Our future success is dependent on establishing and maintaining successful relationships with a diverse set of customers. For the 2022 fiscal year, BJY generated a substantial portion of its revenues from a limited number of customers, and BJY’s top ten customers (after aggregating customers with multiple accounts) accounted for approximately 47.6% of its revenues, although no single customer contributed more than 10% of its revenue. Going forward, it is likely that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues for the foreseeable future and, in some cases, the portion of our revenues attributable to individual customers may increase. The loss of one or more key customers or a reduction in usage by any major customers would reduce our revenues. If we fail to maintain existing customers or develop relationships with new customers, our business would be harmed.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.

Historically, we relied on the adoption of our products by developers through our self-service model as well as more targeted sales efforts. Our ability to further increase our customer base and achieve broader market acceptance of our platform will significantly depend on our ability to expand our sales and marketing operations. We plan to continue expanding our sales force and network both domestically and internationally. We also plan to dedicate significant resources to sales and marketing programs. All of these efforts will require us to invest significant financial and other resources, and our business may be harmed if they fail to attract additional customers.

As we increase our target sales efforts to larger organizations, we expect to incur higher costs and longer sales cycles. The decision to adopt our products by such customers may require the approval of multiple technical and business decision makers, including security, compliance, procurement, operations and IT. In addition, while certain customers may quickly deploy our products on a limited basis before they commit to deploying our products at scale, they often require extensive education and customer support, engage in protracted pricing negotiations and seek dedicated product development resources. In addition, sales cycles for efforts targeted at larger organizations are inherently more complex and less predictable than the sales through our self-service model, and some customers may not use our products enough to generate revenues that offset the cost of customer acquisition. In addition, complex and resource-intensive sales efforts could place additional strain on our product and engineering resources.

We believe that there is significant competition for sales personnel, including sales representatives, sales managers, and sales engineers with required skills and technical knowledge. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before we achieve full productivity. New hires may not become productive as quickly as expected, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we conduct business or plan to do business. In addition, particularly if we continue to grow rapidly, new members of our sales force will have relatively little experience working with us, our platform, and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers or expanding usage by existing customers, our business will be harmed.

We believe that continued growth in our business is also dependent upon identifying, developing and maintaining strategic relationships with additional third-party sales partners that can drive substantial revenues. If we fail to identify additional third-party sales partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future third-party sales partners in independently selling and deploying our products, our business, results of operations and financial condition could be adversely affected.

We have granted and may continue to grant share-based awards, which could lead to substantial share-based compensation expenses and significant dilutive effect to existing shareholders.

BJY uses share-based compensation to award its management members and employees, and it has incurred and may continue to incur share-based compensation expenses. For the 2020, 2021 and 2022 fiscal years, BJY incurred nil, nil and US$9.5 million in share-based compensation expenses. On October 1, 2021, the board of directors of BJY adopted an equity incentive plan and reserved 9,486,042 ordinary shares of BJY for issuance under share options to be granted to employees and directors of BJY in its PRC operations. The equity incentive plan stipulates that Duo Duo International Limited will be the incentive platform to hold the ordinary shares of BJY on behalf of the beneficiaries of the equity incentive plan. On October 1, 2021, pursuant to the incentive plan, options to acquire 6,816,417 ordinary shares of BJY were issued, with exercise price ranged from RMB0.0001 to RMB10.0 per share and varied vesting schedules, and 1,709,310 ordinary shares were issued as restricted stock units (“RSUs”), at a price of RMB0.0001 per share. The total fair value of the issued share options and RSUs is between US$10.0 million to US$15.0 million, out of which nil and approximately US$9.5 million was recognized in the 2021 and 2022 fiscal years, respectively, and the rest will be recognized over the period from calendar year 2023 to 2025. As of June 30, 2022, awards with respect to 6,816,417 ordinary shares of BJY reserved under the equity incentive plan were issued, among which, awards with respect to 3,749,591 ordinary shares of BJY had been fully vested. On September 30, 2022, pursuant to the equity incentive plan of BJY, options to acquire 522,000 ordinary shares of BJY were issued with exercise price of RMB20.0 per share, none of which have vested. The awards granted under BJY’s equity incentive plan were assumed by us following the completion of the Merger.

On January 21, 2023, our board of directors approved the 2023 Share Incentive Plan, pursuant to which share-based awards may be granted to our employees, directors and consultant. Under the 2023 Share Incentive Plan, the maximum aggregate number of Class A ordinary shares which may be issued pursuant to all awards under such plan is initially 12,855,546, which shall automatically be increased or decreased to ensure the number of shares available to issue in a calendar year will represent 6% of all our issued and outstanding share capital as of the first date of such calendar year. As of the date of this prospectus, as a result of the assumption of awards granted under BJY’s equity incentive plan, options to purchase 5,521,033 Class A ordinary shares have been granted and are outstanding under the 2023 Share Incentive Plan, and none of such options has been exercised; and RSUs representing 1,334,513 Class A ordinary shares have been granted under our 2023 Share Incentive Plan. We expect to grant awards under 2023 Share Incentive Plan, which we believe is of significant importance to our ability to attract and retain key personnel and employees. In the future, if additional share incentives are granted to our employees or directors, we will incur additional share-based compensation expenses, and our results of operations will be further adversely affected. Furthermore, the grant of share-based awards and the vesting and exercise thereof could significantly dilute existing shareholders’ ownership and materially and adversely affect the trading price of our Class A ordinary shares.

The COVID-19 pandemic brings uncertainties to our business, financial condition and prospects.

The outbreak of the COVID-19 pandemic has resulted in significant disruptions and distortions in the global economy. As the COVID-19 pandemic continued or reoccurred in China and globally, there has been and will continue to be significant uncertainties associated with the COVID-19 pandemic, including the ultimate spread of the virus, the severity of the disease, the duration of the outbreak, the possibility of successive waves of outbreaks, further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact, and the scope and length of the resulting economic downturn.

The COVID-19 pandemic has affected various aspects of our business. For instance, we experienced certain difficulties in purchasing bandwidth, co-location space, servers and equipment on equally cost-efficient terms due to various government-imposed restrictions and other logistical hurdles. In addition, the economic downturn due to the COVID-19 pandemic may adversely affect our customers’ ability to pay, customer demand and end user usage, which would adversely affect our results of operations and financial condition. Furthermore, the continuing pandemic may further impact our ability to maintain and expand our network infrastructure, which could severely disrupt our and our customers’ business and operations and adversely affect our results of operations and financial condition. Furthermore, many of the restrictive measures previously adopted by the PRC government at various levels to control the spread of the COVID-19 have been revoked or replaced with more flexible measures since December 2022, and there has recently been and may continue to be an increase in COVID-19 cases in China, which may cause temporary disruption to business operations to the extent our employees are infected.

The extent to which the COVID-19 pandemic affects our operations and financial performance will depend on future developments, which are highly uncertain and unpredictable, including the availability and effectiveness of any new vaccines and the emergence of any new COVID-19 variants, among others.

We may be required to obtain and maintain permits, filings and licenses to operate our business in China.

Our business activities mainly include offering real-time engagement products that enable interactions through audio, video or message within mobile applications, which may be regarded as VATS under the Catalog of Telecommunications Business (the “Catalog”), which was recently revised and promulgated on June 6, 2019. Considering the products we offer and the way our services are provided to our customers, we are of the view that our business activities fit into domestic multi-party communication services and information services under the Catalog. We are required to obtain the value-added telecommunications business operation licenses with service scope for provision of domestic multi-party communication services (the “DMPC license”), and for provision of information services (the “IS license”). Nanjing Baijia Cloud Technology Co., Ltd. (“Nanjing BaiJiaYun”) obtained the DMPC license with national coverage on December 3, 2019. The VIE, Nanjing BaiJiaYun, Wuhan BaiJiaShiLian Technology Co., Ltd. (“Wuhan BaiJiaShiLian”) and Guizhou Baijia Cloud Technology Co., Ltd. have obtained the IS licenses. However, the video cloud industry is still at a nascent stage of development and the laws and regulations regarding licenses for value-added telecommunications services in the PRC are continuously evolving. Though the above licenses have already been obtained to minimize the risk arising from the PRC regulator’s different interpretation and enforcement on relevant laws, rules and regulations, it is possible that the businesses described in the Catalog, along with other relevant rules and regulatory requirements for the licenses, may further be interpreted and applied in a manner that is inconsistent with our understanding above, which means that we may be required by the PRC regulators to update our existing licenses or to obtain additional licenses under the current Catalog, or under future laws, rules and regulations applicable to our business as promulgated and amended from time to time.

Currently, we hold two internet mobile applications, named “Cloud Classroom” and “Cloud Live.” According to the introduction of “Cloud Classroom” in the APP Store, it is an interactive live streaming tool that focuses on the education and training industry, helping customers in such industry to quickly develop online live courses business. The PRC Administrative Measures on Filing of Educational Mobile Apps requires the operators of educational mobile applications to file such application with competent provincial regulatory authorities. However, there is no specific punishment towards operators who fail to file such applications. We did not complete the filing of our operating applications, as we do not deem our applications as educational mobile applications. Based on the recent verbal consultations with competent authorities, our applications would not be regarded as educational mobile applications, and thus, we are not required to file these applications with competent authorities. As of the date of this prospectus, we confirm that we have never been interviewed, criticized, or included in the blacklist of educational mobile application operators by PRC government authorities due to our lack of filing of educational mobile applications. Pursuant to the Administrative Measures for the Graded Protection of Information Security, entities operating information systems shall determine the security protection grade of the information system pursuant to the Measures for the Graded Protection of Information Security and the Guidelines for Grading of Classified Protection of Cyber Security, and report such grade to the relevant department for examination and approval. Pursuant to the PRC Cybersecurity Law, if network operators do not perform cybersecurity protection duties of classified protection of cybersecurity, the competent authorities shall order the operator to make correction and give warnings. We operate several information systems, however, have only obtained the Information System Security Level Protection Record Certificate for our “Cloud Classroom” system. As of the date of this prospectus, we confirm that we have never been warned, or ordered to make correction due to lack of filing of the information systems.

Though the lack of filing of educational mobile applications and information systems has not affected our business and results of operations at current stage, it is possible that the laws, rules and regulations may further be interpreted and applied in a manner that is inconsistent with understanding above, or be promulgated and amended from time to time, which could adversely affect our business operations in the future.

We may acquire or invest in or dispose of or divest from business, technologies, services, products and other assets, which may divert our management’s attention and result in the incurrence of debt or dilution to our shareholders. Such transactions may subsequently turn out to be less favorable to us than expected. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or dispositions.

Similar to many other companies, we continuously evaluate and consider potential strategic transactions, including acquisitions of, investments in, dispositions of, or divestments from, businesses, technologies, services, products and other assets in the future. For example, we acquired several businesses in recent years. BJY acquired 33.38% of the equity interest in Beijing Deran in June 2021, which was then increased to 51% in March 2022 through further acquisition. BJY had consolidated Beijing Deran into its financial statements since then. We also plan to acquire the remaining 49% equity interest in Beijing Deran and become its sole shareholder. In connection with the proposed acquisition, we entered into a share purchase agreement with certain shareholders of Beijing Deran on March 4, 2023, pursuant to which we will issue a certain number of Class A ordinary shares with a monetary value equal to RMB6.3 million to such shareholders as part of the consideration, in addition to a cash consideration of RMB3.5 million. As of the date of this prospectus, the closing of the proposed acquisition has not taken place. We also may enter into relationships with other businesses to expand our products and platform, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. In addition, we disposed of the BOPET film business to Aoji Holdings Co., Ltd, an independent third party, at a purchase price of US$30.0 million in cash pursuant to a securities purchase agreement dated March 9, 2023. The Fuwei Disposition is expected to close by the end of March 2023. In the year ended December 31, 2021, the net revenues of our predecessor Fuwei, which principally engaged in the BOPET film business prior to the Merger, was RMB396.8 million, and the net income was RMB89.2 million. As of December 31, 2021, Fuwei had net assets of RMB317.0 million. As such, the disposition of the BOPET film business would have a material adverse effect on our business, results of operation and financial condition. For a detailed analysis of the pro forma impact regarding the Fuwei Disposition, see “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition, pursuant to the securities purchase agreement dated March 9, 2023 in connection with the Fuwei Disposition, while the equity interests of Fuwei Films (BVI) Co., Ltd. will be transferred to the purchaser at closing, the purchaser is only obligated to pay us the purchase price no later than six month of the closing date. As such, we are exposed to the risk of non-performance by the purchaser, which could materially and adversely affect our results of operations and financial condition.

Any acquisition, investment, disposition, divestment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, our products or services are not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Acquisitions also may disrupt our business, divert our resources or require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition, investment, disposition, divestment or business relationship may not be realized, such transaction or relationship may turn out to be less favorable to us, or we may be exposed to unknown risks or liabilities. For example, an acquired business may perform worse than expected and a disposed business may perform better than expected. In addition, acquisitions and investments could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the incurrence of debt, the incurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired businesses and investment. For example, as discussed above, the Beijing Deran Acquisition involves a combination of cash and share consideration.

Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of those transactions, we may:

•        issue additional equity securities that would dilute our existing shareholders;

•        use cash that we may need in the future to operate our business;

•        incur large charges or substantial liabilities;

•        incur debt on terms unfavorable to us or that we are unable to repay;

•        encounter difficulties in retaining key employees of the acquired company or integrating diverse software codes or business cultures; or

•        become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

We could incur substantial costs in protecting or defending our intellectual property rights, and we may in the future become involved in disputes relating to alleged infringement of others’ intellectual property rights. Any failure to protect our intellectual property rights, or alleged infringement of third-party intellectual property rights, could adversely affect our business, results of operations and financial condition.

Our success depends, in part, on our ability to protect our brand, trade secrets, trademarks, patents, domain names, copyrights and proprietary methods and technologies, whether registered or not, that we develop under patent and other intellectual property laws of China, the United States and other jurisdictions, so that we can prevent others from using our inventions and proprietary information. We currently rely on patents, trademarks, copyrights and trade secret law to protect our intellectual property rights. However, we cannot assure you that any of our intellectual property rights will not be challenged, invalidated or circumvented, or that our intellectual property will be sufficient to provide us with competitive advantages. Because of the rapid pace of technological change, we cannot assure you that all of our proprietary technologies and similar intellectual property rights can be patented in a timely or cost-effective manner, or at all.

In addition, we may be subject to allegation of infringement of other parties’ intellectual proprietary rights, which, whether successful or not, could harm our brand, business, results of operations and financial condition. There is considerable patent and other intellectual property development in our industry, and we may be unaware of the intellectual property rights of others that may cover some or all of our technologies. Our competitors or other third parties may in the future claim that our products or platform and/or underlying technology infringe their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, indemnify our customers or business partners, obtain licenses or modify our products or platform, prevent us from offering products, develop alternative non-infringing technology or comply with other unfavorable terms, any of which could significantly increase our operating expenses. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business.

We also rely, in part, on confidentiality agreements with our business partners, employees, consultants, advisors, customers and others in our efforts to protect our proprietary technology, processes and methods. These agreements may not effectively prevent disclosure of our confidential information, and it is possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without an adequate remedy for unauthorized use or disclosure of our confidential information.

In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of others. It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. To the extent we expand our international activities outside of China, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, results of operations and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our patents, trade secrets, copyrights, trademarks or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation. There can be no assurance that we will prevail in such litigation. In addition, our proprietary methods and technologies that are regarded as trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. In these cases, we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions.

There can be no assurance that our particular ways and means of protecting our intellectual property and proprietary rights, including business decisions about when to file patent applications and trademark applications, will be adequate to protect our business, or that our competitors will not independently develop similar technology. We could be required to spend significant resources to monitor and protect our intellectual property rights. If we fail to protect and enforce our intellectual property and proprietary rights adequately, our competitors might gain access to our technology, and our business, results of operations and financial condition could be adversely affected.

We depend largely on the continued services of our senior management, the loss of any of whom could adversely affect our business, results of operations and financial condition.

Our future performance depends on the continued services and contributions of our senior management to execute on our business plan, develop our products and platform, deliver our products to customers, attract and retain customers and identify and pursue business opportunities. The loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives. In particular, to a considerable degree, we depend on the vision, skills, experience and effort of the founder of BJY and our chairman of the board and chief executive officer, Mr. Gangjiang Li, and our director and president, Mr. Yi Ma. The replacement of any of our senior management personnel would likely involve significant time and costs, and such loss could significantly delay or prevent the achievement of our business objectives. The loss of the services of any of our senior management for any reason could adversely affect our business, results of operations and financial condition.

We may have insufficient transmission bandwidth and co-location space, which could result in disruptions to our platform and loss of revenues.

Our operations are dependent in part upon transmission bandwidth provided by third-party network or cloud providers and leasing co-location facilities for our servers and equipment. There can be no assurance that we are adequately prepared for unexpected increases in bandwidth demands by our customers. In the first quarter of 2020, we experienced a spike in usage as a result of demand for online real-time engagement spurred by the COVID-19 pandemic. Although we were able to scale our network infrastructure in response, the general increase in demand for bandwidth and servers increased prices which in turn adversely impacted our gross margin. Failure to contain the further spread, or any resurgence, of the COVID-19 pandemic may affect our ability to cost-effectively maintain and expand our network infrastructure, which could severely disrupt our business and operations and adversely affect our results of operations and financial condition.

The bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including service outages, payment disputes, suspension or termination of the network providers’ business, natural disasters, pandemics, networks imposing traffic limits, or governments adopting regulations that impact network operations. We may also be unable to move quickly enough to augment capacity to reflect growing traffic or security demands. Failure to put in place the capacity we require could result in a reduction in, or disruption of, services to our customers, or require us to issue credits and ultimately a loss of those customers. Such a failure could result in our inability to acquire new customers demanding capacity not available on our platform. If we are unable to provide sufficient bandwidth, we may also become contractually obligated to provide affected customers with service credits under service level commitments in our customer agreements.

We use open-source software, which could negatively affect our ability to sell our products and subject us to possible litigation.

Our products and platform incorporate open-source software, and we expect to continue to incorporate open-source software in our products and platform in the future. Few of the licenses applicable to open-source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products and platform. Moreover, although we have implemented policies to regulate the use and incorporation of open-source software into our products and platform, we cannot be certain that we have not incorporated open-source software in our products or platform in a manner that is inconsistent with such policies. When we utilize open-source software in our products in certain ways, the applicable open-source licenses may subject us and our customers to certain requirements, including requirements that we and our customers offer the products that incorporate the open-source software for no cost, make available source code for modifications or derivative works that are based on, incorporate or use the open-source software, and license such modifications or derivative works under the terms of applicable open-source licenses. In some cases, open-source software is also offered under commercial terms which do not include such requirements and obligations, in exchange for the payment of fees to be negotiated with the author or licensors. In the future, we may receive notices alleging that our usage of open-source software does not comply with the applicable license, or such usage requires us to obtain a commercial license. If it were determined that we had not complied with the conditions of one or more of these open-source licenses, or if we are unable to successfully negotiate an acceptable commercial license, we and our customers could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined or otherwise prohibited from distributing our products that contained the open-source software, and be required to comply with onerous conditions or restrictions on these products. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering the respective products and platforms, and to re-engineer products or platforms or discontinue offering products in the event re-engineering cannot be accomplished in a timely manner. Any of the foregoing could require us and our customers to devote additional research and development resources to re-engineer products or platforms, harm our reputation, or result in customer dissatisfaction, and may adversely affect our business, results of operations and financial condition.

Breaches of our networks or systems, or those of our service providers, could degrade our ability to conduct our business, compromise the integrity of our products, platform and data, result in significant data losses and leakage and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.

We depend on our IT systems to conduct virtually all of our business operations, ranging from internal operations and research and development activities to marketing and sales efforts and communications with our customers, service providers and business partners. Individuals or entities may attempt to penetrate our network security, or that of our platform, and to cause harm to our business operations, including by misappropriating our proprietary information or that of our customers, employees, service providers and business partners or to cause interruptions of our products and platform. Because the vulnerabilities and techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these vulnerabilities and techniques, and may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience. Additionally, we depend on our employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy our IT resources in a safe and secure manner that does not expose our network systems to security breaches or the loss or leakage of data. Any data security incidents, including the leakage of data of customers or the end users, internal malfeasance by our employees, unauthorized access or usage, virus or similar breach or disruption of us or our service providers could result in loss of confidential information, damage to our reputation, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Accordingly, if our cybersecurity measures or those of our service providers fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), compromise or the mishandling of data by our employees, service providers and business partners, our reputation, business, results of operations and financial condition could be adversely affected.

Our business is subject to a variety of PRC and international laws and regulations, including those regarding privacy, cybersecurity and data protection, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our platform to comply with or enable our customers to comply with applicable laws and regulations could harm our business, results of operations and financial condition.

We and our customers that use our products may be subject to privacy, cybersecurity and data protection- related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health or other similar data and general cybersecurity. The PRC government and governments in other countries have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of information, including personally identifiable information of individuals. In the PRC, the PRC Cybersecurity Law and relevant regulations require network operators, which may include us, to ensure the security and stability of the services provided via network and to provide assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations.

In recent years, the PRC government has increasingly tightened the regulation of data privacy and data protection. The laws, regulations and governmental policies in the PRC for the data privacy and data protection are constantly evolving. For example, in June 2017, the PRC Cybersecurity Law promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”), took effect. The PRC Cybersecurity Law requires network operators to perform certain functions related to cybersecurity protection. In addition, the PRC Cybersecurity Law provides that the critical information infrastructure operators generally shall, during their operations in the PRC, store the personal information and important data collected and produced within the territory of PRC, and shall conduct security assessment for cross-border data transfer. On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, including but not limited to the collection, storage, use, processing, transmission, provision, and public disclosure of data. The PRC Data Security Law, among other things, provides for a security review procedure for the data activities that may affect national security and imposes export restrictions on certain data and information. On July 30, 2021, the State Council of the PRC promulgated the Regulation on Protecting the Security of Critical Information Infrastructure, which took effect on September 1, 2021. Pursuant to the Regulation on Protecting the Security of Critical Information Infrastructure, critical information infrastructure shall mean any important network facilities or information systems of the important industry or field such as public communication and information service, energy, communications, water conservation, finance, public services, e-government affairs and national defense science, which may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each critical industry and sector, which are referred to as the “Protection Departments,” shall be responsible for formulating eligibility criteria and identifying the critical information infrastructure operator, in the respective industry or sector. The critical information infrastructure operators shall take the responsibility to protect the infrastructure’s security by performing certain prescribed obligations, including conducting network security test and risk assessment, reporting the assessment results to relevant regulatory authorities. On August 20, 2021, the SCPNC adopted the Personal Information Protection Law (the “PIPL”), which became effective on November 1, 2021. The PIPL reiterates the circumstances under which a personal information processor could process personal information and the requirements for such circumstances. The PIPL clarifies the scope of application, the definition of personal information and sensitive personal information, the legal basis of personal information processing and the basic requirements of notice and consent. Additionally, the PIPL stipulates that personal information processors who have a large user base and/or operate complex types of businesses are subject to certain obligations, such as establishing an internal personal information protection system in compliance with relevant laws, rules and regulations; and releasing social responsibility reports on personal information protection on a regular basis. Existing PRC laws and regulations do not provide clear parameters as to what constitutes “large user base” and/or “complex types of businesses.” Nevertheless, it is widely accepted in practice that at least one million users is required in order to reach the “large user base” threshold, and “complex types of businesses” usually refers to a business model under which a company either operates as an integrated online platform, for example, a social media or e-commerce platform, or operates with diversified business lines or product catalogues. We believe that we are not a personal information processor who has a large user base and/or operate complex types of businesses. However, since there has been no official interpretation or explanation as to the definition of same, it remains uncertain whether we would be deemed as a personal information processor who has a large user base and/or operate complex types of businesses by the PRC regulatory authorities, thus requiring us to perform the obligations stipulated under the PIPL. On July 7, 2022, the Security Assessment Measures for Outbound Data Transfer was released by the CAC, which became effective on September 1, 2022, stipulates that before cross-border data transfer under certain circumstances, data processors shall make self-assessment of the risks, and shall apply for security assessment. These laws and regulations require, among others, that the personal information and important data generated and collected during the operations in the PRC should be stored within the PRC unless, prior to the intended data transfer, certain specified criteria have been satisfied, such as a completed official security assessment carried out by the PRC government authorities. As a personal information processor defined under the PIPL, while we do not believe current business involves any transmission, use and exchange of information that comes under the definition of “cross-border transfer of personal information and important data” under the PRC Cybersecurity Law, we cannot assure you that the PRC regulatory authorities will not take a view contrary to our view, thus requiring us to comply with the data localization, security assessment and other requirements under these proposed laws and regulations. As our business continues to grow, there may arise circumstances where we engage in such cross-border transfer of personal data and/or important data, including in order to satisfy the legal and regulatory requirements, in which case we may need to comply with the foregoing requirements as well as any other limitations under PRC laws then applicable. Complying with these laws and requirements could cause us to incur substantial expenses or require us to alter or change our practices in ways that could harm our business. Additionally, to the extent we are found to be not in compliance with these laws and requirements, we may be subject to fines, regulatory orders to suspend our operations or other regulatory and disciplinary sanctions, which could materially and adversely affect our business, financial condition and results of operations.

On December 28, 2021, the CAC, together with 12 other government authorities, jointly issued the Review Measures, which became effective on February 15, 2022. Pursuant to the Review Measures, in addition to “critical information infrastructure operators” who procure internet products and services that affect or may affect national security shall be subject to a cybersecurity review, any “network platform operators” carrying out data processing activities that affect or may affect national security should also be subject to the cybersecurity review requirements. The Review Measures also provide that if a “network platform operator” holding personal information of more than one million users intends to go public in a foreign country, it must apply for a cybersecurity review. In addition, the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security. Furthermore, on November 14, 2021, the CAC released the consultation draft of the Network Data Security Management Regulations which provide, among other things, that a data processor who processes important data or who is listed overseas shall complete an annual data security assessment either self-conducted or conducted by a data security service organization engaged, and before January 31 of each year, submit the annual data security assessment report of the previous year to the local cyberspace affairs administration department. As of the date of this prospectus, the Network Data Security Management Regulations was released for public comment only, and no interpretation or implementation rules for this proposed regulation have been issued by the CAC or any other PRC regulatory authorities. It remains uncertain when the Network Data Security Management Regulations will be adopted and become effective and whether it will be adopted as it was initial proposed. Also, there is no further explanation or interpretation as to how to determine what constitutes “affecting national security.” Therefore, it is uncertain whether we would be deemed as a “critical information infrastructure operator” or a “network platform operator” or a “data processors” holding one million users’ personal information, or whether our business will be deemed to affect or may affect national security under PRC laws, thus requiring us to go through a cybersecurity review process. We currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. Based on such information, our PRC counsel advises that, we are not subject to the cybersecurity review by the CAC for this offering. As of the date of this prospectus, we have not been informed by any PRC government authorities that we will be deemed as a critical information infrastructure operator. It also remains uncertain whether future regulatory changes would impose additional restrictions on companies like us. We cannot predict the impact of the Review Measures and the Network Data Security Management Regulations, if any, at this stage. We will closely monitor and assess any development in the rulemaking process. If the Review Measures and the enacted version of the Network Data Security Management Regulations mandate clearance of a cybersecurity review and other specific actions to be completed by China-based companies listed on a foreign stock exchange like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. As of the date of this prospectus, we have not been involved in any formal investigations on cybersecurity review made by the CAC. If we are not able to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, we may be subject to government enforcement actions and investigations, fines, penalties, suspension of our non-compliant operations, or removal of our applications from the relevant application stores, among other sanctions, which could materially and adversely affect our business and results of operations.

In November 2021, one of our applications “Cloud Classroom” was tested and considered as violated relevant regulations in collecting personal information by National App Technology Testing Platform, which is an official platform under the MIIT. Upon receipt of the notice, we immediately conducted thorough reviews on relevant systems and made rectifications. In February 2022, such application was listed on a notice of criticism circulated by the MIIT, which determined that we violated relevant regulations in using users’ personal information and mandatorily, frequently and excessively requesting for permissions of users’ personal information. We reviewed our application system immediately and carried out rectification measures. The rectified application was recognized and approved by the MIIT in March 2022.

Pursuant to the PIPL, where personal information is handled in violation of this law or personal information is handled without fulfilling personal information protection duties in accordance with the provisions, the departments fulfilling personal information protection duties and responsibilities are to order correction, confiscate unlawful income, and order the provisional suspension or termination of service provision of the application programs unlawfully handling personal information. The above-mentioned matters have neither caused the cease of any of our applications nor adversely affected our business and results of operations. We believe the measures taken by us with respect to personal information protection are consistent with industry practice.

We also continue to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit our ability to expand into those markets or prohibit us from continuing to offer services in those markets without significant additional costs.

The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our services, restrict our ability to offer services in certain locations, impact our customers’ ability to deploy our solutions in certain jurisdictions, or subject us to claims and litigation from private actors and investigations, proceedings, and sanctions by data protection regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our practices. We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy, cybersecurity or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection.

We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the PRC and other jurisdictions, and we cannot yet determine the impact that such future laws, rules, regulations and standards may have on our business. Moreover, existing PRC cybersecurity and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy, cybersecurity and data protection-related matters. Because global laws, regulations and industry standards concerning privacy, cybersecurity and data protection have continued to develop and evolve rapidly, it is possible that we or our products or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our products in certain countries. These developments could adversely affect our business, results of operations and financial condition.

Further, in many cases we rely on the data processing, privacy, data protection and cybersecurity practices of our suppliers and contractors, including with regard to maintaining the confidentiality, security and integrity of data. If we fail to manage our suppliers or contractors or their relevant practices, or if our suppliers or contractors fail to meet any requirements with regard to data processing, privacy, data protection or cybersecurity required by applicable legal or contractual obligations that we face (including any applicable requirements of our clients), we may be liable in certain cases. We may face difficulties in binding our suppliers and contractors to these agreements and otherwise managing their relevant practices, which may subject us to claims, proceedings and liabilities.

Any failure or perceived failure by us, our products or our platform to comply with new or existing PRC or other cybersecurity or data protection laws, regulations, policies, industry standards or legal obligations, any failure to bind our suppliers and contractors to appropriate agreements or to manage their practices or any systems failure or security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other data relating to customers or individuals may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, fines and penalties, adverse publicity or potential loss of business.

Significant uncertainties exist in relation to the interpretation and implementation of, or proposed changes to, the PRC laws, regulations and policies regarding the industries in which we or our customers operate, including online private education industry, may adversely affect our business, financial condition, results of operations and prospect.

The regulatory environment with respect to the industries in which we or our customers operate in China is changing rapidly for the past years and therefore is subject to substantial uncertainties, which may negatively impact our business. For example, the PRC private education industry, especially the after-school tutoring sector, has experienced intense scrutiny and has been subject to significant regulatory changes. In particular, the Opinions on Further Reducing Students’ Homework Burden and After-School Tutoring Burden in Compulsory Education jointly promulgated by the General Office of State Council and the General Office of Central Committee of the Communist Party of China on July 24, 2021, sets out a series of operating requirements on after-school tutoring institutions, including, among other things, online academic after-school tutoring institutions that have filed with the local education administration authorities will be subject to review and re-approval procedures by competent government authorities, and any failure to obtain such approval will result in the cancellation of the previous filing and internet content provider license (the “ICP License”). Revenues generated from the education sector in general represented a significant portion of our total revenues in the past. The regulatory scrutiny on the PRC private education industry could materially and adversely affect our business, results of operations and financial condition.

Since our customers operate in a broad range of industries, including private education industry, we are closely monitoring the evolving regulatory environment. However, our business, financial condition, results of operations and prospect may be materially and adversely affected due to restrictions on the private education and other industries. We also cannot assure that there will not be any new rules or regulations in China on business regarding the private education or other industry sectors that our customers currently operate in, or such new rules and regulations will not subject our business operations to further adjustments and in the event of such changes, our business operations may be adversely impacted.

We currently do not have insurance coverage covering all risks related to our business and operations. The lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We do not maintain insurance policies covering all of our business risks, such as risks relating to properties, receivables and public liability, among others. We cannot assume that the insurance coverage we currently have would be sufficient to cover our potential losses. In the event there is any damage to any assets or incidents for which we do not have sufficient insurance coverage, if at all, we would have to pay for the difference, and our cash flow and liquidity could be negatively affected.

As of the date of this prospectus, we have not obtained directors and officers liability insurance (the “D&O insurance”) for our directors and officers. In the future, we may be subject to additional litigation, including potential class action and shareholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to us could have a material adverse effect on the financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Negative publicity about us, our services, operations and our management may adversely affect our reputation and business.

We may, from time to time, receive negative publicity, including negative internet and blog postings about our company, our business, our management or our services. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our brand and reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers and other third parties with which we conduct business.

We may require additional capital to support our business, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations and our presence outside of China, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our shareholders could suffer significant dilution. The price per share at which we sell additional Class A ordinary shares or other securities convertible into or exchangeable into our Class A ordinary shares in future transactions may be higher or lower than the effective price per Class A ordinary share included in the Units and the Pre-funded Units this offering. In addition, the issuance of additional securities will increase the number of shares eligible for resale in the public market, which in turn could adversely affect the market price of our Class A ordinary shares. For example, we issued a two-year convertible note with a principal amount of US$10 million and an annual interest rate of 4% to BetterJoy Limited Partnership on February 20, 2023, which may be convertible into our Class A ordinary shares at a fixed conversion price of US$10.00 per share (or a floor price of US$7.00 per share at events of default). In addition, on February 1, 2024 and February 1, 2025, respectively, we shall redeem an applicable redemption amount in accordance with the redemption schedule provided in the convertible note in cash, Class A ordinary shares through conversion of the note, or a combination of both, at our option.

Any new equity securities we issue could have rights, preferences and privileges superior to holders of our equity securities currently issued and outstanding. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected. Furthermore, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Heightened tensions in international relations, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Recently there have been heightened tensions in international relations, particularly between the United States and China, but also as a result of the war in Ukraine and sanctions on Russia. These tensions have affected both diplomatic and economic ties among countries. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the major economies. The existing tensions and any further deterioration in the relationship between the United States and China may have a negative impact on the general, economic, political, and social conditions in both countries and, given our reliance on the Chinese market, adversely impact our business, financial condition, and results of operations.

Our business is subject to the risks of earthquakes, fire, floods, pandemics and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

A significant natural disaster, such as an earthquake, fire, flood or pandemic, occurring at our headquarters, at one of our other facilities or where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect our service providers, this could adversely affect the ability of our customers to use our products and platform. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies or the world economy as a whole. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing, and operating activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in our industry, have occurred on our platform and have impacted some of our services providers in the past and may occur on our platform in the future. Any failure to maintain performance, reliability, security, integrity and availability of our products and technical infrastructure, including third-party infrastructure and services upon which we rely, may give rise to litigation, consumer protection actions, or harm to our reputation, and as a result, may hinder our ability to retain existing customers and attract new customers.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our beneficiary interests in those operations.

The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, subject to undertakings for opening telecommunications industries made by China for joining WTO, foreign investors are not allowed to own more than 50% equity interest in any PRC company engaging in value-added telecommunications businesses, except for those in a few categories, such as e-commerce, domestic multiparty communication, storage-and-forward, and call center services according to the Special Administrative Measures for Foreign Investment Access (Negative List) (Edition 2021) effective on January 1, 2022, which may be amended, supplemented or otherwise modified from time to time (the “Negative List”). It was further required under the Provisions on the Administration of Foreign Invested Telecommunications Enterprises (the “FITE Regulations”) that the primary foreign investor must also have experience and a good track record in providing value-added telecommunications services (the “VATS”) overseas. The FITE Regulations was recently amended on March 29, 2022 and has become effective since May 1, 2022, among which, the previous requirement on the primary foreign investor’s experience and good track record has been cancelled. However, this modification is relatively new, uncertainties still exist in relation to its interpretation and implementation.

Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our subsidiaries in the PRC are foreign-invested enterprises (the “FIEs”). Given that our current business and business plan are deemed as kinds of VATS, which are subject to restrictions or prohibitions, and that FIEs may not be eligible to operate VATS business in China according to above mentioned restrictions, we conduct our business in China through the VIE. As the telecommunications authorities generally implement look-through approach for the supervision of the value-added telecommunications license, there are risks that we may be required by the telecommunications authorities to re-apply for value-added telecommunications license in accordance with the FITE Regulations, which could adversely affect our business, results of operations and financial condition. We have, through Zhejiang WFOE, entered into a series of contractual arrangements, including the exclusive technical and consulting services agreement, powers of attorney, exclusive option agreements and equity interest pledge agreements, as amended and restated, with the VIE, as well as the shareholders of the VIE. These contractual arrangements entered into with the VIE allow us to receive substantially all of the economic benefits of the VIE and its subsidiaries, and have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we are the primary beneficiary of the VIE and hence consolidate the financial results of the VIE under U.S. GAAP.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC counsel, Zhong Lun, is of the view that the contractual arrangement in relation to the VIE and all of the contracts among Zhejiang WFOE, the VIE and the shareholders of the VIE are valid and binding in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the PRC Foreign Investment Law, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), and the regulations and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government authorities, such as the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), the MIIT or other authorities that regulate internet content providers and other participants in the telecommunications industry, would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

In addition, Mr. Gangjiang Li owns the majority of our voting shares. Mr. Gangjiang Li, along with a small number of other employees, together the shareholders, own the majority of the voting shares of the VIE respectively. The enforceability, and therefore the benefits, of the contractual agreements between us and the VIE depend on these individuals enforcing the contracts. There is a risk that the benefits of ownership between us and the VIE may not be aligned in the future. Given the significance and importance of the VIE, there would be a significant negative impact to us if these contracts were not enforced. The fact that there are currently more than 20 shareholders and holders of warrants in the VIE further heightens this risk.

If our corporate structure and contractual arrangements are deemed by the MIIT, MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of the VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•        revoking our business and operating licenses;

•        levying fines on us;

•        confiscating any of our income that they deem to be obtained through illegal operations;

•        restricting our right to collect revenues;

•        shutting down our services;

•        discontinuing or restricting our operations in China;

•        imposing conditions or requirements with which we may not be able to comply;

•        requiring us to change our corporate structure and contractual arrangements;

•        restricting or prohibiting our use of the proceeds from overseas offering to finance the VIE’s business and operations; and

•        taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could adversely affect our business, results of operations and financial condition. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of the VIE or the right to receive economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements.

We rely on contractual arrangements with the VIE and the shareholders of the VIE to operate our business, which may not be as effective as equity ownership in providing operational control and could adversely affect our business, results of operations and financial condition.

We rely on contractual arrangements with the VIE and the shareholders of the VIE to operate our business in the PRC. These contractual arrangements may not be as effective as equity ownership in providing us with control over the VIE. If the VIE or the shareholders of the VIE fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by the VIE is indirect, and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. The fact that there are currently more than 20 shareholders and holders of warrants in the VIE (all of which have entered into the VIE Contracts) further heightens this risk. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in the VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed of pursuant to the contractual arrangement or ownership by the record holder of the equity interest. In addition, though we have entered into equity interest pledge agreements with the shareholders of the VIE, our remedies under the equity interest pledge agreements are primarily intended to help us collect debts owed to us by the VIE or the shareholders of the VIE under the contractual arrangements and may not help us in acquiring the assets or equity of the VIE.

All the agreements under our contractual arrangements with the VIE are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions. As a result, uncertainties in the PRC legal system could limit its ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how such contractual arrangements should be interpreted or enforced under PRC laws. Significant uncertainties exist regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over the VIE and relevant rights and licenses we hold in order to operate our business, and as a result our ability to conduct our business may be adversely affected. See also “— Risks Related to Doing Business in China — Our contractual arrangements with the VIE are governed by the laws of the PRC and it may have difficulty in enforcing any rights it may have under these contractual arrangements.”

Our ability to enforce the equity interest pledge agreements among Zhejiang WFOE, the VIE and each shareholder of the VIE may be subject to limitations based on PRC laws and regulations.

Pursuant to the equity interest pledge agreements among Zhejiang WFOE, the VIE and each shareholder of the VIE, such shareholder pledges all of his or her equity interests in the VIE to Zhejiang WFOE to secure the performance by the VIE and its shareholders of their respective obligations under the applicable contractual agreements.

As of the date of this prospectus, the pledge of the equity interests in the VIE has not been completed and the equity interest pledge under the equity interest pledge agreements has not been registered with local Administration for Market Regulation although the equity interest pledge agreements have been executed. Under the PRC Civil Code, when a pledgor fails to pay its debt when due, the pledgee may choose to either conclude an agreement with the pledgor to obtain the pledged equity or seek payments from the proceeds of the auction or sale of the pledged equity. The PRC Civil Code further provides that the registration is necessary to create security interest on the shares of a PRC limited liability company, which means that before the equity interest pledge is duly registered, such pledge is unenforceable even though the relevant equity interest pledge agreement is binding. Prior to the completion of the registration, we may not be able to successfully enforce the equity interest pledges against any third parties who have acquired the equity interests in good faith in the VIE.

The shareholders of the VIE may have potential conflicts of interest with us, which could adversely affect our business, results of operations and financial condition.

The interests of the shareholders of the VIE in their capacities as such shareholders may differ from our interests as a whole. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in our best interests, or those conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew the existing contractual arrangements with us. Since there are more than 20 shareholders of the VIE including some shareholders who are concurrently holding (via themselves or their respective affiliate(s)) outstanding warrants to subscribe for Class A ordinary shares, there is a heightened risk of one or more shareholders of the VIE breaching or causing the VIE to breach or refusing to renew the existing contractual arrangements with us, and we may not be able to obtain consent and cooperation from all the shareholders in further actions with respect to the VIE, such as the transfer of equity interests in the VIE to our designee.

Currently, we do not have arrangements to address potential conflicts of interest between the shareholders of the VIE and our company. We, however, could, at all times, exercise the option under the exclusive option agreement to cause the shareholders of the VIE to transfer all of their equity ownership in the VIE to our wholly-owned subsidiaries or an entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of the VIE as provided under the powers of attorney, directly appoint new directors of the VIE. We rely on the shareholders of the VIE to comply with PRC laws and regulations, which provide that directors and executive officers owe a duty of loyalty to the company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and with the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to the best interests of the company. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of the VIE, we may have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could adversely affect our business, results of operations and financial condition.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC enterprise income tax law (the “EIT Law”) requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among Zhejiang WFOE, the VIE and the shareholders of the VIE were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment, which could increase their PRC tax liabilities and its overall tax liabilities. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Zhejiang WFOE or the VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. In addition, if Zhejiang WFOE requests the shareholders of the VIE to transfer their equity interests in the VIE at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject the relevant subsidiary to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Zhejiang WFOE and VIE for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of Zhejiang WFOE and VIE increase, or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the VIE declares bankruptcy or becomes subject to a dissolution or liquidation proceeding.

The VIE holds substantially all of our assets in China. Under the contractual arrangements, the VIE may not and the shareholders of the VIE may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event that the shareholders of the VIE breach these contractual arrangements and voluntarily liquidate the VIE, or the VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities or otherwise benefit from the assets held by the VIE, which could adversely affect our business, results of operations and financial condition. If the VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could adversely affect our business, results of operations and financial condition.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law, and its enactment could adversely affect our business, results of operations and financial condition.

MOFCOM published a discussion draft of the proposed Foreign Investment Law (2015) (the “2015 Draft”) in January 2015 aiming to, upon its enactment, replace the major existing laws and regulations governing foreign investment in China. In December 2018, the SCNPC published the draft Foreign Investment Law (2018), which was further amended and published in January 2019, as a second draft for comment. In March 2019, a new draft of Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which came into effect recently on January 1, 2020. The Foreign Investment Law replaced the three laws on foreign investment, i.e., the Wholly Foreign-owned Enterprise Law of the PRC, the Cooperative Joint Venture Law of the PRC and the Equity Joint Venture Law of the PRC.

Pursuant to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country within China, or foreign investors, and the investment activities include the following situations: (1) a foreign investor, individually or collectively with other investors, establishes an FIE in China; (2) a foreign investor acquires stock shares, equity shares, shares in assets, or other similar rights and interests of an enterprise within China; (3) a foreign investor, individually or collectively with other investors, invests in a new project in China; and (4) investments in other means as provided by laws, administrative regulations, or the State Council.

The 2015 Draft introduced certain concepts for the regulation of the VIE structures, such as “actual control” and “controlling PRC companies by contracts or trusts.” However, the enacted Foreign Investment Law, as well as its implementation rules which was promulgated on December 26, 2019 and took effect on January 1, 2020, no longer mention the relevant concepts for the regulation of these variable interest entity structures. Instead, the newly promulgated Foreign Investment Law contains a catch-all provision, stating that investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council shall also be deemed as foreign investments. In consideration of the above, there are significant uncertainties as to the interpretation and implementation of such new legislation and how the control status of the VIE would be determined under the enacted Foreign Investment Law. We also face uncertainties as to whether the interpretation and implementation of such new legislation or regulations promulgated in the future would mandate further actions, such as MOFCOM market entry clearance or certain restructuring of corporate structure and operations, to be completed by companies with existing VIE structure and whether these actions can be timely completed, or at all, and our business and financial condition may be materially and adversely affected. If we are not able to obtain any approval when required, our contractual arrangements with the VIE may be regarded as invalid and illegal, which could adversely affect our business, results of operations and financial condition. As a result, we may not be able to (1) continue our business in China through the contractual arrangements with the VIE, (2) exert effective control over the VIE, or (3) consolidate the financial results of, and receive economic benefits from the VIE under existing contractual arrangements.

In addition, our corporate governance practice may be impacted and our compliance costs could increase if the VIE was considered as FIEs under the Foreign Investment Law. For instance, the Foreign Investment Law purports to impose ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Any company found to be non-compliant with these information reporting obligations could potentially be subject to fines or administrative liabilities.

Risks Related to Doing Business in China

Changes in the political and economic policies of the PRC government could adversely affect our business, results of operations and financial condition, and may result in our inability to sustain our growth and expansion strategies.

A substantial part of our operations is based in the PRC and a significant portion of our revenues are generated from our operations in the PRC. Accordingly, our business, results of operations and financial condition are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our business, results of operations and financial condition could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently adversely affect our business, results of operations and financial condition, and cause the value of our securities to significantly decline or become worthless. In addition, the COVID-19 pandemic may also have a severe and negative impact on the Chinese economy.

Furthermore, we, as well as investors of our securities, face uncertainty about future actions by the PRC government that could significantly affect our financial performance and operations, including the enforceability of the contractual arrangements with the VIE. If future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulations, particularly of internet businesses. There is a risk that the PRC government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to continue our operations, and cause the value of our securities to significantly decline or become worthless.

A significant portion of our operations are conducted in the PRC and are governed by PRC laws, rules and regulations. Zhejiang WFOE and VIE are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value in the PRC.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, the number of published decisions and the nonbinding nature of such decisions is limited, and the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published in a timely manner, or at all, and which may have a retroactive effect. As a result, we may not be aware of the violation of these policies and rules until after the occurrence of the violation. Moreover, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede the ability to enforce the contracts we have entered into and could adversely affect our business, results of operations and financial condition.

There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely affect our business and hinder our ability to offer securities overseas, or continue our operations, and cause the value of our securities to significantly decline or become worthless.

The Chinese government heavily regulates the internet industry, including relevant market access restrictions and limitations on foreign investment, license and permit requirements for service providers in the internet industry. Since some of the laws, regulations and legal requirements with respect to the internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainties. Because the Chinese legal system is based on written statutes, such that prior court decisions can only be cited for reference and have little precedential value, it is in many cases difficult to determine what actions or omissions may result in liabilities.

Issues, risks and uncertainties relating to China’s government regulation of the Chinese internet sector include the following.

•        We operate our business in China through businesses controlled through contractual arrangements rather than equity ownership due to restrictions on foreign investment in businesses related to VATS.

•        Uncertainties relating to the regulation of the internet business in China, including evolving licensing practices, give rise to the risk that some of our permits, licenses or operations may be subject to challenges, which may be disruptive to our business, subject us to sanctions or require us to increase capital, compromise the enforceability of relevant contractual arrangements, or have other adverse effects on us. The numerous and often vague restrictions on acceptable content in China subject us to potential civil and criminal liability, temporary blockage or complete shut-down of our products. For example, the State Secrecy Bureau, which is directly responsible for the protection of state secrets of all Chinese government and Chinese Communist Party organizations, is authorized to block any website or mobile applications it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. In addition, the Law on Preservation of State Secrets which became effective on October 1, 2010 provides that whenever an internet service provider detects any leakage of state secrets in the distribution of online information, it should stop the distribution of such information and report to the authorities of state security and public security. As per request of the authorities of state security, public security or state secrecy, the internet service provider should delete any content on its website that may lead to disclosure of state secrets. Failure to do so on a timely and adequate basis may subject the service provider to liability and certain penalties imposed by the State Security Bureau, Ministry of Public Security or MIIT, or their respective local counterparts.

•        The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council recently jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities According to Law (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the supervision over overseas listings by China-based companies. Effective measures, such as promoting the construction of relevant regulatory systems, are to be taken to deal with the risks and incidents of China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and the related guidelines, which will become effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. We believe we will be required to file with the CSRC within three business days after the closing of this offering. However, there can be no assurance that we can complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. See also “— Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with this offering and our future capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.”

•        On December 28, 2021, the CAC, together with 12 other government agencies, jointly issued the Review Measures, which became effective on February 15, 2022 requiring that, among others, the purchase of network products and services by a “critical information infrastructure operator” and the data processing activities of a “network platform operator” that affect or may affect national security shall be subject to the cybersecurity review. In addition, the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security. The Review Measures also provides that any “network platform operators” holding over one million users’ personal information shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. On November 14, 2021, the CAC published the Network Data Security Management Regulations for public comments, which among others further requires that a data processor who processes important data or who is listed overseas shall complete an annual data security assessment either self-conducted or conducted by a data security service organization engaged, and before January 31 of each year, submit the annual data security assessment report of the previous year to the local cyberspace affairs administration department. Since the Review Measures, the Network Data Security Management Regulations being drafted and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities, it remains uncertain how PRC governmental authorities will regulate overseas listing in general and how we will be affected. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries or the VIE as a critical information infrastructure operator or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that our listing in the U.S. will not be affected by the Review Measures or Network Data Security Management Regulations, and our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for listing in the United States, because we are not a critical information infrastructure operator or data processing operators with personal information of more than one million users. There remains uncertainty, however, as to how the Review Measures and the Network Data Security Management Regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretations related to the Review Measures and the Network Data Security Management Regulations. See also “— Risks Related to Our Business and Industry — Our business is subject to a variety of PRC and international laws and regulations, including those regarding privacy, cybersecurity and data protection, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our platform to comply with or enable our customers to comply with applicable laws and regulations could harm our business, results of operations and financial condition.”

Due to the increasing popularity and use of the internet and other online services, it is possible that additional laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, cybersecurity, data protection, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The adoption of additional laws or regulations may impede the growth of the internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. The interpretation and application of existing PRC laws, regulations and policies, the stated positions of relevant PRC government authorities and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business.

We will continuously assess the need to obtain and renew permits, filings and licenses to operate our business, closely consult the supervisory authority having jurisdiction over us, and follow their guidance in a timely manner to ensure that we run our business legally. However, we may fail, on acceptable terms and in a timely manner, or at all, to obtain, maintain or update the permits, filings and licenses we may need to operate and expand our business from time to time and as required by the supervisory authorities. Business operations without proper permits, filings and licenses may subject us to administrative penalties by relevant PRC regulators with measures including fines, and in very extreme cases, confiscation of the gains derived from the operations, being required to discontinue or restrict our operations and being placed in the credit blacklist made by the PRC regulator, and our business, results of operations and financial condition could be materially adversely affected.

Our contractual arrangements with the VIE are governed by the laws of the PRC and it may have difficulty in enforcing any rights it may have under these contractual arrangements.

As all of our contractual arrangements with the VIE are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Disputes arising from these contractual arrangements will be resolved through arbitration in China, although these disputes do not include claims arising under the United States federal securities law and thus do not prevent you from pursuing claims under the United States federal securities law. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements, through arbitration, litigation and other legal proceedings available in China, which could limit our ability to enforce these contractual arrangements and exert effective control over the VIE. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to consolidate the financial results of the VIE under U.S. GAAP, and our ability to conduct our business may be materially and adversely affected.

Recent regulatory development in China may exert more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with this offering and our future capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.

Under the current M&A Rules, as jointly adopted by six PRC regulatory agencies in 2006 and amended in 2009, an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets is required to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

Our PRC counsel, Zhong Lun, has advised us based on their understanding of the current PRC laws, regulations and rules that the CSRC’s approval under the M&A Rules is not required for this offering, given that: (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours are subject to the M&A Rules, (2) the WFOEs were incorporated as wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules, and (3) no explicit provision in the M&A Rules clearly classifies contractual arrangements as a type of acquisition transaction subject to the M&A Rules.

However, our PRC counsel has further advised us that it remains uncertain as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for this offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does. If it is determined that CSRC approval under the M&A Rules is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval. These sanctions may include fines and penalties on the operations in China, delays in or restrictions on the repatriation of the proceeds from overseas offering into China, restrictions on or prohibition of the payments or remittance of dividends by the WFOEs or the VIE in China, or other actions that could have a material and adverse effect on our business, results of operations, financial condition, reputation and prospects, as well as the trading price of our Class A ordinary shares.

Furthermore, the PRC regulatory authorities have recently exerted more oversight and control over offerings that are conducted overseas. On July 6, 2021, the General Office of the State Council of the PRC, together with another regulatory authority, jointly promulgated the Opinions, which calls for enhanced administration and supervision of overseas-listed China-based companies, proposes to revise the relevant regulation governing the overseas issuance and listing of shares by such companies, and clarifies the responsibilities of competent domestic industry regulators and government authorities. On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures, which will become effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller. The CSRC provided further notice related to the Overseas Listing Trial Measures that companies that have already been listed on overseas stock exchanges prior to March 31, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures, i.e., to file with the CSRC within three business days after the closing of such subsequent offerings.

As we have been listed on Nasdaq prior to March 31, 2023, we are not required to make immediate filing with the CSRC in connection with our listing. However, we believe we will be required to file with the CSRC within three business days after the closing of this offering. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. We cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of the Class A ordinary shares. Accordingly, the value of your investment may be materially and adversely affected or become worthless.

Furthermore, the PRC government authorities may further strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Any such action may adversely affect our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, the HFCAA has been signed into law on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for two consecutive years, the SEC shall prohibit our Class A ordinary shares from being traded on a national securities exchange or in the over-the-counter market in the United States.

In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors outside of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China in 2023 and beyond, or if we fail to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon two consecutive years of non-inspection under the HFCAA and relevant regulations, the Class A ordinary shares will be delisted from Nasdaq and our Class A ordinary shares will not be permitted for trading over the counter either. If our Class A ordinary shares are prohibited from trading in the United States, we cannot assure you that we will be able to list on a non-U.S. exchange or that a market for our Class A ordinary shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase the Class A ordinary shares when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the Class A ordinary shares. Moreover, the HFCAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the Class A ordinary shares could be adversely affected. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

PRC laws and regulations mandate complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to make acquisitions in China.

PRC laws and regulations, such as the M&A Rules, and other relevant rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to a merger control security review. In August 2011, MOFCOM promulgated the Rules of the Ministry of Commerce on the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “MOFCOM Security Review Rules”), effective from September 1, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to a security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements of offshore transaction. Factors that MOFCOM considers in its review are whether an important industry is involved, such transaction involves factors that have had or may have an impact on national economic security and such transaction will lead to a change in control of a domestic enterprise that holds a well-known PRC trademark or a time-honored PRC brand. If a business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company. Complying with the requirements of the relevant regulations to complete any such transaction could be time-consuming, and any required approval process, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners, Zhejiang WFOE or the VIE to liability or penalties, limit our ability to inject capital into Zhejiang WFOE and the VIE or limit the WFOE’s and the VIE’s ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular of SAFE on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles(the “SAFE Circular 37”) on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operation of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as change of shareholders of the special purpose vehicle, increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

Mr. Gangjiang Li, Mr. Yi Ma and 11 natural persons completed the initial SAFE registration pursuant to SAFE Circular 37 in September 2021. We have notified substantial beneficial owners of ordinary shares who are PRC residents of their filing obligation, including the obligation to complete SAFE registration and to make updates under SAFE Circular 37. Nevertheless, we may not be continuously aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners, the WFOEs or the VIE to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to the WFOEs and the VIE and limit the WFOEs’ ability to distribute dividends to us. These risks could adversely affect our business, results of operations and financial condition.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. As of the date of this prospectus, we have not made adequate employee benefit payments and may be required to make up the contributions and pay a penalty for late contributions for these plans. If we fail to make or supplement contributions of social security premiums within the stipulated period, the social security premiums collection agency may enquire into the deposit accounts of the employer with banks and other financial institutions. In an extreme situation, where we fail to contribute social security premiums in full amount and do not provide guarantee, the social security premiums collection agency may apply to a Chinese court for seizure, foreclosure or auction of our properties of value equivalent to the amount of social security premiums payable, and the proceeds from auction shall be used for contribution of social security premiums. If we are subject to deposit, seizure, foreclosure or auction in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Any failure to comply with PRC regulations regarding employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in equity incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before we become an overseas listed company. As an overseas listed company, we and our directors, executive officers and other employees who are PRC residents and who have been granted options are subject to the Notice of SAFE on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012 (“SAFE Circular 7”), according to which, employees, directors, supervisors and other management members participating in any equity incentive plans of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We will make efforts to comply with these requirements by making applications and registrations under SAFE Circular 7, but there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete SAFE registrations may subject relevant participants in the share incentive plans to fines and legal sanctions and may also limit the ability to make payment under the equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprise in China and limit the wholly-foreign owned enterprise’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

We may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could adversely affect our ability to conduct our business.

We are a holding company and may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries and on remittances from the VIE for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our WFOEs or the VIE incur additional debt, the instruments governing the debt may restrict their ability to pay dividends, make loans or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to the WFOEs and the VIE permit payments of dividends only out of our retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, our WFOEs and the VIE are required to set aside at least 10% of their net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of their registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our WFOEs and the VIE are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances.

Limitations on the ability of the VIE to make remittance to the wholly-foreign owned enterprise and on the ability of its subsidiaries to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including making investments or acquisitions that could be beneficial to our businesses, paying dividends to our shareholders or otherwise funding and conducting our business.

The discontinuation of the preferential tax treatment available to us in China could adversely affect our business, results of operations and financial condition.

Under PRC tax laws and regulations, some of our PRC subsidiaries currently benefit from a number of preferential tax treatments. For example, the modified EIT Law and its implementation rules generally impose a uniform income tax rate of 25% on all enterprises, but grant preferential treatment to “high and new technology enterprises strongly supported by the state” (the “HNTEs”), to enjoy a reduced enterprise tax rate of 15%. Wuhan Baijia Cloud Technology Co., Ltd. (“Wuhan BaiJiaYun”), Wuhan BaiJiaShiLian and Beijing Deran, and the VIE are now qualified as HNTEs. In September 2022, we disposed of 100% equity interest of Wuhan BaiJiaYun. Continued qualification as a HNTE is subject to a three-year review by the relevant government authorities in China, and in practice certain local tax authorities also require annual evaluation of the qualification. In addition to the foregoing tax benefit, some of our PRC subsidiaries obtained the certificate of Qualified Software Enterprise and some of our products have obtained software product registration certificates, based on which the relevant PRC subsidiaries enjoy certain preferential enterprise income tax and value-added tax benefits, according to relevant rules including the Notice on Value-added Tax Policies for Software Products issued by the Ministry of Finance (the “MOF”) and the SAT on October 13, 2011, the Notice on Enterprise Income Tax Policies for Further Encouraging the Development of Software and Integrated Circuit Industries issued by the MOF and the SAT on April 20, 2012, the Notice on Increasing the Proportion of Weighted Pre-tax Deduction for R&D Expenses issued by the MOF, the SAT and the

Ministry of Science and Technology on September 20, 2018, and the Announcement on Enterprise Income Tax Policies for Promoting the High-Quality Development of Integrated Circuit and Software Industries issued by the MOF, the SAT, the National Development and Reform Commission (the “NDRC”) and the MIIT on December 11, 2020. In the event the preferential tax treatment for our PRC subsidiaries are discontinued or are not verified by the local tax authorities, and the affected entity fails to obtain preferential tax treatments, we will become subject to the standard tax rates and policies, including the PRC enterprise income tax rate of 25%. We cannot assure you that the tax authorities will not, in the future, discontinue our preferential tax treatment, potentially with retroactive effect.

We and our non-PRC subsidiaries may be treated as resident enterprises for PRC tax purposes under the EIT Law, and we may therefore be subject to PRC income tax on our global income.

Under the modified EIT Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies(the “Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in China; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (4) at least 50% of voting board members or senior executives habitually reside in China. If we or any of our non-PRC subsidiaries were to be considered a PRC resident enterprise, we or the subsidiary would be subject to PRC enterprise income tax at the rate of 25% on our or our subsidiary’s global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the EIT Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of the Class A ordinary shares.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices for such companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the PCAOB also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and listing suspensions on U.S. national exchanges. Some China-based companies listed in the United States are also subject to allegations centered around financial and accounting irregularities, lack of effective internal controls over financial accounting, and fraud, and are in the process of internal and external investigations into the allegations, shareholder lawsuits and SEC enforcement actions. Any similar scrutiny of us, regardless of its lack of merit, could cause the market price of the Class A ordinary shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for D&O insurance.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective on March 1, 2020, no foreign securities regulator is allowed to directly conduct investigations or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for a foreign securities regulator to directly conduct investigations or evidence collection activities within China may further increase the difficulties you face in protecting your interests.

There are uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (the “Bulletin 7”), which partially replaced and supplemented previous rules under the Notice of the SAT on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises or SAT Circular 698, issued by the SAT on December 10, 2009. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT promulgated the Announcement on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source(the “SAT Circular 37”), which was amended and became effective on June 15, 2018, and SAT Circular 698 then was repealed with effect from December 1, 2017. SAT Circular 37 also amends certain provisions in Bulletin 7, but does not touch upon other provisions of Bulletin 7, which remain in full force. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

There is uncertainty as to the application of Bulletin 7 and SAT Circular 37. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. We may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, the WFOEs may be requested to assist in the filing under Bulletin 7. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with Bulletin 7 and SAT Circular 37, or to establish that we should not be taxed under Bulletin 7 and SAT Circular 37, which could adversely affect our business, results of operations and financial condition.

We will be subject to restrictions on currency exchange.

A substantial portion of our revenues is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from the WFOEs or the VIE. Currently, the WFOEs may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenues and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit their ability to utilize cash generated in Renminbi to fund their business activities outside of the PRC or pay dividends in foreign currencies to the shareholders, and may limit our ability to obtain foreign currency through debt or equity financing for the WFOEs and the VIE.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to the WFOEs and the VIE, or to make additional capital contributions to the WFOEs.

We, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to the WFOEs, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to the WFOEs to finance our activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to the WFOEs are subject to the requirement of making necessary filings or registrations through enterprise registration system with relevant governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (the “Circular 19”), effective on June 1, 2015, in replacement of the Circular of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises (the “SAFE Circular 142”), the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses (the “Circular 59”), and the Circular of SAFE on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses (the “Circular 45”). According to Circular 19, the flow and use of the Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for the issuance of Renminbi entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue Renminbi entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit its ability to transfer any foreign currency we hold to the WFOEs and the VIE, which may adversely affect our liquidity and ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to the VIE. Meanwhile, we are not likely to finance the activities of the VIE by means of capital contributions given the potential restrictions on foreign investment in the businesses that are currently conducted by the VIE.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals in a timely manner, if at all, with respect to future loans to the WFOEs or the VIE or future capital contributions by us to the WFOEs. As a result, uncertainties exist as to our ability to provide prompt financial support to the WFOEs or the VIE when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

Risks Related to Ownership of Our Class A Ordinary Shares

The trading price of the Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of the Class A ordinary shares is likely to be volatile. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The market price for the Class A ordinary shares may be influenced by those factors discussed in this “Risk Factors” section and many others, including:

•        regulatory developments in the U.S., the PRC and foreign countries;

•        innovations or new products or solutions developed by us, or our competitors;

•        announcements by us or our competitors of significant acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•        achievement of expected sales and profitability;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        trading volume of the Class A ordinary shares, and sales of the securities by insiders and shareholders;

•        an inability to obtain additional funding;

•        change in strategy or industry trend;

•        announcements of new investments, acquisitions/dispositions, strategic partnership or joint venture by us or our competitors;

•        general economic, industry and market conditions other events or factors, many of which are beyond our control;

•        additions or departures of key personnel;

•        the ongoing and future impact of the COVID-19 pandemic and actions taken to slow its spread; and

•        intellectual property, product liability or other litigation against us.

For example, if our board of directors decides to conduct a material acquisition or disposition, this could result in the distraction of our management and disruption of ongoing business, any of which could adversely affect our business and financial results, and the trading price of the Class A ordinary shares. In addition, in the past, shareholders of public companies have initiated class action lawsuits against those companies following periods of volatility in the market prices of these companies’ shares. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

The dual-class share structure with different voting rights will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Class A ordinary shares may view as beneficial.

Our authorized and issued ordinary shares are divided into the Class A ordinary shares and Class B ordinary shares. Except for voting rights and conversion rights, the Class A ordinary shares and the Class B ordinary shares rank pari passu and have the same rights, preferences, privileges and restrictions. In respect of matters requiring the votes of our shareholders, holders of the Class A ordinary shares and Class B ordinary shares vote together as one class, and holders of the Class A ordinary shares are entitled to one vote per share while holders of the Class B ordinary shares are entitled to 15 votes per share.

As of the date of this prospectus, Jia Jia BaiJiaYun Ltd beneficially owns 28,055,888 Class B ordinary shares which account for an aggregate of 49.63% of the voting power represented by all our issued and outstanding ordinary shares, Duo Duo International Limited beneficially owns 17,886,414 Class B ordinary shares, which account for an aggregate of 31.64% of the voting power represented by all our issued and outstanding ordinary shares; and Nuan Nuan Ltd beneficially owns 8,641,655 Class B ordinary shares, which account for an aggregate of 15.29% of the voting power represented by all our issued and outstanding ordinary shares. Mr. Gangjiang Li and Mr. Yi Ma, and their respective holding companies, are parties to an acting-in-concert agreement, pursuant to which the parties agree to vote on the matters that require action in concert, and if the parties thereof are unable to reach a unanimous opinion in relation such matters, a decision that is made by Mr. Gangjiang Li, or Jia Jia BaiJiaYun Ltd, shall be deemed as a decision that is unanimously passed and agreed by the parties and shall be binding on the parties. As a result, Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as holders of the Class B ordinary shares, will have the power to control all matters submitted to our shareholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets and all other major corporate transactions.

Each of Jia Jia BaiJiaYun Ltd, Duo Duo International Limited, Nuan Nuan Ltd, and their respective ultimate beneficial owners Mr. Gangjiang Li, Ms. Xin Zhang and Mr. Yi Ma may have interests that differ from the interests of other shareholders, and may vote the Class B ordinary shares directly or indirectly held by him/her/it in ways with which other shareholders may disagree or which may be adverse to such other shareholders’ interests. The concentrated control over our company will likely exist regardless of whether and to what extent we distribute to our shareholders any Class A ordinary shares, and will have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their Class A ordinary shares as part of a sale of our company, and could have a negative effect on the market price of the Class A ordinary shares.

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while the Class A ordinary shares are not convertible into the Class B ordinary shares under any circumstances. Our memorandum and articles of association require any Class B ordinary shares to be automatically converted into Class A ordinary shares upon, among others, a direct or indirect sale, transfer, assignment or disposition of such Class A ordinary shares or a direct or indirect transfer or assignment of the voting power attached to such Class B ordinary shares through voting proxy or otherwise, to any person or entity an affiliate of the holder of such Class B ordinary shares. The potential conversion of Class B ordinary shares into Class A ordinary shares will have a dilutive effect on the existing shareholders of our Class A ordinary shares, which in turn could adversely affect the market price of our Class A ordinary shares.

The outstanding warrants to subscribe for our Class A ordinary shares held by certain investors of BJY may not ultimately be exercised. In the event of non-exercise of such warrants, our shareholding structure may be affected and there may be a negative impact on our financial condition.

As of the date of this prospectus, there are outstanding warrants held by some of BJY’s investors to subscribe for Class A ordinary shares, representing approximately 17.66% of our issued and outstanding ordinary shares in the aggregate assuming the full exercise of such warrants, and are exercisable by their respective holders subject to certain conditions including the completion of the ODI filings under the PRC laws, which is a prerequisite procedure for Chinese entities to make investment overseas. These warrants were assumed by us as a result of the Merger and the Transactions, pursuant to which certain warrants issued to BJY investors in connection with the automatic conversion of the preferred shares issued by BJY to its investors before the Merger were converted into warrants to subscribe for certain number of our Class A ordinary shares based on the conversion ratio as defined in the Merger Agreement. The warrants accord the holders with all rights and obligations attached to our Class A ordinary shares, as if such warrant holders had exercised the warrants and been duly registered as our shareholders.

We cannot guarantee that the ODI filings for all such investors who hold warrants to subscribe for Class A ordinary shares can be finally completed or all such investors will ultimately exercise their rights to subscribe for Class A ordinary shares. In the event that any such investor fails to complete its ODI filings or otherwise decides to not exercise its warrants to subscribe for Class A ordinary shares for any reason, such investor might request us to redeem (despite there being no contractual obligation us to redeem) the interests in the VIE held by such investor or its affiliate(s). In such event, the shareholding structure of the VIE and us may be affected. In addition, we may be requested to return the investment amount originally provided by such investor together with certain level of return expected by such investor or otherwise facilitate an exit by such investor (despite there being no contractual obligation for us to do so), which may negatively impact our financial condition and liquidity position. As such, our ability to fund and expand our business may also be affected, which will in turn negatively affect our business and results of operations.

We are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

As of the date of this prospectus, Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, have 96.56% of the voting power represented by all the issued and outstanding ordinary shares. As a result, we are a “controlled company” as defined under the Nasdaq Listing Rules as set forth in Rule 5615, because Jia Jia BaiJiaYun Ltd, Duo Duo International Limited and Nuan Nuan Ltd, as a group, own more than 50% of our total voting power. For so long as we remain a controlled company, we may, and do rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We may be a passive foreign investment company for United States federal income tax purposes, which could result in adverse United States federal income tax consequences to United States investors in the Class A ordinary shares.

Generally, we will be a “passive foreign investment company” (a “PFIC”), if, in the case of any particular taxable year, either (1) 75.0% or more of our gross income for such year consists of certain types of passive income, or (2) 50.0% or more of the average quarterly value of our assets during such year produce or are held for the production of passive income. The determination of whether we are a PFIC will depend on the particular facts and circumstances (such as the valuation of our assets, including goodwill and intangible assets, and the composition of our income). In addition, pursuant to the “change of business exception,” a corporation that would otherwise be a PFIC for a taxable year is not treated as a PFIC for such year if (1) neither the corporation nor any of its predecessors was a PFIC for any prior taxable year, (2) either substantially all of the passive income for the taxable year is attributable to proceeds from the disposition of an active trade or business or substantially all of the passive assets on each measuring date are attributable to proceeds from such a disposition and (3) the corporation reasonably does not expect to be a PFIC and is not a PFIC for either of the first two taxable years following the relevant taxable year.

We have not performed a definitive analysis as to our PFIC status for its 2022 taxable year, including whether it would qualify for the “change of business exception,” and we provide no assurance that we will make a determination as to our PFIC status for the current taxable year or any future taxable year. Further, since there is little administrative or judicial authority on which to rely to make a determination of PFIC status (including the availability of the “change of business exception”), the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relative to this determination, there can be no assurance with respect to our PFIC status for our current taxable year or any future taxable year. If we are a PFIC in any taxable year, a U.S. Holder may incur significantly increased United States federal income tax on gain recognized on the sale or other disposition of the Class A ordinary shares and on the receipt of distributions on the Class A ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holders may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a United States Holder holds the Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the Class A ordinary shares. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the Class A ordinary shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of our shareholders to take action against us and our directors, actions by minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the foreign courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (1) such courts had proper jurisdiction over the parties subject to such judgment, (2) such courts did not contravene the rules of natural justice of the Cayman Islands, (3) such judgment was not obtained by fraud, (4) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (6) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by its shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. If we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have greater difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We conduct our business in China and substantially all of our assets are located in China. In addition, most of our current directors and senior executive officers are nationals and residents of jurisdictions other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the PRC laws and the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate structure, together with applicable law, may impede our shareholders from asserting claims against us.

Almost all of our operations and records, and all of our senior management are located in China. Shareholders of companies such as us have limited ability to assert and collect on claims in litigation against our PRC subsidiaries. In addition, China has very restrictive secrecy laws that prohibit the delivery of many of the financial records maintained by a business located in China to third parties absent PRC government’s approval. Since discovery is an important part of proving a claim in litigation, and since most if not all of our records are in China, PRC secrecy laws could frustrate efforts to prove a claim against us or our management. In addition, in order to commence litigation in the United States against an individual such as an officer or director, that individual must be served. Generally, service requires the cooperation of the country in which a defendant resides. China has a history of failing to cooperate in efforts to affect such service upon PRC citizens in China.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

As a Cayman Islands exempted company with limited liability listed on Nasdaq, we are subject to the Nasdaq Listing Rules for corporate governance listing standards. However, we qualify as a foreign private issuer (as defined in Rule 3b-4 under the Exchange Act) under the Nasdaq Listing Rules and we are permitted to follow home country practice in respect of certain corporate governance matters. As a result, our corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on Nasdaq. For example, we do not (1) have a majority of the board be independent; (2) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; or (3) have an audit committee be composed of at least three members. We may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so, our shareholders may be afforded less protection than they otherwise would have under the Nasdaq Listing Rules applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

We are a foreign private issuer under the Exchange Act, and exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD promulgated by SEC.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC are less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will not pay dividends for the foreseeable future, investors must rely on price appreciation of the Class A ordinary shares for return on their investment.

We have not paid any dividends on the Class A ordinary shares for the last five years. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the directors. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or its share premium account, provided that in no circumstances may a dividend be paid if this would result in it being unable to pay its debts as they fall due in the ordinary course of business. Even if the Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, financial condition, contractual restrictions and other factors deemed relevant by the Board. Accordingly, the return on the investment in the Class A ordinary shares will depend on any future price appreciation of the Class A ordinary shares. There is no guarantee that the Class A ordinary shares will appreciate in value or even maintain the price at which investors purchased the Class A ordinary shares. Investors may not realize a return on the investment in the Class A ordinary shares and investors may even lose their entire investment.

Techniques employed by short sellers may drive down the market price of the Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our Class A ordinary shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business and shareholders’ equity, and the value of any investment in the Class A ordinary shares could be greatly reduced or rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the Class A ordinary shares and its trading volume could decline.

The trading market for the Class A ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us, our business, market or our competitors. To our knowledge, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our business, the trading price for the Class A ordinary shares would be negatively impacted. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts downgrade the Class A ordinary shares, the trading price of the Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, interest in the Class A ordinary shares could decrease, which could cause the price or trading volume of the Class A ordinary shares to decline.

If we fail to implement or maintain an effective system of internal controls in the future, we may be unable to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the market price of the Class A ordinary shares.

In the course of auditing the consolidated financial statements of BJY as of and for the fiscal year ended June 30, 2022, BJY and its independent registered public accounting firm identified one material weakness in BJY’s internal control over financial reporting, in accordance with the standards established by the PCAOB. The material weakness that has been identified relates to the lack of sufficient number of financial reporting personnel with appropriate knowledge, experience and training of U.S. GAAP and SEC financial reporting requirements to properly address complex U.S. GAAP accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in its internal controls over financial reporting that may require prospective or retroactive changes in our financial statements or identify other areas for further attention or improvement. An independent assessment of the effectiveness of our internal controls by an independent registered accounting firm could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to restatements of our financial statements and require us to incur the expense of remediation. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the market price of the Class A ordinary shares.

Risks Related to the Offered Securities and this Offering

There is no public market for the Warrants or the Pre-funded Warrants.

There is no established public trading market for the Warrants or the Pre-funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants and the Pre-funded Warrants will be limited.

The Warrants included in the Units and the Pre-funded Units offered in this offering are speculative in nature, and holders of the Warrants will not have rights of holders of our Class A ordinary shares until the Warrants are exercised.

The Warrants included in the Units and the Pre-funded Units offered in this offering do not confer any rights of Class A ordinary shares ownership on their holders, but rather merely represent the right to acquire Class A ordinary shares at a fixed price. In addition, following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants. The Warrants will be not listed or quoted for trading on any market or exchange. Until holders of the Warrants acquire Class A ordinary shares upon exercise of the Warrants, they will have no rights with respect to the Class A ordinary shares underlying such Warrants.

Except as otherwise set forth in the Warrants and Pre-funded Warrants, holders of the Warrants and the Pre-funded Warrants offered hereby will have no rights as shareholders with respect to our Class A ordinary shares underlying the Warrants and the Pre-funded Warrants until such holders exercise their Warrants and Pre-funded Warrants and acquire our Class A ordinary shares.

Except as otherwise set forth in the Warrants and the Pre-funded Warrants, until holders of the Warrants and the Pre-funded Warrants acquire our Class A ordinary shares upon exercise thereof, such holders of the Warrants and the Pre-funded Warrants will have no rights with respect to the Class A ordinary shares underlying such warrants, such as voting rights. Upon exercise of the Warrants or the Pre-funded Warrants, as the case may be, the holder will be entitled to exercise the rights of a holder of our Class A ordinary shares only as to matters for which the record date occurs after the exercise date.

We may not receive any additional funds upon the exercise of the Pre-funded Warrants or the Warrants.

Each Pre-funded Warrant included in the Pre-funded Units and each Warrant included in the Pre-funded Units and the Units may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of Class A ordinary shares determined according to the formula set forth in the Pre-funded Warrants and the Warrants. Accordingly, we may not receive any additional funds upon the exercise of the Pre-funded Warrants or the Warrants.

The sale of securities in this offering, and substantial future sales or perceived sales of the Class A ordinary shares in the public market could cause the price of the Class A ordinary shares to decline and depress our ability to raise funds in new offerings.

The sale of securities in this offering, substantial future sales of the Class A ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of the Class A ordinary shares to decline, which could in turn depress our ability to raise funds in new offerings. As of the date of this prospectus, our issued and outstanding securities consist of: (1) 29,201,849 Class A ordinary shares; (2) 54,583,957 Class B ordinary shares; and (3) warrants to subscribe for 17,964,879 Class A ordinary shares in lieu of shares issuable to certain shareholders of BJY upon the completion of the Merger as the required filings for overseas direct investment to relevant PRC government authorities (the “ODI filings”) had not been completed. Assuming all of the warrants to subscribe for our Class A ordinary shares have been exercised, our issued and outstanding securities consist of: (1) 47,166,728 Class A ordinary shares; and (2) 54,583,957 Class B ordinary shares. In addition, we issued a two-year convertible note with a principal amount of US$10 million and an annual interest rate of 4% to BetterJoy Limited Partnership on February 20, 2023, which may be convertible into 1,080,000 Class A ordinary shares at a fixed conversion price of US$10.00 per share (or a floor price of US$7.00 per share at events of default).

Shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the Class A ordinary shares.

You will experience immediate and substantial dilution in the net tangible book value of the Class A ordinary shares you purchase in this offering and may experience additional dilution in the future.

Because the offering price is substantially higher than the pro forma as adjusted net tangible book value per share, you will experience immediate and substantial dilution. Because the effective price per Class A ordinary share included in the Units or issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units being offered is substantially higher than the net tangible book value per Class A ordinary share, you will pay more for the Class A ordinary shares included in such Units or issuable upon the exercise of the Pre-funded Warrants included in the Pre-funded Units than the amount paid by our existing shareholders for their Class A ordinary shares on a

share basis. As a result, you will experience immediate and substantial dilution of approximately US$              , representing the difference between the effective offering price per Class A ordinary share included in the Units or issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units and the pro forma as adjusted net tangible book value per ordinary share after this offering. In addition, you may experience further dilution in connection with the issuance of Class A ordinary shares upon the conversion, exercise or vesting, as the case may be, of our share incentive awards pursuant to the 2023 Share Incentive Plan, of the outstanding convertible note, as well as of any outstanding warrants or the Warrants, the Pre-funded Warrants or the Placement Agent Warrants offered hereby. To the extent that any of these options and warrants are vested and exercised, there will be further dilution to new investors. You may also experience dilution upon conversion of any issued and outstanding Class B ordinary shares into Class A ordinary shares or other securities or instruments convertible or exchangeable into our Class A ordinary shares. See “Dilution” for a more complete description of how the value of your investment in the Class A ordinary shares will be diluted upon completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds, including for any of the purposes described in the section entitled “Use of Proceeds.” For example, we plan to use approximately 30%, or US$            million, of the net proceeds of this offering to fund our working capital and for general corporate purposes. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. This creates uncertainty for the Class A ordinary shareholders and could affect our business, prospects, results of operations and financial condition. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the Class A ordinary share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

The unaudited pro forma condensed combined financial information included in this prospectus contains financial information that has not been audited by an independent registered public accounting firm and that is derived in part through estimates by management, and accordingly the pro forma financial information may differ significantly from the actual results.

As the unaudited pro forma condensed combined financial information included in this prospectus are based on estimates and judgments, it is not intended to show how the combined companies would have actually performed if the events had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. The unaudited pro forma condensed combined financial information may differ significantly from any actual results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our results of operations, financial condition, business strategy and financial needs. These forward-looking statements include statements relating to:

•        our ability to continuously develop new technology, services and products and keep up with changes in the industries that we operate;

•        the expected growth of China’s video cloud industry and our future business development;

•        our expected growth in demand and market acceptance, for our products and services;

•        our ability to protect and enforce our intellectual property rights;

•        our ability to attract and retain qualified executives and personnel;

•        the impact of ongoing COV1D-19 pandemic and the effects of government and other measures seeking to contain its spread;

•        U.S.-China trade war and its effect on our operation, fluctuations of the RMB exchange rate, and our ability to obtain adequate financing for our planned capital expenditure requirements; and

•        the effect of the Merger on our ability to maintain relationships with its customers and business partners, or on our results of operations and business generally.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online learning industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the Class A ordinary shares. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$            million, after deducting the placement agent’s fees and estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of the Warrants included in the Units. If all of Warrants included in the Units were to be exercised in cash at exercise price of US$            per Class A ordinary share, we would receive additional net proceeds of approximately US$            . We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

We, together with the VIE, plan to use the net proceeds of this offering as follows:

•        approximately 40%, or US$            million, to pursue selective strategic investments and acquisitions in companies providing video related services or marketing tools;

•        approximately 30%, or US$            million, to further invest in our research and development expenditure; and

•        approximately 30%, or US$            million, to fund our working capital and for general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant discretion and flexibility to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to the Offered Securities and this Offering — We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.”

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we may invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our WFOEs only through capital contributions or loans and to the VIE only through loans, subject to satisfaction of applicable government registration and approval requirements as well as the laws and regulations on the conversion from U.S. dollars into Renminbi. We expect a significant portion of the proceeds from this offering will be used in China in Renminbi. We will also need to convert any capital contributions to our WFOEs or loans to our WFOEs and the VIE from U.S. dollars to Renminbi. We cannot assure you that we will be able to obtain these government registrations or approvals in a timely manner, if at all. Any failure will delay or prevent us from applying the net proceeds from this offering to our WFOEs and VIE. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to the WFOEs and the VIE, or to make additional capital contributions to the WFOEs.”

DIVIDEND POLICY

We have not declared or paid any dividends. We do not have any present plans to pay any dividends on Class A ordinary shares in the foreseeable future. We intend to retain the available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could adversely affect our ability to conduct our business.”

Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may pay dividends only out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth the total capitalization of BJY, as of June 30, 2022:

•        on an actual basis;

•        a pro forma basis, after giving effect to (1) the issuance of 31,283,756 ordinary shares of BJY to its existing shareholders in August 2022, (2) the Merger between BJY and Fuwei completed on December 23, 2022 and the related issuance of (i) 25,936,012 Class A ordinary shares (including 12,335,105 Class A ordinary shares converted from 15,799,402 preferred shares of BJY), (ii) 54,583,957 Class B ordinary shares, and (iii) warrants to subscribe for 17,964,879 Class A ordinary shares, (3) the issuance of the US$10 million convertible note on February 20, 2023, and (4) the Fuwei Disposition, expected to close by the end of March 2023, resulting in the recognition of US$2.89 million bargain purchase gain reflected as an adjustment to accumulated deficit, as presented in detail discussed elsewhere in this prospectus (collectively, the “Pro Forma Adjustments”); and

•        on a pro forma as adjusted basis, after giving effect to the Pro Forma Adjustments and the sale by us of            Units in this offering at an offering price of US$            per Unit, after deducting the placement agent’s fees and estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants included in the Units.

You should read this table together with our consolidated financial statements and related notes, and the “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections that are included elsewhere in this prospectus.

	As of June 30, 2022
	Actual	Pro forma	Pro forma as adjusted
	US$ in thousands
Loans and borrowings, current	149	149
Convertible note, non-current		10,000

Mezzanine equity
Series Seed convertible redeemable preferred shares	1,077	—
Series A convertible redeemable preferred shares	3,136	—
Series A-1 convertible redeemable preferred shares	6,592	—
Series A-2 convertible redeemable preferred shares	4,630	—
Series A-3 convertible redeemable preferred shares	4,843	—
Series B convertible redeemable preferred shares	23,677	—
Series B+ convertible redeemable preferred shares	12,708	—
Series C convertible redeemable preferred shares	12,206	—
Total Mezzanine Equity	68,869	—	—

Shareholders’ deficit
Ordinary shares	4	—
Class A	—	24,480
Class B	—	28,330
Additional paid-in capital	5,657	48,826
Statutory reserve	919	919
Accumulated deficit	(18,411)	(15,517)
Accumulated other comprehensive loss	(276)	(276)
Total shareholders’ deficit attributable to controlling interests	(12,107)	86,762	—

	As of June 30, 2022
	Actual	Pro forma	Pro forma as adjusted
	US$ in thousands
Non-controlling interests	2,081	2,081
Total shareholders’ (deficit)/equity	(10,026)	88,843	—
Total Capitalization	58,992	98,992

The calculation of capitalization on the actual basis as of June 30, 2022 is based on 85,374,380 shares of BJY issued and outstanding as of June 30, 2022, including 44,069,300 ordinary shares, 4,675,347 Series Seed preferred shares, 5,205,637 Series A preferred shares, 5,202,768 Series A-1 preferred shares, 3,540,046 Series A-2 preferred shares, 3,789,358 Series A-3 preferred shares, 11,047,269 Series B preferred shares, 5,424,746 Series B+ preferred shares and 2,419,909 Series C preferred shares, excludes 6,549,067 ordinary shares issuable upon the exercise of outstanding options granted and 1,655,110 ordinary shares represented by RSUs issued under the equity incentive plan of BJY, and 1,281,865 ordinary shares that are available for future grants under the equity incentive plan of BJY as of such date.

DILUTION

If you invest in the Offered Securities in this offering, your interest will be diluted to the extent of the difference between the effective offering price per Class A ordinary share included in the Units or issuable upon exercise of the Pre-funded Warrants and the pro forma as adjusted net tangible book value per ordinary share after this offering.

Our net tangible book value as of June 30, 2022, was approximately negative US$16.6 million, or approximately negative US$0.38 per ordinary share. Net tangible book value per ordinary share represents the amount of our total tangible assets less total liabilities, mezzanine equity and non-controlling interests divided by the total number of our ordinary shares outstanding as of June 30, 2022. Pro forma net tangible book value as of June 30, 2022 was US$82.3 million or US$0.98 per share, after giving effect to the Pro Forma Adjustments.

After giving further effect to the issuance and sale in this offering of            Units at an offering price of US$            per Unit and            Pre-funded Units at an offering price of US$            per Pre-funded Units, and after deducting the placement agent’s fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants included in the Units, our pro forma as adjusted net tangible book value on June 30, 2022, would have been approximately US$            million, or US$            per share. This represents an immediate dilution in the pro forma as adjusted net tangible book value of US$            per share to investors purchasing Units in this offering.

The following table illustrates this dilution on a per share basis:

Offering price per Unit	US$
Net tangible book value per share as of June 30, 2022	US$	(0.38)
Increase in net tangible book value per share attributable to the Pro Forma Adjustments	US$	1.36
Pro forma net tangible book value per share as of June 30, 2022	US$	0.98
Pro forma as adjusted net tangible book value per share after giving effect to this offering	US$
Amount of dilution in net tangible book value per share to new investors in this offering	US$

The discussion and tables above do not take into consideration of (1) 54,583,957 Class A ordinary shares issuable upon the conversion of Class B ordinary shares, (2) 17,964,879 Class A ordinary shares issuable upon the exercise of outstanding warrants, (3) 1,080,000 Class A ordinary shares issuable upon conversion of outstanding convertible note, (4) 6,000,000 Class A ordinary shares that are available for future option grants under our 2023 Share Incentive Plan, (5)            Class A ordinary shares issuable in connection with the Beijing Deran Acquisition, (6)            Class A ordinary shares issuable upon exercise of the Warrants and the Pre-funded Warrants offered hereby, and (7)            Class A ordinary shares issuable upon exercise of the Placement Agent Warrants to be issued to the Placement Agent or its designees in connection with this offering. See “Management — 2023 Share Incentive Plan” for details. To the extent that any of these warrants or options are exercised or any securities are converted into Class A ordinary shares, or we issue additional Class A ordinary shares in the future, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We conduct our business in China and our assets are located in China. All of our executive officers are located in China. All of our directors who are not our executive officers are located in China, except for one independent director. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of the U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (2) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (1) such courts had proper jurisdiction over the parties subject to such judgment; (2) such courts did not contravene the rules of natural justice of the Cayman Islands; (3) such judgment was not obtained by fraud; (4) the enforcement of the judgment would not be contrary to the public policy of the

Cayman Islands; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (6) there is due compliance with the correct procedures under the laws of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

China

Zhong Lun, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Zhong Lun has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Beijing Baijia Shilian Technology Co., Ltd., a PRC limited liability company, was incorporated in May 2017. Its name was changed into BaiJiaYun Group Co., Ltd. in September 2021. BJY was incorporated in April 2021 as an exempted company with limited liability in the Cayman Islands. BJY HK, a Hong Kong corporation with limited liability, was incorporated in May 2021. BJY HK is a wholly owned subsidiary of BJY. Beijing WFOE, a PRC limited liability company, was incorporated in September 2021. Beijing WFOE is a wholly owned subsidiary of BJY HK.

On July 18, 2022, Fuwei and BJY entered into the Merger Agreement, pursuant to which the Merger Sub was merged with and into BJY, with BJY being the surviving entity and a wholly-owned subsidiary of Fuwei, and shareholders of BJY exchanged all of the issued and outstanding shares of BJY immediately prior to the Merger for newly issued shares of Fuwei in a transaction exempt from the registration requirements under the Securities Act.

The Merger and certain additional related proposals were approved by Fuwei’s shareholders at an extraordinary general meeting held on September 24, 2022. Among such proposals, our company’s name was changed from “Fuwei Films (Holdings) Co., Ltd.” to “Baijiayun Group Ltd 百家云集团有限公司.” The Merger and the related transactions were consummated on December 23, 2022. We continue to be listed on Nasdaq and our ticker was changed from “FFHL” to “RTC.” Upon the completion of the Merger, a total of 80,519,969 ordinary shares, consisting of 25,936,012 Class A ordinary shares and 54,583,957 Class B ordinary shares, were issued to BJY’s shareholders based on the conversation ratio that each share of BJY received 0.7807324 ordinary shares of Fuwei. In addition, warrants to subscribe for 17,964,879 Class A ordinary shares were issued to certain shareholders of BJY in lieu of shares issuable upon the completion of the Merger as the required ODI filings had not been completed. The warrants accord the holders with all rights and obligations attached to our Class A ordinary shares, as if such warrant holders had exercised the warrants and been duly registered as our shareholders.

Prior to the Merger, our predecessor, Fuwei, principally engaged in the manufacture and distribution of BOPET film. BOPET is a high-quality plastic film manufactured using the biaxially-oriented stretch (transverse and machine direction) technique and marketed its products under the brand name “Fuwei Films.” Fuwei’s operations are based primarily in Shandong Province, PRC, where it manufactures products for sale to customers engaged in flexible packaging businesses and the PRC’s electronics industry, particularly in the coastal region. Fuwei also exports products to end-users and distributors mainly in Europe, Asia, and North America. For details of the BOPET film business, see “Item 4. Information on the Company” in the annual report on Form 20-F for the year ended December 31, 2021 of Fuwei, which was filed with the SEC on April 28, 2022.

Fuwei was incorporated as a Cayman Islands exempted company with limited liability in August 2004 under the name “Neo-Luck Plastic Holdings Co., Ltd.” and changed its name to “Fuwei Films (Holdings) Co., Ltd.” in April 2005.

Disposition of BOPET Film Business

We sold all of the equity interests of Fuwei Films (BVI) Co., Ltd. to Aoji Holdings Co., Ltd, an independent third party, at a purchase price of US$30.0 million in cash, to be paid within six months of closing, pursuant to a securities purchase agreement dated March 9, 2023. Fuwei Films (BVI) Co., Ltd., through its subsidiary, Fuwei Films (Shandong) Co., Ltd., operates the BOPET film business of our predecessor. The Fuwei Disposition is expected to close by the end of March 2023.

Corporate Structure

The following table sets forth the details of our principal subsidiaries, the VIE and its subsidiaries as of the date of this prospectus assuming the Fuwei Disposition has closed.

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
BaiJiaYun Limited	April 22, 2021	Cayman Islands	100	Investment holding
Subsidiaries of BaiJiaYun
BaiJia Cloud Limited (“BJY HK”)	May 6, 2021	Hong Kong	100	Investment holding
Beijing Baishilian Technology Co., Ltd. (“Beijing WFOE”)	September 6, 2021	PRC	100	Investment holding
Shenzhen Baishilian Technology Co., Ltd.	October 27, 2021	PRC	100	Investment holding
Nanning Baishilian Information Technology Co., Ltd.	September 13, 2021	PRC	100	Investment holding
Nanjing Baishilian Technology Co., Ltd.	January 21, 2022	PRC	100	Investment holding
Zhejiang Baijiashilian Technology Co., Ltd. (“Zhejiang WFOE”)	December 28, 2022	PRC	100	Investment holding
VIE
BaiJiaYun Group Co., Ltd	May 22, 2017	PRC	VIE	Provision of cloud computing services
VIE’s Subsidiaries
Nanjing Baijia Cloud Technology Co., Ltd. (“Nanjing BaiJiaYun”)	June 13, 2018	PRC	100% owned by VIE	Provision of cloud computing services
Baijiayun Information Technology Co., Ltd.	June 18, 2019	PRC	51% owned by VIE before January 1, 2021, and 100% owned by VIE afterwards	Provision of cloud computing services
Guizhou Baijia Cloud Technology Co., Ltd.	April 8, 2019	PRC	100% owned by VIE	Provision of cloud computing services
Baijia Cloud Technology Co., Ltd.	October 12, 2019	PRC	70% owned by VIE before January 1, 2021, and 100% owned by VIE afterwards	Provision of cloud computing services
Beijing Baijiayun Digital Technology Co., Ltd. (formerly known as Beijing Haoyu Xingchen Cultural Communication Co., Ltd.)	June 23, 2020	PRC	100% owned by VIE	Provision of cloud computing services
Xi’an Baijiayun Information Technology Co., Ltd.	January 7, 2021	PRC	51% owned by VIE	Provision of cloud computing services
Henan Baijia Cloud Information Technology Co., Ltd.	April 13, 2021	PRC	51% owned by VIE	Provision of cloud computing services
Wuhan BaiJiaShiLian Technology Co., Ltd. (“Wuhan BaiJiaShiLian”)	December 12, 2018	PRC	100% owned by VIE since September 15, 2021	Provision of cloud computing services

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Guangxi Weifang Technology Co., Ltd.	November 3, 2021	PRC	100% owned by VIE	Provision of cloud computing services
Shanghai BaiJiaYun Technology Co., Ltd.	October 22, 2021	PRC	100% owned by VIE	Provision of cloud computing services
Beijing Deran Technology Co., Ltd (“Beijing Deran”)	May 29, 2012	PRC	51% owned by VIE since March 24, 2022	Provision of cloud computing services
Nanjing BaiJiaYunPeng Technology Co., Ltd.	August 18, 2022	PRC	60% owned by VIE	Provision of cloud computing services
BaiJiaYun Technology Development (Shanxi) Co., Ltd.	January 4, 2023	PRC	100% owned by VIE	Provision of cloud computing services
Guangxi Hengsheng Information Technology Co., Ltd.	September 16, 2022	PRC	100% owned by VIE	Provision of cloud computing services
Zhuhai BaiJiaYun Technology Co., Ltd.	October 20, 2022	PRC	100% owned by VIE	Provision of cloud computing services
Guangxi Chuanghe Technology Co., Ltd.	August 30, 2022	PRC	100% owned by VIE	Provision of cloud computing services

The following diagram illustrates our simplified corporate structure as of the date of this prospectus assuming the Fuwei Disposition has closed.

_____________

(1)      As of the date of this prospectus, the VIE is owned as to 51.2196% by Nanjing Shilian Technology Co., Ltd., an entity controlled by Mr. Gangjiang Li, as to 7.1712% by Tianjin Baijiahao Cloud Software Technology Partnership Enterprise (limited partnership), as to 6.1866% by Huatu Hongyang Investment Co., Ltd., as to 4.8271% by Tianjin Baijia Chengzhang Cloud Software Technology Partnership Enterprise (limited partnership), as to 4.1287% by Suzhou Bangsheng Yingxin Entrepreneurship Investment Enterprise (limited partnership), as to 4.0054% by Shanghai Jinpu Lingang Intelligence Technology Equity Investment Fund Partnership Enterprise (limited partnership), as to 3.7193% by Shenzhen Dachen Chuanghong Private Equity Investment Enterprise (limited partnership), as to 3.3719% by Shenzhen Qianhai Qinglan Boguan Entrepreneurship Investment Management Center (limited partnership), as to 2.6703% by Jinhua Yijia Enterprise Management Partnership Enterprise (limited partnership), as to 2.4523% by Shanghai Jinpu

Technology Entrepreneurship Equity Investment Fund Partnership Enterprise (limited partnership), as to 2.2840% by Guiyang Fuwu Waibao and Hujiao Chanye Chuangye Investment Fund Co., Ltd., as to 1.8082% by Tibet Rongshun Enterprise Management Consulting Partnership Enterprise (limited partnership), as to 1.6348% by Beijing Guoke Dingzhi Equity Investment Center (limited partnership), as to 1.5490% by Chongqing Shuimu Chengde Culture Industry Equity Investment Fund Partnership Enterprise (limited partnership), as to 1.0849% by Sanya Caixi Yihao Private Equity Investment Fund Partnership Enterprise (limited partnership), as to 0.6027% by Jiaxing Chuangbo Investment Partnership Enterprise (limited partnership), as to 0.3678% by Shenzhen Caizhi Chuangying Private Equity Investment Enterprise (limited partnership), as to 0.3616% by Jiaxing Jiechuang Investment Partnership Enterprise (limited partnership), as to 0.2411% by MA Cuilan, as to 0.1387% by Nanjing Bangsheng Juyuan Investment Management Partnership Enterprise (limited partnership), as to 0.0887% by Ronghe Investment Management Co., Ltd., and as to 0.0858% by Ningbo Xiangmu Investment Management Partnership Enterprise (limited partnership).

Contractual Arrangements and Corporate Structure

Baijiayun Group Ltd is an exempted company with limited liability incorporated under the laws of the Cayman Islands and currently conducts substantially all of its business and operations through the VIE in China. The VIE also holds our key operating licenses for our video-centric technology solution business, provides services to our customers, and enters into contracts with our suppliers. Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in internet-related services. Accordingly, certain contractual arrangements were established for the business operations of BJY in the PRC. From September 7, 2021 to January 1, 2023, BJY, through Beijing WFOE, entered into a series of agreements with the VIE, and its shareholders, including the exclusive business cooperation agreement, powers of attorney, exclusive option agreements, and equity interest pledge agreements (collectively, the “Beijing WFOE Contractual Arrangements”). As part of our efforts to streamline our corporate structure, (1) each of Beijing WFOE, the VIE and its shareholders terminated each of the Beijing WFOE Contractual Arrangements, as a result of which Beijing WFOE will no longer receive substantially all of the economic benefits of, the VIE; and (2) on January 2, 2023, Zhejiang WFOE, entered into a series of contractual arrangements, including exclusive technical and consulting services agreement, powers of attorney, exclusive option agreements and equity interest pledge agreements (collectively, the “Zhejiang WFOE Contractual Arrangements”) with the VIE and its shareholders, through which we are considered as the primary beneficiary of the consolidated affiliate entities and consolidate the financial results of the VIE in our financial statements under U.S. GAAP. A summary of certain material terms of Zhejiang WFOE Contractual Arrangements is as follows:

•        Exclusive Technical and Consulting Services Agreement.    Under the exclusive technical and consulting services agreement between Zhejiang WFOE and the VIE, Zhejiang WFOE has the exclusive right to provide, among other things, technical support and consulting services to the VIE. Zhejiang WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. In addition, the VIE irrevocably grants Zhejiang WFOE an exclusive option to purchase any or all of the assets and business of the VIE at the lowest price permitted under PRC law.

•        Powers of Attorney.    Under the powers of attorney among Zhejiang WFOE, the VIE, and each shareholder of the VIE, such shareholder irrevocably nominates, appoints, and constitutes Zhejiang WFOE and its successors as his or her attorney-in-fact to exercise any and all of his or her rights as a shareholder of the VIE, including rights to convene and attend shareholders’ meetings, nominate and elect directors, and appoint and dismiss the senior management of the VIE.

•        Exclusive Option Agreements.    Under the exclusive option agreements among Zhejiang WFOE, the VIE, and each shareholder of the VIE, such shareholder irrevocably grants Zhejiang WFOE or its designated person(s) an exclusive option to purchase, at any time and to the extent permitted under PRC law, all or part of his or her equity interests in the VIE at the lowest price permitted under the PRC law.

•        Equity Interest Pledge Agreements.    Under the equity interest pledge agreements among Zhejiang WFOE, the VIE, and each shareholder of the VIE, such shareholder pledges all of his or her equity interests in the VIE to Zhejiang WFOE to secure the performance by the VIE and its shareholders of their respective obligations under the applicable contractual agreements. If the pledger or the VIE breaches its obligations under these contractual arrangements, Zhejiang WFOE, as the pledgee, will be entitled to certain rights and remedies including priority in receiving the proceeds from the auction or disposal of the pledged equity interests in the VIE. The shareholders of the VIE undertakes that during the term of the pledge, without the prior written consent of Zhejiang WFOE, they shall not dispose of the pledged equity interests, create, or allow any encumbrance on the pledged equity interests or increase the registered capital of the VIE. Zhejiang WFOE also has the right to receive dividends distributed on the pledged equity interests during the term of the pledge.

In the opinion of Zhong Lun, our PRC legal counsel, subject to any risk factors disclosed under the section of “Risk Factors — Risks Related to Our Corporate Structure,” (1) the ownership structures of Zhejiang WFOE and the VIE in China do not and will not violate any explicit PRC law, regulation or rule currently in effect; and (2) the contractual agreements among Zhejiang WFOE, the VIE and the VIE’s shareholders governed by PRC laws are valid and binding in accordance with their terms and applicable PRC laws, rules and regulations currently in effect, and will not violate any explicit PRC law, regulation or rule currently in effect. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by Zhong Lun that if the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Related to Our Corporate Structure.”

All the agreements under the Zhejiang WFOE Contractual Arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. See “Risk Factors — Risks Related to Ownership of Our Class A Ordinary Shares — As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.” Such arbitration provisions have no effect on the rights of our shareholders to pursue claims against us under United States federal securities laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 is presented as if the Merger and the Fuwei Disposition had occurred as of June 30, 2022. The unaudited pro forma condensed combined statements of operations and comprehensive income (loss) for the year ended June 30, 2022 are presented as if the Merger and the Fuwei Disposition had occurred on July 1, 2021.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger and Fuwei Disposition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive income (loss), expected to have a continuing impact on the combined results following the Merger and the Fuwei Disposition.

The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Merger and the Fuwei Disposition been consummated on the date or during the periods presented or of the future financial position or future results of operations of BJY and Fuwei. The unaudited pro forma condensed combined financial statements also should not be considered representative of our future results of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$16,603	$36,686	$(36,686)	(e)	$16,603
Restricted cash	8,376	2,911	(2,911)	(e)	8,376
Short-term investments	7,855	—	—		7,855
Notes receivable	108	—	—		108
Accounts receivable, net	22,522	3,783	(3,783)	(e)	22,522
Accounts receivable – related party	96	—	—		96
Advance to supplies	—	2,634	(2,634)	(e)	—
Prepayments	4,008	—	—		4,008
Prepayments – related party	314	—	—		314
Inventories	1,832	7,021	(7,021)	(e)	1,832
Deferred contract costs	10,024	—	—		10,024
Due from related parties	90	—	—		90
Prepaid expenses and other current assets, net	3,105	338	29,662	(e)	33,105
Total current assets	74,933	53,373	(23,373)		104,933

Property and equipment, net	585	16,119	(16,119)	(e)	585
Intangible assets, net	3,345	—	—		3,345
Land use rights	—	2,153	(2,153)	(e)	—
Operating lease right of use assets	1,328	—	—		1,328
Deferred tax assets	2,194	195	(195)	(e)	2,194
Long-term investments	25,012	—	—		25,012
Goodwill	1,145	—	—		1,145
Other non-current assets	366	—	—		366
Total assets	$108,908	$71,840	$(41,840)		$138,908

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Short-term borrowing	$149	$9,704	$(9,704)	(e)	$149
Accounts and notes payable	23,281	8,933	(8,933)	(e)	23,281
Advance from customers	5,906	201	(201)	(e)	5,906
Advance from customers – related parties	269	—	—		269
Income tax payables	417	—	—		417
Deferred revenue	1,001	—	—		1,001
Deferred revenue – related party	64	—	—		64
Due to related parties	12,993	—	—		12,993
Operating lease liabilities, current	625	—	—		625
Accrued expenses and other liabilities	4,599	811	(811)	(e)	4,599
Total current liabilities	49,304	19,649	(19,649)		49,304
Deferred tax liabilities	210	262	(262)	(e)	210
Operating lease liabilities, noncurrent	551	—	—		551
Total liabilities	50,065	19,911	(19,911)		50,065

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022 — (Continued)
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Note	Pro Forma Combined
Commitments and contingencies	—	—	—		—

MEZZANINE EQUITY
Series Seed convertible redeemable preferred shares (par value $0.0001 per share, 4,675,347 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	1,077	—	(1,077)	(b)	—
Series A convertible redeemable preferred shares (par value $0.0001 per share, 5,205,637 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	3,136	—	(3,136)	(b)	—
Series A-1 convertible redeemable preferred shares (par value $0.0001 per share, 5,202,768 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	6,592	—	(6,592)	(b)	—
Series A-2 convertible redeemable preferred shares (par value $0.0001 per share, 3,540,046 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	4,630	—	(4,630)	(b)	—
Series A-3 convertible redeemable preferred shares (par value $0.0001 per share, 3,789,358 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	4,843	—	(4,843)	(b)	—
Series B convertible redeemable preferred shares (par value $0.0001 per share, 11,047,269 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	23,677	—	(23,677)	(b)	—
Series B+ convertible redeemable preferred shares (par value $0.0001 per share, 5,424,746 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	12,708	—	(12,708)	(b)	—
Series C convertible redeemable preferred shares (par value $0.0001 per share, 2,419,909 shares authorized, issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	12,206	—	(12,206)	(b)	—
Total Mezzanine Equity	68,869	—	(68,869)		—

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022 — (Continued)
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Note	Pro Forma Combined
Ordinary shares (par value $0.0001 per share, 458,694,920 shares authorized, 44,069,300 shares issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	4	—	3	(a)	—
			(7)	(b)
Registered capital (par value US$0.519008 per share; 5,000,000 shares authorized; 3,265,837 shares issued and outstanding as of June 30, 2022 on an actual basis; 0 shares authorized, issued and outstanding as adjusted)	—	1,989	(1,989)	(d)	—
Class A ordinary shares (par value US$0.519008 per share; 0 shares authorized, issued and outstanding on an actual basis; 2,000,000,000 shares authorized, 29,201,849 shares issued and outstanding and warrants issued and outstanding to subscribe for an aggregate of 17,964,879 class A ordinary share, as adjusted)	—	—	22,785	(b)	24,480
			1,695	(d)
Class B ordinary shares (par value US$0.519008 per share; 0 shares authorized, issued and outstanding on an actual basis; 2,300,000,000 shares authorized, 54,583,957 shares issued and outstanding as adjusted)	—	—	28,330	(b)	28,330
Additional paid-in capital	5,657	46,566	(3)	(a)	48,826
			17,761	(b)
			(21,449)	(c)
			294	(d)
Statutory reserve	919	5,590	(5,590)	(c)	919
Accumulated deficit	(18,411)	(2,341)	2,341	(c)	(15,517)
			2,894	(c)
Accumulated other comprehensive (loss)/income	(276)	125	(125)	(c)	(276)
Total shareholders’ (deficit)/equity attributable to controlling interests	(12,107)	51,929	46,940		86,762

Non-controlling interests	2,081	—	—		2,081
Total shareholders’ (deficit)/equity	(10,026)	51,929	46,940		88,843
Total liabilities, mezzanine equity and shareholders’ equity/(deficit)	$108,908	$71,840	$(41,840)		$138,908

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income (Loss)
For the Year Ended June 30, 2022
(US$ in thousands, except for share and per share data)

	BJY	Fuwei	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues	$68,600	$59,593	$(59,593)	(e)	$68,600
Cost of revenues	(50,168)	(40,754)	40,754	(e)	(50,168)
Gross profit	18,432	18,839	(18,839)		18,432

Operating expenses
Selling and marketing expenses	7,379	3,395	(3,395)	(e)	7,379
General and administrative expenses	14,781	5,467	(743)	(f)	14,038
			(5,467)	(e)
Research and development expenses	13,048	—	—		13,048
Bargain purchase gain recognized for the Merger	—	—	(2,894)	(c)	(2,894)
Total operating expenses	35,208	8,862	(12,499)		31,571

(Loss)/income from operations	(16,776)	9,977	(6,340)		(13,139)

Interest income, net	51	384	(384)	(e)	51
Investment income	768	—	—		768
Gain from equity method investments	581	—	—		581
Other income, net	1,118	370	(370)	(e)	1,118
Net (loss)/income before income tax	(14,258)	10,731	(7,094)		(10,621)
Income tax (benefits)/expenses	(1,638)	—	186	(f)	(1,452)

Net (loss)/income	(12,620)	10,731	(7,280)		(9,169)
Less: Net income attributable to non-controlling interests	195	—	—		195
Net (loss)/income available to controlling interests	(12,815)	10,731	(7,280)		(9,364)
Accretion of convertible redeemable preferred shares	(3,865)	—	3,865	(g)	—
Net (loss)/income attributable to ordinary shareholders	$(16,680)	$10,731	$(3,415)		$(9,364)

Net (loss)/income	$(12,620)	$10,731	$(7,280)		$(9,169)
Other comprehensive (loss)/income
Foreign currency translation adjustment	(294)	—	—		(294)
Comprehensive (loss)/income	(12,914)	10,731	(7,280)		(9,463)
Less: Comprehensive income attributable to non-controlling interests	195	—	—		195
Comprehensive (loss)/income available to controlling interests	(13,109)	10,731	(7,280)		(9,658)
Accretion of convertible redeemable preferred shares	(3,865)	—	3,865	(g)	—
Comprehensive (loss)/income attributable to ordinary shareholders	$(16,974)	$10,731	$(3,415)		$(9,658)

Weighted average number of ordinary shares outstanding used in computing (loss)/earnings per share
Basic and Diluted	44,069,300	3,265,837			101,750,685
(Loss)/earnings per share
Basic and Diluted	$(0.38)	$3.29			$(0.09)

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Description of Transactions

On July 18, 2022, Fuwei and BJY entered into the Merger Agreement, pursuant to which a wholly-owned subsidiary of Fuwei was merged with and into BJY, with BJY being the surviving entity. Subject to the board resolution on August 15, 2022 and the chairman resolution dated on August 16, 2022, BJY issued 31,283,756 ordinary shares without consideration to its existing shareholders, in relation to the Merger.

According to the Merger Agreement, shareholders of BJY exchanged all of the issued and outstanding shares of BJY immediately prior to the Merger for newly issued shares of Fuwei in a transaction exempt from the registration requirements under the Securities Act of 1933, with details as follows.

•        Each BJY ordinary share that is issued and outstanding immediately prior to the Merger shall be cancelled in exchange for the right to receive such number of Fuwei newly issued ordinary shares as is equal to one (1) multiplied by the Conversion Ratio of 0.7807324;

•        Each BJY preferred share that is issued and outstanding immediately prior to the Merger shall be cancelled in exchange for the right to receive such number of Fuwei ordinary shares as is equal to one (1) multiplied by the Conversion Ratio of 0.7807324.

The Merger was consummated on December 23, 2022. Upon the completion of the Merger, a total of 80,519,969 ordinary shares, consisting of 25,936,012 Class A ordinary shares and 54,583,957 Class B ordinary shares, were issued to BJY’s shareholders based on the conversation ratio that each share of BJY received 0.7807324 ordinary shares of Fuwei. In addition, warrants to subscribe for 17,964,879 Class A ordinary shares were issued to certain shareholders of BJY in lieu of shares issuable for the automatic conversion of the convertible redeemable preferred shares held by certain preferred shareholders upon the completion of the Merger as the required ODI filings had not been completed.

Upon consummation of the Merger, BJY became a wholly-owned subsidiary of Fuwei and Fuwei changed its name to Baijiayun Group Ltd. The shareholders of BJY and shareholders of Fuwei owned 96.79% and 3.21% interest of Baijiayun Group Ltd, respectively, upon consummation.

On March 9, 2023, BJY entered into a securities purchase agreement with a third party, pursuant to which BJY will dispose the BOPET film business operated by Fuwei Films (BVI) Co., Ltd. through its subsidiary, Fuwei Films (Shandong) Co., Ltd., to the third party for a cash consideration of US$30.0 million, to be paid within six months of closing. The Fuwei Disposition is expected to close by the end of March 2023.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared under the acquisition accounting method in accordance with ASC 805, “Business Combinations,” with BJY treated as the acquirer. Under the acquisition accounting method, the total estimated purchase price allocation is calculated as described in Note 4. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates, and these estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. The final amounts recorded for the Merger may differ materially from the information presented herein.

The unaudited pro forma condensed combined financial statements were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies after giving effect to the Merger, the Fuwei Disposition, and adjustments described in these Notes to the unaudited pro forma condensed combined financial statements.

The pro forma adjustments related to the Merger and Fuwei Disposition are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable and are subject to change. Accordingly, these pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final accounting for the Merger and Fuwei Disposition may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and our future results of operations.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•        BJY’s audited consolidated balance sheet as of June 30, 2022, as included elsewhere in this prospectus; and

•        Fuwei’s unaudited condensed consolidated balance Sheet as of June 30, 2022.

The unaudited pro forma condensed combined statement of operations and comprehensive income (loss) for the year ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following

•        BJY’s audited consolidated statement of operations and comprehensive income (loss) for the year ended June 30, 2022, as included elsewhere in this prospectus; and

•        Fuwei’s unaudited condensed consolidated statement of operations and comprehensive income (loss) for the twelve months ended June 30, 2022, which is prepared using Fuwei’s unaudited condensed consolidated statement of operations and comprehensive income (loss) for the six months ended June 30, 2022, the unaudited condensed consolidated statement of operations and comprehensive income (loss) for the six months ended June 30, 2021, and the audited consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2021.

The historical financial statements of BJY have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of the U.S dollars or US$. The historical financial statements of Fuwei have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of Renminbi, with a convenient translation to U.S. dollars.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)     Reflects the net effects of BJY’s issuance of 31,283,756 ordinary shares without consideration to its existing shareholders on August 15, 2022 in relation to the Merger.

(b)    Reflects Fuwei’s issuance of 25,936,012 Class A and 54,583,957 Class B ordinary shares, and the automatic conversion of BJY’s outstanding convertible redeemable preferred shares, including the issuance of warrants to subscribe for an aggregate of 17,964,879 Class A ordinary shares to BJY’s shareholders in lieu of the automatic conversion of certain convertible redeemable preferred shares, in connection with the Merger.

(c)     Reflects the elimination of the additional paid-in capital, statutory reserve, accumulated deficit and accumulated other comprehensive loss of Fuwei, the accounting acquiree, the recognition of the fair value adjustment, and the nonrecurring bargain purchase gain based on the preliminary purchase price allocation related to the Merger. We assume the nonrecurring bargain purchase gain has no income tax impact since the Merger occurred between companies located in the Cayman Islands.

(d)    Reflects the re-designation and the re-classification of all the 3,265,837 outstanding ordinary shares held by Fuwei’s shareholders as the same number of Class A ordinary shares.

(e)     Reflects the Fuwei Disposition with a cash consideration of $30.0 million.

(f)     Reflects the elimination of the nonrecurring transaction costs directly related to the Merger and the adjustment of the related income tax impact.

(g)    Reflects the elimination of the nonrecurring accretion to convertible redeemable preferred shares which were issued by BJY, as if the conversion from preferred shares into ordinary shares occurred on July 1, 2021.

Note 4 — Estimated Consideration and Preliminary Purchase Price Allocation

The Acquisition was accounted for in accordance with ASC 805, “Business Combinations.” The Merger will be accounted for as a reverse acquisition. Under this method of accounting, Fuwei will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on BJY comprising the ongoing operations of the combined company, BJY’s senior management comprising the senior management of the combined company and BJY shareholder having a majority of the voting power of the combined company. For accounting purposes, BJY will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a reverse acquisition of BJY. Accordingly, the consolidated assets, liabilities and results of operations of BJY will become the historical financial statements of the combined company, and Fuwei’s assets, liabilities and results of operations will be consolidated with BJY beginning on the acquisition date.

The final determination of the allocation of the purchase price will be based on the fair value of assets and liabilities as of the date of closing of the Merger, which is substantially the assets acquired, and liabilities assumed that are classified as held for sale upon closing of the Merger in connection with the Fuwei Disposition. The assets and liabilities held for sale are measured at fair value less costs to sell based on the $30 million purchase price agreed between the Company and Aoji Holdings Co., Ltd. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these unaudited pro forma condensed combined financial statements.

The BOPET film business operated by Fuwei Films (BVI) Co., Ltd. are classified and measured as assets held for sale as the Merger date, from the acquirer’s perspective, that (1) management having the authority to approve an action commits to sell the assets; (2) assets are available for immediate sale in their present condition, subject only to sales terms that are usual and customary; (3) an active program to locate a buyer and actions to complete the sale are initiated; (4) assets are being actively marketed; (5) it is unlikely there will be significant changes to, or withdrawal from, the plan to sell the assets.

We have performed a preliminary valuation analysis of the estimated fair market value of Fuwei’ assets acquired and liabilities assumed. The following table summarizes the preliminary purchase price allocation of the total estimated consideration transferred to such assets and liabilities upon the consummation of the Merger:

(US$ in thousands, except for share and per share data)
Consideration:
Number of outstanding ordinary shares held by Fuwei’s shareholders as of December 23, 2022	3,265,837
Closing price of Fuwei’s ordinary shares as of December 23, 2022	8.30
Fair value of Fuwei shareholders’ 3.21% interest of Baijiayun Group Ltd as of December 23, 2022	27,106
Total consideration	27,106

Assets acquired and liabilities assumed:
Assets held for sale
Inventory	7,021
Other current assets	46,352
Fixed assets	16,119
Land use rights	2,153
Other non-current assets	195
Fair value adjustment on assets held for sale in connection with the Fuwei Disposition	(21,929)
Total assets held for sale, net	49,911

Liabilities held for sale
Short-term borrowing	9,704
Other current liabilities	9,945
Other non-current liabilities	262
Total liabilities held for sale	19,911
Net assets acquired classified as held for sale	30,000
Bargain purchase gain	(2,894)

This preliminary purchase price allocation has been used to prepare the unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations and could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 5 — Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the securities estimated to be issued and outstanding of Fuwei immediately after the Merger, which included: (1) 29,201,849 Class A ordinary shares, (2) 54,583,957 Class B ordinary shares, and (3) warrants to subscribe for an aggregate of 17,964,879 Class A ordinary shares. The warrants are included in the pro forma combined basic and diluted earnings per share calculations because the warrants accord its holders with all rights and obligations attached to Class A ordinary shares of the Company, as if such holders had exercised the warrant and been duly registered as a shareholder of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition in conjunction with the section entitled “Summary Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. The actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

BJY is a leading video-centric technology solutions provider in China with core expertise in SaaS and PaaS solutions. Leveraging industry-leading video-centric technologies, BJY offers a wealth of video-centric technology solutions, including SaaS/PaaS solutions, cloud and software related solutions, and enterprise AI and system solutions, catered to the evolving communication and collaboration needs of enterprises of all sizes and across industries.

BJY generates its revenues primarily from its SaaS/PaaS solutions, cloud and software related solutions, and enterprise AI and system solutions. BJY generally charges customers of its SaaS/PaaS solutions usage-based fees for real-time engagement services that enable customers to access BJY’s enterprise cloud computing platform to facilitate their real-time video and audio communications, and text message related services. For cloud and software related solutions, BJY generally charges its customers customized platform development service fees, or software license fees. BJY generally generates revenues of its enterprise AI and system solutions from the sales of hardware together with AI solutions that are tailor-made or purchased from third parties for the customers’ needs and integrated into the hardware.

BJY’s business scale continued to grow in recent years. BJY had revenues of US$23.4 million, US$41.4 million and US$68.6 million for the 2020, 2021 and 2022 fiscal years, respectively. BJY had net income of US$3.7 million and US$3.6 million for the 2020 and 2021 fiscal years, respectively, and net loss of US$12.6 million for the 2022 fiscal year.

Key Components of Results of Operations

Revenues

The following table sets forth a breakdown of the total revenues of BJY, both in absolute amount and as a percentage of total revenues, for the fiscal years indicated.

	Fiscal Years ended June 30,
	2020		2021		2022
	US$	%	US$	%	US$	%
	(in U.S. dollars, except for percentages)
SaaS/PaaS services
Real-time engagement services	21,387,895	91.5	15,344,241	37.0	14,841,071	21.6
SMS services	—	—	5,959,759	14.4	16,429,769	23.9
Subtotal	21,387,895	91.5	21,304,000	51.4	31,270,840	45.5
Cloud related services
Customized platform development service	—	—	—	—	10,284,571	15.0
Software license and other cloud related service	1,143,360	4.9	2,657,900	6.4	1,912,252	2.8
Subtotal	1,143,360	4.9	2,657,900	6.4	12,196,823	17.8
AI solution services	838,037	3.6	17,487,520	42.2	25,132,715	36.7
Total revenues	23,369,292	100.0	41,449,420	100.0	68,600,378	100.0

BJY records revenues from SaaS/PaaS solutions as SaaS/PaaS services revenues, which primarily include usage-based fees for real-time engagement services that enable customers to access BJY’s enterprise cloud computing platform to facilitate their real-time video and audio communications, and text message related services, both of which are calculated with the unit price fixed in relevant service contracts. The usage-based fees are recognized as revenues in the period in which the usage occurs. Certain service contracts for SaaS/PaaS solutions provide for both hardware and real-time engagement services for a pre-determined period of time regardless of usage. In such cases, revenues generated from hardware are recognized at the time of acceptance by customers, while revenues generated from real-time engagement services are recognized over the pre-determined period.

BJY records revenues from cloud and software related solutions as cloud related services revenues. BJY provides cloud related services by providing customized platform development services to customers who aim to create a system that is integrated and large in nature. In this arrangement, BJY develops certain modules, which, once developed, together with other modules from other vendors, will be integrated into the customer’s system. The module is not functional and does not benefit the customer on its own. The module is highly customized and developed specifically for the customer’s needs. BJY does not provide any technical support service for such module and has no further obligation once the module is accepted. BJY recognizes revenue from customized platform development services at the point of customer acceptance.

Cloud related services also include software license and other cloud related service where BJY primarily provides to its customer software licenses created based on an existing software framework with certain customization or design to meet the needs of different customers. BJY recognizes revenue of software license at the point of customer acceptance. Certain software license contracts include technical support service to the customer associated with the software license provided to the customers for a period of time. BJY recognizes revenue of technical support service over the service period.

BJY records revenues from enterprise AI and system solutions as AI solution services revenues, which are generated from the sales of hardware together with AI solutions that are tailor-made or purchased from third parties for the customers’ needs and integrated into the hardware. BJY recognizes revenues from AI solution services at the time of acceptance.

For the 2022 fiscal year, BJY’s revenue was primarily contributed by the VIE and its subsidiaries, such as Nanjing BaiJiaYun, Baijiayun Information Technology Co., Ltd. and Baijia Cloud Technology Co., Ltd. Among these subsidiaries, Nanjing BaiJiaYun generated revenues of approximately US$44 million before inter-company eliminations with a net income of approximately US$23 million for the 2022 fiscal year. Nanjing BaiJiaYun’s revenue is mainly from SaaS/PaaS solutions.

Cost of Revenues

The cost of revenues of BJY primarily consists of (1) staff costs related to service delivery and system maintenance, (2) bandwidth costs, (3) costs of hardware and software products purchased for certain solutions, and (4) costs of SMS telecommunications resources purchased from major mobile operating companies in the PRC.

The following table sets forth a breakdown of the cost of revenues of BJY by service type, both in absolute amount and as a percentage of total cost of revenues, for the fiscal years indicated.

	Fiscal Years ended June 30,
	2020		2021		2022
	US$	%	US$	%	US$	%
	(in U.S. dollars, except for percentages)
SaaS/PaaS services
Real-time engagement services	9,372,991	93.2	4,804,464	21.0	6,400,069	12.7
SMS services	—	—	5,383,082	23.4	16,239,332	32.4
Subtotal	9,372,991	93.2	10,187,546	44.4	22,639,401	45.1
Cloud related services
Customized platform development services	—	—	—	—	7,272,371	14.5
Software license and other cloud related service	49,482	0.5	402,740	1.8	1,135,398	2.3
Subtotal	49,482	0.5	402,740	1.8	8,407,769	16.8
AI solution services	632,398	6.3	12,331,410	53.8	19,121,360	38.1
Total cost of revenues	10,054,871	100.0	22,921,696	100.0	50,168,530	100.0

Gross Profit

The following table sets forth a breakdown of the gross profit and gross profit margin of BJY by service type for the fiscal years indicated.

	Fiscal Years ended June 30,
	2020		2021		2022
	US$	%	US$	%	US$	%
	(in U.S. dollars, except for percentages)
SaaS/PaaS services
Real-time engagement services	12,014,904	56.2	10,539,777	68.7	8,441,002	56.9
SMS services	—	—	576,677	9.7	190,437	1.2
Subtotal	12,014,904	56.2	11,116,454	52.2	8,631,439	27.6
Cloud related services
Customized platform development services	—	—	—	—	3,012,200	29.3
Software license and other cloud related service	1,093,878	95.7	2,255,160	84.8	776,854	40.6
Subtotal	1,093,878	95.7	2,255,160	84.8	3,789,054	31.1
AI solution services	205,639	24.5	5,156,110	29.5	6,011,355	23.9
Total gross profit	13,314,421	57.0	18,527,724	44.7	18,431,848	26.9

Operating Expenses

The following table sets forth the operating expenses of BJY, both in absolute amount and as a percentage of our total operating expenses, for the fiscal years indicated.

	Fiscal Years ended June 30,
	2020		2021		2022
	US$	%	US$	%	US$	%
	(in U.S. dollars, except for percentages)
Selling and marketing expenses	3,305,713	30.9	6,538,770	40.6	7,378,885	21.0
General and administrative expenses	3,723,095	34.8	3,745,914	23.3	14,781,053	42.0
Research and development expenses	3,660,973	34.3	5,806,402	36.1	13,048,191	37.0
Total operating expenses	10,689,781	100.0	16,091,086	100.0	35,208,129	100.0

Selling and marketing expenses primarily consist of compensation paid to BJY’s sales and marketing personnel, including share-based compensation, marketing expenses, travel and transportation expenses, entertainment expenses and others.

General and administrative expenses primarily consist of compensation paid to BJY’s administrative staff and management team, including share-based compensation, rental expenses, office expenses, bad debt expenses and others.

Research and development expenses primarily consist of compensation paid to BJY’s research and development staff, including share-based compensation, technical service fees paid to third-party R&D service providers, office expenses and others.

Results of Operations

The following table sets forth a summary of the results of operations of BJY for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations of BJY in any particular period are not necessarily indicative of our future trends.

	Fiscal Years ended June 30,
	2020		2021		2022
	US$	%	US$	%	US$	%
	(in U.S. dollars, except for percentages)
Revenues	23,369,292	100.0	41,449,420	100.0	68,600,378	100.0
Cost of revenues	(10,054,871)	(43.0)	(22,921,696)	(55.3)	(50,168,530)	(73.1)
Gross profit	13,314,421	57.0	18,527,724	44.7	18,431,848	26.9
Operating expenses
Selling and marketing expenses	(3,305,713)	(14.1)	(6,538,770)	(15.8)	(7,378,885)	(10.8)
General and administrative expenses	(3,723,095)	(15.9)	(3,745,914)	(9.0)	(14,781,053)	(21.5)
Research and development expenses	(3,660,973)	(15.7)	(5,806,402)	(14.0)	(13,048,191)	(19.0)
Total operating expenses	(10,689,781)	(45.7)	(16,091,086)	(38.8)	(35,208,129)	(51.3)
Income/(loss) from operations	2,624,640	11.2	2,436,638	5.9	(16,776,281)	(24.5)
Interest income, net	7,267	0.0	315,764	0.8	51,291	0.1
Investment income	529,735	2.3	777,758	1.9	768,454	1.1
(Loss)/gain from equity method investments	—	—	(4,320)	(0.0)	580,816	0.8
Other income, net	625,539	2.7	465,649	1.1	1,118,105	1.6
Income/(loss) before income taxes	3,787,181	16.2	3,991,489	9.6	(14,257,615)	(20.8)
Income tax (expenses)/benefit	(91,991)	(0.4)	(342,156)	(0.8)	1,637,485	2.4
Net Income/(loss)	3,695,190	15.8	3,649,333	8.8	(12,620,130)	(18.4)

Fiscal Year Ended June 30, 2022 Compared to Fiscal Year Ended June 30, 2021

Revenues

The revenues of BJY were US$68.6 million in the 2022 fiscal year, representing an increase of 65.5% from US$41.4 million in 2021 fiscal year. The increase in total revenues was due to (1) a 46.8% increase in the revenues from SaaS/PaaS solutions from US$21.3 million in the 2021 fiscal year to US$31.3 million in the 2022 fiscal year as a result of increased revenues from SMS solutions, which was in turn due to increased number of relevant customers, (2) a significant increase in the revenues from customized platform development services from nil in the 2021 fiscal year to US$10.3 million in the 2022 fiscal year as BJY started generating revenues from such services in 2022 fiscal year, and (3) a 43.7% increase in the revenues from AI solution services from US$17.5 million in the 2021 fiscal year to US$25.1 million in the 2022 fiscal resulting from the growth in customer demand to integrate AI-enabled devices and applications with BRTC solutions.

Cost of Revenues

The cost of revenues of BJY increased significantly from US$22.9 million in the 2021 fiscal year to US$50.2 million in the 2022 fiscal year, primarily due to (1) a significant increase in AI solution costs from US$12.3 million in the 2021 fiscal year to US$19.1 million in the 2022 fiscal year as a result of the expansion of AI solution services, and (2) a significant increase in SMS costs from US$5.4 million in the 2021 fiscal year to US$16.2 million in the 2022 fiscal year, which was generally in line with the development of its SMS solutions.

Gross Profit

As a result of the foregoing, the gross profit of BJY remained relatively stable at US$18.5 million and US$18.4 million in the 2021 and 2022 fiscal years, respectively. The gross profit margin of BJY decreased from 44.7% in the 2021 fiscal year to 26.9% in the 2022 fiscal year, primarily due to (1) the introduction of customized platform development services, which had a relatively lower profit margin, (2) the decrease in gross profit margin of AI solution services from 29.5% in 2021 fiscal year to 23.9% in the 2022 fiscal year as hardware products were purchased and integrated into related projects, and (3) an increase in the percentage of revenues contributed by SMS solutions, which has a relatively low gross profit margin.

Operating Expenses

The total operating expenses of BJY increased significantly from US$16.1 million in the 2021 fiscal year to US$35.2 million in the 2022 fiscal year. The operating expenses as a percentage of total revenues increased from 38.8% in the 2021 fiscal year to 51.3% in 2022 the fiscal year.

Selling and marketing expenses.    The selling and marketing expenses of BJY increased by 12.8% from US$6.5 million in the 2021 fiscal year to US$7.4 million in the 2022 fiscal year. The increase was primarily due to (1) the incurrence of share-based compensation of US$1.0 million in the 2022 fiscal year to incentivize its sales and marketing personnel, and (2) a 19.0% increase in general staff compensation from US$3.8 million in the 2021 fiscal year to US$4.5 million in the 2022 fiscal year as a result of the expansion of its sale team to accommodate business growth. As a percentage of total revenues, the selling and marketing expenses decreased from 15.8% in the 2021 fiscal year to 10.8% in the 2022 fiscal year.

General and administrative expenses.    The general and administrative expenses of BJY increased significantly from US$3.7 million in the 2021 fiscal year to US$14.8 million in the 2022 fiscal year. The increase was primarily due to (1) a significant increase in bad debt expenses from US$0.6 million in the 2021 fiscal year to US$7.8 million in the 2022 fiscal year as a result of the increase in accounts receivable, and (2) the incurrence of share-based compensation of US$2.0 million in the 2022 fiscal year to our management and employees in recognition of their continued services. As a percentage of total revenues, the general and administrative expenses increased from 9.0% in the 2021 fiscal year to 21.5% in the 2022 fiscal year.

Research and development expenses.    The research and development expenses of BJY increased significantly from US$5.8 million in the 2021 fiscal year to US$13.0 million in the 2022 fiscal year. The increase was primarily due to (1) the incurrence of share-based compensation of US$6.3 million in the 2022 fiscal year to incentivize its research and development personnel, and (2) a 100.0% increase in technical service fee from US$0.6 million in the 2021 fiscal year to US$1.2 million in the 2022 fiscal year as BJY engaged third-party parties to assist on some R&D projects. As a percentage of total revenues, the research and development expenses increased from 14.0% in the 2021 fiscal year to 19.0% in the 2022 fiscal year.

Operating Income/(Loss)

As a result of the foregoing, BJY recorded operating loss of US$16.8 million in the 2022 fiscal year as compared to operating income of US$2.4 million in the 2021 fiscal year. The operating margin, defined as operating income/(loss) divided by total revenues, decreased from 5.8% in the 2021 fiscal year to (24.5%) in the 2022 fiscal year.

Income Tax Benefits/(Expenses)

BJY had income tax benefits of US$1.6 million in the 2022 fiscal year as compared to income tax expenses of US$0.3 million in the 2021 fiscal year, primarily due to an increase in deferred income tax benefit as result of the incurrence of operating loss.

Net Income/(Loss)

As a result of the foregoing, BJY recorded net loss of US$12.6 million in the 2022 fiscal year as compared to net income of US$3.6 million in the 2021 fiscal year.

Fiscal Year Ended June 30, 2021 Compared to Fiscal Year Ended June 30, 2020

Revenues

The revenues of BJY were US$41.4 million in the 2021 fiscal year, representing an increase of 77.4% from US$23.4 million in the 2020 fiscal year. The increase in total revenues was primarily due to (1) a significant increase in the revenues from AI solution services from US$0.8 million in the 2020 fiscal year to US$17.5 million in the 2021 fiscal year as BJY developed more clients for this business line through local sales offices, and (2) a significant increase in the revenues from customized platform development services from US$1.1 million in the 2020 fiscal year to US$2.7 million in the 2021 fiscal year as a result of an increase in the number of clients of online school and enterprise training software.

Cost of Revenues

The cost of revenues of BJY increased significantly from US$10.1 million in the 2020 fiscal year to US$22.9 million in the 2021 fiscal year, primarily due to (1) a significant increase in AI solution costs from US$0.6 million in the 2020 fiscal year to US$12.3 million in the 2021 fiscal year, generally in line with the development of AI solution services, and (2) the incurrence of SMS costs of US$5.4 million in the 2021 fiscal year as BJY started to offer SMS solutions in such fiscal year.

Gross Profit

As a result of the foregoing, the gross profit of BJY increased by 39.2% from US$13.3 million in the 2020 fiscal year to US$18.5 million in the 2021 fiscal year. The gross profit margin decreased from 57.0% in the 2020 fiscal year to 44.7% in the 2021 fiscal year, primarily due to (1) an increase in the percentage of revenues from AI solution services, which bears a relatively lower gross profit margin as hardware products were purchased and integrated into related projects, and (2) the introduction of SMS business in the 2021 fiscal year, which has a relatively lower gross profit margin.

Operating Expenses

The total operating expenses of BJY increased by 50.5% from US$10.7 million in the 2020 fiscal year to US$16.1 million in the 2021 fiscal year. The operating expenses as a percentage of total net revenues decreased from 45.7% in the 2020 fiscal year to 38.8% in the 2021 fiscal year.

Selling and marketing expenses.    The selling and marketing expenses of BJY increased by 97.8% from US$3.3 million in the 2020 fiscal year to US$6.5 million in the 2021 fiscal year. The increase was primarily due to (1) a significant increase in marketing expenses from US$0.4 million in the 2020 fiscal year to US$2.0 million in the 2021 fiscal year as BJY stepped up its efforts in developing of new clients, and (2) a 46.2% increase in general staff compensation from US$2.6 million in the 2020 fiscal year to US$3.8 million in the 2021 fiscal year as a result of an increase in the headcount of salespeople. As a percentage of total revenues, the selling and marketing expenses increased from 14.1% in the 2020 fiscal year to 15.8% in the 2021 fiscal year.

General and administrative expenses.    The general and administrative expenses of BJY remained stable at US$3.7 million and US$3.7 million in the 2020 and 2021 fiscal years, respectively. As a percentage of total revenues, the general and administrative expenses decreased from 15.9% in the 2020 fiscal year to 9.0% in the 2021 fiscal year.

Research and development expenses.    The research and development expenses of BJY increased by 58.6% from US$3.7 million in the 2020 fiscal year to US$5.8 million in the 2021 fiscal year. The increase was primarily due to a significant increase in general staff compensation from US$2.9 million in the 2020 fiscal year to US$4.7 million in the 2021 fiscal year as a result of the enlarged R&D team. As a percentage of total revenues, the research and development expenses decreased from 15.7% in the 2020 fiscal year to 14.0% in the 2021 fiscal year.

Operating Incomes

As a result of the foregoing, the operating income of BJY decreased by 7.2% from US$2.6 million in the 2020 fiscal year to US$2.4 million in the 2021 fiscal year. The operating margin, defined as operating income divided by total revenues, decreased from 11.2% in the 2020 fiscal year to 5.9% in the 2021 fiscal year.

Income Tax Expenses

BJY recorded income tax expenses of US92,000 and US$0.3 million in the 2020 and 2021 fiscal years, respectively, primarily because a significant amount of deferred tax expense associated with previous years’ net loss carryforward was recorded in the 2021 fiscal year.

Net Income/(Loss)

As a result of the foregoing, BJY recorded net income of US$3.7 million and US$3.6 million in the 2020 and 2021 fiscal years, respectively.

Liquidity and Capital Resources

BJY has funded its operations primarily through cash generated from operations, proceeds from issuance of equity securities and loans from related parties. As of June 30, 2020, 2021 and 2022, BJY had cash and cash equivalents of US$0.8 million, US$48.3 million and US$16.6 million, respectively, and restricted cash of US$0.2 million, US$8.9 million and US$8.4 million, respectively. Approximately 94% of BJY’s cash and cash equivalents and restricted cash as of June 30, 2022 was held in China. Cash and cash equivalents primarily consists of bank deposits and highly liquid investments with original maturities of less than three months, which are unrestricted as to withdrawal or use. Restricted cash consists of bank deposits collateralized to banks for issuance of promissory notes and start-up support funds supervised by government that shall exclusively be used for high-level entrepreneurial talents.

BJY had net income of US$3.7 million and US$3.6 million for the 2020 and 2021 fiscal years, respectively, and net loss of US$12.6 million for the 2022 fiscal year. BJY had net cash provided by operating activities of US$4.3 million and US$4.8 million in the 2020 and 2021 fiscal years, respectively, and net cash used in operating activities of US$17.8 million in the 2022 fiscal year. BJY had net cash used in investing activities of US$7.8 million and US$27.5 million in the 2020 and 2022 fiscal years, respectively, and net cash provided by investing activities of US$9.8 million in the 2021 fiscal year. Net cash provided by financing activities, such as cash generated from issuance of preferred shares and loans from related parties, has been one of the principal sources of liquidity for BJY. In the 2020, 2021 and 2022 fiscal years, net cash provided by financing activities was US$0.5 million, US$39.3 million and US$13.1 million, respectively. As of June 30, 2022, BJY had short-term borrowing of US$0.1 million.

Although BJY consolidates the results of the VIE and its subsidiaries, it does not have direct access to the cash and cash equivalents or future earnings of the VIE and its subsidiaries. However, a portion of the cash balances of the VIE and its subsidiaries will be paid to BJY pursuant to its contractual arrangements with the VIE. For restrictions and limitations on liquidity and capital resources as a result of the corporate structure of BJY, see “— Holding Company Structure.”

BJY believes that its existing cash and cash equivalents and anticipated cash flows from operating and financing activities will be sufficient to meet its anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. BJY may, however, require additional cash resources due to changing business conditions or other future developments, including acquisitions or investments it may decide to selectively pursue. If the existing cash resources of BJY are insufficient to meet its requirements, it may seek to issue equity or debt securities or obtain credit facilities. The issue of additional equity securities would result in further dilution to its shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict its operations. There can be no assurance that financing will be available in the amounts BJY may need or on terms acceptable to it, if at all. If BJY is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer. See “Risk Factors — Risks Related to Our Business and Industry — We may require additional capital to support our business, and this capital might not be available on acceptable terms, if at all.”

The following table sets forth a summary of the cash flows of BJY for the fiscal years indicated.

	Fiscal Years ended June 30,
	2020	2021	2022
	(in U.S. dollars)
Net cash provided by/(used in) operating activities	4,326,097	4,830,040	(17,822,222)
Net cash (used in)/provided by investing activities	(7,752,684)	9,826,755	(27,517,136)
Net cash provided by financing activities	470,325	39,335,668	13,119,787
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(105,673)	2,152,149	38,777
Net (decrease)/increase in cash, cash equivalents and restricted cash	(3,061,935)	56,144,612	(32,180,794)
Cash, cash equivalents and restricted cash at beginning of the year	4,077,564	1,015,629	57,160,241
Cash, cash equivalents and restricted cash at end of the year	1,015,629	57,160,241	24,979,447

Operating Activities

Net cash used in operating activities in the 2022 fiscal year was US$17.8 million, which reflected the net loss of US$12.6 million, as adjusted by certain non-cash items including share-based compensation of US$9.5 million, provision for allowance of doubtful accounts of US$7.8 million and deferred taxes of US$2.1 million, and changes in operating assets and liabilities that negatively affected our operating cash flows, including primarily (1) an increase of US$20.3 million in accounts receivable resulting from the increase in AI solution services and cloud related services, specifically, customized platform development services, (2) an increase of US$7.8 million in deferred contract costs in connection with new contracts for developing customized software platform and certain customer platform development projects, (3) an increase of US$3.5 million in our prepaid expenses and other current assets primarily representing payment to a proposed investee where the investment did not consummate, and (4) an increase of US$3.2 million in our prepayments in connection with certain new AI and system solution projects that required prepayment for equipment purchase, partially offset by changes in operating assets and liabilities that positively affected our operating cash flows, including primarily an increase of US$15.8 million in accounts and notes payable as BJY increase the use of bank promissory notes to pay vendors.

Net cash provided by operating activities in the 2021 fiscal year was US$4.8 million, which reflected the net income of US$3.6 million, as adjusted by certain non-cash items including investment income on short-term investments of US$0.8 million, provision for doubtful accounts of US$0.6 million and amortization of operating lease right-of-use assets of US$0.6 million, and changes in operating assets and liabilities that positively affected our operating cash flows, including primarily (1) an increase of US$6.7 million in accounts and notes payable as BJY expanded into other business lines, such as in AI solution services, (2) an increase of US$2.5 million in accrued expenses and other liabilities as BJY accrued annual bonus for the 2021 fiscal year, (3) an increase of US$1.7 million in advance from related parties for dual-teacher classroom solutions, and (4) a decrease of US$1.1 million in inventories, partially offset by changes in operating assets and liabilities that negatively affected our operating cash flows, including primarily (i) an increase of US$6.8 million in accounts receivables primarily due to the introduction of AI solution services, which typically require extension of payment terms to clients, and (ii) an increase of US$2.5 million in deferred contract costs as BJY started working on a long-term project for customized software platform.

Net cash provided by operating activities in the 2020 fiscal year was US$4.3 million, which reflects the net income of US$3.7 million, as adjusted by certain non-cash items including investment income on short-term investments of US$0.5 million and amortization of operating lease right-of-use assets of US$0.4 million, and changes in operating assets and liabilities that positively affected our operating cash flows, including primarily (1) an increase of US$2.2 million in advance from customers primarily due to the increase in BJY’s SaaS business that requires clients to pay in advance, (2) an increase of US$1.3 million in accrued expenses and other liabilities primarily attributable to an increase in payroll accrual, and (3) a decrease of US$1.0 million in accounts receivable from related parties as the amount had been settled by the related party, partially offset by changes in operating assets and liabilities that negatively affected our operating cash flows, including primarily (i) an increase of US$1.6 million in accounts receivable as BJY extended payment terms to certain new customers, and (ii) an increase of US$1.4 million in inventories, primarily representing hardware purchased in connection with BJY’s newly launched dual-teacher classroom solutions.

Investing Activities

Net cash used in investing activities in the 2022 fiscal year was US$27.5 million, primarily due to (1) purchases of short-term investments of US$172.6 million and (2) acquisition of long-term investments of US$25.9 million, partially offset by redemption of short-term investments of US$173.0 million.

Net cash provided by investing activities in the 2021 fiscal year was US$9.8 million, primarily due to redemption of short-term investments of US$293.3 million, partially offset by purchases of short-term investments of US$282.0 million.

Net cash used in investing activities in the 2020 fiscal year was US$7.8 million, primarily due to purchases of short-term investments of US$104.0 million, partially offset by redemption of short-term investments of US$96.4 million.

Financing Activities

Net cash provided by financing activities in the 2022 fiscal year was US$13.1 million, primarily due to (1) loans from related parties of US$15.0 million and (2) proceeds from issuance of Series C convertible redeemable preferred shares of US$11.8 million, partially offset by (i) the return of deposits received from a Series C preferred shareholder of US$11.8 million and (ii) a loan repayment of US$2.1 million.

Net cash provided by financing activities in the 2021 fiscal year was US$39.3 million, primarily due to (1) proceeds from issuance of Series B and Series B+ convertible redeemable preferred shares of US$28.0 million and (2) deposits received from a Series C preferred shareholder of US$11.3 million.

Net cash provided by financing activities in the 2020 fiscal year was US$0.5 million, primarily due to contribution from the non-controlling shareholders of US$0.5 million.

Capital Expenditures

The capital expenditures of BJY are incurred primarily in connection with acquisition of property and equipment such as computer equipment. BJY had capital expenditures of US$0.2 million, US$0.2 million and US$0.5 million in the 2020, 2021 and 2022 fiscal years, respectively.

Holding Company Structure

BJY is a Cayman Islands holding company, which does not have any substantive operations. BJY has carried out its video-centric technology solution business through Zhejiang WFOE since January 2, 2023 (and through Beijing WFOE from September 7, 2021 to January 1, 2023) and its contractual arrangements, commonly known as the VIE structure, with the VIE based in China and its shareholders, due to the PRC regulatory restrictions on direct foreign investment in internet-related services. As a result, BJY’s ability to pay dividends or otherwise fund and conduct its business depends upon dividends paid by its PRC subsidiaries. If its existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to BJY. In addition, the wholly foreign-owned subsidiaries in China are permitted to pay dividends to BJY only out of their retained earnings, if any, as determined in accordance with their articles of association and PRC accounting standards and regulations. Under PRC law, each of the subsidiaries and the VIE and its subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve fund until such reserve fund reaches 50% of its registered capital. In addition, the subsidiaries and the VIE and its subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to discretionary surplus funds at their discretion. The statutory reserve funds and the discretionary surplus funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the banks designated by SAFE. The PRC subsidiaries of BJY have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Under PRC laws and regulations, as an offshore holding company, BJY is only permitted to provide funding to its PRC subsidiaries through loans or capital contributions, and to the VIE through loans, and such funding is subject to applicable government registration and approval requirements in China. As a result, there is uncertainty with respect to its ability to provide prompt financial support to its PRC subsidiaries and the VIE and its subsidiaries, when needed. Notwithstanding the foregoing, its PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to the VIE either through entrustment loans from the PRC subsidiaries or direct loans to the VIE’s shareholders, which would be contributed to the VIE as capital injections. Such direct loans to the shareholders would be eliminated in the consolidated financial statements of BJY against the VIE’s share capital.

Financial Information Related to the VIE

The following tables present the financial information relating to the VIE and its subsidiaries, after the elimination of intercompany balances and transactions, as of and for the fiscal years ended June 30, 2020, 2021 and 2022.

Selected Consolidated Balance Sheets Data

	As of June 30,
	2021	2022
	(in U.S. dollars)
ASSETS
Current Assets
Cash and cash equivalents	48,295,085	9,765,574
Restricted cash	8,865,156	8,376,345
Short-term investments	7,787,897	7,775,682
Notes receivable	—	107,662
Accounts receivable, net	9,056,775	22,522,334
Accounts receivable – related parties	—	95,549
Prepayments	967,366	1,604,496
Prepayments – related party	328,755	313,678
Inventories	568,641	1,831,796
Deferred contract costs	2,611,048	9,555,837
Due from related parties	563,797	89,578
Prepaid expenses and other current assets, net	2,094,712	2,467,269
Total Current Assets	81,139,232	64,505,800
Property and equipment, net	366,775	529,988
Intangible assets, net	553,924	3,345,419
Operating lease right of use assets	1,257,911	753,686
Deferred tax assets	176,437	2,193,792
Long-term deposits	243,400	—
Long-term investments	794,752	25,012,046
Goodwill	—	1,144,824
Other non-current assets	348,481	366,441
Total Non-Current Assets	3,741,680	33,346,196
Total Assets	84,880,912	97,851,996

LIABILITIES
Current Liabilities
Deposit payable	11,616,021	—
Short-term borrowing	—	149,296
Accounts and notes payable	8,356,031	21,898,915
Advance from customers	5,379,558	5,905,599
Advance from customers – related parties	1,706,224	268,905
Income tax payable	21,478	3,716
Deferred revenue	250,881	1,001,372
Deferred revenue – related party	180,779	63,911
Due to related parties	488,279	1,492,961
Operating lease liabilities, current	574,825	328,066
Accrued expenses and other liabilities	4,852,226	4,473,825
Total Current Liabilities	33,426,302	35,586,566
Deferred tax liabilities	—	209,612
Operating lease liabilities, noncurrent	628,046	354,051
Total Liabilities	34,054,348	36,150,229

Selected Consolidated Statements of Operations and Comprehensive Income (Loss) Data

	Fiscal Years ended June 30,
	2020	2021	2022
	(in U.S. dollars)
Revenues	23,369,292	41,449,420	68,600,378
Cost of revenues	(10,054,871)	(22,921,696)	(50,047,764)
Total operating expenses	(10,689,781)	(16,091,086)	(35,067,782)
Net income/(loss)	3,695,190	3,649,333	(12,271,120)

Selected Consolidated Statements of Cash Flows Data

	Fiscal Years ended June 30,
	2020	2021	2022
	(in U.S. dollars)
Net cash provided by/(used in) operating activities	4,326,097	4,830,040	(15,304,581)
Net cash (used in)/provided by investing activities	(7,752,684)	9,826,755	(27,372,316)
Net cash provided by/(used in) financing activities	470,325	39,335,668	(10,014,503)

Off-balance Sheet Arrangements

BJY has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, BJY has not entered into any derivative contracts that are indexed to its shares and classified as shareholders’ equity, or that are not reflected in its consolidated financial statements. Furthermore, BJY does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, BJY does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Contractual Obligations

The following table sets forth the contractual obligations of BJY as of June 30, 2022.

	Payments due by period
	Total	Less than one year	One to three years	Three to five years	More than five years
	(in U.S. dollars)
Lease payments	1,235,154	706,931	528,223	—	—

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Assets that potentially subject BJY to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2020, 2021 and 2022, US$1.0 million, US$57.2 million and US$25.0 million were deposited in financial institutions in the PRC, respectively, and each bank provides a deposit insurance with the maximum limit of RMB0.5 million (equivalent approximately US$79,000) to each of BJY’s subsidiaries who has an associated account(s) in that bank. In addition, BJY maintains certain bank accounts in Hong Kong and Cayman, which are not insured by Federal Deposit Insurance Corporation insurance or other insurance. To limit the exposure to credit risk relating to deposits, BJY primarily places cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality. BJY also continually monitors their credit worthiness.

BJY’s operations are carried out in China. Accordingly, its business, results of operations and financial condition may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, BJY’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

Foreign Currency Risks

Substantially all of BJY’s revenues and expenses and assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Concentration Risk

Accounts receivable are typically unsecured and derived from goods sold and services rendered to customers that are located primarily in China, thereby exposed BJY to credit risk. The risk is mitigated by BJY’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. BJY has a concentration of its receivables with specific customers. As of June 30, 2021, three customers accounted for 25%, 15%, and 12% of accounts receivable, respectively. As of June 30, 2022, three customers accounted for 12%, 12%, and 11% of accounts receivable, respectively. No customer accounted for 10% or more of total revenues for the 2020, 2021 and 2022 fiscal years.

Other Risks

The business, results of operations and financial condition of BJY may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt its operations.

Critical Accounting Estimates

BJY prepares its financial statements in conformity with U.S. GAAP, which requires it to make judgments, estimates and assumptions. BJY continually evaluates these estimates and assumptions based on the most recently available information, its own historical experience and various other assumptions that it believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from its expectations as a result of changes in the estimates. Some of the accounting policies require a higher degree of judgment than others in their application and require significant accounting estimates.

The critical accounting policies, judgments and estimates that BJY believes to have the most significant impact on the consolidated financial statements are described below, which should be read in conjunction with the consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing the financial statements, you should consider:

•        the selection of critical accounting policies,

•        the judgments and other uncertainties affecting the application of such policies, and

•        the sensitivity of reported results to changes in conditions and assumptions.

Business Combination

BJY accounts for its business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the identifiable assets acquired and liabilities assumed, non-controlling interests, and the previously held equity interest in the acquiree immediately before obtaining control at their estimated fair values on the acquisition date. Any residual purchase price is recorded as goodwill. When determining the respective fair value, BJY makes significant estimates and assumptions, especially with respect to the intangible assets acquired. These intangible assets do not have observable prices. BJY’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and, as a result, actual results may differ from estimates.

Revenue Recognition

BJY accounts for its revenue according to ASC 606, “Revenue from Contracts with Customers,” pursuant to which, revenue is recognized when the control of the promised goods or services is transferred to the customers, and the performance obligations under the contract have been satisfied, in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services (excluding value-added taxes collected on behalf of government authorities). BJY’s revenue contracts generally do not include a right of return in relation to the delivered products or services.

BJY determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

BJY primarily generated revenues from contracts with customers through the following arrangements:

SaaS/PaaS Services

The SaaS/PaaS services include real-time engagement services and SMS services.

Real-time engagement services

BJY provides customers with SaaS/PaaS related services which are real-time engagement services for customers accessing BJY’s enterprise cloud computing platform. The usage-based fees are earned from customers, and the unit price for each use is fixed in the contracts. The performance obligation associated with the platform access is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.

Certain SaaS/PaaS related service contracts provide both hardware and real-time engagement services for a pre-determined period of time regardless of usage consumed during the period. The transaction price is allocated between the hardware and services to reflect their stand-alone selling prices which are observable in BJY’s operations. BJY identifies two performance obligations in such SaaS/PaaS service contracts, as the customers can benefit from services and hardware separately. The revenue of performance obligation associated with the real-time engagement service is recognized as revenue on a time elapse basis over the pre-determined period, and the revenue of performance obligation associated with the hardware is recognized on the point of acceptance by the customers.

SMS services

BJY offers customers with a customer engagement platform with software designed to address specific use cases and a set of application programming interfaces to send and receive short messages. It uses intelligent sending features to ensure messages reliably reach end users wherever they are. The customers build use cases, such as appointment reminders, delivery notifications, order confirmations and many two-way and conversational use cases. The usage-based fees are earned from customers, and the unit price for each short message is fixed in the contracts. The performance obligation associated with the platform-assisted message distribution is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.

Cloud Related Services

The cloud related services were comprised of customized platform development services and sale of software license and other cloud related services.

Customized platform development services

BJY provides customized platform development services to customers who aim to create a system that is integrated and large in nature. In this arrangement, BJY develops certain modules, which, once developed, together with other modules from other vendors, will be integrated into the customer’s system. The module is not functional and does not benefit the customer on its own. The module is highly customized and developed specifically for the customer’s needs. BJY does not provide any technical support service for such module and has no further obligation once the module is accepted. BJY recognizes revenue from customized platform development services at the point of customer acceptance.

Software license and other cloud related service

BJY provides software licenses for customers to be used for online schools or corporation training sessions. The software licenses are created based on an existing software framework with certain customization or design to meet the needs of different customers. Each developed software is functional on a standalone basis without any further upgrade or support and is regarded as a functional intellectual property. The control of the software license is transferred to the customer and BJY does not retain the right to limit the use of the software once transferred. BJY recognizes revenue of software license at the point of customer acceptance.

In certain contracts, BJY provides technical support service to the customer subsequent to the transfer of software license for a period of time, typically 12 months from customer acceptance. The transaction price is fixed in the contract and BJY allocates the transaction price to software license and technical support service by reference to their relative standalone selling price estimated using a residual approach. BJY recognizes revenue of technical support service over the service period.

In addition, BJY started to provide other software related services to customers, including design of online advertising videos and operation of online accounts in popular apps, during the 2021 fiscal year. For the 2021 and 2022 fiscal years, the revenue generated from these services was immaterial.

AI Solution Services

BJY’s AI solution services pertain to arrangements with customers where BJY purchases or customizes a software development kit based on the customer’s specific requirements, integrates it into a hardware, and sells hardware to the customer. AI solution services are considered as a single performance obligation, as the individual components of the software and hardware are not sold on a stand-alone basis and are not separated in the context of the contracts. Transaction price is fixed in the contracts. BJY recognizes revenues on the point of acceptance of the hardware. The AI solution services contract also provides standard warranty to the customers for a period of 12 months. BJY historically incurred little cost on the warranty and did not accrue warranty liabilities for these AI solution services.

Contract Balances

BJY classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. BJY recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. A contract asset is recorded when BJY has transferred services to the customer before payment is received or is due, and the right to consideration is conditional on future performance or other factors in the contract. As of June 30, 2021 and 2022, BJY had no contract assets.

BJY capitalizes incremental costs incurred to fulfill contracts that (1) relate directly to the contract, (2) are expected to generate resources that will be used to satisfy the performance obligation under the contract, and (3) are expected to be recovered through revenue generated under the contract. The compensation expenses of workforce hired solely for the purpose of providing certain cloud related services are considered incremental costs to fulfill the contracts. These contract costs are recorded as cost of revenues upon the recognition of the related revenues. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. As of June 30, 2021 and 2022, BJY had deferred contract costs of US$2.6 million and US$10.0 million, respectively. The amount of deferred contract cost charged to cost of revenues were nil, US$80,000 and US$2.6 million for the fiscal years ended June 30, 2020, 2021 and 2022, respectively. As of June 30, 2021 and 2022, no impairment allowance was recorded.

Contract liabilities are recognized if BJY receives consideration prior to satisfying the performance obligations, which include customer advances and deferred revenue, including the balances with related parties. Deferred revenue balance represents amount BJY has received from its customers from contracts primarily related to the real-time engagement services to be provided for a predetermined period of time under the SaaS/PaaS service arrangement, and the technical support service related to the software license product sales under the cloud related product and service arrangement. The consideration received from customers related to the remaining arrangements are included in advance from customer balance.

Practical Expedients

Payment terms and conditions vary by contract type; however, BJY’s terms generally include a requirement of payment within a period between 90 to 180 days if not paid in advance. BJY has elected the practical expedient to not assess whether a significant financing component exists if the period between when transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, BJY has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Accounts Receivable, Net

Accounts receivable are recorded at the gross billing amount less an allowance for any uncollectible accounts due from the customers. Accounts receivable do not bear interest. BJY records impairment losses for accounts receivable based on assessments of the recoverability of the accounts receivable and individual account analysis, including the current creditworthiness and the past collection history of each customer and current economic industry trends. Impairments arise when there is objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on analysis of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed non-collectable on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income (loss). Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Intangible Assets, Net

Intangible assets mainly include capitalized software development costs and intangible assets arising from business combination. BJY capitalizes certain software development costs related to the internal used unified communications platform during the application development stage. The costs related to preliminary project activities and post-implementation activities are expensed as incurred. Capitalized software development costs were not amortized as of June 30, 2021 and 2022 as the internal used unified communications platform is not ready for its intended use and its estimated useful life will be determined and periodically reassessed based on considerations for obsolescence, technology, competition, and other economic factors.

BJY performs valuation of the intangible assets arising from business combination to determine the relative fair value to be assigned to each asset acquired. The acquired intangible assets are recognized and measured at fair value and are amortized using the straight-line method or accelerated method over the estimated useful life of the assets. Amortization methods and estimated useful lives of the respective assets are set out as follows:

Category	Amortization Method	Estimated Useful Life
Capitalized software development costs	N/A	N/A
Intangible assets arising from business combination
Distribution channel	Accelerated method	10 years
Technology	Straight-line method	10 years
Other	Straight-line method	5 years

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016 13, “Measurement of Credit Losses on Financial Instruments (ASC 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU 2018 19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which amends Subtopic 326 20 (created by ASU 2016 13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326 20. Additionally, in April 2019, the FASB issued ASU 2019 04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”;, in May 2019, the FASB issued ASU 2019 05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief”;, in November 2019, the FASB issued ASU 2019 10, “Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019 11, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, and in March 2022, the FASB issued ASU 2022 02, “Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” to provide further clarifications on certain aspects of ASU 2016 13 and to extend the nonpublic entity effective date of ASU 2016 13. The changes (as amended) are effective for BJY for annual and interim periods in fiscal years beginning after December 15, 2022, and, in connection with the consummation of the merger with Fuwei Film (Holdings) Co., Ltd. as discussed in Note 22 to the consolidated financial statements included elsewhere in this prospectus, BJY adopted ASC 326 on July 1, 2022 using a modified retrospective approach and does not expect a material impact to its consolidated financial statements.

In May 2021, the FASB issued ASU 2021 04, “Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” ASU 2021 04 codifies how an issuer should account for modifications made to equity-classified written call options. The guidance in ASU 2021 04 requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. ASU 2021 04 is effective for all entities for fiscal years beginning after December 15, 2021. BJY does not expect the adoption of this update to have any material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021 08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022 and for all other entities, December 15, 2023. Early adoption is permitted. BJY is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In November 2021, the FASB issued ASU 2021 10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance”, which requires disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The standard is effective for fiscal years beginning after December 15, 2021. BJY does not expect the adoption of this update to have any material impact on its consolidated financial statements and accompanying disclosures.

BJY does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of operations and comprehensive income (loss), and consolidated statements of cash flows.

Trend Information

Other than as disclosed elsewhere in this prospectus, BJY is not aware of any trends, uncertainties, demands, commitments or events for since June 30, 2022 that are reasonably likely to have a material and adverse effect on the revenues, income, profitability, liquidity or capital resources, or that would cause the reported financial information to not necessarily be indicative of future results of operations or financial condition.

BUSINESS

Overview

We operate our video-centric technology solution business through BJY, which is a leading video-centric technology solutions provider in China with core expertise in SaaS and PaaS solutions. BJY is committed to delivering reliable, high-quality video experiences across devices and localities. Leveraging industry-leading video-centric technologies, BJY offers a wealth of video-centric technology solutions, including SaaS/PaaS solutions, cloud and software related solutions, and enterprise AI and system solutions, catered to the evolving communication and collaboration needs of enterprises of all sizes and across industries.

BJY helps customers quickly deploy dedicated live streaming systems and VoD systems to meet the customers’ communication and collaboration needs across departments and functions and throughout the business process and accelerate the digital transformation of the customers’ business.

Based on its live streaming service infrastructure, BJY can provide customers with different functional modules, which can integrate with the customers’ internal systems to achieve data linkage, in various live streaming scenarios such as enterprise training, dual-teacher classroom, small class courses, and medical live streaming. Moreover, BJY can also achieve customization for customers according to their needs and provide them with high-quality live streaming full-process operation and on-site execution services.

Since its establishment in 2017, BJY has been expanding its service scope from audio and video SaaS services focused on the education sector, to a wide range of industries. Adhering to its mission of “becoming the customers’ first choice for one-stop video technology services provider” BJY also extended its capability to the underlying technologies and in 2020, BJY launched its real-time audio and video communication PaaS services which provide one-stop video technology services, such as private cloud deployment and in-depth customized development for government customers and large enterprises. BJY has completed the transformation from a product provider to a technology provider, achieving the ability to deliver both standardized and customized services based on an integrated infrastructure.

BJY’s “PaaS standardization + SaaS scenario-oriented” business layout has driven its robust business growth. As of June 30, 2022, BJY had a total of approximately 1,600 customers, representing an increase of approximately 89.0% over 12 months compared with the number of customers as of June 30, 2021. Such customer growth enabled BJY to achieve a total revenue of US$31.3 million in the 2022 fiscal year.

During the 2021 fiscal year, the total number of user visits of BJY’s live streaming large-class courses, a typical use case for SaaS/PaaS solutions where BJY enables interactive online courses with thousands of participants, was over 57.7 million, the total duration of such live streaming courses exceeded 3.8 million hours, and the cumulative viewing time of such live streaming courses was over 56.8 million hours. In the subsequent fiscal year, BJY’s live streaming business continued to grow rapidly. During the 2022 fiscal year, the total number of user visits of BJY’s live streaming large-class courses reached over 70.1 million, the total duration of such live streaming courses exceeded 4.3 million hours, and the cumulative viewing time of such live streaming courses was over 70.6 million hours. Since its establishment, BJY’s cumulative VoD duration has reached over 342.4 million hours. During the 2021 fiscal year, the number of total VoD user visits was approximately 548.5 million, and the total VoD duration was approximately 76.2 million hours. During the 2022 fiscal year, the total number of VoD user visits increased to over 633.5 million, and the total VoD duration increased to over 109.6 million hours, representing a year-on-year increase of approximately 43.9% or an increase of approximately 233.8% over two years compared to the 2020 fiscal year. BJY’s services cover a wide range of industries, such as the internet, education, automotive, finance, health care and e-commerce. As of June 30, 2022, BJY established branches, research and development centers and offices in more than a dozen cities in China, with 383 employees, including complete product design, testing, and R&D teams that support the rapid update iterations of BJY’s products.

BJY’s business scale continued to grow in recent years. BJY had revenues of US$23.4 million, US$41.4 million and US$68.6 million for the 2020, 2021 and 2022 fiscal years, respectively. BJY had net income of US$3.7 million and US$3.6 million for the 2020 and 2021 fiscal years, respectively, and net loss of US$12.6 million for the 2022 fiscal year.

Industry Overview

Over the past few years, China has continuously promoted the construction of network infrastructure, along with the development of 5G, artificial intelligence (“AI”) and internet of things. BJY believes the underlying audio and video infrastructure are crucial to support the upper-tier application scenarios. Additionally, with the spread of the mobile internet and the widespread use of intelligent terminal devices, BJY believes real-time audio and video has become a mainstream method of online interaction. Furthermore, the COVID-19 pandemic has increased the need for online interaction in various scenarios, and as result, we have seen solid demand for audio and video technologies in areas such as video conferencing, remote consultation and online learning.

With the improvement of 5G network coverage, there has been a continuous expansion across many industries of the scenarios in which audio and video technologies can be innovatively applied. These usage scenarios in turn often demand enhanced audio and video technologies to deliver the desired results. As a result, we expect many development and growth opportunities in audio and video related sectors.

The video cloud market has developed rapidly in the past few years for the following reasons:

•        The progress of core technology is an important driver for the development of video cloud industry. The implementation of 5G network infrastructure and the progress of network adaptation technology have effectively improved the quality of network transmission; the upgraded video encoding and decoding standards can support the encoding and decoding of higher-resolution videos under limited bandwidth. In addition, the services provided by the underlying Infrastructure-as-a-Service (“IaaS”) vendors are gradually standardized and maturing. AI technology continues to accelerate innovation and is gradually integrated with real-time audio and video services to provide users with a smoother and higher-definition viewing experience.

•        The demand for interactivity drives the progress of the real-time video cloud industry. The new generation of users who grew up during the internet age, prefer to solve problems online. The COVID-19 pandemic accelerated the formation of user habit of going online, and users have a deeper understanding of video cloud services at this stage. On the one hand, online activities, such as video calls, webcast shopping and online education have become a so-called necessity in people’s lives. On the other hand, the demand for telecommuting and video conferencing continues to grow. Cloud exhibitions, online press conferences and video conferences have become the priority choices for enterprises to reduce cost and increase efficiency during the COVID-19 pandemic.

•        The Chinese government’s efforts to promote the digital economy have benefited both cloud services and video services. “The 14th Five-Year Plan for the Development of the Digital Economy” puts forward an important development goal for the added value of the core industries of the digital economy to account for 10% of GDP by 2025. The plan affirmed the role of the internet platform in accelerating the integration of digital technology in various industries. In terms of industrial digitalization, online learning, remote conferencing, online shopping and live streaming are all important application scenarios.

BJY believes that in recent years, the infrastructure attribute of video has become more obvious, and the application of video cloud has been continuously developed and integrated with business scenarios closely. The upstream players in the video cloud service value chain consist of hardware infrastructure manufacturers, IaaS manufacturers, telecommunications operators and third-party technology providers, mainly providing hardware facilities, network services, computing storage and other resources, the midstream players in the value chain consist of PaaS and SaaS manufacturers, which mainly provide audio and video communication products and interface services, and the downstream players in the value chain consist of audio and video cloud service demanders. More specifically, PaaS service providers provide platform services to downstream enterprises by integrating network, communication and other resources in the form of software development kits (the “SDKs”) or application programming interfaces (the “APIs”). They emphasize universality and mainly serve enterprises with development capabilities. SaaS service providers integrate the platform functions of PaaS, emphasize scenario-oriented application capabilities, and provide universal solutions in the form of software application services.

At present, the video cloud industry has various application scenarios for different demands. Focusing on the provision and optimization of video cloud service technology, BJY believes it is one of a few players in the industry that can provide both SaaS and PaaS services. Not only can BJY serve the whole industry and act as an industry enabler, it also has a deep understanding of customer demands and the characteristics of industries and scenarios to facilitate value creation for customers. In addition, BJY divides video cloud services into several subsectors, including live streaming and VoD, video conferencing, corporate training and integrated solutions, BJY sees significant market potential in each of these subsectors and believes that BJY’s products are leading in their respective subsectors.

To take advantage of the expected rapid growth in China and serve the unique demands of the market, BJY has strategically focused on developing three main sectors, including one-stop solution for video cloud, SaaS service for video cloud application, and PaaS service for video cloud technology. BJY plans to continue to focus on expanding new technology paths, cultivating vertical scenarios, and developing AI, while improving customer experience through strategic layout such as software optimization plus hardware adaptation to seize greater market share.

BJY’s Solutions

BJY offers comprehensive video-centric technology solutions that are tailored for the unique demands of the Chinese market. BJY’s solutions fall into three main categorizes:

•        Video-centric SaaS/PaaS solutions, which include real-time engagement services and SMS services (as defined below);

•        Video-centric cloud related solutions, which include customized software development, software license and other cloud related service, and

•        Video-centric industry AI solutions.

BJY’s video-centric technology solutions are intended to serve individuals and enterprises of all sizes and industry, providing them with a suite of simple-to-use, highly customizable and widely compatible solutions to support their communications and collaboration demands. BJY believes its video-centric technology solutions present the following compelling value propositions to its customers.

•        Video-centric omni-channel capabilities.    Laser-focused on video-centric solutions since BJY’s inception, BJY has self-developed all of its audio and visual engines and accumulated extensive expertise and know-how in designing and implementing enterprise-grade video use cases. BJY also embeds multiple communication functions such as audio and live chat into its solutions to enable more productive communications and collaboration experiences.

•        Cloud-native infrastructure.    Leveraging BJY’s cloud computing capability, BJY believes it enables its customers to have expedient, on-demand access to massive resources “over the cloud,” relieved from capacity constraints. BJY’s cloud-native infrastructure can scale with its customers as they grow without significant hardware investment or system downtime, and enables cross-device compatibility, including PCs and mobile devices such as smartphones and tablets.

•        Easy-to-integrate functional modules.    BJY offers ready-to-use, highly customizable and widely compatible video and audio functionalities in the form of SDKs and APIs, which can be integrated into the business systems and physical infrastructure of its customers. BJY also offers à la carte options that allow customers to select functions that best suit their need.

•        Customizable experiences.    BJY supports highly customizable video experiences with its feature-rich functional modules. Supported by the strong research and development capabilities, BJY offers customers tailor-made project-based video-centric solutions to address their specific business or industry demands. Furthermore, BJY offers public and private cloud deployment options carefully tailored to satisfy budgeting and information security considerations of its customers.

•        Reliable performance.    BJY believes its robust technology infrastructure is the backbone of its business. BJY believes it can support live streaming for up to 1,000,000 users at the same time, with a latency below 200 milliseconds under typical networking conditions. In addition, BJY provides ongoing customer support and operation maintenance services to safeguard reliable performance.

Video-centric SaaS/PaaS Solutions

BJY’s video-centric SaaS/PaaS solutions include live streaming solution, VoD solution and real-time communications (“BRTC”) solution, which are readily deployable by enterprises to support their communications and collaboration demands. BJY’s SaaS/PaaS solutions are used in a wide range of scenarios and industries, such as education, finance, medical services, auto industry and IT industry. However, BJY does not collect, retain, store, or use any individual customers data while providing services to millions of end customers. In addition to these video-centric solutions set forth below, BJY also offers customers with a customer engagement platform with software designed to address specific use cases and a set of application programming interfaces to send and receive short messages (the “SMS services”). BJY utilizes intelligent sending features to ensure that messages can reliably reach end users wherever they are. Such customers may build use cases, such as appointment reminders, delivery notifications, order confirmations and many two-way and conversational use cases.

Live streaming solution

BJY takes pride in the enterprise-grade live streaming experiences. Backed by content delivery network (“CDN”) nodes deployed across China that are either developed in-house or supplied by reputable third-party CDN service providers, BJY enables stable, smooth and high-quality live streaming experiences even in certain remote areas with weak network connections. By broadly deploying CDN nodes closer to end-users’ location in an automated process, BJY believes it can support massive volumes of concurrent live streaming requests with high-definition and low latency. Its live streaming solution can also assess video quality in real time and automatically adapt the quality of video sources to network conditions. In addition to its low-latency and high-definition features, BJY’s live streaming solution is widely compatible with multiple protocols underlying the video inputs and supports transcoding and processing services at different resolutions, bitrates and frame rates, to suit different needs and application scenarios. Moreover, BJY offers its live streaming solution in the form of SDKs and APIs, which allows for seamless integration with web browser, Android and iOS devices and customizable live streaming experiences.

BJY offers a wide range of value-added services such as recording, editing, playback and real-time beautification effects as well as various interactive functions, such as live chatting, document sharing and interactive whiteboarding. Furthermore, BJY also embeds multi-level security mechanisms in its live streaming solution, such as anti-leeching, anti-screen capturing and custom watermarking, to shield against video piracy.

BJY offers its live streaming solution primarily on a SaaS basis for a combination of subscription and usage. In the 2021 and 2022 fiscal years, BJY had 837 and 1,582 customers for SaaS-based live streaming solution, respectively. In addition, while BJY has developed its live streaming solution to overcome hardware compatibility issues, BJY also supplements certain of its video-centric SaaS/PaaS solutions with hardware manufactured by third parties, such as video camera, server, projector, and coding and decoding machines for audio and video signal, to further ensure the quality and reliability of video transmission.

VoD solution

Leveraging its reliable cloud-native infrastructure and industry-leading video capability, BJY offers intuitive cloud-based VoD solution which enables customers to conveniently launch their own online video player. As a trusted provider of VoD solution, BJY has supported approximately 1.7 billion users’ visits for 342 million hours in cumulative playtime since its inception. BJY enables convenient upload function that supports batch upload, large file upload and breakpoint resume upload. Similar to the live streaming solution, BJY’s VoD solution can transcode video files into different formats so that they can be played on different devices. For example, to accommodate mobile users, BJY’s VoD solution allows developers to integrate video features through quick and easy steps with iOS and Android-based SDKs and APIs. BJY’s VoD solution is also compatible with major social media platforms in China, such as WeChat and Weibo, which enables customers to promote their video content by sharing the content to or forward the content on these platforms. BJY also offers video embedding function for those who want to incorporate video content into a WeChat official account or an H5 webpage to reach a wider audience.

The VoD solution allows customers to change the logo, skin and other layout settings of the video player to satisfy personalized configuration needs, and provides customers with multi-dimensional data to assess the effectiveness of their video content and adjust their promoting strategies with valuable insights. In order to ensure content security and originality, BJY equips its VoD solution with various tools such as anti-leech and anti-screen capturing protection.

BJY offers its VoD solution primarily on a SaaS basis for a combination of subscription and usage. In the 2021 and 2022 fiscal years, BJY had over 548 million and 633 million customers’ visits for SaaS-based VoD solution, respectively.

BRTC solution

BJY also started to offer RTC solutions internally in 2021 to support omni-channel interactions. BJY has launched six major modules focusing on real-time video, real-time audio, cloud-based recording, interactive live streaming, interactive whiteboarding and intelligent diagnostics and engineering, which serve as building blocks for developers to embed the respective functions into their systems and applications. By pooling communications resources in its cloud servers and distribute them on-demand through readily deployable functional modules in the forms of SDKs and APIs, BJY continues to help its customers improve their communication and operational efficiency. Leveraging its technology infrastructure, BJY’s BRTC solution ensures over 99.99% uptime, and supports secure, smooth and high-quality real-time communications across devices and localities.

BJY offers its BRTC solution on a PaaS basis for which BJY provides both the software and infrastructure needed to enable real-time communications. BJY generally charges its customers for PaaS-based BRTC solution based on usage.

Use cases

•        Video-centric solutions for education sector.    BJY offers customers in education sectors video-centric solutions with audio capabilities and enables them to deliver highly engaging and interactive learning content. For example, its solutions contain live course function that enables students to participate in class discussions and teachers to take attendance, share courseware, post online quizzes and review real-time results, etc. In addition, its video-centric enables live chatting, document sharing as well as interactive whiteboarding, which can be readily utilized to encourage in-class discussions. Backed by its proprietary video system and technology infrastructure, BJY supports a variety of course formats tailored to different scenarios and education needs, including live video courses, recorded courses, in-person courses and courseware-only courses.

BJY also enables online live courses in various settings, which BJY believes fundamentally differentiate BJY from its competitors. For example, BJY enables 1-on-1 online classes that provide exclusive and immersive learning experiences mimicking in-person tutoring, which is especially useful for scenarios such as oral language training and mock interviews. BJY uses methods including private link, QR code and invitation code to ensure authorized access to designated courses. Leveraging its reliable network infrastructure, BJY enables large-scale interactive online courses that can support thousands of participants in one session. With the self-developed video technology, students can “raise their hands” at class to interact with teachers through real-time video or audio chat, and teachers can use interactive tools such as screen sharing and whiteboarding to illustrate a topic in all dimensions. BJY believes this capability enables BJY’s customers to deliver rich learning experiences in a large scale with low latency, and further helps them to save teaching costs and improve operation efficiency. In the 2021 and 2022 fiscal years, BJY’s large-class courses served an accumulation of over 57.7 million and 70.1 million users’ visits, with over 56.8 million and 70.6 million hours in cumulative live streaming time, respectively. With its robust video technology, BJY supports concurrent, multi-way video communications such as dual-teacher online courses, where tutors are assigned to a traditional one-teacher online classroom to improve the engagement and learning effectiveness of individual students, and capacity-free open courses, where students may join or leave the courses anonymously through an open link. In addition to online course function, BJY’s live streaming capability also helps customers in user acquisition and brand building activities, as potential users may access content and market activities through open links.

•        Communications and collaboration solutions for enterprise customers.    BJY believes it empowers enterprise customers across industry verticals, in particular in the finance and medical service industries, to support highly efficient and effective communications and collaboration experiences.

Internal collaboration.    Enterprise customers may use BJY’s technology to build internal communications portals where they can communicate and collaborate in an omni-channel manner, such as via live chatting, video and audio conferencing and document sharing, thereby streamlining their collaboration experiences.

Customer acquisition and support.    Enterprise customers utilize BJY’s real-time video and audio technologies to establish contact center capabilities to answer customer inquiries, resolve customer complaints and conduct telemarketing campaigns. BJY believes that by enabling more diverse communications channels such as live chat, audio call and video call as compared to traditional on-premise contact centers relied on telecom-based phone call, customers who deploy its solutions can differentiate themselves from peers, therefore driving customer satisfaction and excelling from intense market competition.

Internal training.    Enterprises can deploy BJY’s solutions to organize their internal training sessions, which allow for both self-studying recorded courses and enterprise-wide interactive live training. BJY believes video-based internal training can significantly increase participation and save costs as compared traditional face-to-face training.

Branding and marketing.    Enterprises may use BJY’s solutions to build their own live streaming e-commerce platform to showcase their demos and products and effectively boost sales. BJY also enables enterprise customers to host internal training as well as promotional events such as roadshows and user conferences.

•        IT solutions for social entertainment sector.    BJY believes traditional live streaming, such as those involving live dancing or singing performances of a streamer, offers limited interactive options on the audience side. With BJY’s solutions, audiences are able to interact with streamers in real time through multiple channels such as video and audio. In online game streaming scenarios, streamers can share with audiences their real-time “battlefields” while commenting their in-game motions. Streamers can also co-stream in “PK” model using BJY’s solutions, i.e., to engage in real-time “battles” for dancing, singing or other performances.

Video-centric Cloud Related Solutions

Leveraging its enterprise-grade video capabilities, BJY has been rapidly expanding the application scenarios of its video-centric solutions across a wide range of industry verticals including educational institutions, IT, finance, media and advertising, and e-commerce. BJY’s video-centric cloud related solutions primarily include online school solution, video conferencing and enterprise training solution. BJY creates software licenses for customers of its video-centric cloud related solutions, which are created based on an existing software framework with certain customization or design to meet the needs of different customers. BJY also offers customized platform development solutions that develop customized software modules to be integrated into the customer’s system, as well as other software related services to customers, including design of online advertising videos and operation of online accounts in popular apps.

Online school solution

In addition to supporting the customers’ various course offerings, BJY is dedicated to offering a one-stop, cloud-based solution that helps customers in education sectors enroll students, deliver courses, evaluate learning results and manage daily operations. To that end, BJY’s integrated online school solution incorporates well-designed tools covering all of the key activities involved in the online learning process, such as various course scenarios, live-streaming courses, VoD courses, exam and assessment, online school management. Furthermore, BJY empowers customers to provide superior user experience by integrating comprehensive and ready-to-use school management and sales and marketing capabilities into its cloud solution.

•        Course preparation.    BJY helps organize its online education customers’ knowledge management system, which may be used to store courseware and other course materials and can group course materials by subject, grade or learning objective, and can be easily accessed by end-users and incorporated into tailor-made course materials. The various course administration functions allow teachers to create new courses, edit course information, upload course materials and arrange course curricula with ease.

•        Homework, exercise and academic assessment.    End users of BJY’s online school solutions may access online question bank and quizzes to complete homework and academic assessment. BJY’s question bank tool supports all sorts of objective question formats with detailed explanation and answers for daily exercise and academic assessment process. Its customers can assort questions into different topics and based on their respective difficulty levels and related key takeaways to enable tailored sets of questions for students’ respective weaknesses and areas of improvement. BJY’s data-driven insights such as homework submission rate, student ranking and correct/wrong answer rate can be utilized to adjust teaching agenda in order to better address weaknesses or areas for improvement. BJY also assists teachers in various forms of academic assessments catering to their diverse needs. They can design, schedule, distribute and easily grade assessments for a range of assessment scenarios, from short quizzes to mid-term and final exams. Leveraging BJY’s data analytics capabilities, teachers can generate in-depth reports on grades and missed questions on both class-wide and individual levels, which enables valuable insights on future teaching efforts.

•        Administration.    BJY’s online school solution allows students to log in through username/password combination, social media account information or OTP-based authentication code, which ensures flexibility as well as the security of personal accounts. The customers may also assign several administrator accounts to supervise the course delivery process. For example, they may access screenshots of an online classroom that are automatically saved at designed intervals during a live course or enter into an online classroom in “invisible” mode to evaluate teachers and students’ real daily performance. BJY also tracks students’ purchasing orders and remaining learning hours dynamically. The customers may arrange courses based on students’ demands as well as teachers’ availability through the easy-to-navigate interface and deduct the remaining learning hours of the students accordingly. In addition, the system also enables an overview of business operations, including total revenue, number of students, teachers and tutors as well number of courses and purchasing orders through the unified user interface, allowing efficient central management.

•        Sales and marketing.    The intuitive user interface of BJY’s online school solution presents a unified display of various sales and marketing functions on the administrator’s end, including personal work record, ticket tracking and customer profile. Moreover, BJY collects and analyzes various behavioral data generated at its system such as purchasing data and class participation data with BJY’s proprietary data-driven algorithms to enable informed sales and marketing efforts. BJY also equips its solution with the capabilities to organize online promotional events to facilitate the conversion from non-paying users to paying users. For example, BJY offers a useful tool to help generate user benefits such as coupons, vouchers and group discounts in a customizable manner, so that its customers can set their own promotional strategies by employing one or more of them. The customers can track the benefits claimed but unused and follow up with students to close the sale. BJY also supports the seamless integration with all major third-party payment platforms to assist its customers in order management. In addition, BJY incorporates a credit awarding system to encourage user engagement. Under this system, users will be awarded credits for online activities such as signup, subscribing courses, completing personal information, submitting housework assignments, reviewing teachers’ performances and sharing courses with friends, and then use the credits to redeem courses. BJY believes this tool can effectively help its customers to attract new students and retain existing ones.

BJY primarily offers its online school solution on a project basis. In the 2021 and 2022 fiscal years, BJY had over 122 and 191 customers for its online school solution, respectively.

Video conferencing solution

BJY believes its video conference solution enables customers to have reliable and interactive collaboration experiences through video conferencing across disparate devices and scattered worksites. BJY supports high-resolution real-time video and audio feeds from multiple locations with its latest multi-regional multi-center network infrastructure, to deliver reliable and interactive video-conferencing experience that BJY believes is akin to conventional in-person conferences. BJY also provides various supporting functions, such as conference scheduling, calendar invitation and virtual conference room administration, through an intuitive user interface. Customers can also control microphone and camera and edit conference encryption and accessibility information with ease through BJY’s video conferencing system. During a meeting, participants can interact through live chat, document sharing, screen sharing and digital whiteboarding to improve efficiency. In addition, it supports both cloud-based recording and local recording and enables participants and the host to generate a cloud-based playback link after each meeting session. Moreover, the video conferencing system is compatible with major operating systems and hardware and devices, including less sophisticated legacy on-premise video systems, which helps customers minimize deployment cycle and save costs. Meanwhile, benefiting from such combability, end users can join the meetings through diverse terminals including PCs, TVs and mobiles devices including smartphones and tablets with just one click. BJY also supports various customized options including private cloud deployment, where the data and information generated from intra-organizational communications are isolated and encrypted to ensure heightened security and privacy.

BJY primarily offers its video conferencing solution in the form of software on a project basis.

Enterprise training solution

BJY offers a comprehensive solution targeting at large-scale, tasked-based enterprise training, to help customers share knowledge, teach skills and convey important information. BJY believes that apart from the low-latency, highly engaging training experiences backed by its industry-leading video capabilities and technology infrastructure, BJY enterprises training solution differentiates itself from competitors through its comprehensive supporting functions. The enterprise training system allows customers to create their own video training templates, upload training materials and compile online quizzes to evaluate their employees’ mastery of designated skillsets and the effectiveness of training sessions. Customer may even introduce a ranking and awarding system supported to improve training results. Moreover, the customers can also establish an internal community for employees to discuss knowledge points and share their learning and working experiences to further enhance engagement.

BJY primarily offers its enterprise training solution in the form of software on a project basis.

Video-centric Industry AI Solutions

BJY believes it combines cutting-edge AI technology with real-world scenarios to empower innovative use cases and application scenarios in multiple industry verticals.

BJY’s intelligent industry solutions are predicated on image analysis and recognition technology that it developed in-house using deep learning algorithms, and BJY believes its solutions are able to achieve high-precision detection and identification. The head count function, which accurately identifies entry and exit status and walking trajectory, can be deployed by schools, exhibitions and other public places for crowd statistics analysis. The skeleton point recognition function analyzes postures of the human body and is suitable for sports training, dance classes and monitoring of abnormal behaviors during exams. In addition, gesture recognition function intelligently captures and recognizes gestures in pictures and videos, and outputs the recognition results for interactive live streaming scenarios such as sign language and early childhood education. Furthermore, the indicator light identification function helps factories use machines to identify indicator lights of different colors, therefore detecting technical issues in real time and reducing manual workload and cost.

BJY’s customizable intelligent industry solutions have significant potential for application in industries such as education, retail, public affairs and industrial manufacturing.

BJY’s Technologies

Technologies underpin BJY’s high-quality solutions and operational efficiency.

•        RTC video technology.    BJY believes its industry-leading RTC video capabilities are at the core of its business. BJY uses its proprietary technologies to capture and synchronize video and audio streams, and pre-process such raw streams to reduce noise, eliminate echo and enhance volume and/or resolution, and allows end users to add beautification, virtual background and other special effects to video and audio streams in real time to improve streaming quality. BJY then utilizes industry-leading encoding and decoding technologies to compress and decompress the streams before and after transmission. Specifically, BJY deploys C++ for video decoding, which greatly reduces latency on the streaming side to one to three seconds, far exceeding the performances of industry peers. The live streaming solution is compatible with multiple protocols underlying the video inputs and supports transcoding and processing services at different resolutions, bitrates and frame rates, to suit different needs and application scenarios. BJY can also assess video quality in real time and automatically adapt the quality of video sources to network conditions.

•        Technology infrastructure.    BJY believes its cloud-based network architecture allows for high combability, availability and scalability of its video-centric solutions. It can support live large-class courses with a latency below 200 milliseconds for upon to 1,000,000 users simultaneously. Backed by CDN nodes deployed across China that are either developed in-house or supplied by reputable third-party CDN service providers, BJY enables stable, smooth and high-quality live streaming experiences even in certain remote areas with weak network connections. BJY also selects the optimal CDN nodes closer to where end-users are located in an automated process to achieve consistently high performance. In addition, BJY deploys edge nodes coupled with Border Gateway Protocol (BGP) network nodes to safeguard the “last-mile” transmission and reduce costs. Moreover, BJY’s network infrastructure is based upon both the Transmission Control Protocol (TCP) and the User Datagram Protocol (UDP), which prioritizes lower latency as compared to TCP, to adapt to different use cases.

•        Artificial intelligence.    BJY utilizes AI technologies in the video processing and transmission, among other processes. For example, BJY detects human faces in video streams and applies selected beautification effects in a dynamic manner.

•        Big data analytics.    BJY applies big data analytics broadly in its operations to provide insights and guidance for the decision-making process of its customers. For example, BJY leverages technologies such as computer graphics, image processing, computer vision and computer-aided design to convert data into graphics or images for display and allow interactive processing in such data display to help customers understand and analyze the data in an effective way.

Data Privacy and Protection

BJY has access to certain data and information of enterprises which use its video-centric solutions. BJY may also have access to certain personal data and information of its customers’ end-users. Specifically, for BJY’s solutions deployed on public cloud, data and information are safely encrypted and stored in cloud servers, where customers can access as needed only with appropriate authorization. BJY does not have access to data and information of customers which use its solutions deployed on private cloud.

BJY is committed to protecting its customers’ data and privacy and has designed protocols on data collection, transmission, storage and usage to ensure compliance with applicable laws and regulations. In addition, BJY’s agreements with customers generally include a confidentiality clause under which BJY is obligated not to disclose or otherwise misappropriate the data and information of its customers or their end-users.

BJY takes safety precautions to maintain its technology infrastructure and protect its data and information, and is dedicated to upgrading its security programs to better meet growing customer needs, updated regulatory requirements, and the evolving security threat landscape. BJY has implemented detailed policies regarding system operation and maintenance, information security and management, and data backup and disaster recovery. BJY’s technological infrastructure applies safeguards such as web application firewalls to further ensure data security. As a general principle, data and information in relation to BJY’s business operations can only be accessed by its employees with designated authorization level. BJY enters into confidentiality agreements with its employees who have access to BJY’s data and information. The confidentiality agreements provide that, among others, these employees are legally obligated not to disclose or otherwise misappropriate confidential data and information in possession as a result of their employment. Such employees are also legally obligated to surrender all confidential data and information in possession upon resigning and to maintain their confidentiality obligations afterwards. They bear compensation liability if they breach their confidentiality obligations or otherwise commit misconduct resulting in leakage of BJY’s confidential data and information. Furthermore, BJY’s agreements with business partners generally include a confidentiality clause under which they are legally obligated not to disclose or misappropriate confidential data and information in possession as a result of their relationship with BJY.

As of the date of this prospectus, BJY has not received any claim from any third party against it on the ground of infringement of such party’s right to data protection as prescribed by applicable laws and regulations in China and other jurisdictions, and BJY has not experienced any material data loss or breach incidents.

Sales and Marketing

BJY promotes its brand and markets its video-centric solutions primarily through its experienced sales and marketing team, which consisted of 96 and 107 personnel in the 2021 and 2022 fiscal years, respectively. The sales and marketing team is responsible for selling to prospective customers, renewing existing subscriptions, and identifying cross-selling opportunities.

To market its products and solutions, BJY has not only established an online presence but also has actively participated in offline industry events and other events to improve its brand image and influence in the industry.

Customers and Customer Support

BJY’s Customers

BJY believes that with its robust technology infrastructure and comprehensive solution offerings, it has accumulated a loyal and diversified customer base. As of June 30, 2021 and 2022, BJY served a total of approximately 2,404 and 2,830 customers, respectively. BJY’s customers operate in a broad range of industries, including but not limited to education, finance, medical services and IT.

BJY’s Customer Support

BJY endeavors to improve customer experience and drive customer satisfaction at each juncture, from on-board training to post-sale support. BJY offers service level agreements on most of its solutions, which represent BJY’s service level commitments to customers and motivate itself to meet or exceed customers’ expectations. The customer support team is staffed with experienced agents and engineers trained in technology diagnostics and engineering to offer around-the-clock customer services via phone, live chat and built-in help desk. The customer support team also monitors service quality regularly to identify issues and offer assistance. In addition, BJY offers various self-service options on its website, including helper libraries, user guides and a wide range of code samples. As the customers grow, BJY may assign them to a dedicated support team to attend to their specific needs and ensure their continued satisfaction.

Competition

BJY offers a broad range of video-centric solutions and, as a result, BJY may compete with a wide range of video-centric solution providers in China and globally. BJY believes that BJY competes favorably on the basis of robust video technology, application of advanced technologies in industry solutions, effectiveness of customer services and sales and marketing efforts, and track record and brand recognition.

The industry in which BJY operates include a number of enterprises that may or may not directly compete with BJY. BJY considers that its competitors fall into three different business lines: companies that provide real time engagement services via companies’ cloud computing platform, companies that offer customized software that are installed on customer’s own cloud computing platform, and companies that provide systematic solutions to customers by integrating customized software into hardware. Some of these enterprises, including BJY’s competitors, have greater financial, technological and other resources, greater brand recognitions, larger sales and marketing budgets and larger intellectual property portfolios. As a result, certain of the competitors may be able to respond more quickly and effectively than BJY can to new or evolving opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than BJY’s solutions or in geographies where BJY does not operate. BJY expects competition to intensify in the future, with the introduction of new technologies and market entrants. Moreover, as BJY expands the scope of its solutions and services, BJY may face additional competition.

Research and Development

Since BJY’s inception, BJY believes it has internally developed substantially all core technologies underlying its video-centric solutions based on open-source software components. BJY is committed to constantly improving its technological capabilities and attracting and cultivating technology talents to stay ahead of the rapidly involving industry trends and market demands. In the 2021 and 2022 fiscal years, BJY had a stable and dedicated research and development team of 243 and 174 members, respectively, whose expertise spans a broad range of related fields, from video RTC, cloud computing, CDN infrastructure, AI and big data analytics, to operational and infrastructure maintenance. As of June 30, 2022, BJY’s research and development personnel had an average of 6.8 years of relevant industry experience and had been with BJY for an average of 2.3 years.

Intellectual Property

BJY depends upon a combination of trade secret, misappropriation, copyright, trademark, computer fraud and other laws; registration of patents, copyrights and trademarks; nondisclosure, noncompetition and other contractual provisions with employees; and technical measures to protect its proprietary rights in the software, trademarks and other intellectual property.

As of June 30, 2022, BJY was the registered holder of 94 software copyrights, 20 patents, 41 domain names and 31 trademarks in China. In addition, BJY had filed 31 patent applications in China as of the same date.

Legal Proceedings

From time to time, BJY may become a party to legal or administrative proceedings arising in the ordinary course of its business. BJY is currently not a party to, and is not aware of any threat of, any legal or administrative proceedings that, in the opinion of BJY’s management, is likely to have a material adverse effect on its business, financial condition, or results of operations.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights our shareholders to receive dividends and other distributions from us.

Regulations Related to Foreign Investment

Investment activities in China by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment (the “Encouraged Industries Catalog”) and the Special Administrative Measures for Foreign Investment Access (Negative List) (Edition 2021) (the “Negative List”), which were promulgated and are amended from time to time by the Ministry of Commerce (“MOFCOM”) and the National Development and Reform Commission (the “NDRC”), and together with the PRC Foreign Investment Law (the “FIL”), and their respective implementation rules and ancillary regulations.

The Encouraged Industries Catalog and the Negative List lay out the basic framework for foreign investment in China, classifying businesses into three categories in terms of the level of participation permitted to foreign investment: “encouraged,” “restricted” and “prohibited.” Industries not listed in the Encouraged Industries Catalog are generally deemed as falling into a fourth category of “permitted” industries unless specifically restricted by other PRC laws. The Negative List sets forth the industries in which foreign investments are restricted or prohibited. The current effective Encouraged Industries Catalog is the 2022 version which became effective on January 1, 2023. The current effective Negative List is the 2021 version which came into force on January 1, 2022.

On March 15, 2019, the National People’s Congress (the “NPC”) promulgated the FIL, which became effective on January 1, 2020, and replaced the main body of laws and regulations then governing foreign investment in China. Pursuant to the FIL, “foreign investments” refer to investment activities conducted by foreign investors directly or indirectly in China, which include any of the following circumstances: (1) foreign investors setting up foreign-invested enterprises in China solely or jointly with other investors, (2) foreign investors obtaining shares, equity interests, interests in property or other similar rights and interests of enterprises within China, (3) foreign investors investing in new projects in China solely or jointly with other investors, and (4) investment by other means as specified in laws, administrative regulations, or as stipulated by the State Council.

According to the FIL, foreign investment shall enjoy pre-entry national treatment, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The FIL provides that foreign invested entities operating in “restricted” or “prohibited” industries will require entry clearance and other approvals. In particular, the Chinese government heavily regulates the internet industry, including relevant market access restrictions and limitations on foreign investment, license and permit requirements for service provides in the internet industry. Since some of the laws, regulations, and legal requirements with respect to the internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainties.

On December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarified that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level of openness.

On December 30, 2019, MOFCOM and the State Administration for Market Regulation (the “SAMR”) jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit information relating to the investment to the competent commerce department.

Regulations Related to Value-Added Telecommunications Services

The Telecommunications Regulations of the PRC (the “Telecom Regulations”), which was promulgated by the State Council on September 25, 2000, and most recently amended on February 6, 2016, provides the regulatory framework for telecommunications service providers in China. The Telecom Regulations classifies telecommunications services into basic telecommunications services and value-added telecommunications services. Providers of value-added telecommunications services are required to obtain a license prior to commencing operations from the MIIT or its provincial level counterparts. According to the Catalog of Telecommunications Services, attached to the Telecom Regulations and most recently amended by the MIIT on June 6, 2019, information services provided via public communication network or the internet are value-added telecommunications services.

On March 5, 2009, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits (the “Telecom License Measures”), which was amended on July 3, 2017, effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures provide that there are two types of telecommunications operating licenses in China, one for basic telecommunication services and one for value-added telecommunications services. A distinction is also made to licenses for value-added telecommunications services (the “VAT License”) as to whether a license is granted for “intra-provincial” or “trans-regional” (inter-provincial) activities. An appendix to each license granted will detail the permitted activities of the enterprise to which it was granted. An approved telecommunications services operator must conduct its business in accordance with the specifications recorded in its telecommunications license.

The Provisions on the Administration of Foreign Invested Telecommunications Enterprises, (the “FITE Regulations”) promulgated by the State Council on December 11, 2001, and most recently amended on March 29, 2022, effective on May 1, 2022, requires that in general, the foreign party to a foreign-invested telecommunications enterprise (“FITE”) engaging in value-added telecommunications services may hold up to 50% of the equity of the FITE, of which the geographical area it may conduct telecommunications services is provided by the MIIT in accordance with relevant provisions as mentioned above.

On June 30, 2016, the MIIT issued an Announcement of the Ministry of Industry and Information Technology on Issues Concerning the Provision of Telecommunications Services in Mainland China by Service Providers from Hong Kong and Macau (the “MIIT Announcement”), which provides that investors from Hong Kong and Macau may hold no more than 50% of the equity in FITEs engaging in certain specified categories of value-added telecommunications services.

On July 13, 2006, the MIIT issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services (the “MIIT Notice”), which reiterates certain provisions of the FITE Regulations. In addition to the provisions stated in FITE Regulations, the MIIT Notice further provides that a domestic company that holds a value-added telecommunications license is prohibited from leasing, transferring, or selling the value-added telecommunications license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. The MIIT Notice also requires each value-added telecommunications license holder to have appropriate facilities for its approved business operations and to maintain such facilities in the regions covered by its license, and specifically, with regard to the domain names and trademarks, the MIIT Notice required that trademarks and domain names that are used in the provision of internet content services must be owned by the ICP License holder or its shareholders.

Due to a lack of interpretative materials from the relevant PRC governmental authorities, there are uncertainties regarding whether PRC governmental authorities would consider BJY’s corporate structure and contractual arrangements to constitute foreign ownership of a value-added telecommunications business. In order to comply with PRC regulatory requirements, BJY operates a significant portion of its business through its VIE, with which BJY has contractual relationships but in which BJY does not have an actual ownership interest. If BJY’s current ownership structure is found to be in violation of current or future PRC laws, rules, or regulations regarding the legality of foreign investment in the PRC internet sector, BJY could be subject to severe penalties.

Regulations Related to Internet Information Services

The Administrative Measures on Internet Information Services (the “Internet Content Measures”), which was promulgated by the State Council on September 25, 2000, and amended on January 8, 2011, set out guidelines on the provision of internet information services. The Internet Content Measures classify internet information services into commercial internet information services and non-commercial internet information services, and commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an internet content provider license (the “ICP License”), and prior to the application for such ICP License from the MIIT or its local branch at the provincial or municipal level, entities providing online information services regarding news, publishing, education, medicine, health, pharmaceuticals, and medical equipment must procure the consent of the national authorities responsible for such areas.

In addition to the approval and license requirements, various ministries and agencies in the PRC, including the MIIT, the News Office of the State Council, the Ministry of Culture and Tourism and the General Administration of Press and Publication, have promulgated multiple measures relating to internet content, all of which specifically prohibit internet activities that result in the dissemination of any content that infringes the legal rights of others, is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. For example, the Internet Content Measures specify a list of prohibited content. Internet information providers are prohibited from producing, copying, publishing, or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. Internet information providers that violate these measures may face criminal charges or administrative sanctions, such as fines, revoking any relevant business operation licenses. Internet information providers must monitor and control the information posted on their websites. If any prohibited content is found, they must remove the content immediately, keep a record of such content and report to the relevant authorities. On December 15, 2019, CAC promulgated the Provisions on Ecological Governance of Network Information Content, which became effective on March 1, 2020, to further regulate the network information and content.

Regulation on Information Security and Censorship

The SCNPC enacted the Decisions on the Maintenance of Internet Security on December 28, 2000, which was amended on August 27, 2009. Such decision makes it unlawful to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak state secrets; (4) spread false commercial information; or (5) infringe intellectual property rights. The Ministry of Public Security has promulgated measures as below that prohibit the use of the internet in ways which, among other things, result in a leakage of state secrets or distribution of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard.

On December 16, 1997, the Ministry of Public Security issued the Administration Measures on the Security Protection of Computer Information Network with International Connections which was amended on January 8, 2011. Such administration measures prohibit using the internet to leak state secrets or to spread socially destabilizing materials. If any operating license holder violates these measures, the PRC government may revoke its operating license and shut down its websites. Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015 and becoming effective on November 1, 2015, any internet services provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, will be subject to criminal liability for (1) any dissemination of illegal information in large scale, (2) any severe effect due to the leakage of the client’s information, (3) any serious loss of evidence of criminal activities or (4) other severe situations, and any individual or entity that (a) sells or provides personal information to others unlawfully or (b) steals or illegally obtains any personal information, will be subject to criminal liability in severe situations.

The Provisions on Technological Measures for Internet Security Protection (the “Internet Security Protection Measures”) promulgated on December 13, 2005 by the Ministry of Public Security require all internet services providers to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days and submit the above information as required by laws and regulations. Under these measures, value-added telecommunications services license holders must regularly update information security and content control systems for their websites and must also report any public dissemination of prohibited content to local public security authorities. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

The Communication Network Security Protection Administrative Measures, which were promulgated by the MIIT on January 21, 2010, require that all communication network operators, including telecommunications service providers and internet domain name service providers, divide their own communication networks into units. These communication network units shall be rated in accordance with degree of damage to national security, economic operation, social order, and public interest in the event a unit is damaged. Communication network operators must file the division and ratings of their communication networks with the MIIT or its local counterparts. If a communication network operator violates these measures, the MIIT or its local counterparts may order rectification or impose a fine up to RMB30,000 in case a violation is not duly rectified.

On November 7, 2016, the SCNPC promulgated the PRC Cybersecurity Law, which took effect on June 1, 2017. The PRC Cybersecurity Law applies to the construction, operation, maintenance, and use of networks as well as the supervision and administration of internet security in the PRC. The PRC Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging, and processing information in accordance with certain rules and procedures. “Network operators,” who are broadly defined as owners and administrator of networks and network service providers, shall meet their cybersecurity obligations and take technical measures and other necessary measures to protect the safety and stability of their networks. Under the Cybersecurity Law, network operators are subject to various security protection-related obligations, including:

•        complying with security protection obligations in accordance with tiered requirements with respect to maintenance of the security of internet systems, which include formulating internal security management rules and developing manuals, appointing personnel who will be responsible for internet security, adopting technical measures to prevent computer viruses and activities that threaten internet security, adopting technical measures to monitor and record status of network operations, holding internet security training events, retaining user logs for at least six months, and adopting measures such as data classification, key data backup, and encryption for the purpose of securing networks from interference, vandalism, or unauthorized visits, and preventing network data from leakage, theft, or tampering;

•        verifying users’ identities before signing agreements or providing services such as network access, domain name registration, landline telephone or mobile phone access, information publishing, or real-time communication services;

•        clearly indicating the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected when collecting or using personal information;

•        strictly preserving the privacy of user information they collect, and establish and maintain systems to protect user privacy; and

•        strengthening management of information published by users. When the network operators discover information prohibited by laws and regulations from publication or dissemination, they shall immediately stop dissemination of that information, including taking measures such as deleting the information, preventing the information from spreading, saving relevant records, and reporting to the relevant governmental agencies.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law, among other things, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data security, data processing activities must be conducted based on data classification and hierarchical protection system. Furthermore, on July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfer, effective from September 1, 2022, to regulate outbound data transfer activities, protect the rights and interests of personal information, safeguard national security and social public interests, and promote the cross-border security and free flow of data.

In December 2021, the CAC and several other administrations jointly promulgated the Review Measures which became effective on February 15, 2022. According to the Review Measures, to the extent the purchase of network products and services by a critical information infrastructure operator or the data processing activities conducted by a “network platform operator” affect or may affect national security, a cybersecurity review shall be conducted pursuant to the Review Measures. The Review Measures also expand the cybersecurity review to “internet platform operators” in possession of personal information of over one million users if such operators intend to list their securities “in a foreign country.” Furthermore, relevant governmental authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities “affect or may affect national security.” Since the Review Measures are relatively new, significant uncertainties exist in relation to their interpretation and implementation. Additionally, the Review Measures do not provide the exact scope of “network platform operator” or the circumstances that would “affect or may affect national security.”

In addition, on November 14, 2021, the CAC released the consultation draft of the Network Data Security Management Regulations for public comment. According to the Network Data Security Management Regulations, data processors shall apply for a cybersecurity review when carrying out the following activities: (1) a merger, reorganization or separation of internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests, which affect or may affect national security; (2) data processors that handle personal information of more than one million people contemplating to list its securities on a foreign stock exchange; (3) data processors contemplating to list its securities on a stock exchange in Hong Kong, which affects or may affect national security; and (4) other data processing activities that affect or may affect national security. Among others, it further requires that a data processor who processes important data or who is listed overseas shall complete an annual data security assessment either self-conducted or conducted by a data security service organization engaged, and before January 31 of each year, submit the annual data security assessment report of the previous year to the local cyberspace affairs administration department. As of the date of this prospectus, the Network Data Security Management Regulations was released for public comment only, and no interpretation or implementation rules for this proposed regulation have been issued by the CAC or any other PRC regulatory authorities. It remains uncertain when the Network Data Security Management Regulations will be adopted and become effective and whether it will be adopted as it was initial proposed.

On November 15, 2018, the Cyberspace Administration issued the Provisions on Security Assessment of the Internet Information Services with Public Opinion Attributes or Social Mobilization Capacity, which came into effect on November 30, 2018. The provisions require internet information providers to conduct security assessments on their internet information services if their services include forums, blogs, microblogs, chat rooms, communication groups, public accounts, short-form videos, online live-streaming, information sharing, mini programs or other functions that provide channels for the public to express opinions or have the capability of mobilizing the public to engage in specific activities. Internet information providers must conduct self-assessment on, among other things, the legality of new technology involved in the services and the effectiveness of security risk prevention measures and file the assessment report with the local competent cyberspace administration authority and public security authority.

Internet security in China is also regulated and restricted from a national security standpoint. On July 1, 2015, the SCNPC promulgated the new National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 1993. According to the new National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the new National Security Law, the state shall establish national security review and supervision institutions and mechanisms and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. There are uncertainties on how the new National Security Law will be implemented in practice.

Regulation on Privacy Protection

On December 28, 2012, the SCNPC enacted the Decision to Enhance the Protection of Network Information (the “Information Protection Decision”) to enhance the protection of user personal information in electronic form. The Information Protection Decision provides that internet services providers must expressly inform their users of the purpose, manner and scope of the internet services providers’ collection and use of user personal information, publish the internet services providers’ standards for their collection and use of user personal information, and collect and use user personal information only with the consent of the users and only within the scope of such consent. The Information Protection Decision also mandates that internet services providers and their employees must keep strictly confidential user personal information that they collect, and that internet services providers must take such technical and other measures as are necessary to safeguard the information against disclosure.

On July 16, 2013, the MIIT issued the Order for the Protection of Telecommunications and Internet User Personal Information (the “Order”). Most of the requirements under the Order that are relevant to internet services providers are consistent with the requirements already established under the MIIT provisions discussed above, except that under the Order the requirements are often stricter and have a wider scope. If an internet services provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, it must disclose to its users the purpose, method, and scope of any such collection or use, and must obtain consent from the users whose information is being collected or used. Internet services providers are also required to establish and publish their protocols relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. Internet services providers are also required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant internet service. Internet services providers are further prohibited from divulging, distorting, or destroying any such personal information, or selling or providing such information unlawfully to other parties. The Order states, in broad terms, that violators may face warnings, fines, and disclosure to the public and, in the most severe cases, criminal liability.

On January 5, 2015, the State Administration for Industry and Commerce (the “SAIC”) promulgated the Measures on Punishment for Infringement of Consumer Rights, which was most amended on October 23, 2020, pursuant to which business operators collecting and using personal information of consumers must comply with the principles of legitimacy, propriety and necessity, specify the purpose, method and scope of collection and use of the information, and obtain the consent of the consumers whose personal information is to be collected. Business operators may not (1) collect or use personal information of consumers without their consent, (2) unlawfully divulge, sell, or provide personal information of consumers to others or (3) send commercial information to consumers without their consent or request, or when a consumer has explicitly declined to receive such information.

On August 20, 2021, the SCNPC passed the PRC Personal Information Protection Law (the “PIPL”), which took effect on November 1, 2021. The PIPL accentuates the importance of processors’ obligations and responsibilities for personal information protection and sets out the basic rules for processing personal information and the rules for cross-border transfer of personal information. Pursuant to the PIPL, a personal information processor is allowed to process (including to collect, store, use, transmit, provide, disclose and delete) personal information only under certain circumstances, such as processing with consent from such individual, or for necessity of performance of a contract to which such individual is a contracting party or statutory duties, management of human resource under the labor rules and regulations developed in accordance with the law or a collective contract signed in accordance with the law, protection of public interest, or reasonable usage of legally disclosed information. Processing of sensitive personal information, such as the personal information that is likely to result in damage to personal dignity, personal or property safety once illegally disclosed, as well as the personal information of minors under the age of 14, is subject to higher regulatory requirements including specific purpose, sufficient necessity, duty of explanation to such individuals and consent from a parent or a guardian of such minors.

Regulations Related to Intellectual Property Rights

Trademarks

On August 23, 1982, the SCNPC promulgated the Trademark Law of the PRC (the “Trademark Law”), which was amended in 1993, 2001, 2013 and 2019. The Implementation Regulation for the Trademark Law promulgated by the State Council came into effect on September 15, 2002 and was further amended on April 29, 2014.

Under the Trademark Law and the implementing regulation, the Trademark Office of the State Administration for Market Regulation, or the Trademark Office, is responsible for the registration and administration of trademarks. The Trademark Office handles trademark registrations. As with patents, China has adopted a “first-to-file” principle for trademark registration. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within 12 months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.

In addition to the above, the SAIC has established a Trademark Review and Adjudication Board for resolving trademark disputes. According to the Trademark Law, within three months since the date of the announcement of a preliminarily validated trademark, if a titleholder is of the view that is such trademark in application is identical or similar to its registered trademark for the same type of commodities or similar commodities which violates relevant provisions of the Trademark Law, such titleholder may raise an objection to the Trademark Office within the aforesaid period. In such event, the Trademark Office shall consider the facts and grounds submitted by both the dissenting party and the party being challenged and shall decide on whether the registration is allowed within 12 months upon the expiration of the announcement after investigation and verification and notify the dissenting party and the person challenged in writing.

Patents

The National People’s Congress adopted the Patent Law of the People’s Republic of China in 1984 and amended it in 1992, 2000, 2008 and 2020 respectively, with the latest amendment coming into effect on June 1, 2021.

A patentable invention, utility model or design must meet three conditions: novelty, inventiveness, and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining, and approving patent applications. A patent is valid for a twenty-year term for an invention, a ten-year term for a utility model and a fifteen-year term for a design, starting from the application date. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Copyrights

On September 7, 1990, the SCNPC promulgated the Copyright Law, which took effect on June 1, 1991, and was amended in 2001, 2010 and 2020, with the latest amendment coming into effect on June 1, 2021. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council on June 4, 1991, and amended on January 30, 2013, the National Copyright Administration (the “NCA”) issued the Computer Software Copyright Registration Procedures on April 6, 1992, and amended on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights. The China Copyright Protection Center shall grant registration certificates to the computer software copyrights applicants which meet the requirements of both the software copyright registration procedures and the computer software protection regulations.

Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names (the “Domain Name Measures”), on August 24, 2017, which took effect on November 1, 2017, and replaced the Administrative Measures on China Internet Domain Name promulgated by MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identifications to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations Related to Foreign Exchange

Under the Foreign Currency Administration Rules of the PRC promulgated by the State Council on January 29, 1996, and amended on August 5, 2008, and various regulations issued by SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans, and repatriation of investment, requires the prior approval from SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. FIEs may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment (“Circular 59”) promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015 and October 10, 2018, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. Circular 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of PRC companies and further improve the administration on foreign exchange settlement for FIEs.

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, as amended, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment (“Circular 13”), effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of foreign direct investment and overseas direct investment. In addition, Circular 13 simplifies the procedure of foreign exchange-related registration, under which investors shall register with banks for foreign direct investment and overseas direct investment.

Regulations on Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by FIEs in the PRC include the Company Law of the PRC, as recently amended in 2018 and Foreign Investment Law promulgated by SCNPC on March 15, 2019, and recently came into effect on January 1, 2020, and its implementation regulations that took effect the same day.

Under the current regulatory regime in the PRC, FIEs in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after- tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the Law of the PRC on Enterprise Income Tax, which was recently amended on December 29, 2018, and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, collectively, the EIT Law, which was recently amended on April 23, 2019. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 20% with respect to their income sourced from inside the PRC.

Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident enterprise investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Double Tax Avoidance Arrangement”) promulgated by the SAT on August 21, 2006, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax (the “VAT Regulations”) were promulgated by the State Council on December 13, 1993 and were most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) were promulgated by the Ministry of Finance (the “MOF”) on December 25, 1993 and amended on October 28, 2011 (collectively with the VAT Regulations, the “VAT Law”). According to the VAT Law, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, and the importation of goods within the territory of the PRC must pay value-added tax. For taxpayers providing value-added telecommunications services, a rate of 6% applies, according to the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which was jointly promulgated by the MOF and the SAT on March 23, 2016 and became effective on May 1, 2016.

On April 4, 2018, the MOF and the SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the notice, the taxable goods previously subject to VAT rates of 17% and 11% become subject to lower VAT rates of 16% and 10% starting from May 1, 2018.

Regulations on Employment

Labor Law and Labor Contract Law

The Labor Law, which was promulgated on July 5, 1994, and most recently amended on December 29, 2018, and the Labor Contract Law of the PRC (the “Labor Contract Law”) which took effect on January 1, 2008 and was amended on December 28, 2012, are primarily regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance with national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely. Violations of the Labor Contract Law and the Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

Regulations on Social Insurance and Housing Fund

Under the Social Insurance Law of the PRC that was promulgated by the SCNPC on October 28, 2010, came into force as of July 1, 2011 and recently amended on December 29, 2018 and the Interim Regulations on the Collection and Payment of Social Insurance Premiums that was promulgated by the State Council on January 22, 1999 and was amended recently on March 24, 2019, employers are required to pay basic endowment insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. Where an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Regulations on Employee Share Incentive Plans

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company (“SAFE Circular 7”), which was issued by SAFE on February 15, 2012, employees, directors, supervisors, and other senior management participating in any share incentive plan of an overseas publicly-listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic agency as regulated in SAFE Circular 7.

In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares, including the Circular on Issues Concerning the Individual Income Tax on Share-option Incentives (“Circular 461”) which was promulgated and took effect on August 24, 2009. Under Circular 461 and other relevant laws and regulations, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiary may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations Related to Mergers and Acquisitions

M&A Rules

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006, and was revised on June 22, 2009. The M&A Rules requires that an offshore special vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The M&A Rules also establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce in 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

Regulations Related to Overseas Listings

SAFE Circular 37

Under SAFE Circular 37, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle(the “SPV”), which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014 as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

CSRC Filing

On February 17, 2023, CSRC promulgated the Trial Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and the related guidelines, which will become effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and will regulate both direct and indirect overseas offering and listing of securities by PRC domestic companies by adopting a filing-based regulatory regime. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures further stipulate that a fine between RMB1 million and RMB10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Gangjiang Li	47	Chairman of the Board and Chief Executive Officer
Yong Fang	45	Chief Financial Officer
Yi Ma	43	President and Director
Chun Liu	52	Independent Director
Erlu Lin	38	Independent Director
Lei Yan	41	Director

Mr. Gangjiang Li has served as the chairman of our board of directors and our chief executive officer since December 2022. Mr. Li the founder of BJY and has served as the chairman of the board of directors of BaiJiaYun Group Co., Ltd. (formerly known as Beijing Baijia Shilian Technology Limited) since its inception. Mr. Li has served as the chairman of Saimeite Technology Co. Ltd, an industrial intelligent manufacturing system supplier, since December 2020. From August 2014 to May 2017, Mr. Li served as the co-founder and chief technology officer at Gaotu Techedu Inc. (NYSE: GOTU) (formerly named as GSX Techedu Inc.), a Chinese online education platform that allows its users to search for courses related to various fields and subjects. Prior to that, he was the R&D head of Google China from April 2007 to October 2011 where he was responsible for AI research and development, as well as the R&D head of Intel China Ltd. Shanghai Branch from April 2003 to January 2007 where he focused on product design and development. In addition, Mr. Li served as an R&D engineer of Microsoft Group from July 2001 to March 2003, responsible for product research and development. Mr. Li received his bachelor’s degree and a master’s degree in computer science and technology in 1998 and 2000 respectively, both from Tsinghua University. He also received an EMBA degree from China Europe International Business School in 2019.

Mr. Yong Fang has served as our chief financial officer since December 2022 and the chief financial officer of BJY since June 2021. Mr. Fang is experienced in finance and accounting. From July 2018 to May 2021, he served as the assistant controller of Sangraf International Inc., a company focuses on manufacturing and distribution of premium graphite electrodes globally. From January 2018 to July 2018, Mr. Fang served as the technical accounting manager at SOA Projects, Inc., a company providing clients ranging from high-tech startups to fortune 100 companies with professional service including technical accounting, financial reporting and internal audit. From January 2015 to January 2018, Mr. Fang served as the senior auditor at the San Francisco office of Marcum LLP, an independent public accounting & advisory services firms. From January 2014 and January 2015, Mr. Fang worked as financial consultant at Murdock and Martel, which provides accounting, finance and human resources services to established and emerging growth companies in Silicon Valley, California. Mr. Fang received his bachelor’s degree in Accounting in 2002 from Hunan University and his master’s degree in Accounting and Financial Management in 2008 from Temple University. Mr. Fang also received his MBA degree in 2013 from Thomas Jefferson University/Philadelphia University. He holds a Certified Public Accountant designation from the State of New York and a Certified Fraud Examiner (inactive) from ACFE.

Mr. Yi Ma has served as our president and director since December 2022 and the chief executive officer at BaiJiaYun Group Co., Ltd. since December 2018. From September 2009 to December 2018, Mr. Ma served as the chief technology officer at Beijing Sohu Internet Information Service Co., Ltd. (NYSE: SOHU). He also served as an R&D engineer of Kuliu (Beijing) Information Technology Co., Ltd., responsible for product research and development from July 2007 to August 2009. Prior to that, Mr. Ma served as a senior engineer of Beijing Sohu Internet Information Service Co., Ltd. (NYSE: SOHU) from July 2004 to July 2007, responsible for product design and development. In addition, Mr. Ma served as an engineer of Beijing Ccidnet Information Technology Co., Ltd. from July 2001 to June 2004. Mr. Ma also worked in Beijing No. 131 Middle School as a math teacher from August 1999 to June 2001. He received a bachelor’s degree in material science from China University of Geoscience in 1999 and an EMBA degree from Tsinghua University in 2018.

Mr. Chun Liu has served as our independent director since December 2022. He has also served as an independent non-executive director of DL Holding Group Limited, a company listed on the Main Board of the Stock Exchange of Hong Kong Stock Limited (Stock Code: 1709) since April 2020. Mr. Liu also currently serves, and has served, as the senior vice president of Phoenix New Media Ltd, a company listed by way of American depositary shares on the New York Stock Exchange (NYSE: FENG) since 2018. In addition, Mr. Liu served as a director and the chief cultural officer of Zhongnanhong Cultural Group Co., Ltd., a company listed on the SME board of the Shenzhen Stock Exchange (002445.SZ), and the president of its subsidiary, Jiangsu Zhongnan Film Co., Ltd., from 2015 to 2018. Mr. Liu has served as an independent director of Vipshop Holding Limited, a company listed by way of American depositary shares on the New York Stock Exchange (NYSE: VIPS) since 2013. Prior to that, he was a vice president of Sohu.com Limited, a company listed by way of American depositary shares on Nasdaq (Nasdaq: SOHU) from 2011 to 2013. From 2000 to 2011, Mr. Liu worked at Phoenix Satellite Television Holdings Ltd, with his last position being the executive director of Phoenix Chinese TV. Mr. Liu also served as an executive producer of China Central Television from 1994 to 2000. He received a bachelor’s degree in Chinese from the Anhui Normal University in 1987 and a master’s degree in television media from the Communication University of China in 1994, as well as an EMBA degree from Cheung Kong Graduate School of Business in 2009.

Mr. Erlu Lin has served as our independent director since December 2022. He currently serves as a managing partner of Decent Capital, leading the management and investment business of the fund platform with a management scale of up to RMB 3 billion. Prior to Decent Capital, Mr. Lin was the vice president and director of Lalami Information Technology Company from March 2021 to August 2022, a Chinese beauty e-commerce company, where he led the IPO project. From 2013 to 2020, Mr. Lin served as a director of Forebright Capital (formerly the direct investment department of Everbright Holdings (0165.HK)), where his investment areas focused on technology and finance, and he invested in several post-IPO projects, including Ming Yuan Cloud (0909.HK). In addition, Mr. Lin served as an investment manager at Far East Horizon (3360.HK) for equity and bond investment work. Mr. Lin also worked as an investment analyst at Ernst & Young and D. E. Shaw Group from 2009 to 2011. Mr. Lin obtained a bachelor’s degree in statistics from Sun Yat-sen University in 2006 and a master’s degree in actuarial science from Hong Kong University in 2008, as well as an EMBA degree from China Europe International Business School in 2019.

Mr. Lei Yan has served as our director since December 2022. Mr. Yan served as the chief executive officer and chairman of the board of Fuwei from July 2020 to December 2022. Mr. Yan has been the president of Shanghai Meicheng Enterprise Management Co., Ltd. since January 2020, where he is responsible for overall business management. Since April 2019, Mr. Yan has served as the director and president of Shandong Shengjia Industrial Park Management Co., Ltd., where he oversees business management. In addition, he has been the vice president of Shandong Hualong Group Co., Ltd. since 2013, where he is in charge of business administration and market expansion. He was also the director of marketing of Shandong Hualong from 2008 to 2013. From 2003 to 2008, he served as marketing manager, marketing salesman of the marketing department for Shandong Hualong. Mr. Yan graduated from the Hubei University of Economics in 2003, where his major was accounting computerization. He also studied business management at the China University of Petroleum from 2008 to 2010 for his undergraduate course and business administration for his master’s course at Korea Daebul University in South Korea.

The business address of our directors and executive officers is 24F, A1 South Building, No. 32 Fengzhan Road, Yuhuatai District, Nanjing, the PRC. No family relationship exists between any of our directors and executive officers.

Compensation of Directors and Executive Officers

In 2021, the aggregate cash compensation and benefits that Fuwei (currently known as Baijiayun Group Ltd) paid to the directors and executive officers, a group of six persons, was approximately RMB1.5 million. In the 2022 fiscal year, the aggregate cash compensation to our directors and executive officers (including our predecessor Fuwei) was RMB1.5 million. This amount consisted only of cash and did not include any share-based compensation or benefits in kind. Each of the directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors, except that our PRC subsidiaries and the VIE are required by law to make contributions in amounts equal to certain percentages of each employee’s salary, including bonuses and allowances, for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and housing provident fund.

Employment Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be automatically extended for successive one-year terms unless either party gives the other party a prior written notice to terminate employment. We may terminate the employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, including conviction or pleading of guilty to a felony, fraud, misappropriation or embezzlement, negligent or dishonest act to our detriment, misconduct or failure to perform his or her duty, disability, or death. An executive officer may terminate his or her employment at any time with a one-month prior written notice if there is a material and substantial reduction in such executive officer’s existing authority and responsibilities or at any time if the termination is approved by our board of directors.

Each executive officer agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for our benefit, any confidential information. Each executive officer also agreed to assign to us all his or her all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets.

Each executive officer agreed that, during his or her term of employment and for a period of two years after terminating employment with us, such executive officer will not, without our prior written consent, (1) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (2) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (3) seek directly or indirectly, to solicit the services of, or hire or engage any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

Indemnification

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Pursuant to our memorandum and articles of association, our directors and officers, as well as any liquidator or trustee for the time being acting in relation to our affairs, will be indemnified and secured harmless out of our assets and profits from and against all actions, costs, charges, losses, damages and expenses that any of them or any of their heirs, executors or administrators may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duties in their respective offices or trusts. Accordingly, none of these indemnified persons will be answerable for the acts, receipts, neglects, or defaults of each other; neither will they be answerable for joining in any receipts for the sake of conformity or for any bankers or other persons with whom any moneys or effects belonging to us may have been lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us may be placed out or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts. However, this indemnity will not extend to any fraud or dishonesty that may attach to any of said persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board of Directors

Our board of directors consists of five directors. A director is not required to hold any shares in our company by way of qualification. A director who is not a shareholder of our company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of shareholders. A director may vote with respect to any contract or arrangement or proposed contract or arrangement in which he is interested and he may be counted in the quorum at any meeting of our directors provided (1) such director has declared the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the board after he knows that he is or has become so interested and (2) his vote is not otherwise disqualified by the chairman of the relevant board meeting, subject to any separate requirement for audit committee approval under applicable law or Nasdaq listing rules. The board may exercise all the powers of our company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and, subject to the Companies Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established three committees under the board of directors, including an audit committee, a compensation committee and a nominating and corporate governance committee. As a foreign private issuer, we are permitted under the Nasdaq Listing Rules to follow home country corporate governance practices. We rely on these exemptions provided by the Nasdaq Listing Rules to foreign private issuers. For example, we do not (1) have a majority of the board be independent; (2) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; or (3) have an audit committee be composed of at least three members.

We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Mr. Erlu Lin, who is also the chairman, and Mr. Chun Liu. We have determined that each of Mr. Lin and Mr. Liu satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Erlu Lin qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

•        selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and our independent registered public accounting firm;

•        reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and our independent registered public accounting firms; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and reporting regularly to the board of directors.

Compensation Committee.    Our compensation committee consists of Mr. Gangjiang Li, who also acts as the chairman, and Mr. Chun Liu. Mr. Liu satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Mr. Yi Ma, who also acts as the chairman, and Mr. Erlu Lin. Mr. Lin satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

•        evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

Under Cayman Islands laws, our directors have a common law duty of loyalty to act honestly in good faith with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth Courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the ordinary shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares in our company, including the registration of such shares in our share register.

Term of Directors

Pursuant to our memorandum and articles of association currently in effect, we may by ordinary resolution elect any person to be a director either to fill a casual vacancy or as an addition to the existing board. The directors shall also have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board, provided that any director so appointed by the board shall hold office only until the next following annual general meeting of our company and shall then be eligible for re-election. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board.

A director will be removed from office if the director (1) resigns his office by notice in writing delivered to our company at the registered office or tendered at a meeting of the board, (2)  becomes of unsound mind or dies, (3)  without special leave of absence from the board, is absent from meetings of the board for six consecutive months and the board resolves that his office be vacated, (4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors, (5) is prohibited by law from being a director, or (6) ceases to be a director by virtue of any provision of the applicable Cayman law or is removed from office pursuant to our memorandum and articles of association. In addition, any director on our board may be removed by way of an ordinary resolution of shareholders.

Compensation of Directors and Executive Officers

In the 2022 fiscal year, the aggregate cash compensation to our directors and executive officers (including our predecessor Fuwei) was RMB1.5 million. Each of the directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors, except that our PRC subsidiaries and the VIE are required by law to make contributions in amounts equal to certain percentages of each employee’s salary, including bonuses and allowances, for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and housing provident fund.

For information regarding share awards granted to our directors and officers, see “— 2023 Share Incentive Plan.”

2023 Share Incentive Plan

On January 21, 2023, our board of directors adopted our 2023 Share Incentive Plan, to motivate, attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Under the 2023 Share Incentive Plan, the maximum aggregate number of Class A ordinary shares which may be issued pursuant to all awards under such plan is initially 12,855,546, which shall automatically be increased or decreased to ensure the number of shares available to issue in a calendar year will represent 6% of all our issued and outstanding share capital as of the first date of such calendar year. As of the date of this prospectus, as a result of the assumption of awards granted under BJY’s equity incentive plan, options to purchase 5,521,033 Class A ordinary shares have been granted and are outstanding under the 2023 Share Incentive Plan, and none of such options has been exercised; and RSUs representing 1,334,513 Class A ordinary shares have been granted under our 2023 Share Incentive Plan.

The following paragraphs summarize the principal terms of the 2023 Share Incentive Plan.

Types of awards.    The 2023 Share Incentive Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by our board of directors or compensation committee of the board, or the committee.

Plan administration.    Our board of directors or the committee administers the 2023 Share Incentive Plan. The board or the committee determines, among other things, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award agreement.    Awards granted under the 2023 Share Incentive Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility.    We may grant awards to our employees, directors and consultants.

Vesting schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of awards.    The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement, which may be a fixed price or a variable price related to the fair market value of the shares. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant.

Transfer restrictions.    Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions, such as transfers to our company or a subsidiary of ours, transfers to the immediate family members of the participant by gift, the designation of a beneficiary to receive benefits if the participant dies, permitted transfers or exercises on behalf of the participant by the participant’s duly authorized legal representative if the participant has suffered a disability, or, subject to the prior approval of the plan administrator or our executive officer or director authorized by the plan administrator, transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members, including but not limited to trusts or other entities whose beneficiaries or beneficial owners are the participant and/or the participant’s family members, or to such other persons or entities as may be expressly approved by the plan administrator, pursuant to such conditions and procedures as the plan administrator may establish.

Termination and amendment.    Unless terminated earlier, the 2023 Share Incentive Plan has a term of ten years. Our board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the participant.

The following table summarizes, as of the date of the prospectus, the number of Class A ordinary shares underlying outstanding options and RSUs that we granted to our directors and executive officers under the 2023 Share Incentive Plan, including those as a result of the assumption of awards granted under BJY’s equity incentive plan.

Name	Class A ordinary shares underlying options	Exercise price for options (per share)	Class A ordinary shares represented by RSUs	Date of grant	Date of expiration
Gangjiang Li	—	—	—	—	—
Yong Fang	*	RMB5.0 – RMB20.0	—	October 1, 2021 – September 30, 2022	October 1, 2027 – September 30, 2027
Yi Ma	—	—	—	—	—
Chun Liu	—	—	—	—	—
Erlu Lin	—	—	—	—	—
Lei Yan	—	—	—	—	—
All directors and executive officers as a group	*		—

____________

*        Less than 1% of our total outstanding ordinary shares.

As of the date of this prospectus, grantees other than our directors and executive officers above, as a group, held options to purchase an aggregate of 5,364,887 Class A ordinary shares with exercise prices ranging from RMB0.0001 per share to RMB20.0 per share, and RSUs representing an aggregate of 1,334,513 Class A ordinary shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares, as of the date of this prospectus, for:

•        each of our directors and executive officers; and

•        each person known to us to beneficially own 5% or more of our ordinary shares.

The percentage of beneficial ownership in the table below is calculated based on 83,785,806 ordinary shares, comprising 29,201,849 Class A ordinary shares and 54,583,957 Class B ordinary shares issued and outstanding as of the date of this prospectus. To our knowledge, except as indicated in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Class A ordinary shares	Class B ordinary shares	Total ordinary shares on an as- converted basis	% of total ordinary shares on an as- converted basis††	% of aggregate voting power†††
Directors and Executive Officers†
Gangjiang Li(1)	—	28,055,888	28,055,888	33.49%	64.92%
Yong Fang	*	—	*	*	*
Yi Ma(2)	—	8,641,655	8,641,655	10.31%	—
Chun Liu	—	—	—	—	—
Erlu Lin	—	—	—	—	—
Lei Yan(3)	—	—	—	—	—
All directors and executive officers as a group	*	36,697,543	36,724,869	43.82%	64.92%
Principal Shareholders:
Gangjiang Li(1)	—	28,055,888	28,055,888	33.49%	64.92%
Xin Zhang(4)	—	17,886,414	17,886,414	21.35%	31.64%
Yi Ma(2)	—	8,641,655	8,641,655	10.31%	—
Zhengxin Technology Limited(5)	6,064,656	—	6,064,656	7.24%	0.72%
Huatu Hong Yang International Limited(6)	5,008,493	—	5,008,493	5.98%	0.59%
IBettering International Group Limited(7)	4,820,374	—	4,820,374	5.75%	0.57%

____________

*        Less than 1% of our total outstanding ordinary shares.

†        Except as indicated otherwise below, the business address of our directors and executive officers is 24F, A1 South Building, No. 32 Fengzhan Road, Yuhuatai District, Nanjing, the PRC.

††      Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

†††    For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to 15 votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)      Represents 28,055,888 Class B ordinary shares held by Jia Jia BaiJiaYun Ltd, an entity wholly owned by Mr. Gangjiang Li. The registered address of Jia Jia BaiJiaYun Ltd is Star Chambers, Wickhams Cay II, P.O. Box 2221, Road Town, Totola, British Virgin Islands. When calculating the aggregate percentage of voting power of Mr. Gangjiang Li, 5,910,069 Class B ordinary shares held by Nuan Nuan Ltd is also included, as Mr. Gangjiang Li and Mr. Yi Ma, and their respective holding companies, are parties to an acting-in-concert agreement, pursuant to which the parties agree to vote on the matters that require action in concert, and if the parties thereof are unable to reach a unanimous opinion in relation such matters, a decision that is made by Mr. Gangjiang Li, or Jia Jia BaiJiaYun Ltd, shall be deemed as a decision that is unanimously passed and agreed by the parties and shall be binding on the parties.

(2)      Represents 8,641,655 Class B ordinary shares held by Nuan Nuan Ltd, an entity wholly owned by Mr. Yi Ma. The registered address of Nuan Nuan Ltd is Star Chambers, Wickhams Cay II, P.O. Box 2221, Road Town, Totola, British Virgin Islands. See footnote (1).

(3)      The business address of Mr. Lei Yan is No. 1999, Beixing Road, Sanxing Town, Chongming District, Shanghai.

(4)      Represents 17,886,414 Class B ordinary shares held by Duo Duo International Limited, an entity wholly owned by Ms. Xin Zhang. The registered address of Duo Duo International Limited is Star Chambers, Wickhams Cay II, P.O. Box 2221, Road Town, Totola, British Virgin Islands. Certain Class B ordinary shares held by Duo Duo International Limited are held for the benefit of other employees of BJY.

(5)      Represents 6,064,656 Class A ordinary shares held by Zhengxin Technology Limited. The registered address of Zhengxin Technology Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(6)      Represents 5,008,493 Class A ordinary shares held by Huatu Hong Yang International Limited, which is wholly beneficially owned by Huatu Hongyang Investment Co., Ltd. The business address of Huatu Hongyang Investment Co., Ltd. is Room 103, No.16, Xinhuanbei Street, Kaifa District, Tianjin, the PRC.

(7)      Represents 4,820,374 Class A ordinary shares held by IBettering International Group Limited. The business address of IBettering International Group Limited is Start Chambers, Wickhams Cay II, P.O.Box 2221, Road Town, Totola, British Virgin Islands.

To our knowledge, as of the date of this prospectus, 1,128,336 of our Class A ordinary shares are held by one record holder in the United States, representing approximately 1.35% of our total outstanding shares on an as converted basis. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Historical Changes in Our Shareholding

See “Description of Share Capital — History of Securities Issuance” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with the VIE and Its Shareholder

See “Corporate History and Structure.”

Transactions with Related Parties

Sales to Related Parties

BJY provided SaaS services to Beijing Huatu Hongyang Education & Culture Co., Ltd. (“Beijing Huatu”), the controlling shareholder of one of the VIE’s shareholders. BJY generated revenues of US$2.1 million, US$1.2 million and US$1.5 million in the 2020, 2021 and 2022 fiscal years, respectively. BJY recorded amounts due to Beijing Huatu of US$18,000 as of June 30, 2020. BJY also had advances from Beijing Huatu relating to Beijing Huatu’s prepayment for BJY’s services of US$6,000, US$1.7 million and US$0.3 million as of June 30, 2020, 2021 and 2022, respectively. In addition, BJY recorded deferred revenue of US$7,000, US$0.2 million and US$64,000 as of June 30, 2020, 2021 and 2022, respectively.

In the 2020 fiscal year, BJY provided SaaS services to Beijing Xiaodu Mutual Entertainment Technology Co., Ltd. (“Beijing Xiaodu”), one of the shareholders of the VIE, and generated revenues of US$1.6 million in the same fiscal year. Beijing Xiaodu ceased to hold shares in the VIE since September 2020.

In the 2020 fiscal year, BJY provided SaaS services to Nanjing Shilian Technology Co., Ltd. (“Nanjing Shilian”), the controlling shareholder of the VIE, and generated revenues of US$0.3 million in the same fiscal year.

In the 2022 fiscal year, BJY provided video-related technical services to Shanghai Saimeite Software Technology Co., Ltd. (“Shanghai Saimeite”), a company controlled by Mr. Gangjiang Li, and generated revenues of US$80,000 in the same fiscal year. As of June 30, 2022, BJY had accounts receivable due from Shanghai Saimeite of US$96,000. BJY also had advances from Saimeite Software Technology Co., Ltd., a company controlled by Mr. Gangjiang Li, of US$15,000 as of the same date.

Purchase from Related Parties

In the 2020 fiscal year, BJY purchased technical services from Wuhan BaiJiaShiLian, a company then controlled by Mr. Gangjiang Li, and recorded cost of revenues of US$400 in the same fiscal year. BJY acquired Wuhan BaiJiaShiLian in September 2021. Before the acquisition, Wuhan BaiJiaShiLian was a subsidiary of Jinan Zhongshi Huiyun (as defined below).

In the 2021 fiscal year, BJY purchased smart audio and video equipment from Beijing Deran, an unconsolidated affiliate of the VIE, and recorded cost of revenues of US$2,000 in the same fiscal year. As of June 30, 2021, BJY recorded amounts due to Beijing Deran of US$0.4 million. In March 2022, the VIE acquired an additional 17.62% equity interest of Beijing Deran for a total consideration of approximately RMB5.3 million (or approximate US$0.8 million). Prior to the transaction, the VIE held 33.38% of the equity interest in Beijing Deran. Through the acquisition, BJY obtained 51% of the equity interest in and control over Beijing Deran through the VIE. BJY has consolidated Beijing Deran in its financial statements since then.

In the 2020 fiscal year, BJY purchased video-related technical services from Jinan Zhongshi Huiyun Technology Co., Ltd. (“Jinan Zhongshi Huiyun”), a company controlled by Mr. Gangjiang Li, and recorded purchased amount of US$3,000 in the 2022 fiscal year. BJY recorded prepayments to Jinan Zhongshi Huiyun of US$0.3 million, US$0.3 million and US$0.3 million as of June 30, 2020, 2021 and 2022, respectively.

Related Party Loans

Loans from Related Parties

As of June 30, 2021, the amounts due to Mr. Gangjiang Li was US$0.1 million.

In July 2021, BJY and Mr. Gangjiang Li entered into a loan agreement, pursuant to which BJY borrowed US$2.1 million for working capital needs. The loan had a term of six months and was interest-free. BJY fully repaid this loan in December 2021.

In November 2021 and December 2021, the VIE entered into two loan agreements with Jinan Huiyun Quantum Technology Co., Limited, a company controlled by Mr. Gangjiang Li, to borrow RMB6.0 million and RMB2.6 million, respectively. These loans had a term of one month and were interest-free. The VIE fully repaid these loans in November and December 2021, respectively.

In December 2021 and April 2022, the VIE entered into two loan agreements with Nanjing Jiashilian Venture Capital Center (Limited Partnership), a company controlled by Mr. Gangjiang Li, to borrow RMB8.0 million and RMB60.0 million, respectively. These loans had a term of one month and were interest-free. The VIE fully repaid these loans in December 2021 and April 2022, respectively.

In January 2022, BJY and Mr. Gangjiang Li entered into a loan agreement, pursuant to which BJY borrowed US$10.0 million for working capital needs. The loan had a term of one year and was interest-free. BJY fully repaid this loan in January 2022.

In February 2022, the VIE entered into a loan agreement with Duo Duo International Limited and its shareholder, Ms. Xin Zhang, to borrow US$4.0 million. The loan had a term from February 4, 2022 to February 28, 2023 and was interest-free. The VIE fully repaid this loan in February 2022.

In April 2022, the VIE entered into a loan agreement with Beijing Credit Chain Technology Co., Ltd. (“Beijing Credit Chain”), one of the shareholders of the VIE prior to September 2020 and controlled by the spouse of Mr. Gangjiang Li, to borrow RMB10.0 million (or approximate US$1.5 million). The loan had a term from April 26, 2022 to July 31, 2022 and was interest-free. As of June 30, 2022, the amounts due to Beijing Credit Chain was US$1.5 million. The VIE fully repaid the loan in July 2022.

In April 2022, the VIE entered into a loan agreement with Duo Duo International Limited to borrow US$1.5 million. The loan had a term from April 14, 2022 to March 31, 2023 and was interest-free. As of June 30, 2022, the amounts due to Duo Duo International Limited was US$1.5 million. The VIE fully repaid the loan in October 2022.

In April 2022, BJY entered into certain loan agreements with Mr. Gangjiang Li, pursuant to which BJY borrowed a total of US$10.0 million from Mr. Gangjiang Li. The loans were interest-free and due on December 31, 2022. As of June 30, 2022, the amounts due to Mr. Gangjiang Li. was US$10.0 million. These loans were fully repaid in July 2022.

In July 2022, BJY entered into certain loan agreement with Mr. Gangjiang Li, pursuant to which BJY borrowed US$10.0 million from Mr. Gangjiang Li. The loan was interest-free and due on December 31, 2022. BJY repaid the loan in full in December 2022.

In October 2022, BJY entered into certain loan agreement with Mr. Gangjiang Li, pursuant to which BJY borrowed US$5.0 million from Mr. Gangjiang Li. The loan is interest-free and due on December 31, 2022. BJY repaid the loan in full in December 2022.

Loan to Related Parties

As of June 30, 2020, the amounts due from Beijing Credit Chain was US$0.2 million.

In February 2021, the VIE extended an interest-free loan of RMB3.0 million to Wuhan Qiyun Shilian Technology Co., Ltd. (“Wuhan Qiyun Shilian”), an unconsolidated affiliate of the VIE, to support its working capital needs. The loan was originally due in February 2022 and was extended to February 2023. As of June 30, 2021 and 2022, the amounts due from Wuhan Qiyun Shilian was US$0.5 million and US$90,000, respectively. The loan was fully repaid in July 2022.

In October 2021, the VIE entered into a loan agreement with Beijing Jiani Jiarui Consulting Management Center (Limited Partnership), a company controlled by Mr. Gangjiang Li, to lend it RMB40.0 million. The loan had a term from October 27, 2021 to November 30, 2021 and was interest-free. The loan was fully repaid in November 2021.

In March 2022, the VIE entered into a line of credit with Wuhan Qiyun Shilian under which Wuhan Qiyun Shilian may borrow an aggregate of RMB2.0 million for working capital needs. Borrowings under such line of credit are interest free. No amount is currently outstanding under this line of credit.

In April 2022, the VIE entered into a loan agreement with Beijing Xinda Kechuang Technology Co., Limited, a company controlled by Mr. Gangjiang Li, to lend it RMB40.0 million. The loan had a term from April 8, 2022 to June 29, 2022 and bore a fixed interest rate of 4% per annum. This loan was fully repaid in April 2022.

Guarantee for Related Parties

On December 5, 2022, Nanjing BaiJiaYun, a subsidiary of the VIE, entered into a loan guarantee agreement with the Nanjing Yuhua Branch of the Industrial and Commercial Bank of China, pursuant to which, Nanjing BaiJiaYun provided guarantee for a loan in the principal amount of RMB46.0 million from the Industrial and Commercial Bank of China to Nanjing Baishi Cloud Technology Co. Ltd., a company controlled by Mr. Gangjiang Li. The term of the loan is from December 5, 2022 to September 29, 2032.

Contractual Agreements

See “Corporate History and Structure — Contractual Arrangements and Corporate Structure.”

Private Placements

See “Description of Share Capital — History of Securities Issuance.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements” and “Management — Indemnification.”

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consisted of 4,300,000,000 ordinary shares, par value of US$0.519008 per share, comprising 2,000,000,000 Class A ordinary shares and 2,300,000,000 Class B ordinary shares. As of the date of this prospectus, 83,785,806 ordinary shares, comprising 29,201,849 Class A ordinary shares and 54,583,957 Class B ordinary shares were issued and outstanding.

Immediately after the completion of this offering, our issued and outstanding ordinary shares will consist of              Class A ordinary shares and              Class B ordinary shares, assuming no sale of any Pre-funded Units and none of the warrants to be issued in this offering are exercised.

The following description of our share capital and provisions of our memorandum and articles of association and are qualified by reference to our memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Memorandum and Articles of Association

Ordinary Shares

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue negotiable or bearer shares or shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Type and Class of Securities

Each ordinary share has a par value of US$0.519008 per share. Our ordinary shares may be held in either certificated or uncertificated form. Certificates representing the ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders may freely hold and transfer their ordinary shares.

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Except for voting rights and conversion rights, the Class A ordinary shares and the Class B ordinary shares rank pari passu and have the same rights, preferences, privileges and restrictions. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to 15 votes on all matters subject to the vote at general meetings of our company. Due to the super voting power of Class B ordinary share holder, the voting power of the Class A ordinary shares may be materially limited. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Our memorandum and articles of association require any Class B ordinary shares to be automatically converted into Class A ordinary shares upon, among others, a direct or indirect sale, transfer, assignment or disposition of such Class A ordinary shares or a direct or indirect transfer or assignment of the voting power attached to such Class B ordinary shares through voting proxy or otherwise, to any person or entity an affiliate of the holder of such Class B ordinary shares.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding-up order if the court is of the opinion that it is just and equitable that we should be wound up. Where our shareholders have presented any such petition, the Grand Court is permitted to make alternative order to a winding-up order, including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge:

•        an act which is ultra vires or illegal;

•        an act which constitutes a fraud against the minority shareholder and the wrongdoers are themselves in control of us; and,

•        an irregularity in passing a resolution that requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our memorandum and articles of association.

Modification of Rights

Except with respect to share capital (as described below), alterations to our memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

Subject to the Companies Act, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified, or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of our memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may, from time to time, by ordinary resolution:

•        increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•        consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•        cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so canceled subject to the provisions of the Companies Act;

•        sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum and articles of association, subject nevertheless to the Companies Act, and so that the resolution whereby any share is subdivided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, or may have such deferred rights or be subject to any such restrictions as compared with, the others as we have the power to attach to unissued or new shares; and,

•        divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified, or special rights, privileges, conditions, or such restrictions which, in the absence of any such determination in a general meeting, may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve or other undistributable reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any form prescribed by Nasdaq or in any other form which our directors may approve. You should note that, under Cayman Islands law, a person whose name is entered on the register of members will be deemed to be a member or shareholder of our company. We have designated American Stock Transfer and Trust Company as our share registrar.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•        the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates, and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is duly and properly stamped (in circumstances where stamping is required); and

•        a fee of such maximum sum as Nasdaq may at any time be determined to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall send to each of the transferors and the transferee notice of such refusal within two months after the date on which the instrument of transfer was lodged.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with any requirements of Nasdaq, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Act and our memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Act, our memorandum and articles of association, and to any applicable requirements imposed from time to time by the SEC, Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Act, we may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid upon a share in advance of calls shall be treated for this purpose as paid up on that share; and, (2) all dividends shall be apportioned and paid pro-rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our profits, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or other money payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that: (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment, or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest, or other sum payable in cash to any shareholder may be paid by check or warrant sent by mail addressed to the shareholder at his registered address or addressed to such person and at such addresses as the shareholder may direct. Every check or warrant shall, unless the shareholder or joint shareholders otherwise direct, be made payable to the order of the shareholder or, in the case of joint shareholders, to the order of the shareholder whose name stands first on the register in respect of such shares and shall be sent at their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed by shareholders for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed by shareholders after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us. The payment by our board of directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute us a trustee in respect thereof.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and, in particular, paid-up shares, debentures, or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises regarding such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•        all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in the third bullet point below;

•        we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and,

•        we have caused an advertisement to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement, and Nasdaq has been notified of such intention.

Issuance of Additional Ordinary Shares or Preference Shares

Subject to the Companies Act and the rules of Nasdaq and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, our board of directors may issue additional ordinary shares from time to time as our board of directors determines, to the extent of available authorized but unissued shares and establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms, and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, conversion rights, voting rights; and,

•        the rights and terms of redemption and liquidation preferences.

Subject to the foregoing, our board of directors may issue a series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Committees of Board of Directors

Pursuant to our memorandum and articles of association, our board of directors, we have established an audit committee, a compensation committee, and a corporate governance and nominating committee. See “Management — Committees of the Board of Directors.”

Differences in Corporate Law

The Companies Act is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States, such as in the State of Delaware.

	Cayman Islands	Delaware
Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:

•   the merger agreement does not amend in any respect its certificate of incorporation;

•   each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

•   either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

Cayman Islands	Delaware

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Cayman Islands	Delaware

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of the creditors or class of creditors (where a compromise or arrangement is proposed between a company and its creditors or any class of them, as the case may be) or seventy-five per cent in value of the members or class of members (where a compromise or arrangement is proposed between a company and its members or class of members, as the case may be), that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•   the statutory provisions as to the required majority vote have been met;

•   the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•   the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•   the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

Cayman Islands	Delaware

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (1) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (2) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

	Cayman Islands	Delaware
Shareholders’ Suits

In principle, we will normally be the proper plaintiff, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) that permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

•   an act that is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

•   an act that constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company; and

•   the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

	Cayman Islands	Delaware
Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that we shall indemnify our directors, secretary and other officers and every auditor for the time being and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of our company and everyone of them, and everyone of their heirs, executors and administrators against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

	Cayman Islands	Delaware
Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

	Cayman Islands	Delaware
Shareholder Action by Written Consent

our memorandum and articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.
Shareholder Proposals

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

	Cayman Islands	Delaware
Removal of Directors

Under our memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (1) resigns his office by notice in writing delivered to our company at the registered office or tendered at a meeting of the board, (2)  becomes of unsound mind or dies, (3)  without special leave of absence from the board, is absent from meetings of the board for six consecutive months and the board resolves that his office be vacated, (4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors, (5) is prohibited by law from being a director, or (6) ceases to be a director by virtue of any provision of the applicable Cayman law or is removed from office pursuant to our memorandum and articles of association.

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.

	Cayman Islands	Delaware

This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up either by an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares

Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents	Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

	Cayman Islands	Delaware
Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Under Delaware General Corporation Law, there are no restrictions on foreign shareholders, and all the stock or membership interests in a Delaware company can be owned by non-U.S. nationals.

History of Securities Issuance

The following is a summary of our securities issuances and re-designations during the past three years.

Ordinary Shares

Upon the completion of the Merger on December 23, 2023, our authorized share capital was US$2,231,734,400 divided into 4,300,000,000 ordinary shares, par value of US$0.519008 each, comprising 2,000,000,000 Class A ordinary shares and 2,300,000,000 Class B ordinary shares.

On the same date, we re-designated and re-classified 3,265,837 ordinary shares as the same number of Class A ordinary shares.

In addition, we issued a total of 80,519,969 ordinary shares, including 25,936,012 Class A ordinary shares and 54,583,957 Class B ordinary shares, upon the completion of the Merger on December 23, 2023 to BJY’s shareholders based on the conversation ratio that each share of BJY received 0.7807324 ordinary shares. Specifically, we issued 4,820,374 Class A ordinary shares to IBettering International Group Limited, 6,064,656 Class A ordinary shares to Zhengxin Technology Limited, 3,238,355 Class A ordinary shares to IGrowing International Group Limited, 195,188 Class A ordinary shares to ABUNDANT MAGNUM LIMITED, 5,008,493 Class A ordinary shares to Huatu Hong Yang International Limited, 1,463,869 Class A ordinary shares to Banyan Partners Fund II, L.P., 112,307 Class A ordinary shares to Bshvc Limited, 71,770 Class A ordinary shares to Ronghe International Limited, 2,729,776 Class A ordinary shares to JointForce Fund I LP, 1,080,878 Class A ordinary shares to Yijia Enterprise Management Limited, 1,080,878 Class A ordinary shares to Arbor Investment I Holdings Limited, and 69,468 Class A ordinary shares to Xiangmu Ltd. We also issued 28,055,888 Class B ordinary shares to Jia Jia BaiJiaYun Ltd, 17,886,414 Class B ordinary shares to Duo Duo International Limited and 8,641,655 Class B ordinary shares to Nuan Nuan Ltd.

See “Corporate History and Structure” for details.

Warrants

Upon the completion of the Merger on December 23, 2023, we issued warrants to subscribe for an aggregate of 17,964,879 Class A ordinary shares to certain shareholders of BJY in lieu of shares issuable upon the completion of the Merger, as the required ODI filings had not been completed. The warrants accord the holders with all rights and obligations attached to our Class A ordinary shares, as if such warrant holders had exercised the warrants and been duly registered as our shareholders. Specifically, we issued warrant to subscribe for 3,342,478 Class A ordinary shares to BSH Wining Limited, warrant to subscribe for 3,242,647 Class A ordinary shares to GP Hitech Holdings Limited, warrant to subscribe for 3,011,016 Class A ordinary shares to Shenzhen Dachen Chuanghong Private Equity Investment Enterprise (limited partnership), warrant to subscribe for 1,985,285 Class A ordinary shares to GP Venture Capital Limited, warrant to subscribe for 1,849,047 Class A ordinary shares to Guiyang Fuwu Waibao and Hujiao Chanye Chuangye Investment Fund Co., Ltd., warrant to subscribe for 1,323,511 Class A ordinary shares to Beijing Guoke Dingzhi Equity Investment Center (limited partnership), warrant to subscribe for 1,254,044 Class A ordinary shares to SMCD Limited, warrant to subscribe for 878,332 Class A ordinary shares to QF Capital Limited, warrant to subscribe for 780,726 Class A ordinary shares to QF Group Limited and warrant to subscribe for 297,793 Class A ordinary shares to Shenzhen Caizhi Chuangying Private Equity Investment Enterprise (limited partnership).

Under the warrant agreements, the warrant holder is entitled to, after completion of the required ODI filings, purchase the said number of Class A ordinary shares at nominal value.

Convertible Note

On February 20, 2023, pursuant to a securities purchase agreement, we issued a two-year convertible note with a principal amount of US$10 million and an annual interest rate of 4% to BetterJoy Limited Partnership, which may be convertible into our Class A ordinary shares. The principal amount and the interest payable under the convertible note will mature on February 1, 2025, unless earlier converted or redeemed. The holder shall be entitled to convert any portion of the outstanding and unpaid conversion amount into our Class A ordinary shares at the fixed conversion price by serving a conversion notice. The convertible note has a fixed conversion price of US$10.00 per Class A ordinary share and a floor price of US$7.00 per Class A ordinary share at events of default. The holder shall not hold at any time in excess of 4.99% of the number of Class A ordinary shares outstanding immediately after giving effect to such conversion.

In addition, on February 1, 2024 and February 1, 2025, respectively, we shall redeem an applicable redemption amount in accordance with the redemption schedule provided in the convertible note in cash, Class A ordinary shares through conversion of the note, or a combination of both, at our option. We also have the right, but not the obligation, to redeem early in cash a portion or all amounts outstanding under the convertible note by delivering a written company redemption notice, subject to certain prior notice and trading price requirements.

Options

See “Management — 2023 Share Incentive Plan.”

DESCRIPTION OF OFFERED SECURITIES

We are offering (1) Units, each Unit consisting of one Class A ordinary share and one Warrant to purchase one Class A ordinary share, and (2) Pre-funded Units, each Pre-funded Unit consisting of one Pre-funded Warrant to purchase one Class A ordinary share and one Warrant to purchase one Class A ordinary share.

Each Class A ordinary share and Warrant included in each Unit will be immediately separable upon issuance and will be issued separately, and each Pre-funded Warrant to purchase one Class A ordinary share and Warrant included in each Pre-funded Unit will be immediately separable upon issuance and will be issued separately. The Units and the Pre-funded Units will not be issued or certificated. We are also registering the Class A ordinary shares included in the Units, the Pre-funded Warrants and the Warrants included in the Units and the Pre-funded Units, as the case may be, and the Class A ordinary shares issuable from time to time upon the exercise of the Pre-funded Warrants and the Warrants included in the Units and the Pre-funded Units, as the case may be.

Class A Ordinary Shares

We are offering            Class A ordinary shares (including up to            Class A ordinary shares issuable upon the exercise of the Warrants and the Pre-funded Warrants) pursuant to this prospectus. The material terms and provisions of our Class A ordinary shares are described under the caption “Description of Share Capital” beginning on page 140 of the prospectus.

The Warrants

The following summary of certain terms and provisions of Warrants included in the Units and Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant included in the Units and the Pre-funded Units offered hereby will have an exercise price equal to US$            per Class A ordinary share. The Warrants will be immediately exercisable and will expire on the            anniversary of the original issuance date. The exercise price and number of Class A ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A ordinary shares and the exercise price. The Warrants will be issued separately from the Class A ordinary shares included in the Units, or the Pre-funded Warrants included in the Pre-funded Units, as the case may be. One Warrant to purchase one Class A ordinary share will be included in each Unit or Pre-funded Unit purchased in this offering.

Exercisability and Fractional Shares

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding ordinary shares after exercising the holder’s Warrants up to 9.99% of the number of shares of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Purchasers of Warrants in this offering may also elect prior to the issuance of the Warrants to have the initial exercise limitation set at 9.99% of our outstanding ordinary shares. No fractional Class A ordinary shares will be issued in connection with the exercise of the Warrants. In lieu of fractional shares, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the Class A ordinary shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Class A ordinary shares determined according to a formula set forth in the Warrants.

Transferability

Subject to applicable laws, the Warrants may be transferred, in whole or in part, at the option of the holder upon surrender of the Warrants to us or our designated agent, together with the appropriate instruments of transfer

Exchange Listing

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. The Class A ordinary shares issuable upon exercise of the Warrants are currently listed on Nasdaq under the symbol “RTC.”

Right as a Shareholder

Except as otherwise provided in the Warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our Class A ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our Class A ordinary shares, including any voting rights, until they exercise their warrants.

Fundamental Transactions

If a fundamental transaction occurs, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power of the common equity, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the warrant document itself. If holders of our Class A ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrants following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its the Warrants at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrants, that is being offered and paid to the holders of our Class A ordinary shares in connection with the fundamental transaction.

Pre-funded Warrants

The following summary of certain terms and provisions of the Pre-funded Warrants included in the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-funded Warrants for a complete description of the terms and conditions of the Pre-funded Warrants.

The term “pre-funded” refers to the fact that the effective price per Pre-funded Warrant to be sold in this offering includes almost the entire exercise price for the Class A ordinary shares issuable upon the exercise of the Pre-funded Warrants, except for a nominal remaining exercise price of US$0.001. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding ordinary shares following the consummation of this offering the opportunity to make an investment in our Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of our ordinary shares which would result in such ownership of more than 4.99% (or 9.99%) of our outstanding ordinary shares, and receive the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at such nominal exercise price at a later date.

Duration and Exercise Price

Each Pre-funded Warrant offered hereby has an exercise price per share equal to US$0.001. The Pre-funded Warrants are immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full. The exercise price and number of Class A ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A ordinary shares and the exercise price.

Exercisability and Fractional Shares

The Pre-funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-funded Warrants at closing to have their Pre-funded Warrants exercised immediately upon issuance and receive Class A ordinary shares underlying the Pre-funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-funded Warrants to the extent that the holder would own more than 4.99% of the outstanding ordinary shares (or, at the election of the purchaser, 9.99%); provided, however, that upon notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us. No fractional Class A ordinary shares will be issued in connection with the exercise of the Pre-funded Warrants. In lieu of fractional shares, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of a Pre-funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Class A ordinary shares determined according to a formula set forth in the Pre-funded Warrants.

Transferability

Subject to applicable laws, a Pre-funded Warrant may be transferred, in whole or in part, at the option of the holder upon surrender of the Pre-funded Warrants to us or our designated agent, together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the Pre-funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system. The Class A ordinary shares issuable upon exercise of the Pre-funded Warrants are currently listed on Nasdaq under the symbol “RTC.”

Right as a Shareholder

Except as otherwise provided in the Pre-funded Warrants (such as the rights described above of a holder of the Pre-funded Warrant upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our Class A ordinary shares, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of Class A our ordinary shares, including any voting rights, until they exercise their Pre-funded Warrants.

Fundamental Transactions

If a fundamental transaction occurs, as described in the Pre-funded Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power of the common equity, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-funded Warrants with the same effect as if such successor entity had been named in the warrant document itself. If holders of our Class A ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-funded Warrants following such fundamental transaction.

TAXATION

The following discussion is a summary of certain anticipated Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares. The discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local, and other national tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in our Class A ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

Cayman Islands Taxation

The Cayman Islands currently has no exchange control restrictions. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to our company levied by the government of the Cayman Islands, save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by our company.

Pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we have obtained an undertaking from the Governor in Cabinet:

1)      that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to our company or our operations; and,

2)      in addition, no tax is levied on profits, income, gains, or appreciation, or no tax which is in the nature of estate duty or inheritance tax shall be payable by our company:

(i)     on or in respect of the shares, debentures, or other obligations of the Company; or,

(ii)    by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concession Act (As Revised).

The undertaking is for a period of 20 years from August 24, 2004.

PRC Taxation

There are significant uncertainties under the EIT Law, which became effective on December 29, 2008, regarding our enterprise income tax liabilities, such as a tax on any dividends paid to us by our PRC subsidiaries. The EIT Law also contains uncertainties regarding possible PRC withholding tax on dividends we pay to our overseas shareholders and gains realized from the transfer of our shares by our overseas shareholders.

Under the EIT Law, enterprises established under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered to be PRC tax resident enterprises for tax purposes and subject to the tax obligations of a PRC tax resident. If our Cayman Islands holding company is considered as a PRC tax resident enterprise under the EIT Law, then our global income will be subject to enterprise income tax at the rate of 25%.

On April 22, 2009, the SAT issued a Notice Regarding Recognition of Overseas Incorporated Enterprises Controlled by PRC Domestic Enterprises as PRC Resident Enterprises Based on the De Facto Management Body Criteria (the “Tax Residency Notice”). Under the Tax Residency Notice, which was retroactively effective as of January 1, 2008, an overseas enterprise will be deemed to be a PRC resident enterprise and thus subject to enterprise income tax of 25% on its global income if it satisfies four conditions, including (1) the company’s management team responsible for daily operations are located in China, or the location where the management team carries out their responsibilities is in China; (2) finance and personnel decisions are made or need approval by institutions or people in China; (3) the company’s major property, accounting ledger, company seal and minutes of board meetings and shareholder meetings are kept in China; and, (4) at least half of the members of the board of directors with voting rights or the management team habitually live in China.

Although the Tax Residency Notice applies only to overseas registered enterprises controlled by PRC enterprises, not to those controlled by PRC individuals, the determining criteria set forth in the Tax Residency Notice may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. If we are deemed a PRC resident enterprise, we may be subject to enterprise income tax at 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiaries, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

However, China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, will normally be subject to PRC tax.

If dividend payments from our PRC subsidiaries to us are subject to PRC withholding tax, our results of operations and financial condition, and the amount of dividends available to pay our shareholders may be adversely affected. Also, if dividends we pay to our overseas shareholders or gains realized by such shareholders from the transfer of our shares are subject to PRC tax, it may materially and adversely affect your investment return and the value of your investment in us. There is an income tax treaty in effect between the United States and China, so that U.S. shareholders may be entitled to certain benefits under such treaty.

U.S. Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Offered Securities purchased in this offering, including the receipt of Class A ordinary shares from the exercise of any Warrant or Pre-funded Warrant, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not successfully challenge one or more of the tax consequences described herein.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Offered Securities that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or,

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our Offered Securities that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our Offered Securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of owning and disposing of our Offered Securities are described below under the heading “Non-U.S. Holders.”

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Offered Securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or corporate alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers in securities or currencies;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        tax-qualified retirement plans;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 5% or more of our shares (by vote or value);

•        persons that acquired our Offered Securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold our Offered Securities as part of a straddle, constructive sale, hedging, conversion, or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations; or,

•        passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws, except as discussed herein, or any tax reporting obligations applicable to a holder of our Offered Securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Offered Securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Offered Securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) by us on our Offered Securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Offered Securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR OFFERED SECURITIES. IT IS NOT TAX ADVICE. EACH HOLDER OF OUR OFFERED SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR IN RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR OFFERED SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Tax Treatment of Pre-Funded Warrants

Although the law is not completely settled in the area, Pre-funded Warrants should be treated as Class A ordinary shares for U.S. federal income tax purposes. Any person that receives Pre-funded Warrants in this offering should consult their own tax advisor regarding the application of the U.S. federal income tax laws to their particular situation. The remainder of this summary assumes that the Pre-funded Warrants will be treated as Class A ordinary shares for U.S. federal income tax purposes. Subsequent references in this to Class A ordinary shares will also include reference to Pre-funded Warrants, as applicable or unless otherwise noted.

General Treatment of Units and Pre-funded Units; Allocation of Purchase Price

For U.S. federal income tax purposes, the purchase of a Unit or a Pre-funded Unit in this offering by holders should be treated for U.S. federal income tax purposes as the purchase of one Class A ordinary share and its associated Warrant. Each holder must allocate its purchase price of such Unit or Pre-funded Unit between each Class A ordinary share and its associated Warrant, as applicable based on their respective relative fair market values of each at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes for each Class A ordinary share and its associated Warrant.

Any disposition of a Unit or Pre-funded Unit should be treated for U.S. federal income tax purposes as a disposition of the Class A ordinary share and one Warrant comprising the Unit or Pre-funded Unit, and the amount realized on the disposition should be allocated between the Class A ordinary share and the Warrant based on their respective relative fair market values (as determined by each such holder on all the relevant facts and circumstances) at the time of disposition. The separation of Class A ordinary shares and Warrants comprising the Units and Pre-funded Warrants should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Class A ordinary shares and Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit or Pre-funded Unit (including alternative characterizations of such Unit or Pre-funded Unit). The balance of this discussion assumes that the characterization of the Units and Pre-funded Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

Taxation of cash distributions paid on Class A ordinary shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Class A ordinary shares. A cash distribution on our Class A ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such Class A ordinary shares and will be treated as described under “Taxation on the disposition of Class A ordinary shares” below.

With respect to non-corporate U.S. Holders, such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “Taxation on the disposition of Class A ordinary shares” below) provided that, (1) our Class A ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the relevant PRC tax laws, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income(the “U.S.-PRC Tax Treaty”), (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include Nasdaq. The Pre-funded Warrants are not currently listed or traded on an established securities market for the purposes of clause (1). Although our Class A ordinary shares are currently listed and traded on Nasdaq, U.S. Holders nonetheless should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid in respect to our Class A ordinary shares.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on our Class A ordinary shares, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

The taxation of a distribution received with respect to a Pre-funded Warrant is unclear. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments are also possible. U.S. Holders should consult their own tax advisors regarding the proper treatment of any payments in respect of the Pre-funded Warrants.

Taxation on the disposition of Class A ordinary shares

Upon a sale or other taxable disposition of our Class A ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. A capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for our Class A ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain from the disposition of our Class A ordinary shares by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any gain, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive foreign investment company rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro-rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro-rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce passive income. Passive income generally includes dividends, interest, rents, royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Because we have not performed a definitive analysis as to our PFIC status for our 2022 taxable year, there can be no assurance with respect to our PFIC status for such a taxable year. There also can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. The determination of whether we are or have been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may determine that we are or were a PFIC during any particular year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A ordinary shares, and, in the case of our Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (the “QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A ordinary shares, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of our Class A ordinary shares; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated a rate corresponding to the U.S. Holder’s holding period for the Class A ordinary shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are qualified as a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and,

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to our Class A ordinary shares by making a timely QEF election (or a QEF election along with a purging election). It is not clear whether such election would be available with respect to the Pre-funded Warrants. Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro-rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we qualified as a PFIC in that taxable year. However, a U.S. Holder may make a QEF election only if we agree to provide certain tax information to such holders annually. At this time, we do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns Class A ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election in respect to such Class A ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Class A ordinary shares and for which we are determined to be PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Class A ordinary shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its Class A ordinary shares at the end of its taxable year over the adjusted tax basis in its Class A ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its Class A ordinary shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income.

Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) our Class A ordinary shares and for which we are determined to be PFIC.

The mark-to-market election is available only for stock or warrants that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The Pre-funded Warrants are not currently listed or traded on an established securities market for these purposes. While our Class A ordinary shares currently are listed and traded on Nasdaq, U.S. Holders nonetheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Class A ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our Class A ordinary shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a market-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our Class A ordinary shares under their particular circumstances.

Additional taxes

Under current law, U.S. Holders that are individuals, estates, or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Class A ordinary shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Class A ordinary shares.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder in respect to our Class A ordinary shares, generally will not be subject to U.S. federal income tax, unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our Class A ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States), or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition, and certain other conditions are met (in which case such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Taxation of the Warrants

Sale or other taxable disposition of Warrants

Upon the sale, exchange or other taxable disposition of a Warrant, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (1) the amount of cash and the fair market value of any property received upon such taxable disposition, and (2) such U.S. Holder’s adjusted tax basis in the Warrant. Such gain or loss generally will be taxed as described above under “— Taxation on the disposition of Class A ordinary shares.” It is not entirely clear how various aspects of the rules described above in “— Passive foreign investment company rules” would apply to the sale of a Warrant. However, a U.S. Holder may not make a mark-to-market election or a qualified electing fund election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of Warrants and we were a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their ownership of Warrants.

Exercise of Warrants

Upon the exercise of a Warrant for cash, in general, U.S. holders will not recognize gain or loss for U.S. federal income tax purposes. A U.S. Holder’s initial tax basis in Class A ordinary shares received will equal such U.S. Holder’s adjusted tax basis in the Warrant exercised. A U.S. Holder’s holding period for Class A ordinary shares received on exercise generally will commence on the day of exercise and will not include the period that the Warrant was held pre-exercise.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our Class A ordinary shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Class A ordinary shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants. If we are a PFIC while a U.S. Holder holds Warrants and the U.S. Holder exercises the Warrants to purchase Class A ordinary shares, the holding period over which any income realized is allocated includes the holding period of the Warrants.

Expiration of Warrants

A U.S. Holder who allows a Warrant to expire will generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the Warrant. In general, such a loss will be a capital loss, and will be a short-term or long-term capital loss depending on the holder’s holding period for the Warrant.

Exercise of Pre-funded Warrants

Subject to the PFIC rules discussed above, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Pre-funded Warrant for cash (except to the extent the U.S. Holder receives a cash payment for any fractional share that would otherwise have been issued upon exercise of the Pre-funded Warrant). A Class A ordinary share acquired pursuant to the exercise of a Pre-funded Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Pre-funded Warrant, increased by the amount paid to exercise the Pre-funded Warrant, and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issued upon exercise of the Pre-funded Warrant. The holding period of such Class A ordinary share would generally include the holding period of the Pre-funded Warrant. If a Pre-funded Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Pre-funded Warrant.

Certain adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Class A ordinary shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to U.S. Holders if, and to the extent that, such adjustment has the effect of increasing the U.S. Holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See above under “— Taxation of cash distributions paid on Class A ordinary shares” and “— Passive foreign investment company rules” (note, however, that the Warrants are not currently listed or traded on an established securities market for the purposes of the rules described therein).

Backup Withholding and Information Reporting

In general, information reporting for U.S federal income tax purposes should apply to distributions made or deemed made on our Class A ordinary shares and Warrants within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our Class A ordinary shares and Warrants by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Class A ordinary shares and Warrants and adjustments to that tax basis and whether any gain or loss with respect to such Class A ordinary shares and Warrants is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our Class A ordinary shares and Warrants.

Moreover, backup withholding of U.S. federal income tax, at a rate of 24%, generally will apply to cash dividends paid on our Class A ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our Class A ordinary shares and Warrants by a U.S. Holder (other than an exempt recipient), in each case who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or,

•        in certain circumstances fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

PLAN OF DISTIRBUTION

We engaged the Placement Agent to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The Placement Agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. The Placement Agent will have no authority to bind us by virtue of the engagement letter. We have entered into a securities purchase agreement dated        , 2023 (the “Securities Purchase Agreement”) directly with certain institutional investors, who have agreed to purchase our securities in this Offering. We will only sell to investors who have entered into the Securities Purchase Agreement.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

•        standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

•        covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a 6-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of our Class A ordinary shares, and no subsequent equity sales for thirty (30) days.

Delivery of the Class A ordinary shares, Pre-funded Warrants and Warrants offered hereby is expected to occur on or about            , 2023, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

The following table shows the per Unit, the per Pre-funded Unit, and total placement agent fees we will pay in connection with the sale of the securities in this offering.

Per Unit placement agent cash fees	US$
Per Pre-funded Unit placement agent cash fees	US$
Total	US$

We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the aggregate gross proceeds raised in the offering. We will reimburse the Placement Agent for its legal fees and expenses in an amount up to US$150,000 and its clearing expense in an amount up to US$15,950 in connection with this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately US$            million. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately US$            million.

Placement Agent Warrants

In addition, we have agreed to issue the Placement Agent Warrants to the Placement Agent or its designees to purchase up to 7.0% of the aggregate number of Class A ordinary shares sold in this offering (including the Class A ordinary shares issuable upon the exercise of the Pre-funded Warrants included as part of the Pre-funded Units), at an exercise price equal to 125% of the offering price per Unit to be sold in this offering. The Placement Agent Warrants will be exercisable upon issuance and will expire           years from the commencement of sales under this offering.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of warrant shares by the holders of the Placement Agent Warrants, then the Placement Agent Warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holders shall be entitled to receive a number of warrant shares as calculated in the Placement Agent Warrants.

The Placement Agent Warrants provide for customary anti-dilution provisions (for share dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110.

The Placement Agent Warrants and the shares underlying such warrants are registered on the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares issuable thereunder shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (1) by operation of law or by reason of reorganization of the issuer; (2) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (3) if the aggregate amount of our securities held by the Placement Agent or related persons does not exceed 1% of the securities being offered; (4) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (5) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (6) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (7) back to us in a transaction exempt from registration under the Securities Act.

Right of First Refusal

Subject to consummation of this offering, if, from the date of consummation of this offering until the 12-month anniversary following such date, we or any of our subsidiaries decides to raise funds by means of an at-the-market facility, the Placement Agent (or any affiliate designated by the Placement Agent) shall have the right to act as sole sales agent for such financing.

Tail

In the event that any investors that were contacted by the Placement Agent or were introduced to the Company by the Placement Agent during the term of our engagement agreement with the Placement Agent provide any capital to us in a public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”) within 12 months following the termination or expiration of our engagement agreement with the Placement Agent, we shall pay the Placement Agent the cash and warrant compensation provided above on the gross proceeds raised in such Tail Financing from such investors.

Determination of Offering Price

The offering price per Unit and the offering price per Pre-funded Unit we are offering and the exercise prices and other terms of the Pre-funded Warrants and Warrants were negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our Class A ordinary shares prior to this offering, among other things. Other factors considered in determining the offering prices of the securities we are offering and the exercise prices and other terms of the Pre-funded Warrants and Warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

We have agreed to not issue any Class A ordinary shares or securities exercisable or convertible into Class A ordinary shares for a period of thirty (30) days following the closing date of this offering, subject to certain exceptions, and to not issue any securities that are subject to a price reset based on trading prices of our Class A ordinary shares or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, until ____________.

Transfer Agent and Registrar

The transfer agent for our Class A ordinary shares is American Stock Transfer & Trust Company, LLC.

Nasdaq Listing

Our Class A ordinary shares are listed on Nasdaq under the symbol “RTC.”

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the Placement Agent. We have also agreed to contribute to payments that the Placement Agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (1) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (2) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (1) engage in any stabilization activity in connection with our securities; and (2) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The Placement Agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The Placement Agent may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prior to this offering, we have not had any arrangements with the Placement Agent in the past three years. Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent and should not be relied upon by investors.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent’s fee payable by us, expected to be incurred in connection with the offer and sale of the Offered Securities by us. Except for the SEC registration fee and the FINRA filing fee, all amounts are estimates.

Amount to be Paid
(US$)
SEC registration fee	2,300.43
FINRA filing fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses	72,000
Total*

____________

*        To be filed by amendment.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters as to United States federal securities and New York State law. Haynes and Boone, LLP, New York, New York is acting as counsel for the Placement Agent in connection with certain legal matters related to this offering. The validity of the Class A ordinary shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements as of June 30, 2022 and for the fiscal year ended June 30, 2022 of BJY included in this prospectus have been so included in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of MaloneBailey, LLP is located at 10370 Richmond Avenue, Suite 600 Houston, TX 77042.

The financial statements as of June 30, 2021 and for the two fiscal years ended June 30, 2021 of BJY included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Friedman LLP was merged with Marcum LLP on September 1, 2022 and filed its application to withdraw its PCAOB registration on December 30, 2022.

Following the completion of the merger transaction between Fuwei and BJY on December 23, 2022, Shandong Haoxin resigned as our independent registered public accounting firm on January 12, 2023. Effective from the same date, we appointed MaloneBailey, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023. The change of auditor was approved by our board of directors and audit committee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our principal executive offices are located at 24F, A1 South Building, No. 32 Fengzhan Road, Yuhuatai District, Nanjing, China. Our telephone number at this address is +86-025-8222-1596. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, Cayman, KY1-1111, Cayman Islands. Our website can be found at ir.baijiayun.com. The information contained on our website is not a part of this prospectus. Our agent for service in the United States is Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

BAIJIAYUN LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
BaiJiaYun Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BaiJiaYun Limited and its subsidiaries (collectively, the “Company”) as of June 30, 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of the Acquisition-date Fair Values of Intangible Assets Acquired, Non-controlling Interest, and Remeasurement of Previously Held Equity Interest

As described in Note 5 to the consolidated financial statements, on March 24, 2022, the Company acquired an additional 17.62% equity interest of Beijing Deran Technology Co., Ltd. (“Beijing Deran”) for a purchase consideration of $830,324. Upon the acquisition, the Company increased its equity interest in Beijing Deran from 33.38% to 51% and accounted for it as a consolidated subsidiary of the Company. The determination of purchase price allocation involves the fair value of intangible assets of $1,507,775 recognized as a result of the acquisition, the non-controlling interest of $1,721,734 in Beijing Deran immediately after the acquisition, and the equity interest previously held by the Company in Beijing Deran of $996,954, which are estimated using the valuation technique under the income approach with the assistance of a specialist engaged by the Company. Management applied judgments in estimating these fair values, which involved the use of significant assumptions such as the discount rates and forecasted operating cash flows.

We identified the estimation of these acquisition-date fair values as a critical audit matter. A high degree of subjective auditor judgment was required in performing procedures and evaluating audit evidence relating to the valuation techniques and significant assumptions used by management in determining these fair values.

The primary procedures we performed to address this critical audit matter included the following:

•        Read the executed purchase agreements;

•        Obtained an understanding of the work of the Company’s specialist and the management’s process and controls for estimating the fair value of intangible assets, non-controlling interest, and remeasurement of previously held equity interest;

•        With the assistance of valuation professionals with specialized skills and knowledge, evaluated the appropriateness of the valuation methods and the reasonableness of significant assumptions used, such as discount rates and forecasted operating cash flows;

•        Tested the completeness, accuracy and relevance of the underlying data used in the valuation models;

•        Evaluated the adequacy of the Company’s disclosures related to the business combination.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2022.

Houston, Texas
January 20, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
BaiJiaYun Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of BaiJiaYun Limited, its subsidiaries, its variable interest entity (“VIE”) and its VIE’s subsidiaries (collectively, the “Company”) as of June 30, 2021 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ deficit, and cash flows each of the years in the two-year period ended June 30, 2021, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows each of the years in the two-year period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

New York, New York
August 12, 2022
We have served as the Company’s auditor from 2021 through 2022.

BAIJIAYUN LIMITED
CONSOLIDATED BALANCE SHEETS
(All amounts in US$, except for share and per share data)

	As of June 30,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$16,603,102	$48,295,085
Restricted cash	8,376,345	8,865,156
Short-term investments	7,854,809	7,787,897
Notes receivable	107,662	—
Accounts receivable, net	22,522,334	9,056,775
Accounts receivable – related party	95,549	—
Prepayments	4,008,193	967,366
Prepayments – related party	313,678	328,755
Inventories	1,831,918	568,641
Deferred contract costs	10,023,720	2,611,048
Due from related parties	89,578	563,797
Prepaid expenses and other current assets, net	3,105,435	2,094,712
Total current assets	74,932,323	81,139,232

Property and equipment, net	585,193	366,775
Intangible assets, net	3,345,419	553,924
Operating lease right of use assets	1,327,575	1,257,911
Deferred tax assets	2,193,792	176,437
Long-term deposits	—	243,400
Long-term investments	25,012,046	794,752
Goodwill	1,144,824	—
Other non-current assets	366,441	348,481
Total non-current assets	33,975,290	3,741,680

TOTAL ASSETS	$108,907,613	$84,880,912

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Deposit payable	$—	$11,616,021
Short-term borrowing	149,296	—
Accounts and notes payable	23,280,345	8,356,031
Advance from customers	5,905,599	5,379,558
Advance from customers – related parties	268,905	1,706,224
Income tax payable	416,768	21,478
Deferred revenue	1,001,372	250,881
Deferred revenue – related party	63,911	180,779
Due to related parties	12,992,961	488,279
Operating lease liabilities, current	625,048	574,825
Accrued expenses and other liabilities	4,599,018	4,852,226
Total current liabilities	49,303,223	33,426,302

Deferred tax liabilities	209,612	—
Operating lease liabilities, noncurrent	551,221	628,046

Total Liabilities	50,064,056	34,054,348

BAIJIAYUN LIMITED
CONSOLIDATED BALANCE SHEETS — (Continued)
(All amounts in US$, except for share and per share data)

	As of June 30,
	2022	2021
Commitments and contingencies

Mezzanine equity (Aggregate liquidation preference of $57,496,986 and $45,689,681 as of June 30, 2022 and 2021, respectively)
Series Seed convertible redeemable preferred shares (par value $0.0001 per share, 4,675,347 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	1,078,376	1,118,712
Series A convertible redeemable preferred shares (par value $0.0001 per share, 5,205,637 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	3,135,822	3,077,673
Series A-1 convertible redeemable preferred shares (par value $0.0001 per share, 5,202,768 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	6,591,553	6,500,169
Series A-2 convertible redeemable preferred shares (par value $0.0001 per share, 3,540,046 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	4,629,590	4,513,809
Series A-3 convertible redeemable preferred shares (par value $0.0001 per share, 3,789,358 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	4,843,169	4,714,561
Series B convertible redeemable preferred shares (par value $0.0001 per share, 11,047,269 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	23,676,836	23,075,583
Series B+ convertible redeemable preferred shares (par value $0.0001 per share, 5,424,746 shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	12,707,581	12,315,561
Series C convertible redeemable preferred shares (par value $0.0001 per share, 2,419,909 shares and nil shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	12,205,835	—
Total Mezzanine Equity	68,868,762	55,316,068

Shareholders’ deficit
Ordinary shares (par value $0.0001 per share, 458,694,920 shares authorized, 44,069,300 shares issued and outstanding as of June 30, 2022 and 2021, respectively)	4,407	4,407
Additional paid-in capital	5,656,757	—
Statutory reserve	919,407	17,758
Accumulated deficit	(18,411,335)	(4,694,698)
Accumulated other comprehensive loss	(275,752)	(66,799)
Total shareholders’ deficit attributable to BaiJiaYun Limited	(12,106,516)	(4,739,332)

Non-controlling interests	2,081,311	249,828

Total shareholders’ deficit	(10,025,205)	(4,489,504)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	$108,907,613	$84,880,912

The accompanying notes are an integral part of the consolidated financial statements.

BAIJIAYUN LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(All amounts in US$, except for share and per share data)

	For the Years Ended June 30,
	2022	2021	2020
Revenues	$68,600,378	$41,449,420	$23,369,292
Cost of revenues	(50,168,530)	(22,921,696)	(10,054,871)
Gross profit	18,431,848	18,527,724	13,314,421

Operating expenses
Selling and marketing expenses	(7,378,885)	(6,538,770)	(3,305,713)
General and administrative expenses	(14,781,053)	(3,745,914)	(3,723,095)
Research and development expenses	(13,048,191)	(5,806,402)	(3,660,973)
Total operating expenses	(35,208,129)	(16,091,086)	(10,689,781)

(Loss) income from operations	(16,776,281)	2,436,638	2,624,640

Interest income, net	51,291	315,764	7,267
Investment income	768,454	777,758	529,735
Gain (loss) from equity method investments	580,816	(4,320)	—
Other income, net	1,118,105	465,649	625,539
(Loss) Income Before Income Taxes	(14,257,615)	3,991,489	3,787,181

Income tax benefit/(expenses)	1,637,485	(342,156)	(91,991)

Net (Loss) Income	(12,620,130)	3,649,333	3,695,190
Less: Net income (loss) attributable to non-controlling interests	194,858	192,125	(178,313)
Net (Loss) Income attributable to BaiJiaYun Limited	(12,814,988)	3,457,208	3,873,503
Accretion of convertible redeemable preferred shares	(3,865,430)	(3,029,529)	(1,796,987)
Deemed dividends to convertible redeemable preferred shareholders	—	(2,084,786)	—
Net income attributable to BaiJiaYun Limited’s preferred shareholders	—	—	(838,145)
Net (Loss) income attributable to BaiJiaYun Limited’s ordinary shareholders	$(16,680,418)	$(1,657,107)	$1,238,371

Net (Loss) Income	$(12,620,130)	$3,649,333	$3,695,190
Other comprehensive (Loss) Income
Foreign currency translation adjustments	(294,062)	(334,189)	146,001
Comprehensive (Loss) Income	(12,914,192)	3,315,144	3,841,191
Less: Comprehensive income (loss) attributable to non-controlling interests	194,858	192,125	(178,313)
Comprehensive (loss) income available to BaiJiaYun Limited	(13,109,050)	3,123,019	4,019,504
Accretion of convertible redeemable preferred shares	(3,865,430)	(3,029,529)	(1,796,987)
Deemed dividends to convertible redeemable preferred shareholders	—	(2,084,786)	—
Net income attributable to BaiJiaYun Limited’s preferred shareholders	—	—	(838,145)
Comprehensive (loss) income attributable to BaiJiaYun Limited’s ordinary shareholders	$(16,974,480)	$(1,991,296)	$1,384,372

Weighted average number of ordinary shares outstanding used in computing (loss) earnings per share
Basic and Diluted	44,069,300	41,204,669	38,417,461
(Loss) earnings per share
Basic and Diluted	$(0.38)	$(0.04)	$0.03

The accompanying notes are an integral part of the consolidated financial statements.

BAIJIAYUN LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED JUNE 30, 2022, 2021 and 2020

(All amounts in US$, except for share and per share data)

	Ordinary Shares		Additional Paid-in Capital	Statutory Reserve	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total Shareholders’ Deficit

	Shares	Amount
Balance as of July 1, 2019	38,417,461	$3,842	$—	$3,697	$(5,847,156)	$121,389	$—	$(5,718,228)
Capital injection from non- controlling shareholders	—	—	—	—	—	—	465,342	465,342
Net income (loss)	—	—	—	—	3,873,503	—	(178,313)	3,695,190
Appropriation of statutory reserve	—	—	—	14,061	(14,061)	—	—	—
Accretion of convertible redeemable preferred shares	—	—	—	—	(1,796,987)	—	—	(1,796,987)
Foreign currency translation adjustments	—	—	—	—	—	146,001	—	146,001
Balance as of June 30, 2020	38,417,461	$3,842	$—	$17,758	$(3,784,701)	$267,390	$287,029	$(3,208,682)
Issuance of ordinary shares in exchange of acquisition of noncontrolling interests	4,024,415	402	532,208	—	—	—	(532,610)	—
Issuance of ordinary shares to employee share based payment platform	1,627,424	163	(163)	—	—	—	—	—
Contribution from a controlling shareholder for disposal of a subsidiary under common control	—	—	113,117	—	—	—	—	113,117
Capital injection from non- controlling shareholders	—	—	—	—	—	—	303,284	303,284
Net income	—	—	—	—	3,457,208	—	192,125	3,649,333
Accretion of convertible redeemable preferred shares	—	—	(747,110)	—	(2,282,419)	—	—	(3,029,529)
Deemed dividends to convertible redeemable preferred shareholders	—	—	—	—	(2,084,786)	—	—	(2,084,786)
Contribution from preferred shareholders in connection with modification	—	—	101,948	—	—	—	—	101,948
Foreign currency translation adjustments	—	—	—	—	—	(334,189)	—	(334,189)
Balance as of June 30, 2021	44,069,300	$4,407	$—	$17,758	$(4,694,698)	$(66,799)	$249,828	$(4,489,504)
Non-controlling interests arising from acquisition of subsidiary	—	—	—	—	—	—	1,721,734	1,721,734
Net income (loss)	—	—	—	—	(12,814,988)	—	194,858	(12,620,130)
Appropriation of statutory reserve	—	—	—	901,649	(901,649)	—	—	—
Share-based compensation	—	—	9,522,187	—	—	—	—	9,522,187
Accretion of convertible redeemable preferred shares	—	—	(3,865,430)	—	—	—	—	(3,865,430)
Foreign currency translation adjustments	—	—	—	—	—	(208,953)	(85,109)	(294,062)
Balance as of June 30, 2022	44,069,300	$4,407	$5,656,757	$919,407	$(18,411,335)	$(275,752)	$2,081,311	$(10,025,205)

The accompanying notes are an integral part of the consolidated financial statements.

BAIJIAYUN LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in US$)

	For the Years Ended June 30,
	2022	2021	2020
Cash Flows From Operating Activities:
Net (loss) income	$(12,620,130)	$3,649,333	$3,695,190
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	346,817	127,987	67,767
Amortization of operating lease right of use assets	620,638	582,591	386,374
Provision for doubtful accounts	7,785,457	630,729	123,686
Deferred income tax expenses	(2,115,834)	325,281	65,871
Deemed dividends from disposal of a subsidiary	—	113,117	—
Investment income on short-term investments	(768,454)	(777,758)	(529,735)
Gain (loss) from equity method investments	(580,816)	4,320	—
Share-based compensation	9,522,187	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(20,342,706)	(6,776,664)	(1,590,769)
Accounts receivable, net – related party	(99,142)	—	1,039,612
Notes receivable	(68,036)	—	—
Prepayments	(3,173,054)	(220,547)	(641,000)
Prepayments – related party	3,345	2,992	(304,720)
Inventories	(893,290)	1,129,854	(1,431,776)
Deferred contract costs	(7,789,043)	(2,460,723)	(80,123)
Due from related parties	230,847	(387,673)	302,522
Prepaid expenses and other current assets, net	(3,502,378)	(697,474)	227,015
Long-term deposits	243,445	(47,246)	(157,064)
Other non-current assets	(31,672)	—	—
Accounts and notes payable	15,761,060	6,657,056	895,977
Accounts and notes payable – related parties	—	—	(331,394)
Advance from customers	695,917	(935,942)	2,208,792
Advance from customers – related parties	(1,427,526)	1,656,824	(92,954)
Income tax payable	410,954	20,942	—
Deferred revenue	788,093	122,099	59,226
Deferred revenue – related party	(114,499)	169,264	(535,263)
Operating lease liabilities	(722,581)	(599,290)	(366,605)
Accrued expenses and other liabilities	18,179	2,540,968	1,315,468
Net cash provided by (used in) operating activities	(17,822,222)	4,830,040	4,326,097

Cash Flows From Investing Activities
Acquisition of property, plant and equipment	(544,336)	(249,592)	(195,585)
Capitalization of software development cost	(1,467,219)	(540,080)	—
Acquisition of long-term investments	(25,938,275)	(740,702)	—
Purchases of short-term investments	(172,619,138)	(281,980,074)	(103,983,751)
Redemption of short-term investments	173,026,814	293,337,203	96,426,652
Business combinations, net of cash acquired	25,018	—	—
Net cash provided by (used in) investing activities	(27,517,136)	9,826,755	(7,752,684)

BAIJIAYUN LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(All amounts in US$)

	For the Years Ended June 30,
	2022	2021	2020
Cash Flows From Financing Activities:
Deposits received from a Series C preferred shareholder	—	11,325,712	—
Return of deposits received from a Series C preferred shareholder	(11,820,145)	—	—
Payment of deferred offering costs	—	(97,501)	—
Contribution from the non-controlling shareholders	—	303,284	465,342
Proceeds from issuance of Series B and Series B+ convertible redeemable preferred shares	—	28,028,845	—
Issuance cost in connection with issuance of Series B and Series B+ convertible redeemable preferred shares	—	(303,402)	—
Proceeds from issuance of Series C convertible redeemable preferred shares	11,807,305	—	—
Loans from related parties	15,049,091	78,730	4,983
Repayment to a related party	(2,071,373)	—	—
Proceeds from short-term borrowing	154,909	—	—
Net cash provided by financing activities	13,119,787	39,335,668	470,325

Effect of exchange rate changes on cash, cash equivalents and restricted cash	38,777	2,152,149	(105,673)

Net increase (decrease) in cash, cash equivalents and restricted cash	(32,180,794)	56,144,612	(3,061,935)
Cash, cash equivalents and restricted cash at beginning of the year	57,160,241	1,015,629	4,077,564
Cash, cash equivalents and restricted cash at end of the year	$24,979,447	$57,160,241	$1,015,629

Supplemental Cash Flow Information
Cash paid for interest expense	$417,272	$78,252	$—
Cash paid for income tax	$52,834	$812,026	$29,114

Non-cash Operating, Investing and Financing activities
Operating lease right of use assets obtained in exchange for operating lease liabilities	$738,894	$952,961	$130,400
Remeasurement of operating lease liabilities and right of use assets due to lease modification	$1,086	$—	$—
Accretion of convertible redeemable preferred shares	$3,865,430	$3,029,529	$1,796,987
Receivables from related parties settled with payables to related parties	$240,109	$—	$—
Deemed dividends to convertible redeemable preferred shareholders	$—	$2,084,786	$—
Contribution from preferred shareholders in connection with modification of interest rate in the event of redemption	$—	$101,948	$—
Issuance of shares in exchange for acquisition of equity interest in controlling subsidiaries	$—	$3,331,813	$—
Investment in an equity investee through borrowing from a related party	$—	$378,279	$—

BAIJIAYUN LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(All amounts in US$)

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets

	As of June 30,
	2022	2021	2020
Cash and cash equivalents	$16,603,102	$48,295,085	$831,397
Restricted cash	8,376,345	8,865,156	184,232
Total cash, cash equivalents and restricted cash at end of the year	$24,979,447	$57,160,241	$1,015,629

The accompanying notes are an integral part of the consolidated financial statements.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS

BaiJiaYun Limited (the “Company” or “BaiJiaYun”) was incorporated on April 22, 2021, under the laws of the Cayman Islands as an exempted company with limited liability. The Company commenced operations on May 22, 2017, through its variable interest entity (“VIE”), BaiJiaYun Group Co., Ltd. (formerly known as “Beijing Baijia Shilian Technology Co., Ltd.”) (“BaiJiaYun VIE”), a limited liability company established under the laws of the People’s Republic of China (“PRC”), and the VIE’s subsidiaries. The Company is a global cloud computing company focusing on SaaS/PaaS and Video AI areas and provides comprehensive video and audio solutions to customers in various industries, including education, finance, healthcare, and information technology for their development and innovation.

As of June 30, 2022, the Company’s major subsidiaries, VIE and subsidiaries of the VIE are as follows:
Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
BaiJiaYun Limited	April 22, 2021	Cayman Islands	Parent	Investment holding
Subsidiaries of BaiJiaYun
BaiJia Cloud Limited (“BaiJiaYun HK”)	May 6, 2021	Hong Kong	100	Investment holding
Beijing Baishilian Technology Co., Ltd. (“BaiJiaYun WFOE”)	September 6, 2021	PRC	100	Investment holding
Shenzhen Baishilian Technology Co., Ltd. (“Shenzhen Baishilian”)	October 27, 2021	PRC	100	Investment holding
Nanning Baishilian Information Technology Co., Ltd. (“Nanning Baishilian”)	September 13, 2021	PRC	100	Investment holding
Nanjing Baishilian Technology Co., Ltd. (“Nanjing Baishilian”)	January 21, 2022	PRC	100	Investment holding
VIE
BaiJiaYun VIE	May 22, 2017	PRC	VIE	Provision of cloud computing services
VIE’s Subsidiaries
Wuhan Baijia Cloud Technology Co., Ltd. (“Wuhan BaiJiaYun”)(2)	August 7, 2017	PRC	100% owned by VIE	Provision of cloud computing services
Nanjing Baijia Cloud Technology Co., Ltd. (“Nanjing BaiJiaYun”)	June 13, 2018	PRC	100% owned by VIE	Provision of cloud computing services
Baijiayun Information Technology Co., Ltd. (“BaiJiaYun Information Technology”)	June 18, 2019	PRC	51% owned by VIE before January 1, 2021, and 100% owned by VIE afterwards	Provision of cloud computing services
Guizhou Baijia Cloud Technology Co., Ltd. (“Guizhou BaiJiaYun”)	April 8, 2019	PRC	100% owned by VIE	Provision of cloud computing services
Baijia Cloud Technology Co., Ltd. (“BaiJia Cloud Technology “)	October 12, 2019	PRC	70% owned by VIE before January 1, 2021, and 100% owned by VIE afterwards	Provision of cloud computing services
Beijing Baijiayun Digital Technology Co., Ltd. (formerly known as “Beijing Haoyu Xingchen Cultural Communication Co., Ltd.”) (“Haoyu Xingchen”)	June 23, 2020	PRC	100% owned by VIE	Provision of cloud computing services
Xi’an Baijiayun Information Technology Co., Ltd. (“Xi’an BaiJiaYun”)	January 7, 2021	PRC	51% owned by VIE	Provision of cloud computing services
Henan Baijia Cloud Information Technology Co., Ltd. (“Henan BaiJiaYun”)	April 13, 2021	PRC	51% owned by VIE	Provision of cloud computing services
Chengdu Digital Bird Technology Co., Ltd. (“Chengdu BaiJiaYun”)	April 8, 2015	PRC	100% owned by VIE since August 3, 2020, and disposed of in June 2021	Provision of cloud computing services

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Wuhan BaiJiaShiLian Technology Co., Ltd. (“Wuhan BaiJiaShiLian”)(1)	December 12, 2018	PRC	100% owned by VIE since September 15, 2021	Provision of cloud computing services
Guangxi Weifang Technology Co., Ltd. (“Guangxi Weifang”)	November 3, 2021	PRC	100% owned by VIE	Provision of cloud computing services
Shanghai BaiJiaYun Technology Co., Ltd. (“Shanghai BaiJiaYun”)	October 22, 2021	PRC	100% owned by VIE	Provision of cloud computing services
Beijing Deran Technology Co., Ltd. (“Beijing Deran”)	May 29, 2012	PRC	51% owned by VIE since March 24, 2022	Provision of cloud computing services

____________

(1)      The Company acquired Wuhan BaiJiaShiLian in September 2021. Wuhan BaiJiaShiLian did not commence any operation at the acquisition date and has immaterial net assets.

(2)      The Company disposed of Wuhan BaiJiaYun in September 2022, see Note 20.

On September 7, 2021, BaiJiaYun WFOE entered into a series of agreements (the “VIE Agreements”) with BaiJiaYun VIE and the shareholders of BaiJiaYun VIE. The VIE Agreements are designed to provide BaiJiaYun WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of BaiJiaYun VIE, including absolute control rights and the rights to the management, operations, assets, property and revenue of BaiJiaYun VIE. The purpose of the VIE Agreements is solely to give BaiJiaYun WFOE the controlling financial interest over BaiJiaYun VIE’s management and operations.

On September 7, 2021, BaiJiaYun completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of BaiJiaYun prior to the reorganization. BaiJiaYun and BaiJiaYun HK were established as the holding companies of BaiJiaYun WFOE. BaiJiaYun WFOE is the primary beneficiary of BaiJiaYun VIE and its subsidiaries, and all of these entities are under common control which results in the consolidation of BaiJiaYun VIE and its subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value (“Reorganization”). The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements.

VIE Agreements with BaiJiaYun VIE

Foreign ownership of internet-based businesses, including distribution of online information (such as an online marketplace connecting customers and suppliers), is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in value-added telecommunications services (except for e-commerce) in accordance with the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List and other applicable laws and regulations. BaiJiaYun is a Cayman holding company of BaiJiaYun WFOE and is a foreign invested enterprise. To comply with these regulations, the Company conducts substantially all of its activities in PRC through BaiJiaYun VIE and its subsidiaries. As such, BaiJiaYun VIE and its subsidiaries are controlled through VIE Agreements in lieu of direct equity ownership by the Company.

The key terms of the VIE Agreements are as summarized below:

Shareholders’ Power of Attorney

Pursuant to the shareholders’ Power of Attorney entered into on September 7, 2021, by and among BaiJiaYun WFOE, BaiJiaYun VIE and the shareholders of BaiJiaYun VIE, each shareholder of BaiJiaYun VIE irrevocably authorized BaiJiaYun WFOE or any person(s) designated by BaiJiaYun WFOE to exercise such shareholder’s rights in BaiJiaYun VIE, including without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate and appoint the directors, senior management, the power to sell or transfer such shareholder’s

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

equity interest in BaiJiaYun VIE, and other shareholders’ voting rights permitted by the Articles of Association of BaiJiaYun VIE. The shareholders’ Power of Attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of BaiJiaYun VIE.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement entered into on September 7, 2021, by and among BaiJiaYun WFOE, BaiJiaYun VIE and the shareholders of BaiJiaYun VIE, the shareholders of BaiJiaYun VIE pledged all of their equity interests in BaiJiaYun VIE to BaiJiaYun WFOE to guarantee their and BaiJiaYun VIE’s obligations under the contractual arrangements including the exclusive business cooperation agreement, the exclusive option agreement and the shareholders’ power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by BaiJiaYun WFOE in enforcing such obligations of BaiJiaYun VIE or its shareholders. In the event of default defined therein, upon written notice to the shareholders of BaiJiaYun VIE, BaiJiaYun WFOE, as pledgee, will have the right to dispose of the pledged equity interests in BaiJiaYun VIE and priority in receiving the proceeds from such disposition. The shareholders of BaiJiaYun VIE agree that, without BaiJiaYun WFOE’s prior written approval, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The pledge shall become effective on such date when the pledge of the equity interest contemplated in the equity interest pledge agreement is registered appropriately, and the pledge shall remain effective until all contractual obligations have been fully performed and all secured indebtedness has been fully paid. The shareholders and BaiJiaYun VIE shall not have any right to terminate this agreement in any event unless otherwise required by PRC laws. BaiJiaYun has completed the registration of the equity pledges with the relevant office of Administration for Market Regulation in accordance with the PRC Property Rights Law.

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between BaiJiaYun WFOE and BaiJiaYun VIE, dated September 7, 2021, BaiJiaYun WFOE has the exclusive right to provide to BaiJiaYun VIE technical support, consulting services and other services related to, among other things, design and development, operation maintenance, product consulting, and management and marketing consulting. BaiJiaYun WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. BaiJiaYun VIE agrees to pay BaiJiaYun WFOE service fees at an amount as determined by BaiJiaYun WFOE. This agreement will remain effective, and unless terminated in accordance with the provisions of this agreement or terminated in writing by BaiJiaYun WFOE. BaiJiaYun VIE shall not have any right to terminate this agreement in any event unless otherwise required by PRC laws. The exclusive business cooperation agreement took effective on September 7, 2021, and BaiJiaYun WFOE did not charge service fee to BaiJiaYun VIE for the years ended June 30, 2021 and 2020.

Exclusive Option Agreement

Pursuant to the exclusive option agreement entered into on September 7, 2021, by and among BaiJiaYun WFOE, BaiJiaYun VIE and each of the shareholders of BaiJiaYun VIE, each shareholder of BaiJiaYun VIE irrevocably granted BaiJiaYun WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in BaiJiaYun VIE, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of BaiJiaYun VIE and BaiJiaYun VIE undertake that, without the prior written consent of BaiJiaYun WFOE, they may not increase or decrease the registered capital or change its structure of registered capital, dispose of its assets or beneficial interest in the material business or allow the encumbrance thereon of any security interest, incur any debts or guarantee liabilities, enter into any material purchase agreements, enter into any merger, acquisition or investments, amend its articles of association, distribute dividends to any of the shareholders or provide any loans to third parties. The exclusive option agreement will remain effective until all equity interests in BaiJiaYun VIE held by the shareholders of BaiJiaYun VIE are transferred or assigned to BaiJiaYun WFOE or its designated person(s). The shareholders and BaiJiaYun VIE shall not have any rights to terminate this agreement in any event unless otherwise required by PRC laws.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

The Company believes that BaiJiaYun VIE is considered a VIE under Accounting Codification Standards (“ASC”) 810, “Consolidation”, because the equity investors in BaiJiaYun VIE no longer have the characteristics of a controlling financial interest, and the Company, through BaiJiaYun WFOE, is the primary beneficiary of BaiJiaYun VIE and controls BaiJiaYun VIE’s operations. Accordingly, BaiJiaYun VIE has been consolidated as a deemed subsidiary into the Company as a reporting company under ASC 810.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of BaiJiaYun VIE, which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment of the involvement with BaiJiaYun VIE reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of BaiJiaYun VIE. BaiJiaYun WFOE is obligated to absorb a majority of the loss from BaiJiaYun VIE activities and receive a majority of BaiJiaYun VIE’s expected residual returns. In addition, BaiJiaYun VIE’s shareholders have pledged their equity interest in BaiJiaYun VIE to BaiJiaYun WFOE, irrevocably granted BaiJiaYun WFOE an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in BaiJiaYun VIE and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by BaiJiaYun WFOE. Under the accounting guidance, the Company is deemed to be the primary beneficiary of BaiJiaYun VIE and the financial positions, operating results and cash flows of BaiJiaYun VIE and BaiJiaYun VIE’s subsidiaries are consolidated in the Company for financial reporting purposes.

Additionally, pursuant to ASC 805, “Business Combinations”, as BaiJiaYun and BaiJiaYun VIE are under common control, the Reorganization was accounted for in a manner similar to a pooling of interests. As a result, the Company’s historical amounts in the accompanying consolidated financial statements give retrospective effect to the Reorganization, whereby the assets and liabilities of the BaiJiaYun VIE and its subsidiaries are reflected at the historical carrying values and their operations are presented as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The following amounts and balances of BaiJiaYun VIE and its subsidiaries were included in the Company’s consolidated financial statements after the elimination of intercompany balances and transactions as of June 30, 2022 and for the year then ended:
As of June 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$9,765,574
Restricted cash	8,376,345
Short-term investments	7,775,682
Notes receivable	107,662
Accounts receivable, net	22,522,334
Accounts receivable – related party	95,549
Prepayments	1,604,496
Prepayments – related party	313,678
Inventories	1,831,796
Deferred contract costs	9,555,837
Due from related parties	89,578
Prepaid expenses and other current assets, net	2,467,269
Total Current Assets	64,505,800

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

As of June 30, 2022
Property and equipment, net	529,988
Intangible assets, net	3,345,419
Operating lease right of use assets	753,686
Deferred tax assets	2,193,792
Long-term deposits	—
Long-term investments	25,012,046
Goodwill	1,144,824
Other non-current assets	366,441
Total Non-Current Assets	33,346,196

Total Assets	$97,851,996

LIABILITIES
Current Liabilities
Deposit payable	$—
Short-term borrowing	149,296
Accounts and notes payable	21,898,915
Advance from customers	5,905,599
Advance from customers – related parties	268,905
Income tax payable	3,716
Deferred revenue	1,001,372
Deferred revenue – related party	63,911
Due to related parties	1,492,961
Operating lease liabilities, current	328,066
Accrued expenses and other liabilities	4,473,825
Total Current Liabilities	35,586,566

Deferred tax liabilities	209,612
Operating lease liabilities, noncurrent	354,051

Total Liabilities	$36,150,229
For the year Ended June 30, 2022
Revenues	$68,600,378
Cost of revenues	$(50,047,764)
Total operating expenses	$(35,067,782)
Net loss	$(12,271,120)
Net cash used in operating activities	$(15,304,581)
Net cash used in investing activities	$(27,372,316)
Net cash used in financing activities	$(10,014,503)

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

The Company’s business has been directly operated by the BaiJiaYun VIE and BaiJiaYun VIE’s subsidiaries. As of June 30, 2021 and 2020, BaiJiaYun VIE and BaiJiaYun VIE’s subsidiaries accounted for 100% of the Company’s consolidated total assets and consolidated total liabilities. For the years ended June 30, 2021 and 2020, the BaiJiaYun VIE and BaiJiaYun VIE’s subsidiaries accounted for 100% of the Company’s consolidated revenues, net income, and cash flows.

There are no consolidated VIE’s assets that are collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations other than the right of use assets. No creditors (or beneficial interest holders) of the VIE have recourse to the general credit of BaiJiaYun or any of its consolidated subsidiaries.

No terms in any arrangements, considering both explicit arrangements and implicit variable interests, require BaiJiaYun or its subsidiaries to provide financial support to the VIE. However, if the VIE ever needs financial support, BaiJiaYun or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE through loans to the shareholders of the VIE or entrustment loans to the VIE.

Risks in relation to the VIE structure

It is possible that the Company’s operations of certain of its businesses through the VIE could be found by the PRC authorities to be in violation of the PRC laws and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. The National People’s Congress approved the Foreign Investment Law on March 15, 2019, and the State Council approved the Regulation on Implementing the Foreign Investment Law (the “Implementation Regulations”) on December 12, 2019, effective from January 1, 2020. The Supreme People’s Court of China issued a judicial interpretation on the Foreign Investment Law on December 27, 2019, effective from January 1, 2020. The Foreign Investment Law and the Implementation Regulations do not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remains unclear under the Foreign Investment Law. Since the Foreign Investment Law and the Implementation Regulations are new, substantial uncertainties exist with respect to its implementation and interpretation and it is also possible that variable interest entities will be deemed as foreign invested enterprises and be subject to restrictions in the future. Such restrictions may cause interruptions to the Company’s operations, products and services and may incur additional compliance cost, which may in turn materially and adversely affect the Company’s business, financial condition, and results of operations.

In addition, if the legal structure and contractual arrangements were found to be in violation of any other existing PRC laws and regulations, the PRC government could:

•        revoke the Company’s business and operating licenses;

•        require the Company to discontinue or restrict operations;

•        restrict the Company’s right to collect revenues;

•        block the Company’s platforms;

•        require the Company to restructure the operations in such a way as to compel the Company to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets;

•        impose additional conditions or requirements with which the Company may not be able to comply; or

•        take other regulatory or enforcement actions against the Company that could be harmful to the Company’s businesses.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate VIE and VIE’s subsidiaries in the consolidated financial statements as the Company may lose the ability to exert effective control over VIE and VIE’s shareholders, and the Company may lose the ability to receive economic benefits from the VIE.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, and consolidated VIE and its subsidiaries for which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to exercise the absolute power to direct the activities which most significantly impact VIE’s economic performance and is obligated to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, then the entity is consolidated.

All transactions and balances among the Company’s subsidiaries, including the VIE and VIE’s subsidiaries, have been eliminated upon consolidation.

Business combinations

The Company accounts for its business combinations using the acquisition method of accounting. The purchase price of the acquisition is allocated to the assets, including separately identifiable assets and liabilities the Company acquired and non-controlling interests, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred.

Consideration transferred in a business combination is measured at the fair value as of the date of acquisition. Where the consideration in an acquisition includes contingent consideration, and the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and is recorded as a liability. It is subsequently carried at fair value with changes in fair value reflected in earnings.

In a business combination achieved in stages, the Company remeasures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the remeasurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive income (loss).

Non-controlling Interests

Non-controlling interests represent the equity interests in the subsidiaries of the VIE that are not attributable, either directly or indirectly, to the VIE. For the Company’s consolidated financial statements, non-controlling interests represent minority shareholders’ 49% equity interests in Henan BaiJiaYun, Xi’an BaiJiaYun and Beijing Deran as of June 30, 2022, and minority shareholders’ 49% equity interests in Henan BaiJiaYun and Xi’an BaiJiaYun as of June 30, 2021.

Non-controlling interests are presented as a separate line item in the equity section of the Company’s consolidated balance sheets and have been separately disclosed in the Company’s consolidated statements of operations and comprehensive income (loss) to distinguish the interests from that of the Company.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable and the results of these estimates form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, determinations of the selling price of products and services in multiple performance obligation revenue arrangements, determinations of the useful lives of long-lived assets, estimates of allowances for doubtful accounts for accounts receivable and other receivables, estimates for inventory and deferred contract cost provisions, valuation allowance for deferred tax assets, share-based compensation, impairment of long-lived assets, long-term investments and goodwill, the purchase price allocation relating to business acquisitions, the fair value of ordinary shares and redeemable convertible preferred shares.

The coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers and our sales cycles. During the years ended June 30, 2022, 2021 and 2020, our estimates and assumptions required increased judgment and carried a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.

Cash and Cash Equivalents, and Restricted Cash

Cash and cash equivalents consist of bank deposits, as well as highly liquid investments with original maturities less than three months, which are unrestricted as to withdrawal or use. The Company maintains most of the bank accounts in the PRC. Cash balances in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted cash consists of bank deposits collateralized to banks for issuance of promissory notes and the start-up support funds supervised by government that were exclusively used for high-level entrepreneurial talents.

Short-term Investments

Short-term investments consist of wealth management products issued by certain banks or financial institutions with variable interest rates, which are callable on demand or redeemable by the Company at a periodic term within three months. In accordance with ASC 825, “Financial Instruments”, for financial products with variable interest rates referenced to performance of underlying assets, the Company elected the fair value method at the date of initial recognition and carries these investments at fair value with fair value change gains or losses recorded in the investment income in the consolidated statements of operations and comprehensive income (loss). As a practical expedient, the Company uses the net asset value (“NAV”) or its equivalent to measure the fair value of the wealth management products. NAV is primarily determined based on information provided by these banks or financial institutions. As of June 30, 2022 and 2021, the Company had short-term investments of $7,854,809 and $7,787,897, respectively, including gross unrealized gains of $28,239 and $43,883, respectively.

Accounts Receivable, Net

Accounts receivable are recorded at the gross billing amount less an allowance for any uncollectible accounts due from the customers. Accounts receivable do not bear interest. The Company records impairment losses for accounts receivable based on assessments of the recoverability of the accounts receivable and individual account analysis, including the current creditworthiness and the past collection history of each customer and current economic industry trends. Impairments arise when there is objective evidence indicating that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on analysis of customers’ credit and ongoing relationship, management makes conclusions about whether any balances outstanding at the end of the period will be deemed non-collectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

a corresponding charge recorded in the consolidated statements of operations and comprehensive income (loss). Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories, primarily consisting of finished goods, which also include goods in transit, are stated at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first-out (“FIFO”) method and includes all costs to acquire and other costs to bring the inventories to their present location and condition.

Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, new product development schedules, product obsolescence, and other factors. The Company continuously evaluates the recoverability of the Company’s inventories, and inventory provisions are recorded in the consolidated statements of operations and comprehensive income (loss). The Company did not record write-down of potentially obsolete or slow-moving inventories or lower of cost or market adjustment for the years ended June 30, 2022, 2021 and 2020.

Prepaid Expenses and Other Current Assets, Net

Prepaid expenses and other current assets primarily include other receivables, VAT recoverable and income tax recoverable. The Company records impairment losses for other receivables based on assessments of the recoverability of the receivables. The provision is recorded against the receivable balance with a corresponding charge recorded in the consolidated statements of operations and comprehensive income (loss).

Provisions for doubtful accounts of other receivables were $1,712,524, $29,380 and $(8,601) for the years ended June 30, 2022, 2021 and 2020, respectively. The provision made in the year ended June 30, 2022 was mainly associated with a receivable arising from the redemption of a pre-matured investment of 4.95% equity interest in a privately held entity for a cash consideration of $1,494,994 (RMB 9,900,000). The Company did not receive the proceeds in time and filed a lawsuit against the investee and fully reserved the receivable based on the assessment on its collectability in the foreseeable future.

Long-term Investments

Long-term investments consist of the following types of investments.

Equity investment accounted for using the equity method

In accordance with ASC 323, “Investments — Equity Method and Joint Ventures”, the Company accounts for the investment using the equity method, because the Company has significant influence but does not own a majority equity interest or otherwise control over the equity investee.

Under the equity method, the Company initially records its investment at cost. The Company subsequently adjusts the carrying amount of the investment to recognize the Company’s proportionate share of the equity method investee’s net income or loss into earnings after the date of investment. When the Company’s share of losses in the equity investee equals or exceeds its interest in the equity investee, the Company does not recognize further losses, unless the Company has incurred obligations or made payments or guarantees on behalf of the equity investee.

The Company continuously reviews its investment in the equity investee to determine whether a decline in fair value below the carrying value is other-than-temporary. The primary factors the Company considers in its determination include the financial condition, operating performance and the prospects of the equity investee; other company-specific information such as recent financing rounds; the geographic region, market and industry in which the equity investee operates; and the length of time that the fair value of the investment is below the carrying value and the Company’s intent and ability to retain the investment until the recovery of its cost. If the decline in fair value is deemed to be other-than-temporary, the carrying value of the equity investee is written down to fair value.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equity investment without readily determinable fair value measured at Measurement Alternative

The Company elects to record equity investments in a privately held company without readily determinable fair value, over which the Company does not have control or exercise significant influence, using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes, in accordance with ASC 321, “Investments — Equity Securities”. Under this measurement alternative, changes in the carrying value of the equity investments are required to be made whenever there are observable price changes in orderly transactions for identical or similar investments of the same issuer.

Equity investment in a privately held company accounted for using the measurement alternative is subject to periodic impairment reviews. The Company’s impairment analysis considers both qualitative and quantitative factors that may have a significant effect on the fair value of these equity securities, including consideration of the impact of the COVID-19 pandemic.

As of June 30, 2022 and 2021, the Company did not record any impairment loss against the long-term investments.

Property and Equipment, Net

Property and equipment primarily consist of electronic equipment and leasehold improvements and are stated at cost less accumulated depreciation and impairment losses. Depreciation is provided using the straight-line method based on the estimated useful life of 3 to 5 years.

Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized.

Intangible Assets, Net

Intangible assets mainly include capitalized software development costs and certain intangible assets arising from business combination. The Company capitalizes certain software development costs related to the internally used unified communications platform during the application development stage. The costs related to preliminary project activities and post-implementation activities are expensed as incurred. As of June 30, 2022, the platform was not ready for its intended use. Its estimated useful life will be determined and periodically reassessed based on considerations for obsolescence, technology, competition, and other economic factors.

Acquired intangible assets from business combination are recognized and measured at fair value at the time of acquisition. Amortization methods and estimated useful lives of the respective assets are set out as follows:
Category	Amortization Method	Estimated Useful Life
Capitalized software development costs	N/A	N/A
Intangible assets arising from business combination
Distribution channel	Accelerated method	10 years
Technology	Straight-line method	10 years
Other	Straight-line method	5 years

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in the business combination.

In accordance with ASC 350, “Intangibles — Goodwill and Others”, goodwill is subject to at least an annual assessment for impairment or more frequently if events or changes in circumstances indicate that an impairment may exist, applying a fair-value based test.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When performing the annual impairment test, the Company has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would be required to perform a quantitative impairment analysis for goodwill. The quantitative analysis requires a comparison of fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The fair value is generally determined using the income approach. No impairment charge was recognized for the year ended June 30, 2022.

Impairment of Long-lived Assets Other Than Goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable or that the useful life is shorter than the Company had originally estimated.

When these events occur, the Company evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended June 30, 2022, 2021 and 2020.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of June 30, 2022 and 2021, deferred offering costs of $100,000 were included in the prepaid expenses and other current assets in the consolidated balance sheets.

Operating Leases

The Company leases its offices that are classified as operating leases in accordance with ASC 842, “Leases”. Operating leases are required to be recorded in the balance sheet as right of use assets and lease liabilities, initially measured at the present value of the lease payments. The Company elected the short-term lease exemption for those lease terms that are 12 months or less. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at the inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right of use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. When a lease is terminated, the right of use asset and operating lease liability associated with the lease are derecognized and any difference between the carrying amounts of the right of use asset and the lease liability is recognized in earnings as a gain or loss. All right of use assets are reviewed for impairment. There was no impairment for right-of-use lease assets for the years ended June 30, 2022, 2021 and 2020.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Notes Payable

Notes payable, included in accounts and notes payable in the consolidated balance sheets, represents bank and commercial acceptance notes issued by the Company to its vendors in the normal course of business. Bank and commercial acceptance notes do not bear interest. As of June 30, 2022 and 2021, the Company pledged cash in the amount of $8,376,345 and $6,809,224, respectively, to the endorsing banks to issue bank and commercial acceptance notes.

Holders of the acceptance notes are allowed to cash the acceptance notes before the stated maturity, in which case the bank will charge the Company a fee regarding the early cashout. The fee is calculated based on the interest rate on a given day. The effective annual interest rate used to calculate the early cashout fee is around 2% and 2.9% for the years ended June 30, 2022 and 2021, respectively. There was no notes payable issued by the company for the year ended June 30, 2020. The early cashout fee, if any, is included in interest income, net, in the consolidated statements of operations and comprehensive income (loss).

Revenue Recognition

The Company accounts for its revenue according to ASC 606, “Revenue from Contracts with Customers”, pursuant to which, revenue is recognized when the control of the promised goods or services is transferred to the customers, and the performance obligations under the contract have been satisfied, in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services (excluding value-added taxes collected on behalf of government authorities). The Company’s revenue contracts generally do not include a right of return in relation to the delivered products or services.

The Company determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company primarily generated revenues from contracts with customers through the following arrangements:

SaaS/PaaS services

The SaaS/PaaS services were comprised of real-time engagement services and SMS services.

Real-time engagement services

The Company provides customers with SaaS/PaaS related services which are real-time engagement services for customers accessing the Company’s enterprise cloud computing platform. The usage-based fees are earned from customers, and the unit price for each use is fixed in the contracts. The performance obligation associated with the platform access is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.

Certain SaaS/PaaS related service contracts provide both hardware and real-time engagement services for a predetermined period of time regardless of usage consumed during the period. The transaction price is allocated between the hardware and services to reflect their standalone selling prices which are observable in the Company’s operations.

The Company identifies two performance obligations in such SaaS/PaaS service contracts, as the customers can benefit from services and hardware separately. The performance obligation associated with the real-time engagement service is satisfied on a time elapse basis over the predetermined period, and the performance obligation associated with the hardware is satisfied at the point of acceptance by the customers.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

SMS services

The Company offers customers with a customer engagement platform with software designed to address specific use cases and a set of Application Programming Interfaces (“API”) to send and receive short messages. It uses intelligent sending features to ensure messages reliably reach end users wherever they are. The customers build use cases, such as appointment reminders, delivery notifications, order confirmations and many two-way and conversational use cases. The usage-based fees are earned from customers, and the unit price for each short message is fixed in the contracts. The performance obligation associated with the platform-assisted message distribution is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.

Cloud related services

The cloud related services were comprised of customized platform development services and sale of software license and other cloud related services.

Customized platform development services

The Company provides customized platform development services to customers who aim to create a system that is integrated and large in nature. In this arrangement, the Company develops certain modules, which, once developed, together with other modules from other vendors, will be integrated into the customer’s system. The module is not functional and does not benefit the customer on its own. The module is highly customized and developed specifically for the customer’s needs. The Company does not provide any technical support service for such module and has no further obligation once the module is accepted. The Company recognizes revenue from customized platform development services at the point of customer acceptance.

Software license and other cloud related service

The Company provides software licenses for customers to be used for online schools or corporation training sessions. The software licenses are created based on an existing software framework with certain customization or design to meet the needs of different customers. Each developed software is functional on a standalone basis without any further upgrade or support and is regarded as a functional intellectual property. The control of the software license is transferred to the customer and the Company does not retain the right to limit the use of the software once transferred. The Company recognizes revenue of software license at the point of customer acceptance.

In certain contracts, the Company provides technical support service to the customer subsequent to the transfer of software license for a period of time, typically 12 months from customer acceptance. The transaction price is fixed in the contract and the Company allocates the transaction price to software license and technical support service by reference to their relative standalone selling price estimated using a residual approach. The Company recognizes revenue of technical support service over the service period.

In addition, the Company started to provide other software related services to customers, including design of online advertising videos and operation of online accounts in popular apps, during the year ended June 30, 2021. For the years ended June 30, 2022 and 2021, the revenue generated from these services was immaterial.

AI Solution services

The Company’s AI solution services pertain to arrangements with customers where the Company purchases or customizes a software development kit based on the customer’s specific requirements, integrated it into a hardware, and sells hardware to the customer. AI solution services are considered as a single performance obligation, as the individual components of the software and hardware are not sold on a standalone basis and are not separated in the context of the contracts. Transaction price is fixed in the contracts. The Company recognizes revenues at the point

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of customer acceptance of the hardware. The AI solution services contract also provides standard warranty to the customers for a period of 12 months. The Company historically incurred little cost on the warranty and did not accrue warranty liabilities for these AI solution services.

Contract balances

The Company classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Company recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and has the unconditional right to receive consideration. A contract asset is recorded when the Company has transferred services to the customer before payment is received or is due, and the Company’s right to consideration is conditional on future performance or other factors in the contract. As of June 30, 2022 and 2021, the Company had no contract assets.

The Company capitalizes incremental costs incurred to fulfill contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the performance obligation under the contract, and (iii) are expected to be recovered through revenue generated under the contract. The compensation expenses of workforce hired solely for the purpose of providing certain cloud related services are considered incremental costs to fulfill the contracts. These contract costs are recorded as cost of revenue upon the recognition of the related revenue. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. As of June 30, 2022 and 2021, the Company had deferred contract costs in the amount of $10,023,720 and $2,611,048, respectively. The amount of deferred contract costs charged to cost of revenues was $2,611,048, $79,736 and $nil, respectively, for the years ended June 30, 2022, 2021 and 2020. As of June 30, 2022 and 2021, no impairment allowance was recorded.

Contract liabilities are recognized if the Company receives consideration prior to satisfying the performance obligations, which include customer advances and deferred revenue, including the balances with related parties. Deferred revenue balance represents amount the Company has received from its customers from contracts primarily related to the real-time engagement services to be provided for a predetermined period of time under the SaaS/PaaS service arrangement, and the technical support service related to the software license product sales under the cloud related product and service arrangement. The consideration received from customers related to the remaining arrangements are included in advance from customer balance.

Customer advances of $3,292,117, $5,557,572 and $3,722,717 as of June 30, 2021, 2020 and 2019 were recognized as revenues in the years ended June 30, 2022, 2021 and 2020, respectively. Deferred revenue of $269,787, $121,388 and $612,467 as of June 30, 2021, 2020 and 2019, respectively, were recognized as revenues in the years ended June 30, 2022, 2021 and 2020, respectively.

Practical expedients

Payment terms and conditions vary by contract type; however, the Company’s terms include a requirement of payment, which is generally within a year if not paid in advance. The Company has elected the practical expedient to not assess whether a significant financing component exists if the period between when transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, the Company has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenue

For the years ended June 30, 2022, 2021 and 2020, all of the Company’s revenue was generated in the PRC and contributed by the VIE and VIE’s subsidiaries. The Company disaggregates revenue into three revenue streams, consisting of SaaS/PaaS services, cloud related services and AI solution services, as follows:
	For the Years Ended June 30,
	2022	2021	2020
SaaS/PaaS services:
Real-time engagement services	$14,841,071	$15,344,241	$21,387,895
SMS services	16,429,769	5,959,759	—
Subtotal	31,270,840	21,304,000	21,387,895
Cloud related services
Customized platform development services	10,284,571	—	—
Software license and other cloud related services	1,912,252	2,657,900	1,143,360
Subtotal	12,196,823	2,657,900	1,143,360
AI solution services	25,132,715	17,487,520	838,037
Total revenues	$68,600,378	$41,449,420	$23,369,292

The Company disaggregates revenue by transferal of products/services as follows:
	For the Years Ended June 30,
	2022	2021	2020
Services transferred over time	$27,955,419	$18,217,045	$20,303,971
Services transferred at a point in time	11,956,134	2,387,548	1,050,535
Goods transferred at a point in time	28,688,825	20,844,827	2,014,786
Total revenues	$68,600,378	$41,449,420	$23,369,292

Cost of Revenues

Cost of revenues consists primarily of cost of hosting services purchased from data center operator, costs of business channels purchased from major mobile operating companies in the PRC, personal costs for system maintenance and hardware and software products purchased for certain projects, such as AI solution service projects. These costs are charged to the consolidated statements of operations and comprehensive income (loss) as incurred.

Value-added Taxes

Revenue is recognized net of value-added taxes (“VAT”). The VAT is based on the gross sales price. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT and is included in prepaid expenses and other current assets if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries, VIE and the VIE’s subsidiaries incorporated in the PRC, have been and remain subject to examination by the tax authorities.

Income Taxes

The Company accounts for deferred taxes in accordance with ASC 740, “Income Taxes”, based on the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Share-based Compensation

The Company has granted share-based awards in the form of share options and restricted stock units (“RSU”) to eligible employees and officers. These share-based awards are accounted for in accordance with ASC 718, “Compensation — Stock-based Compensation”. Share-based awards granted to employees and officers are measured at the grant date fair value of the awards and recognized as expenses over the vesting period, which is generally the requisite service period as required by the option agreement. For graded vesting awards with only service condition, the Company recognizes compensation cost on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. When no future services are required to be performed by the employee in exchange for an award of equity instruments and if such award does not contain a performance or market condition, the cost of the award is expensed on the grant date. The Company elects to recognize forfeitures when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.

Advertising Expenses

The Company expenses advertising costs as they incurred. Total advertising expenses of $697,827, $1,989,407, and $405,126 for the years ended June 30, 2022, 2021 and 2020, respectively, were included in selling and marketing expenses.

Research and Development Expenses

Research and development expenses consist primarily of employee wages and benefits, including stock-based compensation expense, for research and development personnel. Research and development costs are expensed as incurred in accordance with ASC 730, “Research and Development”.

Government Grant

Government grant is recognized when there is reasonable assurance that the Company will comply with the conditions attach to it and the grant will be received. Government grant for the purpose of giving immediate financial support to the Company with no future related costs or obligation is recognized when received. Government grant with certain operating conditions is recorded as liability when received and will be recognized in earnings when the conditions are met. For the years ended June 30, 2022, 2021 and 2020, the Company recognized

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

government grant of $191,163, $541,136 and $745,296, respectively, in other income, net in the consolidated statements of operations and comprehensive income (loss). There was no government grant deferred and included in liabilities as of June 30, 2022 and 2021.

Related Party Transaction

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures”.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Foreign Currency Translation and Transaction

The Company uses U.S. dollars (“US$”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities is Renminbi (“RMB”) as determined based on the criteria of ASC 830, “Foreign Currency Matters”.

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are recognized in earnings.

The financial statements of the Company’ subsidiaries, VIE and VIE’s subsidiaries using functional currency other than US$ are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the Company’s subsidiaries, VIE and VIE’s subsidiaries incorporated in PRC are translated into US$ at balance sheet date exchange rate, while income and expense items are translated at average exchange rate prevailing during the fiscal year, representing the index rates stipulated by U.S. Federal Reserve. Equity is translated at historical rates. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income or loss on the consolidated balance sheets.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:
	As of June 30,
	2022	2021	2020
Year-end spot rate	6.6981	6.4566	7.0651
	For the Year Ended June 30,
	2022	2021	2020
Average rate	6.4554	6.6221	7.0309

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Statement of Cash Flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows”, cash flows from the Company, its subsidiaries, VIE and VIE’s subsidiaries’ operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows may not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Earnings (Loss) per Share

In accordance with ASC 260, “Earnings Per Share”, basic earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders, considering the accretions to redemption value of the preferred shares and the deemed dividends to preference shareholders, if any, by the weighted average number of unrestricted ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share the loss.

Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders, as adjusted for the accretion and allocation of net income related to the preferred shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares, and the exercise of outstanding share options and RSUs. The Company had convertible redeemable preferred shares, which could potentially dilute basic earnings per share. To calculate the number of shares for diluted net earnings (loss) per share, the effect of the convertible redeemable preferred shares is computed using the two-class method or the as-if converted method, whichever is more dilutive, and the effect of share options and RSUs is computed using the treasury method. Ordinary share equivalents are excluded from the computation in income periods should their effects be anti-dilutive.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:
Level 1	—	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	—

Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	—	Inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments of the Company primarily comprised current assets and current liabilities including cash and cash equivalents, restricted cash, short-term investments, accounts receivable, deposit payable, accounts and notes payable and accrued expenses and other liabilities. The Company measures short-term investments at fair value on a recurring basis. Short-term investments include wealth management products issued by certain banks and financial institutions, which are valued based on the NAV or its equivalent provided by these banks or financial institutions. They are categorized in Level 2 of the fair value hierarchy. As of June 30, 2022 and 2021, the carrying values of other financial instruments approximated to their fair values because of the short-term nature of these instruments.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision makers in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Therefore, the Company has only one operating segment and one reportable segment.

Concentration and Credit Risk

1) Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of June 30, 2022, 2021 and 2020, $24,979,447, $57,160,241 and $1,015,629 were deposited in financial institutions in the PRC, and each bank provides a deposit insurance with the maximum limit of RMB500,000 (equivalent to approximately $78,500) to each of the Company’s subsidiaries who has an associated account(s) in that bank. None of the Company’s bank accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) insurance. To limit the exposure to credit risk relating to deposits, the Company primarily places cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

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2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2) Foreign currency risk

Substantially all of the Company’s revenues and expenses and assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

3) Concentration risks

Accounts receivable are typically unsecured and derived from goods sold and services rendered to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company has a concentration of its receivables with specific customers. As of June 30, 2022, three customers accounted for 12%, 12%, and 11% of total accounts receivable, respectively. As of June 30, 2021, three customers accounted for 25%, 15%, and 12% of total accounts receivable, respectively. No customer accounted for 10% or more of total revenue for the years ended June 30, 2022, 2021 and 2020.

4) Other risks

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the COVID-19 outbreak and spread, which could significantly disrupt the Company’s operations.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments (ASC 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”;, in May 2019, the FASB issued ASU 2019-05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief”;, in November 2019, the FASB issued ASU 2019-10, “Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”, and in March 2022, the FASB issued ASU 2022-02, “Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022, and, in connection with the consummation of the merger with Fuwei Film (Holdings) Co., Ltd. as discussed in Note 20, the Company adopted ASC 326 on July 1, 2022 using a modified retrospective approach and does not expect a material impact on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options”. ASU 2021-04 codifies how an issuer should account for modifications made to equity-classified written call options. The guidance in ASU 2021-04 requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. ASU 2021-04 is effective for all entities for fiscal years beginning after December 15, 2021, The Company does not expect the adoption of this update to have a material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805):    Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if it had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022 and for all other entities, December 15, 2023. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832):    Disclosures by Business Entities about Government Assistance”, which requires disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The standard is effective for fiscal years beginning after December 15, 2021. The Company does not expect the adoption of this update to have a material impact on its consolidated financial statements and accompanying disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of operations and comprehensive income (loss), and consolidated statements of cash flows.

3 — ACQUISITION OF NON-CONTROLLING INTERESTS

On January 1, 2021, BaiJiaYun VIE entered into a security purchase agreement (“SPA”) with a third-party individual who owned the 30% equity interest of Baijia Cloud Technology, together a management shareholder of the Company. Pursuant to the SPA and in substance, BaiJiaYun VIE acquired 30% equity interest of Baijia Cloud Technology by issuing 366,170 ordinary shares of BaiJiaYun VIE to the management shareholder of the Company, who in turn paid the equivalent value of consideration to the third-party individual. Upon closing of the acquisition of the 30% equity interest, BaiJiaYun VIE became the sole shareholder of Baijia Cloud Technology. The Company accounted for the transaction as an equity transaction and recognized the difference between the carrying amount of the non-controlling interests of $96,735 and the share consideration of $303,152 determined taking into account independent valuations as a reduction against additional paid-in capital.

On January 1, 2021, BaiJiaYun VIE entered into a security purchase agreement (“SPA”) with a third-party individual who owned the 49% equity interest of Baijiayun Information Technology, together a management shareholder of the Company. Pursuant to the SPA and in substance, BaiJiaYun VIE acquired 49% equity interest of Baijiayun Information Technology by issuing 3,658,245 ordinary shares of BaiJiaYun VIE to the management shareholder of the Company, who in turn paid the equivalent value of consideration to the third-party individual. Upon closing of the acquisition of the 49% equity interest, BaiJiaYun VIE became the sole shareholder of Baijiayun Information Technology. The Company accounted for the transaction as an equity transaction and recognized the difference between the carrying amount of the non-controlling interests of $435,875 and the share consideration of $3,028,661 determined taking into account independent valuations as a reduction against additional paid-in capital.

4 — DISPOSAL OF A SUBSIDIARY

On August 3, 2020, BaiJiaYun VIE acquired 100% equity interest in Chengdu BaiJiaYun at cash consideration of $148,442 (RMB 983,000) from two third party individuals. On June 16, 2021, BaiJiaYun VIE transferred 100% equity interest in the subsidiary, at nil consideration, to Nanjing Shilian Technology Co., Ltd. (“Nanjing Shilian”), which is the controlling shareholder of the Company.

For the period from August 3, 2020 through June 16, 2021, Chengdu BaiJiaYun did not generate operating revenue, and incurred net loss amounted to $261,559, the abstract amount of which accounted for 6.4% of consolidated net income for the year ended June 30, 2021. Net negative assets of Chengdu BaiJiaYun amounted to $113,117 as of disposal date, and the abstract amount of which accounted for 0.2% of the consolidated net assets of the Company as

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 — DISPOSAL OF A SUBSIDIARY (cont.)

of June 30, 2021. The management believed the transfer of equity interest in Chengdu BaiJiaYun does not represent a strategic shift that has (or will have) a major effect on the Company’s operations and financial results. The transfer of equity interest is not accounted for as discontinued operations in accordance with ASC 205-20. The Company accounted for the transfer of equity interest in a subsidiary under common control as a capital transaction, and the difference between consideration and carrying amount of Chengdu BaiJiaYun of $113,117 was charged to the account of “additional paid-in capital”.

5 — BUSINESS ACQUISITION AND GOODWILL

On March 24, 2022, the Company acquired an additional 17.62% equity interest of Beijing Deran, an investee the Company previously held 33.38% equity interest and accounted for using equity method, for a purchase consideration of $830,324 (RMB5,286,676). Upon the acquisition, Beijing Deran became a consolidated subsidiary of the Company, the equity and income attributable to the minority shareholders is recorded and presented as non-controlling interests.

The total purchase consideration of $830,324 consisted of a cash payment of $568,622, which was paid in full in April 2022, settlement of receivable from the seller in the amount of $124,660, and assumption of liabilities in the amount of $137,042. The assets and liabilities of Beijing Deran were recorded at their respective estimated fair value as of the acquisition date.

As a result of this transaction, the carrying value of the Company’s previously held equity interest was remeasured to fair value, and resulted in a non-recurring, non-cash gain of $203,473 included in gain (loss) from equity method investments, net in the consolidated statements of operations and comprehensive income (loss) for the year ended June 30, 2022.

The following table presents the purchase price allocation of the assets acquired and liabilities assumed and the related deferred income taxes at the acquisition date. The dollar amount presented in the table was based on the exchange rate of RMB1.00 to US$0.157 on March 24, 2022.
	Amount US$	Amortization Years
Current assets	1,146,737
Property and equipment, net	816
Distribution channel	1,020,889	10
Technology	486,886	10
Total identifiable assets acquired	2,655,328

Current liabilities	73,906
Deferred tax liabilities	236,768
Total liabilities assumed	310,674

Net identifiable assets acquired	2,344,654
Total purchase consideration	830,324
Fair value of previously held equity interest	996,954
Fair value of non-controlling interests	1,721,734
Goodwill	1,204,358

Goodwill, which is not tax deductible is related to synergies expected to arise after the acquisition.

The fair values of the non-controlling interest and previously held equity interest were determined using the Discounted Cash Flow (“DCF”) method, the fair value of the distribution channel was determined using the Multi-period Excess Earnings Method, and the fair value of the technology was determined using the Relief from Royalty Method, all of which were under the income approach.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5 — BUSINESS ACQUISITION AND GOODWILL (cont.)

The determination of fair values involves the use of significant judgments and estimates. The judgments used to estimate the fair value assigned to assets acquired and liabilities assumed, the intangible asset life and non-controlling interests, as well as the significant assumptions, can materially impact the Company’s consolidated financial statements. Significant assumptions used for the models included but not limited to the weighted average cost of capital, forecasted operating cash flows, discount rates, attrition rate, and royalty saving rate. The Company utilized the assistance of third-party valuation appraisers to determine the fair values as of the date of acquisition.

Since the acquisition date, Beijing Deran contributed revenues and net loss of $363,248 and $67,901 to the Company from March 25, 2022 to June 30, 2022, respectively. Pro forma results reflecting this transaction were not presented because it is not significant to the Company’s consolidated financial results.

6 — ACCOUNTS RECEIVABLE, NET

As of June 30, 2022 and 2021, accounts receivable, net consisted of the following:
	As of June 30,
	2022	2021
Accounts receivable	$29,152,294	$9,862,915
Less: Doubtful allowance	(6,629,960)	(806,140)
	$22,522,334	$9,056,775

Provisions for doubtful accounts of accounts receivable were $6,072,933, $601,350 and $132,287 for the years ended June 30, 2022, 2021 and 2020, respectively. Movement of allowance for doubtful accounts was as follows:
	For the Years Ended June 30,
	2022	2021	2020
Balance at beginning of the year	$806,140	$173,066	$42,627
Charge to expenses	6,072,933	601,350	132,287
Foreign exchange gain (loss)	(249,113)	31,724	(1,848)
Balance at end of the year	$6,629,960	$806,140	$173,066

7 — PROPERTY AND EQUIPMENT, NET

As of June 30, 2022 and 2021, property and equipment, net consisted of the following:
	As of June 30,
	2022	2021
Electronic equipment	$777,547	$585,723
Leasehold improvements	230,635	—
Office equipment	83,226	1,850
	1,091,408	587,573
Less: Accumulated depreciation	(506,215)	(220,798)
Property and equipment, net	$585,193	$366,775

For the years ended June 30, 2022, 2021 and 2020, depreciation expenses were $309,639, $127,987 and $67,767, respectively.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8 — INTANGIBLE ASSETS, NET

As of June 30, 2022 and 2021, intangible assets, net, consisted of the following:
	As of June 30,
	2022	2021
Capitalized software development costs	$1,948,008	$553,924
Distribution channel	970,424	—
Technology	462,818	—
Other	4,133	—
	3,385,383	553,924
Less: Accumulated amortization	(39,964)	—
Intangible assets, net	$3,345,419	$553,924

For the years ended June 30, 2022, 2021 and 2020, amortization expenses were $37,178, $nil and $nil, respectively.

Estimated future amortization expense related to intangible assets held as of June 30, 2022 is as follows:
Year ended June 30,
2023	$503,814
2024	576,651
2025	559,448
2026	542,245
2027	525,042
Thereafter	638,219
Total	$3,345,419

9 — LEASES

The Company leases office spaces in different cities in the PRC under non-cancelable operating leases, with terms ranging between 5 months and 60 months. The Company includes the renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.
	As of June 30,
	2022	2021
Right of use assets	$1,327,575	$1,257,911
Operating lease liabilities, current	625,048	574,825
Operating lease liabilities, noncurrent	551,221	628,046
Total operating lease liabilities	$1,176,269	$1,202,871

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9 — LEASES (cont.)

Other information about the Company’s leases is as follows:
	For the Years Ended June 30,
	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows used in operating leases	$698,602	$638,193	$373,662

Supplemental lease cash flow disclosure
Operating lease right of use assets obtained in exchange for operating lease liabilities	$738,894	$952,961	$130,400

Weighted average remaining lease term (years)	2.09	2.26	2.47
Weighted average discount rate	4.75%	4.75%	4.75%

Operating lease expenses were $727,777, $536,475 and $319,637, respectively, for the years ended June 30, 2022, 2021 and 2020. Short-term lease expenses were $6,702, $27,330 and $76,134, respectively, for the years ended June 30, 2022, 2021 and 2020.

The Company’s maturity analysis of operating lease liabilities as of June 30, 2022 is as follows:
Year ended June 30,	Operating leases
2023	$706,931
2024	418,005
2025	110,218
2026	—
2027	—
Thereafter	—
Total lease payments	1,235,154
Less: Imputed interest	(58,885)
Present value of lease liabilities	1,176,269
Less: operating lease liabilities, current	(625,048)
Operating lease liabilities, noncurrent	$551,221

10 — LONG-TERM INVESTMENTS

As of June 30, 2022 and 2021, long-term investments consisted of the following:
	As of June 30,
	2022	2021
Equity investment accounted for using the equity method (a)	$24,989,651	$771,520
Equity investment without readily determinable fair value measured at Measurement Alternative (b)	22,395	23,232
	$25,012,046	$794,752

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — LONG-TERM INVESTMENTS (cont.)

(a) For the years ended June 30, 2022 and 2021, the movement of equity investments accounted for using the equity method consisted of the following:
	June 30, 2022	June 30, 2021
Balance at beginning of the year	$771,520	$—
Investment in Beijing Deran	—	756,558
Investment in Beijing Hongxin Wanda Technology Co., Ltd. (“Hongxin Wanda”)	25,559,996	—
Business combination achieved in stages	(996,954)	—
Gain (loss) from equity method investments	580,816	(4,320)
Foreign exchange gain (loss)	(925,727)	19,282
Balance at end of the year	$24,989,651	$771,520

In May 2021, the Company acquired 33.38% equity interest in Beijing Deran, at cash consideration of made investment of $756,558. In May 2021, the Company paid the cash consideration of $378,279 and had an outstanding investment payable of $387,975 as of June 30, 2021, which was fully paid in July 2021.

Beijing Deran was engaged in AI solution system. The investment was for the purpose of diversifying the product lines. The Company is able to exercise significant influence over Beijing Deran, and the investment is accounted for using the equity method. For the years ended June 30, 2022 and 2021, equity investment gain of $8,166 and loss of $4,320 was recognized in the consolidated statements of operations and comprehensive income (loss), respectively.

On March 24, 2022, BaiJiaYun VIE acquired an additional 17.62% equity interest in Beijing Deran, at total consideration of $830,324. As a result, equity interest in Beijing Deran increased to 51%, and Beijing Deran became a consolidated subsidiary of the Company. The equity interest in Beijing Deran immediately before the acquisition date was remeasured to the fair value of $996,954, resulting in a gain of $203,473 which was included in gain (loss) from equity method investments , net in the consolidated statements of operations and comprehensive income (loss). Also see Note 5.

In October 2021, the Company made investments of $12,779,998 (RMB 82,500,000) to acquire 15% equity interest in Hongxin Wanda, which is a privately held entity. The Company was entitled to assign a director to the board of Hongxin Wanda, and exercised significant influence over the investee. The Company accounted for the investment using equity method. In April 2022, the Company made an additional investment of $12,779,998 (RMB 82,500,000) to acquire another 15% equity interest in Hongxin Wanda. For the year ended June 30, 2022, equity investment gain of $368,178 was recognized in the consolidated statements of operations and comprehensive income (loss).

In April 2022, the Company signed an investment agreement with Xinjiang ZhongWang Technology Co., Ltd., pursuant to which the Company planned to invest $790,036 (RMB 5,100,000) to acquire 51% of the investee by means of funding its registered capital. In June 2022, Xinjiang ZhongWang Technology Co., Ltd. changed its name to Xinjiang BaiJiaYun Technology Co., Ltd. (“XinJiang BaiJiaYun”) and registered the Company as its 51% shareholder with a claimed but unpaid registered capital of RMB5,100,000. According to the investment agreement, the transaction will be closed and the Company will obtain voting right equivalent to its ownership when the Company has paid the investment proceeds to fund the registered capital. As of the date of this report, the Company has not paid any of the proceeds and the investment transaction is not closed.

As of June 30, 2022 and 2021, the Company did not note other-than-temporary decline in fair value below the carrying value of the investments and did not accrue any impairment against the investments.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — LONG-TERM INVESTMENTS (cont.)

(b) For the years ended June 30, 2022 and 2021, the movement of equity investments without readily determinable fair value measured at Measurement Alternative consisted of the following:
	June 30, 2022	June 30, 2021
Balance at beginning of the year	$23,232	$—
Investment in Wuhan Qiyunshilian Technology Co., Ltd. (“Wuhan Qiyunshilian”)	—	77,015
Transfer of investment in Wuhan Qiyunshilian	—	(54,364)
Foreign exchange gain (loss)	(837)	581
Balance at end of the year	$22,395	$23,232

In January 2021, the Company and a third-party entity set up Wuhan Qiyunshilian, over which the Company paid up $77,015 and owned 51% of the equity interest in Wuhan Qiyunshilian. In February 2021, BaiJiaYun VIE transferred 36% equity interest in Wuhan Qiyunshilian to an unrelated third-party at cash consideration of $54,364. As of June 30, 2022 and 2021, BaiJiaYun VIE had 15% equity interest in Wuhan Qiyunshilian amounting to $22,395 and $23,232, respectively.

Because the investment and transfer of investment happened concurrently with the same price for each unit of equity interest, and Wuhan Qinyunshilian did not commence operations in January 2021, the Company combined the investment and transfer of investment and accounted for the transaction as an investment in privately held investment using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer. As of June 30, 2022 and 2021, the Company did not identify orderly transactions for similar investments of the investee, or any impairment indicators, and the Company did not record upward or downward adjustments or impairment against the investment.

The Company did not conduct any investment transactions for the year ended June 30, 2020.

11 — DEPOSITS PAYABLE

As of June 30, 2021, the balance of deposits payable of $11,616,021 (RMB 75,000,000) represented the amount made from an investor to BaiJiaYun VIE, as deposits for the investment of 2,419,909 Series C convertible redeemable preferred shares of the Company. In January 2022, BaiJiaYun VIE returned the deposits to the investor, who concurrently paid cash consideration to BaiJiaYun. The financing transaction of Series C convertible redeemable preferred shares was closed in January 2022.

12 — ACCRUED EXPENSES AND OTHER LIABILITIES

As of June 30, 2022 and 2021, accrued expenses and other liabilities consisted of the following:
	As of June 30,
	2022	2021
Accrued payroll and welfare	$3,713,311	$3,275,364
Accrued professional fees	—	926,362
VAT and other taxes payable	512,917	540,571
Accrued expenses	372,790	109,929
	$4,599,018	$4,852,226

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — CONVERTIBLE REDEEMABLE PREFERRED SHARES

The Company completed several rounds of equity financing and issued the following convertible redeemable preferred shares since its formation. As of June 30, 2019, the following were issued and outstanding: 5,699,962 Series Seed convertible redeemable preferred shares, 7,352,952 Series A convertible redeemable preferred shares in exchange of cash consideration of $3,160,565 (RMB 20,000,000), 6,127,671 Series A-1 convertible redeemable preferred shares in exchange of cash consideration of $6,234,220 (RMB40,000,000), 3,031,476 Series A-2 convertible redeemable preferred shares in exchange of cash consideration of $2,990,878 (RMB20,000,000), and 3,789,358 Series A-3 convertible redeemable preferred shares in exchange of cash consideration of $3,610,056 (RMB25,000,000).

In November 2020, the Company completed Series B and Series B+ equity financing, and issued 8,137,098 Series B convertible redeemable preferred shares and 4,746,653 Series B+ convertible redeemable preferred shares in exchange for cash consideration of $28,028,845 (RMB 190,000,000). The Company incurred issuance costs of $303,402 (RMB2,009,154) in connection with this issuance.

In January 2022, the Company completed Series C equity financing and issued 2,419,909 Series C convertible redeemable Preferred Shares at cash consideration of $11,807,305 (RMB 75,000,000). The issuance cost incurred in connection with the issuance of Series C convertible redeemable Preferred Shares was immaterial.

The following table summarized the roll-forward of the carrying amount of the convertible redeemable preferred shares for the years ended June 30, 2022, 2021 and 2020:
	Series Seed	Series A	Series A-1	Series A-2	Series A-3	Series B	Series B+	Series C	Total
Balance as of July 1, 2019	$1,274,990	$3,465,025	$6,545,180	$2,999,512	$3,681,170	$—	$—	$—	$17,965,877
Accretion of preferred shares	—	342,283	684,567	342,283	427,854	—	—	—	1,796,987
Foreign exchange adjustment	(36,110)	(99,792)	(188,685)	(86,608)	(106,327)	—	—	—	(517,522)
Balance as of June 30, 2020	$1,238,880	$3,707,516	$7,041,062	$3,255,187	$4,002,697	$—	$—	$—	$19,245,342
Issuance of preferred shares in exchange of cash	—	—	—	—	—	17,550,274	10,478,571	—	28,028,845
Issuance cost in issuance of preferred shares in exchange of cash	—	—	—	—	—	(191,622)	(111,780)	—	(303,402)
Re-designation of preferred shares	(231,003)	(1,173,993)	(2,246,285)	646,481	—	2,143,716	861,084	—	—
Accretion of preferred shares	—	219,426	487,866	286,141	354,146	1,111,345	570,605	—	3,029,529
Deemed dividends	—	—	635,609	17,724	—	1,314,269	117,184	—	2,084,786
Contribution from preferred shareholders in connection with modification	—	(209)	(51,555)	(22,304)	(27,880)	—	—	—	(101,948)
Foreign exchange adjustment	110,835	324,933	633,472	330,580	385,598	1,147,601	399,897	—	3,332,916
Balance as of June 30, 2021	$1,118,712	$3,077,673	$6,500,169	$4,513,809	$4,714,561	$23,075,583	$12,315,561	$—	$55,316,068
Issuance of preferred shares in exchange of cash	—	—	—	—	—	—	—	11,807,305	11,807,305
Accretion of preferred shares	—	175,472	337,994	288,998	309,818	1,487,127	867,491	398,530	3,865,430
Foreign exchange adjustment	(40,336)	(117,323)	(246,610)	(173,217)	(181,210)	(885,874)	(475,471)	—	(2,120,041)
Balance as of June 30, 2022	$1,078,376	$3,135,822	$6,591,553	$4,629,590	$4,843,169	$23,676,836	$12,707,581	$12,205,835	$68,868,762

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Key terms of the convertible redeemable preferred shares are as follows:

Conversion

Each holder of convertible redeemable preferred shares (“Preferred Share”) shall have the right, at such holder’s sole discretion, to convert all or any portion of the preferred shares into ordinary shares on a one-for-one basis at any time. The initial conversion price is the issuance price of preferred shares, subject to adjustment in the event of (1) issuance of additional ordinary shares (2) share dividend and other distribution (3) reorganizations, mergers, consolidations, reclassification, exchange, and substitution.

Each preferred share shall automatically be converted into ordinary shares, based on the then applicable conversion price for each convertible redeemable preferred share, without the payment of any additional consideration, into fully-paid and non-assessable ordinary shares upon the closing of the Qualified IPO.

Qualified IPO is defined as a firm-commitment underwritten public offering of ordinary shares of the Company (or securities representing such ordinary shares) and listing of the shares or backdoor listing (including through a special purpose acquisition company transaction (“SPAC Transaction”) registered under the Securities Act on the New York Stock Exchange, the Nasdaq, the Stock Exchange of Hong Kong Limited, or any other internationally recognized stock exchange.

Redemption

At any time after the earlier of the occurrence of any of following circumstances: a) the Founder commits illegal acts or has material potential integrity problems; b) the Founder loses control of the Company; c) the Company’s business cannot be conducted due to regulatory reasons; d) the Company breaches its obligations or liabilities to investors in terms of corporate governments; or e) any material breach of the Shareholder Agreement, the Share Purchase Agreements and other transaction documents by the Founder (including, without limitation, the transaction documents contain any untrue, inaccurate, incomplete or materially misleading representations and warranties), each holder of the Preferred Shares shall have the right to request for the redemption of part or all of the preferred shares held by them. The redemption is exercised in the sequence of Series C Preferred Share, Series B+ Preferred Share, Series B Preferred Share, Series A-3 Preferred Share, Series A-2 Preferred Share, Series A-1 Preferred Share, and Series A Preferred Share (including Series Seed Preferred Share).

The redemption price per the Preferred Share shall equal the sum of (A) 100% of the issue price corresponding to the redemption shares plus an amount that would provide for a simple interest rate of 8% per annum (calculated on a daily basis from the date on which the issue price of such Preferred Shares was actually paid), plus (B) the declared but unpaid dividends with respect to such redemption shares as of the date on which the holders of convertible redeemable preferred shares actually receive such redemption price. The simple interest rate provided for Series Seed, Series A, Series A-1, Series A-2 and Series A3 Preferred Share was initially agreed at 12% per annum, which was then changed to 8% per annum upon the issuance of Series B and Series B+ Preferred Share in November 2020.

In addition, if the holders of the Preferred Shares failed to exit through the Company’s subsequent equity financing, mergers and acquisition, qualified IPO or other transactions, with an internal rate of return of less than 8% per annum, the holders of Preferred Shares shall have the right to received compensations that will ensure the exit price no less than the sum of (A) 100% of the issue price, (B) a simple interest rate of 8% per annum (calculated on a daily basis from the date on which the issue price of such Preferred Shares was actually paid to the later of the date when the holders actually receive such compensation). The sequence order of exit compensation provided to each holder of Preferred Share, in case if two or more holders made the request, shall be the same as that for redemption.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Liquidation Preference

In the event of a liquidation (including deemed liquidation, such as change in control, etc.), dissolution, winding up or other statutory liquidation event of the Company, either voluntary or involuntary, distributions shall be made in the following manner (after satisfaction of all creditors’ claims and claims that may be preferred by law). A statutory liquidation event shall include (i) a merger, amalgamation or consolidation of the Company; (ii) a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company.

If there are any assets or funds remaining after distribution in full to the holders of preferred shares, the remaining assets and funds of the Company that is legally available for distribution to the shareholders shall be distributed to the holders of the preferred shares and ordinary shares ratably amongst them in proportion to the number of ordinary shares held by them on an as-converted basis.

The liquidation preference is exercised in the sequence of Series C Preferred Share, Series B+ Preferred Share, Series B Preferred Share, Series A-3 Preferred Share, Series A-2 Preferred Share, Series A-1 Preferred Share, Series A Preferred Share and Series Seed Preferred Share. Upon occurrent of liquidation events, the holders of preferred share shall be entitled to receive the amount equal to 100% of their respective investment amounts. If the assets of the Company are insufficient to make payment of the 100% investment amounts to the holders of preferred shares, the holders of preferred shares are entitled to the amounts at ratably in proportion to the full amount to which the holders are entitled to.

Dividends

No dividends that is more than 30% of the Company’s distributable profits for that year shall be paid unless otherwise approved by more than two-thirds of the voting rights of the shareholders of the Company. The dividend preference sequence is the same as the liquidation preference. After the dividends for the Series C Preferred Share, Series B+/B Preferred Shares, Series A-3/A-2/A-1 Preferred Shares, and Series A (including Series Seed) Preferred Shares have been fully paid, and in the event the Company further declares dividend or distribution in cash or in kind, any additional dividends shall be distributed pro rata among all holders of the ordinary shares and Preferred Shares, provided that the holder of the Series Seed Preferred Shares shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the ordinary shares. No dividend was declared or accrued for the years ended June 30, 2022, 2021 and 2020.

Voting Rights

The holders of all convertible redeemable preferred shares and ordinary shares shall vote together based on their shareholding ratio.

Accounting for the Convertible Redeemable Preferred Shares

The Company has classified the convertible redeemable preferred shares as mezzanine equity as these preferred shares are contingently redeemable upon the occurrence of an event not solely within the control of the Company. Each issuance of the convertible redeemable preferred shares is recognized at the respective issue price at the date of issuance net of issuance costs. In addition, the Company accretes changes in the redemption value of the convertible redeemable preferred shares based on the issuance price plus a pre-determined annualized return set forth in the agreement. The change in redemption value is recorded against retained earnings, or in the absence of retained earnings, against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

The Company has determined that there was no embedded derivative to be bifurcated and no beneficial conversion feature attributable to all of series preferred shares because the initial effective conversion price of these preferred shares was higher than the fair value of the Company’s common shares at the commitment date determined by the Company taking into account independent valuations.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Deemed dividends to shareholders of Preferred Shares

In September 2020, one Series A-1 investor purchased 1,024,615 Series Seed convertible redeemable preferred shares directly from the four Series Seed convertible redeemable preferred shareholders. These 1,024,615 Series Seed preferred shares were re-designated by the Company as Series A-1 convertible redeemable preferred shares.

In September 2020, certain Series B investors purchased 2,147,316 Series A convertible redeemable preferred shares from a Series A preferred shareholder. These 2,147,316 Series A convertible redeemable preferred shares were re-designated by the Company as Series B convertible redeemable preferred shares.

In December 2020, one Series B+ investor purchased 678,093 Series A-1 convertible redeemable preferred shares from two Series A-1 preferred shareholders. These 678,093 Series A-1 convertible redeemable preferred shares were re-designated by the Company as Series B+ convertible redeemable preferred shares.

In December 2020, one Series B investor purchased 762,855 Series A-1 convertible redeemable preferred shares from one Series A-1 preferred shareholder. These 762,855 Series A-1 convertible redeemable preferred shares were re-designated by the Company as Series B convertible redeemable preferred shares.

In December 2020, two Series A-2 investors purchased 508,570 Series A-1 convertible redeemable preferred shares from one Series A-1 preferred shareholder. These 508,570 Series A-1 convertible redeemable preferred shares were re-designated by the Company as Series A-2 convertible redeemable preferred shares.

The above re-designations were accounted for as an extinguishment of preferred shares from previous series and issuance of respective series of preferred shares. The re-designated series of preferred shares are recorded at fair value on the re-designation date, with the excess of the fair value of re-designated series over the carrying value of preferred shares from previous series on the re-designation date recognized as deemed dividend of $2,084,786 for the years ended June 30, 2021.

Modification of the Preferred Shares

As mentioned in the “Redemption section” under this Note, the redemption price per Series Seed/A/A-1/A-2/A-3 Preferred Share changed upon the issuance of Series B and Series B+ Preferred Share in November 2020. The simple interest rate for Series Seed/A/A-1/A-2/A-3 Preferred Share was initially agreed at 12% per annum before equity financing through Series B/B+ Preferred Share and changed to 8% per annum to keep consistent with the Series B/B+ Preferred Share. Such a change in simple interest rate is accounted for as a modification because the change in far value of Series Seed/A/A-1/A-2/A-3 Preferred Share arising from the change interest rate is less than 2%, and such a change in interest rate did not add or eliminate other key terms of preferred shares. The Company applied modification accounting, with the difference of the fair value of modified series of preferred shares below the fair value before modification recognized as contribution from preferred shareholders of $101,948 for the years ended June 30, 2021.

14 — SHARE BASED COMPENSATION

On October 1, 2021, the Company adopted the 2021 Share Option Plan (“2021 Plan”), under which the maximum number of shares that may be granted is 9,486,042 ordinary shares. During the year ended June 30, 2022, an aggregate of 1,709,310 restricted share units were granted to employees, and an aggregate of 6,816,417 share options were granted to management and employees.

Restricted Share Units (“RSUs”)

On October 1, 2021, the Company awarded 1,709,310 RSUs to employees. These RSUs were fully vested on December 31, 2021. If the recipient terminates the employment relationship with the Company before the vesting of the RSUs, the unvested portion will be forfeited. If the recipient terminates the employment relationship with the Company after the vesting of the RSUs, the recipient needs to exercise the RSUs within 30 days of resignation, otherwise the RSUs will be cancelled. Each RSU has an exercise price of $0 (RMB 0.0001).

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14 — SHARE BASED COMPENSATION (cont.)

A summary of the changes in the RSUs relating to ordinary shares granted by the Company during the year ended June 30, 2022 is as follows:
	Number of RSUs	Weighted average grant date fair value
Awarded and unvested as of July 1, 2021	—	$—
Granted	1,709,310	$1.67
Cancelled/forfeited	(54,200)	$1.67
Vested*	(1,655,110)	$1.67
Awarded and unvested as of June 30, 2022	—	$—
Expected to vest as of June 30, 2022	—	$—

____________

*        As of June 30, 2022, the Company has not issued ordinary shares of 1,709,310 for the vested RSUs, and the lapse was due to reasons of administrative convenience established by the Company from time to time. The Company expects to issue these ordinary shares in December 2022. The recipient does not have voting right before the shares were issued.

For the year ended June 30, 2022, the Company recognized share-based compensation expense of $2,865,048 in connection with the above RSU awards.

Share Options

In October 2021, the Company awarded 6,816,417 share options to management and employees. These options have graded vesting schedule over the requisite service period ranging between two and four years, exercise prices ranging from $0 to $1.49 (RMB0.0001 to RMB10) and expiration period ranging from four to six years. If the recipient terminates the employment relationship with the Company before the vesting of the share options, the unvested portion will be forfeited and the recipient needs to exercise the vested portion within 30 days of resignation, otherwise they will be cancelled. The Company also has the right, but not the obligation, to repurchase from the recipient the shares issued from the option exercise before the occurrence of the Company’s listing.

The following table summarized the Company’s share option activities for the year ended June 30, 2022:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life Years	Weighted Average Grant Date Fair value	Aggregate Intrinsic Value
Options outstanding on July 1, 2021	—	—	—	—	—
Granted	6,816,417	$0.48	4.35	$0.32	—
Forfeited	(267,350)	$0.87	—	—	—
Expired	—	—	—	—	—
Exercised	—	—	—	—	—
Options outstanding on June 30, 2022	6,549,067	$0.46	4.35	$0.32	31,620,241
Options vested and exercisable on June 30, 2022	3,749,591	$0.03	3.95	$0.42	19,714,484

For the year ended June 30, 2022, the Company recognized share-based compensation expense of $6,657,140 in connection with the above share options.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14 — SHARE BASED COMPENSATION (cont.)

The fair value of the RSUs is determined using the backsolve method based on the equity allocation model with adoption of some key parameters such as risk-free rate, equity volatility, probability of each scenario and dividend yield. The fair value of the share options is determined using the binomial option pricing model. The key assumptions used to determine the fair value of the options at the grant date were as follows:
Expected volatility	50.0%~53.3%
Risk-free interest rate	2.5%~2.8%
Expected dividend yield	0.0%
Exercise multiple	2.2~2.8

The above inputs for the binomial model have been determined based on the following:

•        Expected volatility is estimated based on the daily close price volatility of a number of comparable companies;

•        Risk-free interest rate was estimated based on the daily treasury long term rate of the U.S. Treasury Department with a maturity period close to the expected term of the options;

•        Dividend yield was estimated by the Company based on its expected dividend policy over the expected term of the option;

•        Exercise multiple is based on empirical research on typical share award exercise behavior.

As of June 30, 2022, $2,742,563 of total unrecognized compensation expense related to share options is expected to be recognized over a weighted average period of approximately 2.1 years. Total unrecognized compensation cost may be adjusted for actual forfeitures occurring in the future.

15 — EQUITY

Ordinary Shares

The Company’s authorized share capital is 500,000,000 shares of a nominal or par value of US$0.0001. The authorized share capital is comprised of (i) 458,694,920 share are designated as ordinary Shares of a par value of US$0.0001 each, (ii) 9,880,984 are designated as series A preferred shares (including the series Seed preferred shares) of a par value of US$0.0001 each, (iii) 12,532,172 are designated as series A+ (including A-1/A-2/A-3) preferred shares of a par value of US$0.0001 each, (iv) 11,047,269 are designated as series B preferred shares of a par value of US$0.0001 each, (v) 5,424,746 are designated as series B+ preferred shares of a par value of US$0.0001 each, (vi) 2,419,909 are designated as series C preferred shares of a par value of US$0.0001 each.

On April 21, 2021, the Company issued 38,417,461 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis. No cash or other consideration was paid for the issuance of 38,417,461 ordinary shares. All the existing shareholders and directors of the Company considered this stock issuance was part of the Company’s reorganization to result in 38,417,461 ordinary shares issued and outstanding prior to completion of this offering and similar to stock split. The Company has retroactively restated all shares and per share data for all periods presented.

In January 2021, the Company issued a total of 4,024,415 ordinary shares for acquisition of non-controlling interests, of which 366,170 ordinary shares was for the exchange of the 30% of equity interest in Baijia Cloud Technology and 3,658,245 of ordinary shares was for the exchange of the 49% of equity interest in Baijiayun Information Technology, respectively.

In October 2020, the Company issued 1,627,424 ordinary shares to Nanjing Shilian Technology Co., Ltd who is the general partner of the Company’s employee share-based payment platform.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 — EQUITY (cont.)

As a result, the Company had 458,694,920 authorized ordinary shares, par value of US$0.0001, of which 44,069,300 were issued and outstanding as of June 30, 2022 and 2021.

Restricted Net Assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries, VIE and VIE’s subsidiaries only out of their respective retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the subsidiaries. The Company’s PRC subsidiaries, VIE and VIE’s subsidiaries are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company’s PRC subsidiaries, VIE and VIE’s subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of June 30, 2022 and 2021, the Company’s PRC subsidiaries, VIE and VIE’s subsidiaries set aside statutory reserves amounted to $919,407 and $17,758, respectively. The Company has not allocated any of its after-tax profits to the staff welfare and bonus funds for any period presented.

As of June 30, 2022 and 2021, the Company had net assets restricted in the aggregate, which include paid-in capital and statutory reserve of the Company’s PRC subsidiaries, VIE and VIE’s subsidiaries that are included in the Company’s consolidated net assets, of $49,756,268 and $47,196,030, respectively.

16 — INCOME TAX

Cayman Islands

Under the current and applicable laws of the Cayman Islands, BaiJiaYun is not subject to tax on income or capital gain. Additionally, upon payments of dividends by BaiJiaYun to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first Hong Kong Dollar (“HKD$”) 2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong. Under Hong Kong tax laws, The Company’s subsidiary incorporated in Hong Kong is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company’s subsidiaries incorporated in the PRC are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. Effective from January 1, 2008, a new Enterprise Income Tax Law, or the New EIT Law, combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 — INCOME TAX (cont.)

Entities qualifying as Software Enterprises enjoy full exemption from EIT for two years beginning from their first profitable calendar year and a 50% reduction for the subsequent three calendar years.

BaiJiaYun VIE qualified as a Software Enterprise in 2019 and made profit since the year ended June 30, 2020. As a Software Enterprise, BaiJiaYun VIE is entitled to the preferential tax treatments where it is entitled to full exemption for EIT for the first two tax years, and subject to a 50% reduction in EIT for the following three tax years. BaiJiaYun VIE received the preferential tax treatments from the fiscal year ended June 30, 2020 and is entitled to full exemption from EIT for the tax year ended on December 31, 2020 and 2021. BaiJiaYun VIE did not renew the Software Enterprise qualification and the preferential tax treatment regarding the 50% reduction in EIT is forfeited starting January 1, 2022. Nanjing BaiJiaYun qualified as a Software Enterprise in 2022 and received the preferential tax treatments of full exemption from EIT for the tax years ended on December 31, 2022 and 2023, and is subject to a 50% reduction in EIT for the tax years ended on December 31, 2024 through 2026.

Entities qualifying as High and New Technology Enterprise are eligible for a preferential tax rate of 15% with High and New Technology Enterprise certificate effective for a period of three years. BaiJiaYun VIE qualified as a High and New Technology Enterprise in 2022 and enjoys the preferential income tax rate of 15% for the tax years ended on from December 31, 2022 through 2024. Wuhan BaiJiaYun qualified as a High and New Technology Enterprise in 2019 and enjoys the preferential income tax rate of 15% for the tax years ended on December 31, 2019 through 2021. Wuhan BaiJiaShiLian qualified as a High and New Technology Enterprise in 2020 and enjoys the preferential income tax rate of 15% for the tax years ended on December 31, 2020 through 2022. Beijing Deran qualified as a High and New Technology Enterprise in 2021 and enjoys the preferential income tax rate of 15% for the tax years ended on December 31, 2021 through 2023.

Entities qualifying as “small enterprise with low profit” and with a taxable income not exceeding RMB1 million are eligible for a preferential tax rate of 5% for the tax years ended on December 31, 2019 and 2020, and a preferential tax rate of 2.5% for the tax years ended on December 31, 2021 and 2022. For the tax years ended on December 31, 2019 and 2020, Nanjing BaiJiaYun, was recognized as “small enterprise with low profit” and received a preferential income tax rate of 5%. For the tax year ended on December 31, 2020, BaiJiaYun Information Technology and Baijia Cloud Technology, were recognized as “small enterprise with low profit” and received a preferential income tax rate of 5%. For the tax year ended on December 31, 2021, Guizhou BaiJiaYun, Haoyu Xingchen, Xi’an BaiJiaYun, Henan BaiJiaYun, and BaiJiaYun WFOE, were recognized as “small enterprise with low profit” and received a preferential income tax rate of 2.5%. For the tax year ended on December 31, 2022, Guizhou BaiJiaYun, Haoyu Xingchen, BaiJiaYun WFOE, Nanning Baishilian, Shanghai Baishilian, Guangxi Weifang were recognized as “small enterprise with low profit” and received a preferential income tax rate of 2.5%.

In September 2018, the State Taxation Administration of the PRC announced a preferential tax treatment for research and development expenses. Qualified entities are entitled to deduct 175% research and development expenses against income to reach a net operating income.

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

The income tax expenses for the years ended June 30, 2022, 2021 and 2020 were comprised of the following:
	For the Years Ended June 30,
	2022	2021	2020
Current income tax expense	$478,349	$16,875	$26,120
Deferred income tax expense (benefit)	(2,115,834)	325,281	65,871
Income tax expense (benefit)	$(1,637,485)	$342,156	$91,991

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 — INCOME TAX (cont.)

The reconciliation between the statutory income tax rate and the Company’s effective tax rate is as follows:
	For the Years Ended June 30,
	2022	2021	2020
Statutory tax rate	25.00%	25.00%	25.00%
Effect of tax holiday and preferential tax benefit	35.21%	(18.74)%	(20.27)%
Effect of research and development credits	6.66%	(14.21)%	(5.66)%
Effect of other non-deductible expenses	(0.46)%	0.12%	0.05%
Effect of change in valuation allowance	(54.92)%	16.40%	3.30%

Effective tax rate	11.49%	8.57%	2.43%

The principal components of deferred tax assets and deferred tax liabilities are as follows:
	June 30, 2022	June 30, 2021
Deferred tax assets
Allowance for doubtful accounts receivables and other receivables	$1,741,394	$69,989
Net operating loss carrying forwards	3,744,239	990,697
Share-based compensation	1,926,942	—
Unrealized profit	3,212,027	—
Donation expenditure	—	39,882
Operating lease liabilities	—	163,680
Advertising expense	—	12
Total deferred tax assets	10,624,602	1,264,260

Deferred tax liabilities
Intangible assets recognized from acquisition of Beijing Deran	(209,612)	—
Operating lease right of use assets	—	(167,888)

Deferred tax assets	10,414,990	1,096,372
Less: Valuation allowance	(8,430,810)	(919,935)
Deferred tax assets, net	$1,984,180	$176,437

The rollforward of valuation allowance of deferred tax assets is as follows:
	June 30, 2022	June 30, 2021	June 30, 2020
Balance at beginning of the year	$919,935	$227,150	$105,619
Additions of valuation allowance	7,827,672	654,598	125,128
Foreign currency translation adjustments	(316,797)	38,187	(3,597)
Balance at end of the year	$8,430,810	$919,935	$227,150

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

As of June 30, 2022, 2021 and 2020, due to uncertainties surrounding future utilization on PRC subsidiaries, the VIE and VIE’s subsidiaries accrued valuation allowance of $8,430,810, $919,935 and $227,150, respectively, against the deferred tax assets based upon management’s assessment as to their realization.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 — INCOME TAX (cont.)

The amount of cumulative net operating loss in 2022 and the year of expiration are as follows:
	Amount	Earliest year of expiration if not utilized
Tax jurisdiction
PRC	$18,366,570	2023

Uncertain Tax Position

The PRC tax authorities conduct periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authorities have up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years ended on December 31, 2017 through 2021 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authorities may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2022 and 2021, the Company did not have any significant unrecognized uncertain tax positions.

17 — EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic earnings (loss) per share for the years ended June 30, 2022, 2021 and 2020:
	For the Years Ended June 30,
	2022	2021	2020
Numerator:
Net (Loss) Income attributable to BaiJiaYun Limited	$(12,814,988)	$3,457,208	$3,873,503
Accretion of convertible redeemable preferred shares	(3,865,430)	(3,029,529)	(1,796,987)
Deemed dividends to convertible redeemable preferred shareholders	—	(2,084,786)	—
Net income attributable to BaiJiaYun Limited’s preferred shareholders	—	—	(838,145)
Net (Loss) Income attributable to BaiJiaYun Limited’s ordinary shareholders	$(16,680,418)	$(1,657,107)	$1,238,371

Denominator:
Weighted average ordinary shares outstanding – basic and diluted	44,069,300	41,204,669	38,417,461
Earnings (loss) per share – basic and diluted	$(0.38)	$(0.04)	$0.03

Basic and diluted earnings (loss) per ordinary share is computed using the weighted average number of ordinary shares outstanding during the year. The effects of all outstanding convertible redeemable preferred shares, share options and RSUs were excluded from the computation of diluted earnings (loss) per share in each of the applicable years as their effects would be anti-dilutive during the respective year.

18 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company did not have other significant commitments, long-term obligations, significant contingencies or guarantees as of June 30, 2022 and 2021.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — RELATED PARTY TRANSACTIONS

1)      Nature of relationships with related parties
Name	Relationship with the Company
Gangjiang Li	Chairman of the Board, Chief Executive Officer
Beijing Deran Technology Co., Ltd. (“Beijing Deran”)	Over which BaiJiaYun VIE owns 33.38% equity interest as of June 30, 2021, and 51% equity interest since March 24, 2022
Wuhan Qiyun Shilian Technology Co., Ltd. (“Wuhan Qiyun Shilian”)	Over which BaiJiaYun VIE owns 15% equity interest
Chengdu Baijiayun Shilian Technology Co., Ltd. (“Chengdu BJY Shilian”)	Controlled by Gangjiang Li before August 2021
Beijing Huatu Hongyang Education & Culture Co., Ltd. (“Beijing Huatu”)	A preferred shareholder of the Company
Jinan Zhongshi Huiyun Technology Co., Ltd. (formerly known as “Jinan Huiyun Quantum Technology Co., Ltd.”) (“Jinan Zhongshi Huiyun”)	Controlled by Gangjiang Li
Beijing Credit Chain Technology Co., Ltd. (“Beijing Credit Chain”)	Controlled by Qiong Ni, spouse of Gangjiang Li before April 19, 2022 and controlled by Gangjiang Li since April 19, 2022
Duo Duo International Limited	An ordinary shareholder of the Company
Shanghai Saimeite Software Technology Co., Ltd. (“Shanghai Saimeite”	Controlled by Gangjiang Li
Saimeite Software Technology Co., Ltd. (“Saimeite”)	Controlled by Gangjiang Li
Nanjing Shilian Technology Co., Ltd. (“Nanjing Shilian”)	Controlled by Gangjiang Li
Nanjing Jiashilian Venture Capital Center (Limited Partnership) (“Nanjing Jiashilian VC”)	Controlled by Gangjiang Li
Beijing Jiani Jiarui Consulting Management Center (Limited Partnership) (“Beijing Jiani Jiarui”)	Controlled by Gangjiang Li
Beijing Xinda Kechuang Technology Co., Ltd. (“Beijing Xinda Kechuang”)	Controlled by Gangjiang Li
Beijing Xiaodu Mutual Entertainment Technology Co., Ltd. (“Beijing Xiaodu”)	A 7.13% shareholder of the VIE before September 2020

2)      Transactions with related parties

During the years ended June 30, 2022, 2021 and 2020, the transactions with related parties were as follows:

Sales to related parties
	For the Years Ended June 30,
	2022	2021	2020
Beijing Huatu	$1,485,054	$1,163,752	$2,110,589
Shanghai Saimeite	79,694	—	—
Beijing Xiaodu	—	—	1,622,267
Nanjing Shilian	—	—	336,386
	$1,564,748	$1,163,752	$4,069,242

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — RELATED PARTY TRANSACTIONS (cont.)

Purchase from related parties
	For the Years Ended June 30,
	2022	2021	2020
Jinan Zhongshi Huiyun	$3,345	$—	$—
Beijing Deran	—	2,005	—
Wuhan BaiJiaShiLian(1)	—	—	427
	$3,345	$2,005	$427

____________

(1)      The Company acquired Wuhan BaiJiaShiLian in September 2021. Before the acquisition, Wuhan BaiJiaShiLian was a subsidiary of Jinan Zhongshi Huiyun.

As of June 30, 2022 and 2021, the balances with related parties were as follows:
	June 30, 2022	June 30, 2021
Accounts Receivable – related party
Shanghai Saimeite	$95,549	$—
	$95,549	$—

Prepayments – related party
Jinan Zhongshi Huiyun	$313,678	$328,755
	$313,678	$328,755

Advance from customers – related parties
Beijing Huatu	$254,113	$1,706,224
Saimeite	14,792	—
	$268,905	$1,706,224

Due from related parties(5)
Wuhan Qiyun Shilian(1)	$89,578	$464,641
Chengdu BJY Shilian	—	97,575
Beijing Huatu	—	1,581
	$89,578	$563,797

Due to related parties(5)
Gangjiang Li(2)	$10,000,000	$100,304
Beijing Credit Chain(3)	1,492,961	—
Duo Duo International Limited(4)	1,500,000	—
Beijing Deran	—	387,975
	$12,992,961	$488,279
Deferred revenue – related party
Beijing Huatu	$63,911	$180,779
	$63,911	$180,779

____________

(1)      In February 2021, BaiJiaYun VIE made an interest-free loan of $453,028 to Wuhan Qiyun Shilian to support its working capital as the related party just commenced its operations. The loan was originally payable in February 2022 and was extended to February 2023 subsequently. The loan was fully collected as of July 22, 2022. In addition, in March 2022, the Company entered into a line of credit agreement with Wuhan Qiyun Shilian under which Wuhan Qiyun Shilian may borrow an aggregate of approximately $0.3 million (or RMB2 million) for working capital needs. Borrowings under the line of credit are non-secured and interest-free. No amount is currently outstanding under the line of credit as of June 30, 2022.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19 — RELATED PARTY TRANSACTIONS (cont.)

(2)      In July 2021, the Company borrowed $2.1 million from Gangjiang Li. The borrowing is non-secured, interest-free and due on December 31, 2021. The borrowing is repaid in full in December 2021. In January 2022, the Company borrowed $10 million from Gangjiang Li. The borrowing is non-secured, interest-free and due on January 28, 2022. The borrowing is repaid in full in January 2022. In April 2022, the Company borrowed $10 million from Gangjiang Li. The borrowing is non-secured, interest-free and due on December 31, 2022. The borrowing is repaid in full in July 2022.

(3)      In April 2022, the Company borrowed approximately $1.5 million (or RMB10 million) from Beijing Credit Chain. The borrowing is non-secured, interest-free and due on July 31, 2022. The borrowing is repaid in full in July 2022.

(4)      In February 2022, the Company borrowed $4 million from Duo Duo international Limited and its shareholder, Xin Zhang. The borrowing is non-secured, interest-free and due on February 28, 2023. The borrowing is repaid in full in February 2022. In April 2022, the Company borrowed $1.5 million from Duo Duo International Limited. The borrowing is non-secured, interest-free and due on July 31, 2022. The borrowing is repaid in full in October 2022.

(5)      Represented the outstanding loans to or loan from these related parties as of June 30, 2022 and 2021. These borrowings are non-secured and interest-free. The Company also conducted the following borrowings and lending transactions with related parties:

In November 2021 and December 2021, the Company entered into two loan agreements with Jinan Zhongshi Huiyun to borrow approximately $0.9 million (or RMB6 million), and approximately $0.4 million (or RMB2.6 million), respectively. These two loans were non-secured, interest-free and due on November 30, 2021 and December 31, 2021, respectively. The Company fully paid the loan in November 2021 and December 2021, respectively.

In December 2021 and April 2022, the Company entered into two loan agreements with Nanjing Jiashilian VC to borrow approximately $1.2 million (or RMB8 million) and approximately $9.1 million (or RMB60 million), respectively. These two loans were non-secured, interest-free and due on December 31, 2021 and April 30, 2022, respectively. The Company fully paid the loan in December 2021 and April 2022, respectively.

In October 2021, the Company entered into a loan agreement with Beijing Jiani Jiarui to lend approximately $6.0 million (or RMB40 million), which was non-secured, interest-free and due on November 30, 2021. The Company received full repayment in November 2021.

In April 2022, the Company entered into a loan agreement with Beijing Xinda Kechuang to lend approximately $6.0 million (or RMB40 million) with fixed interest rate of 4% per annum, which was non-secured and due on June 29, 2022. The Company received full repayment in April 2022.

20 — SUBSEQUENT EVENTS

The Company evaluated subsequent events from July 1, 2022 through January 20, 2023, which is the date the consolidated financial statements are issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements other than as disclosed below.

•        Plan of Merger with Fuwei Film (Holdings) Co., Ltd.

In July 2022, the Board of Directors of the Company approved that the Company enter into an agreement and plan of merger with Fuwei Film (Holdings) Co., Ltd. (“FFHL”), pursuant to which the Company will merge with a wholly-owned subsidiary of FFHL, with the Company being the surviving entity (the “Merger”), and the issued and outstanding share capital of the Company will be cancelled in exchange for newly issued shares of FFHL. The Merger was consummated on December 23, 2022. Immediately after the Merger, the securities issued and outstanding of FFHL included: (i) 29,201,849 class A ordinary shares, (ii) 54,583,957 class B ordinary shares, and (iii) warrants to subscribe for 17,964,879 class A ordinary shares. The warrants were issued by FFHL to certain preferred shareholders in lieu of the execution of the automatic conversion of certain preferred shares previously issued by the Company due to the Company’s need to complete necessary administrative registration required under Chinese regulations of outbound direct investments (“ODI”) for these shareholders to hold equity interest in FFHL.

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20 — SUBSEQUENT EVENTS (cont.)

•        Disposal of VIE’s Subsidiary

In September 2022, the Company completed the disposal of 100% equity interest of Wuhan BaiJiaYun with a cash consideration of $279,581 (RMB1,800,000). Upon closing, the Company no longer has any involvement in the operation of Wuhan BaiJiaYun. The disposal of this subsidiary did not represent a strategic shift that had a major effect on the Company’s operations and financial results.

•        Change of WFOE

On January 2, 2023, BaiJiaYun WFOE, the Company’s subsidiary, terminated its VIE Agreements with BaiJiaYun VIE and the shareholders of BaiJiaYun VIE. As a result, BaiJiaYun WFOE will no longer exercise effective control over, or receive substantially all of economics benefits of the VIE and its subsidiaries. On the same date, Zhejiang Baijiashilian Technology Co., Ltd. (“Zhejiang WFOE”), a wholly-owned subsidiary of the Company established in December 2022, entered into a series of agreements, including exclusive technical and consulting services agreement, powers of attorney, exclusive options agreements and equity interest pledge agreement (collectively referred as the “New VIE Agreements”) with BaiJiaYun VIE and the shareholders of BaiJiaYun VIE to provide Zhejiang WFOE with the power, rights and obligations equivalent in all material aspects to those it would possess as the sole equity holder of BaiJiaYun VIE, including absolute control rights and the rights to the management operations, assets, property and revenue of BaiJiaYun VIE. The purpose of the New VIE agreements is solely to give Zhejiang WFOE the controlling financial interest over BaiJiaYun VIE’s management and operations. The key terms of the New VIE Agreements are substantially similar to the VIE agreements signed with BaiJiaYun WFOE. The transaction of change of WFOE was under common control.

•        Issuance of Ordinary Shares

Subject to the Board of Directors resolution on August 15, 2022 and the Chairman resolution dated on August 16, 2022, the Company issued 31,283,756 ordinary shares of the Company to the existing shareholders of ordinary and preferred shares. The total number of ordinary shares outstanding, assuming all preferred shares has been converted to ordinary shares, will be 126,144,178 shares after the issuance. No cash or other consideration was paid for the issuance of the ordinary shares. 7,568,651 of the ordinary shares issued to one shareholder is subject to a repurchase provision, where the Company will repurchase the shares at nil consideration if the Company does not complete the qualified IPO within six months from resolution date.

•        Loans with Related Party

In July 2022, the Company borrowed $10,000,000 from Gangjiang Li. The borrowing is non-secured, interest free and due on December 31, 2022, and was repaid by the Company in full in December 2022.

In October 2022, the Company borrowed $5,000,000 from Gangjiang Li. The borrowing is non-secured, interest free and due on December 31, 2022 and was repaid by the Company in full in December 2022.

21 — PARENT ONLY FINANCIAL STATEMENTS

The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in the Company’s subsidiaries, VIE and VIE’s subsidiaries. For the parent company, the Company records its investments in subsidiaries, VIE and VIE’s subsidiaries under the equity method of accounting as prescribed in ASC 323, “Investments-Equity Method and Joint Ventures”. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries, VIE and VIE’s subsidiaries” and the subsidiaries profit as “Loss from investment in subsidiaries, VIE and VIE’s subsidiaries” on the Condensed Statements of Operations and Comprehensive Income (loss).

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21 — PARENT ONLY FINANCIAL STATEMENTS (cont.)

BaiJiaYun is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The subsidiaries did not pay any dividend to the Company for the year presented. As of June 30, 2022, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

As the parent company was not in existence until April 22, 2021, and the VIE Agreements were not signed until September 7, 2021, financial statements of the parent company are not required as of June 30, 2021 and during the years ended June 30, 2021 and 2020.

Condensed balance sheets of the parent company
June 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$98,722
Prepaid expenses and other current assets, net	304,700
Total Current Assets	403,422

Due from subsidiaries, VIE and VIE’s subsidiaries	79,961,457
Total Non-Current Assets	79,961,457

Total Assets	$80,364,879

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current Liabilities
Due to related party	$10,000,000
Due to subsidiaries, VIE and VIE’s subsidiaries	2,000,000
Accrued expenses and other liabilities	1,304
Total Current Liabilities	12,001,304
Deficit of investments in subsidiaries, VIE and VIE’s subsidiaries	11,601,329
Total Non-Current Liabilities	11,601,329
Total Liabilities	23,602,633

Series Seed convertible redeemable preferred shares (par value $0.0001 per share, 4,675,347 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	1,078,376
Series A convertible redeemable preferred shares (par value $0.0001 per share, 5,205,637 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	3,135,822
Series A-1 convertible redeemable preferred shares (par value $0.0001 per share, 5,202,768 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	6,591,553
Series A-2 convertible redeemable preferred shares (par value $0.0001 per share, 3,540,046 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	4,629,590
Series A-3 convertible redeemable preferred shares (par value $0.0001 per share, 3,789,358 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	4,843,169
Series B convertible redeemable preferred shares (par value $0.0001 per share, 11,047,269 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	23,676,836
Series B+ convertible redeemable preferred shares (par value $0.0001 per share, 5,424,746 shares authorized, issued and outstanding as of June 30, 2022 and June 30, 2021, respectively)	12,707,581
Series C convertible redeemable preferred shares (par value $0.0001 per share, 2,419,909 shares and nil shares authorized, issued and outstanding as of June 30, 2022 and 2021, respectively)	12,205,835
Total Mezzanine Equity	68,868,762

BAIJIAYUN LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21 — PARENT ONLY FINANCIAL STATEMENTS (cont.)

June 30, 2022
SHAREHOLDERS’ EQUITY
Ordinary shares (par value $0.0001 per share, 458,694,920 shares authorized, 44,069,300 shares issued and outstanding as of June 30, 2022)	4,407
Additional paid-in capital	5,656,757
Statutory reserve	919,407
Accumulated deficit	(18,411,335)
Accumulated other comprehensive loss	(275,752)
Total Shareholders’ Deficit Attributable to BaiJiaYun Limited	(12,106,516)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$80,364,879

Condensed statement of comprehensive loss
For the year ended June 30, 2022
Operating expenses
General and administrative expenses	$(505,186)
Total operating expenses	(505,186)
Loss from operations	(505,186)

Loss from investment in subsidiaries	(12,309,802)
Net Loss attributable to BaiJiaYun Limited	(12,814,988)
Accretion of convertible redeemable preferred shares	(3,865,430)
Net Loss Attributable to BaiJiaYun Limited’s Ordinary Shareholders	(16,680,418)

Net Loss	(12,814,988)
Other Comprehensive Loss
Foreign currency translation adjustments	(294,062)
Total Comprehensive Loss	(13,109,050)
Accretion of convertible redeemable preferred shares	(3,865,430)
Comprehensive Loss Attributable to BaiJiaYun Limited’s Ordinary Shareholders	$(16,974,480)

Condensed statement of cash flows
For the year ended June 30, 2022
Net cash used in operating activities	$(21,708,583)
Net cash used in investing activities	$—
Net cash provided by financing activities	$21,807,305
Net increase in cash, cash equivalents and restricted cash	$98,722
Cash, cash equivalents and restricted cash at beginning of the year	$—
Cash, cash equivalents and restricted cash at end of the year	$98,722

          Units (each consisting of one Class A ordinary share and one Warrant to purchase one Class A ordinary share)

and

          Pre-funded Units (each consisting of one Pre-funded Warrant to purchase one
Class A ordinary share and one Warrant to purchase one Class A ordinary share)

and

Placement Agent Warrants to purchase up to        Class A ordinary shares

and

Class A ordinary shares underlying the Warrants

and

Class A ordinary shares underlying the Pre-funded Warrants

and

Class A ordinary shares underlying the Placement Agent Warrants

Baijiayun Group Ltd

______________________

Preliminary Prospectus

______________________

H.C. WAINWRIGHT & CO.

        , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S or Rule 701 under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Title and Number of Securities	Consideration
Jia Jia BaiJiaYun Ltd	December 23, 2022	28,055,888 Class B ordinary shares	*
Duo Duo International Limited	December 23, 2022	17,886,414 Class B ordinary shares	*
Nuan Nuan Ltd	December 23, 2022	8,641,655 Class B ordinary shares	*
IBettering International Group Limited	December 23, 2022	4,820,374 Class A ordinary shares	*
Zhengxin Technology Limited	December 23, 2022	6,064,656 Class A ordinary shares	*
IGrowing International Group Limited	December 23, 2022	3,238,355 Class A ordinary shares	*
ABUNDANT MAGNUM LIMITED	December 23, 2022	195,188 Class A ordinary shares	*
Huatu Hong Yang International Limited	December 23, 2022	5,008,493 Class A ordinary shares	*
Banyan Partners Fund II, L.P.	December 23, 2022	1,463,869 Class A ordinary shares	*
Bshvc Limited	December 23, 2022	112,307 Class A ordinary shares	*
Ronghe International Limited	December 23, 2022	71,770 Class A ordinary shares	*

Purchaser	Date of Issuance	Title and Number of Securities	Consideration
JointForce Fund I LP	December 23, 2022	2,729,776 Class A ordinary shares	*
Yijia Enterprise Management Limited	December 23, 2022	1,080,878 Class A ordinary shares	*
Arbor Investment I Holdings Limited	December 23, 2022	1,080,878 Class A ordinary shares	*
Xiangmu Ltd	December 23, 2022	69,468 Class A ordinary shares	*
BSH Wining Limited	December 23, 2022	Warrant to subscribe for 3,342,478 Class A ordinary shares	*
GP Hitech Holdings Limited	December 23, 2022	Warrant to subscribe for 3,242,647 Class A ordinary shares	*
Shenzhen Dachen Chuanghong Private Equity Investment Enterprise (limited partnership)	December 23, 2022	Warrant to subscribe for 3,011,016 Class A ordinary shares	*
GP Venture Capital Limited	December 23, 2022	Warrant to subscribe for 1,985,285 Class A ordinary shares	*
Guiyang Fuwu Waibao and Hujiao Chanye Chuangye Investment Fund Co., Ltd.	December 23, 2022	Warrant to subscribe for 1,849,047 Class A ordinary shares	*
Beijing Guoke Dingzhi Equity Investment Center (limited partnership)	December 23, 2022	Warrant to subscribe for 1,323,511 Class A ordinary shares	*
SMCD Limited	December 23, 2022	Warrant to subscribe for 1,254,044 Class A ordinary shares	*
QF Capital Limited	December 23, 2022	Warrant to subscribe for 878,332 Class A ordinary shares	*
QF Group Limited	December 23, 2022	Warrant to subscribe for 780,726 Class A ordinary shares	*
Shenzhen Caizhi Chuangying Private Equity Investment Enterprise (limited partnership)	December 23, 2022	Warrant to subscribe for 297,793 Class A ordinary shares	*
BetterJoy Limited Partnership	February 20, 2023	1,080,000 Class A ordinary shares issuable upon conversion of convertible note	US$10 million in principal amount plus interest

____________

*        These shares were issued at nominal value in connection with the Merger and the related transactions. See “Corporate History and Structure” and “Description of Share Capital — History of Securities Issuance” for more information.

(1)      See “Management — 2023 Share Incentive Plan.”

See “Description of Share Capital — History of Securities Issuance” for more information.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See Exhibits Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material II-3 information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

BAIJIAYUN GROUP LTD
EXHIBITS INDEX

Exhibit Number	Description
3.1

Third Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association, as currently in effect (incorporated by reference to Exhibit 1.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 2.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
4.2*	Form of Warrant
4.3*	Form of Pre-funded Warrant
4.4*	Form of Placement Agent Warrant
4.5

Acting-in-concert Agreement by and among Gangjiang Li, Jia Jia BaiJiaYun Ltd, Yi Ma and Nuan Nuan Ltd dated December 23, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

4.6	Form of Warrant Agreement dated December 23, 2023 (incorporated by reference to Exhibit 4.3 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
4.6.1	Schedule to Form of Warrant Agreement (incorporated by reference to Exhibit 4.3.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the Class A ordinary shares being registered.
5.2*	Opinion of Opinion of Wilson Sonsini Goodrich & Rosati regarding the validity of the warrants being registered
8.1	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1

Agreement and Plan of Merger by and among Fuwei Films (Holdings) Co., Ltd. and Baijiayun Limited dated July 18, 2022 (incorporated by reference to Exhibit 4.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.2+

Form of Director Agreement between the Registrant and each of its directors (incorporated by reference to Exhibit 4.4 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.3+

Form of Employment Agreement between the Registrant and each of its executive officers (incorporated by reference to Exhibit 4.5 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.4

English Translation of Exclusive Technical and Consulting Services Agreement among Zhejiang WFOE and the VIE dated January 2, 2023 (incorporated by reference to Exhibit 4.6 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.5

English Translation of Powers of Attorney among Zhejiang WFOE, the VIE and Its Shareholders dated January 2, 2023 (incorporated by reference to Exhibit 4.7 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.5.1	Schedule to Powers of Attorney (incorporated by reference to Exhibit 4.7.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
10.6

English Translation of Exclusive Option Agreements among Zhejiang WFOE, the VIE and Its Shareholders dated January 2, 2023 (incorporated by reference to Exhibit 4.8 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.6.1	Schedule to Exclusive Option Agreements (incorporated by reference to Exhibit 4.8.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
10.7

English Translation of Equity Interest Pledge Agreements among Zhejiang WFOE, the VIE and Its Shareholders dated January 2, 2023 (incorporated by reference to Exhibit 4.9 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

10.7.1	Schedule to Equity Interest Pledge Agreements (incorporated by reference to Exhibit 4.9.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
10.8+	2023 Share Incentive Plan

Exhibit Number	Description
10.9*	Form of Securities Purchase Agreement
10.10	Securities Purchase Agreement by and between Baijiayun Group Ltd and Aoji Holdings Co., Ltd dated March 9, 2023.
21.1	List of Principal Subsidiaries and the VIE and Its Subsidiaries
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Friedman LLP
23.3

Letter from Shandong Haoxin Certified Public Accountants Co., Ltd. to the SEC (incorporated by reference to Exhibit 16.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.5	Consent of Zhong Lun Law Firm
24.1	Powers of Attorney (included as part of signature page of Part II of this registration statement)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 11.1 to the Registrant’s transition report on Form 20-F filed with the SEC on January 20, 2023)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

____________

*        To be filed by amendment.

+        Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nanjing, China, on March 27, 2023.

Baijiayun Group Ltd
By:	/s/ Gangjiang Li
Name:	Gangjiang Li
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Gangjiang Li and Mr. Yong Fang as attorney-in-fact with full power of substitution for her or him in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of the Offered Securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Offered Securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gangjiang Li	Chairman and Chief Executive Officer
Gangjiang Li	(Principal Executive Officer)	March 27, 2023
/s/ Yong Fang	Chief Financial Officer
Yong Fang	(Principal Financial and Accounting Officer)	March 27, 2023
/s/ Yi Ma	Director and President
Yi Ma		March 27, 2023
/s/ Chun Liu	Director
Chun Liu		March 27, 2023
/s/ Erlu Lin	Director
Erlu Lin		March 27, 2023
/s/ Lei Yan	Director
Lei Yan		March 27, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Baijiayun Group Ltd, has signed this registration statement or amendment thereto in New York on March 27, 2023.

Cogency Global Inc.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President